As filed with the Securities and Exchange Commission on April 7, 2017

Registration No. 333-215442

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4/A

(Amendment No. 2 )

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IEG Holdings Corporation
(Exact name of registrant as specified in its charter)

Florida	2834	90-1069184
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6160 West Tropicana Ave., Suite E-13

Las Vegas, NV 89103
(702) 227-5626
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul Mathieson
President and Chief Executive Officer
IEG Holdings Corporation
6160 West Tropicana Ave., Suite E-13

Las Vegas, NV 89103
(702) 227-5626
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

(800) 341-2684

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common stock, par value $0.001 per share	134,954,460	(1)	N/A	$140,352,638.40	(2)	$16,266.87	(3)

(1) Represents the maximum number of shares of IEG Holdings Corporation common stock estimated to be issuable upon consummation of the offer.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act, based on the last sale price of IEG Holdings Corporation’s common stock of $1.04 per share on April 3 , 2017.

(3) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Effective March 27, 2017, the registrant filed with the Securities and Exchange Commission (“SEC”) Amendment No. 1 to its registration statement on Form S-4/A. This Amendment No. 2 is being filed to correct the SEC file number referenced on the cover page to the Form S-4/A. Aside from the correction of the SEC file number on the cover page, all other information in the Form S-4/A remains unchanged.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and IEG Holdings Corporation is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED APRIL 7 , 2017

Offer by

IEG HOLDINGS CORPORATION

to Exchange 20 Shares of IEG Holdings Corporation Common Stock

For

Each Share of Common Stock of

ONEMAIN HOLDINGS, INC.

Up to an Aggregate of 6,747,723 Shares of OneMain Holdings, Inc. Common Stock

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MAY 5, 2017, UNLESS EXTENDED.

IEG Holdings Corporation (“IEG Holdings”) is offering to exchange 20 shares of IEG Holdings’ common stock, par value $0.001 per share, for each share of common stock of OneMain Holdings, Inc. (“OneMain”), par value $0.01 per share, up to an aggregate of 6,747,723 shares of OneMain common stock, representing approximately 4.99% of OneMain’s outstanding shares as of February 14, 2017, validly tendered and not properly withdrawn in the offer.

The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 6,747,723 shares of OneMain common stock, representing approximately 4.99% of OneMain’s outstanding shares as of February 14, 2017.

IEG Holdings’ obligation to accept for exchange, and to exchange, OneMain shares for shares of IEG Holdings’ common stock in the offer is subject to a number of terms and conditions, including the proration provisions . See “The Offer—Conditions of the Offer” and “The Offer – Proration .”

IEG Holdings’ common stock is quoted on the OTCQB market tier of The OTC Markets Group under the symbol “IEGH.” OneMain common stock is listed on the NYSE under the symbol “OMF.” On March 23, 2017, the closing price of a share of IEG Holdings common stock on the OTCQB was $3.00, and the closing price of a share of OneMain common stock on the NYSE was $25.44. Accordingly, the offer of 20 IEG Holdings shares for each OneMain share represents a premium of approximately 135.8%.

For a discussion of certain factors that OneMain stockholders should consider in connection with the offer, please read “Risk Factors” beginning on page 13.

IEG Holdings has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by IEG Holdings.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus/offer to exchange is _____________, 2017.

the Offering

This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to OneMain stockholders. You are urged to carefully read the remainder of this document and the related letter of transmittal and the other documents to which we have referred because the information in this section is not complete. See “Where To Obtain More Information.”

The Offeror (see page 64)	IEG Holdings Corporation, a Florida corporation, was formed on January 21, 1999, under the name Interact Technologies, Inc. After two subsequent name changes, we changed our name to IEG Holdings Corporation in February 2013.

The Offer (see page 51)	IEG Holdings is offering to exchange 20 shares of IEG Holdings’ common stock for each share of common stock of OneMain, up to an aggregate of 6,747,723 shares of OneMain common stock, representing approximately 4.99% of OneMain’s outstanding shares as of February 14, 2017, validly tendered and not properly withdrawn in the offer, on the terms and conditions of the offer, including the proration provisions. See “The Offer—Conditions of the Offer” and “The Offer—Proration.” On March 23, 2017, the closing price of a share of IEG Holdings common stock on the OTCQB was $3.00, and the closing price of a share of OneMain common stock on the NYSE was $25.44. Accordingly, the offer of 20 IEG Holdings shares for each share OneMain share represents a premium of approximately 135.8%.

Purpose of the Offer (see page 57)	The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 6,747,723 shares of OneMain common stock, representing approximately 4.99% of OneMain’s outstanding shares as of February 14, 2017. IEG Holdings wishes to acquire up to an aggregate of 6,747,723 for several reasons, namely:

●	IEG Holdings believes that the acquisition of OneMain’s shares is a solid short-term investment for IEG Holdings’ stockholders, significantly increasing IEG Holdings’ net asset value per share.

●	IEG Holdings intends to use its OneMain stockholdings to become an activist investor, to pressure OneMain’s board to implement changes to its online strategy and execute substantial cost cuts in order to increase the value of IEG Holdings’ OneMain stockholdings.

●	This tender offer may be the first step in an ongoing attempt by IEG Holdings to obtain control of OneMain, through subsequent tender offers or otherwise.

●	If IEG Holdings decides not to pursue control of OneMain in the future and if OneMain’s board refuses to (i) appoint an IEG Holdings representative to its board and/or management team, (ii) implement substantial cost cuts, and/or (iii) implement a new and improved online strategy, IEG Holdings likely would seek to liquidate its OneMain shareholdings, which is likely to be a net asset accretive strategy.

About IEG Holdings Corporation (see page 50)	We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and originating direct consumer loans in 19 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states.

About OneMain (see page 50)	OneMain is a financial services holding company whose principal subsidiaries are Springleaf Finance, Inc. (“SFI”) and Independence Holdings, LLC (“Independence”). SFI’s principal subsidiary is Springleaf Finance Corporation (“SFC”), and Independence’s principal subsidiary is OneMain Financial Holdings, LLC (“OMFH”). SFC and OMFH are financial services holding companies with subsidiaries engaged in the consumer finance and insurance businesses. At December 31, 2016, Springleaf Financial Holdings, LLC (the “Initial Stockholder”) owned approximately 58% of OneMain’s common stock. The Initial Stockholder is owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC. As of December 31, 2016, OneMain had over 10,100 employees and over 1,800 branch offices in 44 states. OneMain maintains an online consumer loan origination business. Although many new customer applications are sourced online, most online applications are closed in a branch.

Expiration of the Offer (see page 53)	The offer is scheduled to expire at 5:00 p.m., Eastern time, on May 5, 2017, unless extended by IEG Holdings. “Expiration date” means May 5, 2017, unless and until IEG Holdings has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the IEG Holdings, will expire.

Extension, Termination or Amendment (see page 53)

IEG Holdings will effect any extension, termination, amendment or delay by (i) giving oral or written notice to the depository and exchange agent, (ii) making a public announcement promptly thereafter as described under “The Offer—Extension, Termination and Amendment,” (iii) filing with the SEC an amendment to Schedule TO reporting promptly any material changes in the information set forth in the schedule previously filed and including copies of any additional tender offer materials as exhibits, and (iv) as required by Rule 14d-4(d)(2) promulgated under the Exchange Act, keeping the tender offer open form the date that material changes to the tender offer materials are disseminated to securityholders as follows: (a) five business days for a prospectus supplement containing a material change other than price or share levels, (b) 10 business days for a prospectus supplement containing a change in price, the amount of securities sought or other similarly significant change, (c) 10 business days for a prospectus supplement included as part of a post-effective amendment, and (d) 20 business days for a revised prospectus when the initial prospectus was materially deficient.

In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which IEG Holdings may choose to make any public announcement, IEG Holdings assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, OneMain shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the right of each OneMain stockholder to withdraw previously tendered OneMain shares.

No subsequent offering period will be available following the expiration of the offer.

Significant Conditions of the Offer (see page 5)	The offer is subject to certain conditions, including:

●	lack of legal prohibitions, and

●	the effectiveness of the registration statement on Form S-4 of which this document is a part,

Subject to applicable SEC rules and regulations, IEG Holdings also reserves the right, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer—Conditions of the Offer” by giving oral or written notice of such waiver to the depository and exchange agent. IEG Holdings will not accept for exchange or exchange any OneMain shares, may postpone the acceptance for exchange, or the exchange, of tendered OneMain shares, if at the expiration date any of the conditions of the offer is not satisfied or validly waived.

Withdrawal Rights (see page 54)	Tendered OneMain shares may be withdrawn at any time prior to the expiration date. Additionally, if IEG Holdings has not agreed to accept the shares for exchange on or prior to May 5, 2017, OneMain stockholders may thereafter withdraw their shares from tender at any time after such date until IEG Holdings accepts the shares for exchange. Once IEG Holdings accepts shares for exchange pursuant to the offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (see page 55)	To validly tender OneMain shares pursuant to the offer, OneMain stockholders must:

●	deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered OneMain shares to the depository and exchange agent at its address set forth on the back cover of this document, all of which must be received by the depository and exchange agent prior to the expiration date; or

●	deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the depository and exchange agent at its address set forth on the back cover of this document, and shares must be tendered pursuant to the procedures for book entry tender set forth herein (and a confirmation of receipt of that tender received), and in each case be received by the depository and exchange agent prior to the expiration date.

OneMain stockholders who hold OneMain shares in “street name” through a bank, broker or other nominee holder, and desire to tender their OneMain shares pursuant to the offer, should instruct the nominee holder to do so prior to the expiration date.

Exchange of Shares; Delivery of Shares of IEG Holdings Common Stock (see page 54)	Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the expiration date, IEG Holdings will accept for exchange, and will exchange, all OneMain shares validly tendered and not properly withdrawn prior to the expiration date.

Dissenters’ Rights (see page 57)	No dissenters’ rights are available in connection with the offer

Comparative Market Price and Dividend Matters (see page 61)	In 2016, IEG Holdings’ common stock was quoted on the OTCQX under the symbol “IEGH”. Beginning in January 2017, IEG Holdings’ common stock is quoted on the OTCQB. OneMain shares are listed on the NYSE under the symbol “OMF”. On January 4, 2017, the trading day prior to the initial filing of the registration statement on Form S-4 of which this document is a part, the closing price per OneMain share on the NYSE was $23.90, and the closing price per share of IEG Holdings common stock on the OTCQB was $5.45. OneMain stockholders should obtain current market quotations for OneMain shares and shares of IEG Holdings common stock before deciding whether to tender their OneMain shares in the offer and before electing the form of offer consideration they wish to receive. See “Comparative Market Price and Dividend Matters” for a discussion of pro forma per share data.

Ownership of IEG Holdings After the Offer Closes (see page 87)	IEG Holdings estimates that, assuming all 6,747,723 OneMain shares are tendered in the offer, former OneMain stockholders would own, in the aggregate, approximately 93.3% of the shares of IEG Holdings common stock outstanding after the offer closes. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of IEG Holdings After the Offer .”

Comparison of Stockholders’ Rights (see page 155)	The rights of IEG Holdings stockholders are different in some respects from the rights of OneMain stockholders. Therefore, OneMain stockholders will have different rights as stockholders once they become IEG Holdings stockholders. The differences are described in more detail under “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (see page 151)

OneMain stockholders who receive shares of IEG Holdings common stock in exchange for such stockholders’ OneMain shares generally will realize a taxable event, which could result in a gain or loss depending upon their tax bases in their OneMain shares.

Each OneMain stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the offer to such stockholder.

Accounting Treatment (see page 60)	In accordance with accounting principles generally accepted in the United States, IEG Holdings will account for the acquisition of shares as an available - for - sale investment.

Questions about the Offer (see page 5)

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The information agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free (800) 279-6913

Or Contact via E-mail at:

IEGH@georgeson.com

Risk Factors (see page 13)	OneMain stockholders should see “Risk Factors” and the other information in this document for a discussion of the factors that they should carefully consider before deciding to tender their shares.

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If you have questions about the offer, or if you need to obtain copies of this document, the letter of transmittal or other documents incorporated by reference in this document, you may contact the company listed below. You will not be charged for any of the documents you request.

Georgeson LLC
1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(800) 279-6913

If you would like to request documents, please do so by May 3, 2017 , in order to receive them before the expiration of the offer.

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STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in, or incorporated by reference in, this document, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are “forward-looking statements.” Forward-looking statements include statements IEG Holdings makes concerning its plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Some forward-looking statements appear under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements are based upon information available to IEG Holdings on the date of this document.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of IEG Holdings’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this document in the sections captioned “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Some of the factors that IEG Holdings believes could affect its results include:

●	limitations on IEG Holdings’ ability to continue operations and implement its business plan;

●	IEG Holdings’ history of operating losses;

●	the timing of and IEG Holdings’ ability to obtain financing on acceptable terms;

●	the effects of changing economic conditions;

●	the loss of members of the management team or other key personnel;

●	competition from larger, more established companies with greater economic resources than IEG Holdings has;

●	costs and other effects of legal and administrative proceedings, settlements, investigations and claims, which may not be covered by insurance;

●	costs and damages relating to pending and future litigation;

●	the impact of additional legal and regulatory interpretations and rulemaking and IEG Holdings’ success in taking action to mitigate such impacts;

●	control by IEG Holdings’ principal equity holders; and

●	the other factors set forth herein, including those set forth under “Risk Factors.”

There are likely other factors that could cause IEG Holdings’ actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to IEG Holdings in this document apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. IEG Holdings undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law. You are advised to consult any further disclosures IEG Holdings makes on related subjects in the reports it files with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this document. However, this document includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this document. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document.

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QUESTIONS AND ANSWERS ABOUT THE OFFER

Below are some of the questions that you as a holder of OneMain shares may have regarding the offer and answers to those questions. You are urged to carefully read the remainder of this document and the related letter of transmittal and the other documents to which we have referred because the information contained in this section and in the “Summary” is not complete. Additional important information is contained in the remainder of this document and the related letter of transmittal. See “Where To Obtain More Information.” As used in this document, unless otherwise indicated or the context requires, “IEG Holdings,” and “we” refer to IEG Holdings Corporation and its consolidated subsidiaries, and “OneMain” refers to OneMain Financial, Inc. and its consolidated subsidiaries.

Who is offering to buy my OneMain shares?

IEG Holdings Corporation is making this offer to exchange IEG Holdings common stock for OneMain shares. We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and originating direct consumer loans in 19 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states.

What are the classes and amounts of OneMain securities that IEG Holdings is offering to acquire?

IEG Holdings is seeking to acquire up to an aggregate of 6,747,723 shares of OneMain common stock, representing approximately 4.99% of OneMain’s outstanding shares as of February 14, 2017.

What will I receive for my OneMain shares?

IEG Holdings is offering to exchange for each outstanding OneMain share validly tendered and not properly withdrawn in the offer 20 shares of IEG Holdings common stock. On March 23, 2017, the closing price of a share of IEG Holdings common stock on the OTCQB was $3.00, and the closing price of a share of OneMain common stock on the NYSE was $25.44. Accordingly, the offer of 20 IEG Holdings shares for each share OneMain share represents a premium of approximately 135.8%. IEG Holdings’ common stock is quoted on the OTCQB tier of the OTC Markets. Trading in IEG Holdings common stock is thin and sporadic, and the price of IEG Holdings common stock has been in the past, and likely will be in the future, very volatile because of several factors, including a limited public float.

The table below shows certain historical prices of IEG Holdings and OneMain common stock.

	IEG Holdings	OneMain

January 4, 2017 (the day prior IEG Holdings’ launch of the OneMain tender offer)	$5.45	$23.90
March 23, 2017	$3.00	$25.44

Because the offer is subject to proration, the number of shares of OneMain common stock IEG Holdings accepts in the tender offer may be less than the number of shares you tender.

Will all the shares of OneMain common stock that I tender be accepted in the tender offer?

Not necessarily. The maximum number of shares of OneMain common stock that will be accepted if the tender offer is completed will be equal to 6,747,723. Depending on the number of shares of OneMain common stock validly tendered in the tender offer and not validly withdrawn, IEG Holdings may have to limit the number of shares of OneMain common stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the tender offer will be determined on the basis of the proration mechanics described under “The Offer—Proration.”

Will I have to pay any fee or commission to exchange my OneMain shares?

If you are the record owner of your OneMain shares and you tender these shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your OneMain shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your OneMain shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is IEG Holdings making this offer?

The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 6,747,723 shares of OneMain common stock, representing approximately 4.99% of OneMain’s outstanding shares as of February 14, 2017. IEG Holdings wishes to acquire up to an aggregate of 6,747,723 for several reasons, namely:

●	IEG Holdings believes that the acquisition of OneMain’s shares is a solid short-term investment for IEG Holdings’ stockholders, significantly increasing IEG Holdings’ net asset value per share.

●	IEG Holdings intends to use its OneMain stockholdings to become an activist investor, to pressure OneMain’s board to implement changes to its online strategy and execute substantial cost cuts in order to increase the value of IEG Holdings’ OneMain stockholdings.

●	This tender offer may be the first step in an ongoing attempt by IEG Holdings to obtain control of OneMain, through subsequent tender offers or otherwise.

●	If IEG Holdings decides not to pursue control of OneMain in the future and if OneMain’s board refuses to (i) appoint an IEG Holdings representative to its board and/or management team, (ii) implement substantial cost cuts, and/or (iii) implement a new and improved online strategy, IEG Holdings likely would seek to liquidate its OneMain shareholdings, which is likely to be a net asset accretive strategy.

What are the most significant conditions of the offer?

The offer is conditioned upon, among other things, the following:

●	The registration statement on Form S-4 of which this document is a part having become effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order having been issued or proceeding seeking a stop order having been commenced; and

●	There being no law, order or injunction restraining, enjoining or otherwise prohibiting the consummation of the offer.

The offer is subject to a number of additional conditions set forth below in the section entitled “The Offer—Conditions of the Offer.” The conditions to the offer are for the sole benefit of IEG Holdings and may be asserted by IEG Holdings regardless of the circumstances giving rise to any such condition or may be waived by IEG Holdings, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case.

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How long do I have to decide whether to tender my OneMain shares in the offer?

The offer is scheduled to expire at 5:00 p.m., Eastern time, on May 5, 2017, unless extended by IEG Holdings. Any extension, delay, termination, waiver or amendment of the offer will be followed promptly by public announcement thereof to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date.

IEG Holdings will effect any extension, termination, amendment or delay by (i) giving oral or written notice to the depository and exchange agent, (ii) making a public announcement promptly thereafter as described under “The Offer—Extension, Termination and Amendment,” (iii) filing with the SEC an amendment to Schedule TO reporting promptly any material changes in the information set forth in the schedule previously filed and including copies of any additional tender offer materials as exhibits, and (iv) as required by Rule 14d-4(d)(2) promulgated under the Exchange Act, keeping the tender offer open form the date that material changes to the tender offer materials are disseminated to securityholders as follows: (a) five business days for a prospectus supplement containing a material change other than price or share levels, (b) 10 business days for a prospectus supplement containing a change in price, the amount of securities sought or other similarly significant change, (c) 10 business days for a prospectus supplement included as part of a post-effective amendment, and (d) 20 business days for a revised prospectus when the initial prospectus was materially deficient.

During any such extension, all OneMain shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means May 5, 2017, unless and until IEG Holdings has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by IEG Holdings, will expire.

Any decision to extend the offer will be made public by an announcement regarding such extension as described under “The Offer—Extension, Termination and Amendment.”

How do I tender my OneMain shares?

To tender your OneMain shares represented by physical certificates in the offer, you must deliver the certificates representing such shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Computershare Trust Company, N.A. (“Computershare”), the depository and exchange agent for the offer, not later than the expiration time of the offer. The letter of transmittal is enclosed with this document.

If your OneMain shares are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), these shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company prior to the expiration date. Tenders received by the depository and exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered OneMain shares only after timely receipt by the depository and exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents.

For a complete discussion on the procedures for tendering your OneMain shares, see “The Offer—Procedure for Tendering.”

Until what time can I withdraw tendered OneMain shares?

You may withdraw your previously tendered OneMain shares at any time until the offer has expired and, if IEG Holdings has not accepted your OneMain shares for payment by May 5, 2017, you may withdraw them at any time on or after that date until IEG Holdings accepts shares for payment. Once IEG Holdings accepts your tendered OneMain shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your OneMain shares, see “The Offer—Withdrawal Rights.”

How do I withdraw previously tendered OneMain shares?

To withdraw previously tendered OneMain shares, you must deliver a written notice of withdrawal with the required information to the depository and exchange agent at any time at which you have the right to withdraw shares. If you tendered OneMain shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your OneMain shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such OneMain shares at any time at which you have the right to withdraw shares. For a discussion on the procedures for withdrawing your OneMain shares, including the applicable deadlines for effecting withdrawals, see “The Offer—Withdrawal Rights.”

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What happens if the tender offer is oversubscribed and IEG Holdings is unable to fulfill all tenders of OneMain common stock?

In that case, all shares of OneMain common stock that are validly tendered and not validly withdrawn will generally be accepted for exchange on a pro rata basis in proportion to the number of shares tendered, which is referred to as “proration.”

Proration for each tendering stockholder will be based on the number of shares of OneMain common stock tendered by that stockholder in the tender offer, and not on that stockholder’s aggregate ownership of OneMain common stock. Any shares of OneMain common stock not accepted for exchange as a result of proration will be returned to tendering stockholders. IEG Holdings will announce its preliminary determination, if any, of the extent to which tenders will be prorated by press release by 9:00 a.m., Eastern time, on the business day immediately following the expiration of the tender offer. This preliminary determination is referred to as the “preliminary proration factor.” IEG Holdings will announce its final determination of the extent to which tenders will be prorated by press release promptly after this determination is made. This final determination is referred to as the “final proration factor.”

When and how will I receive the offer consideration in exchange for my tendered OneMain shares?

IEG Holdings will exchange all validly tendered and not properly withdrawn OneMain shares promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in “The Offer—Conditions of the Offer.” IEG Holdings will deliver the consideration for your validly tendered and not properly withdrawn shares through the depository and exchange agent, which will act as your agent for the purpose of receiving the offer consideration from IEG Holdings and transmitting such consideration to you. In all cases, you will receive your consideration for your tendered OneMain shares only after timely receipt by the depository and exchange agent of certificates for such OneMain shares (or a confirmation of a book-entry transfer of such shares as described in “The Offer—Procedure for Tendering”) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

No. Completion of this document and effectiveness of the registration statement are not necessary to commence this offer. The offer was commenced on the date of the initial filing of the registration statement on Form S-4 of which this document is a part. IEG Holdings cannot, however, accept for exchange any OneMain shares tendered in the offer or exchange any shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived.

What are the U.S. federal income tax consequences of receiving shares of IEG Holdings common stock in exchange for my OneMain shares?

Since the offer and acquisition transaction described in this registration statement is not being made in pursuance of a plan of reorganization adopted by each of IEG Holdings and OneMain, even if IEG Holdings were to be able to acquire the requisite 80% control of OneMain under the Internal Revenue Code of 1986, as amended (the “Code”) required to effectuate a tax-neutral, stock for stock exchange, the exchange by OneMain stockholders of their shares of OneMain common stock for shares IEG Holdings common stock constitutes a taxable event which, depending upon their income tax bases in their OneMain common stock, could result in a tax obligation to the holders of OneMain common stock who would tender their OneMain shares. Each OneMain stockholder should read the discussion under “The Offer—Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the offer to such stockholder.

Will I have the right to have my OneMain shares appraised?

Appraisal rights are not available in connection with the offer, and OneMain stockholders who tender their shares in the offer will not have appraisal rights in connection with the offer. See “The Offer—Dissenters’ Rights.”

Who should I contact if I have questions about the offer?

If you have questions about the offer, you may call Georgeson LLC, the information agent, toll free at (800) 279-6913 or contact them via e-mail at IEGH@georgeson.com.

Where can I find more information about IEG Holdings and OneMain?

You can find more information about IEG Holdings and OneMain from various sources described in the section of this document entitled “Where To Obtain More Information.”

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NOTE ON ONEMAIN INFORMATION

All information concerning OneMain, its business, management and operations presented or incorporated by reference in this prospectus/offer to exchange is taken from publicly available information (primarily filings by OneMain with the SEC). This information may be examined and copies may be obtained at the places and in the manner set forth in the section titled “Where You Can Find More Information.” IEG Holdings is not affiliated with OneMain, and IEG Holdings has not had access to OneMain’s books and records in connection with the exchange offer. Therefore, non-public information concerning OneMain has not been used by IEG Holdings for the purpose of preparing this prospectus/offer to exchange. Although IEG Holdings has no knowledge that would indicate that statements relating to OneMain contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, IEG Holdings was not involved in the preparation of those statements and cannot verify them.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, IEG Holdings requested that OneMain provide IEG Holdings with information required for complete disclosure regarding the businesses, operations, financial condition and management of OneMain. As of the date of this prospectus/offer to exchange, IEG Holdings has not received a response from OneMain with respect to such request. IEG Holdings will amend or supplement this prospectus/offer to exchange to provide any and all information IEG Holdings receives from OneMain, if IEG Holdings receives the information before the exchange offer expires and IEG Holdings considers it to be material, reliable and appropriate.

An auditor’s report was issued on OneMain’s financial statements and included in OneMain’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, the consent of OneMain’s independent auditors is required to incorporate by reference the audit reports included in OneMain’s Annual Report on Form 10-K for the year ended December 31, 2016 into this prospectus/offer to exchange, and because such consent has not been received, such audit reports are not incorporated herein by reference. IEG Holdings has requested, and, as of the date hereof, has not received, such consent from OneMain’s independent auditors. IEG Holdings has requested that the SEC dispense with such consent requirement pursuant to Rule 437 under the Securities Act. If IEG Holdings receives this consent, IEG Holdings will promptly file it as an exhibit to IEG Holdings’ registration statement of which this prospectus/offer to exchange forms a part. Because IEG Holdings has not been able to obtain OneMain’s independent auditors’ consent, you may not be able to assert a claim against OneMain’s independent auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by OneMain’s independent auditors or any omissions to state a material fact required to be stated therein.

SUMMARY HISTORICAL FINANCIAL DATA OF IEG HOLDINGS

The summary financial data set forth below have been derived from the Company’s financial statements included elsewhere in this document, and previously published historical financial statements not included in this document. The summary financial data set forth below should be read in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s financial statements, including the footnotes. Basic and diluted loss per share has been adjusted retroactively for the 1-for-100 reverse split that occurred on June 17, 2015 and for the net 1-for-10 reverse split that occurred on October 27, 2016.

	For the Fiscal Years Ended December 31,
	2016	2015	2014	2013	2012
	(dollars in millions, except per share amounts)
Statements of Income Data:
Revenues	$2.135046	$1.835165	$0.529225	$0.062949	$0.037779
Operating expenses	6.876194	7.012609	5.381671	4.345539	2.494321
Loss from operations	(4.741147)	(5.177444)	(4.852446)	(4.282590)	(2.456542)
Other income (expense)	$0.012278	$(0.520754)	$(0.549308)	$(0.195385)	$(0.005098)
Net loss	$(4.728869)	$(5.698198)	$(5.401754)	$(4.477975)	$(2.507522)
Dividends on preferred shares	(0.035517)	(0.311056)	(0.204526)	-	-
Net loss attributable to common stockholders	$(4.764386)	$(6.009254)	$(5.606280)	$(4.477975)	$(2.507522)
Net loss attributable to common stock per share, basic and diluted	$(0.60)	$(2.52)	$(4.20)	$(7.24)	$(9.20)

	December 31,
	2016	2015	2014	2013	2012
Cash	$0.322441	$0.485559	$0.433712	$0.281879	$0.178601
Current Assets	$1.710370	$1.689063	$1.026758	$0.346598	$0.400202
Total Assets	$6.821947	$7.758149	$4.929120	$0.922140	$0.791196
Current Liabilities	$0.001060	$0.107963	$0.307156	$0.627384	$1.608111
Long-Term Liabilities	$-	$-	$2.230000	$2.296212	$0.250000
Retained Earnings	$(25.110319)	$(20.381450)	$(14.683252)	$(9.281498)	$(4.803523)
Stockholders’ Equity	$6.820887	$7.650186	$2.391964	$(2.001456)	$(1.006915)

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SUMMARY HISTORICAL FINANCIAL DATA OF ONEMAIN

The following table presents our selected historical consolidated financial data and other operating data. The consolidated statement of operations data for the years ended December 31, 2016, 2015, and 2014 and the consolidated balance sheet data as of December 31, 2016 and 2015 have been derived from our audited consolidated financial statements included elsewhere herein. The statement of operations data for the years ended December 31, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from our consolidated financial statements not included elsewhere herein.

The following selected financial data should be read in conjunction with OneMain’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and OneMain’s audited consolidated financial statements and related notes, each included elsewhere in this document.

(dollars in millions, except per	At or for the Years Ended December 31,
share amounts)	2016	2015(a)	2014	2013	2012

Consolidated Statements of Operations Data:
Interest income	$3,110	$1,930	$1,973	$2,141	$1,713
Interest expense	856	715	734	920	1,075
Provision for finance receivable losses	932	716	423	435	333
Other revenues	773	262	746	153	97
Other expenses	1,739	987	701	782	701
Income (loss) before provision for (benefit from) income taxes	356	(226)	861	157	(299)
Net income (loss)	243	(93)	589	157	(214)
Net income attributable to non-controlling interests	28	127	126	149	-
Net income (loss) attributable to OneMain Holdings, Inc.	215	(220)	463	8	(214)

Earnings (loss) per share:
Basic	$1.60	$(1.72)	$4.03	$0.07	$(2.14)
Diluted	1.59	(1.72)	4.02	0.07	(2.14)

Consolidated Balance Sheet Data:
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	$12,457	$14,305	$6,210	$13,413	$11,570
Total assets	18,123	21,190	10,929	15,336	14,581
Long-term debt	13,959	17,300	8,356	12,714	12,593
Total liabilities	15,057	18,460	8,997	13,335	13,349
OneMain Holdings, Inc. shareholders’ equity	3,066	2,809	2,061	1,618	1,232
Non-controlling interests	-	(79)	(129)	383	-
Total shareholders’ equity	3,066	2,730	1,932	2,001	1,232

Other Operating Data:
Ratio of earnings to fixed charges	1.40	(b)	2.16	1.17	(b)

(a)	Selected financial data for 2015 includes OneMain’s results effective from November 1, 2015, pursuant to our contractual agreements with Citigroup.

(b)	Earnings did not cover total fixed charges by $226 million in 2015 and $299 million in 2012.

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COMPARATIVE PER SHARE DATA
(UNAUDITED)

The following table reflects historical information about basic and diluted income per share, cash dividends per share, and book value per share for the year ended December 31, 2016.

OneMain stockholders should read the information presented in the following table together with the historical financial statements of IEG Holdings and OneMain and the related notes included elsewhere in this document.

	OneMain Historical	IEG Holdings Historical
Net income per share attributable to common stockholders for the year ended December 31, 2016:
Basic earnings per share	$1.60	$(0.60)
Diluted earnings per share	$1.59	$(0.60)
Cash dividends declared per share for the year ended December 31, 2016	$0.00	0.00
Book value per share as of December 31, 2016	$22.75	$0.70

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RISK FACTORS

OneMain stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender shares pursuant to the offer.

IEG HOLDINGS RISK FACTORS

Risk Factors Relating to the Offer

The market price of IEG Holdings common stock may decline after the consummation of the offer and the acquisition of tendered shares.

The market price of IEG Holdings common stock may decline after the offer and the acquisition of the tendered shares are completed because, among other things, IEG Holdings likely will be unable to effect any business or management changes at OneMain.

As of March 23, 2017, there were 9,714,186 shares of IEG Holdings common stock outstanding, held of record by approximately 675  stockholders. The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 6,747,723 shares of OneMain common stock, representing approximately 4.99% of OneMain’s outstanding shares as of February 14, 2017. Although IEG Holdings plans to initiate a stock repurchase program, an increase in the number of outstanding shares of IEG Holdings common stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of IEG Holdings common stock.

The offer remains subject to conditions that IEG Holdings cannot control.

The offer is subject to conditions, lack of legal prohibitions and the registration statement on Form S-4 of which this document is a part becoming effective. There are no assurances that all of the conditions to the offer will be satisfied. If the conditions to the offer are not met, then IEG Holdings may allow the offer to expire, or could amend or extend the offer. See “The Offer—Conditions of the Offer” for a discussion of the conditions to the offer.

OneMain stockholders who receive IEG Holdings common stock in the offer will become IEG Holdings stockholders. IEG Holdings common stock may be affected by different factors and IEG Holdings stockholders will have different rights than OneMain stockholders.

Upon consummation of the offer, OneMain stockholders receiving shares of IEG Holdings common stock will become stockholders of IEG Holdings. IEG Holdings’ business differs from that of OneMain, and IEG Holdings’ results of operations and the trading price of IEG Holdings common stock may be adversely affected by factors different from those that would affect OneMain’s results of operations and stock price.

In addition, holders of shares of IEG Holdings common stock will have rights as IEG Holdings stockholders that differ from the rights they had as OneMain stockholders before the offer. For a detailed comparison of the rights of IEG Holdings stockholders to the rights of OneMain stockholders, see “Comparison of Stockholders’ Rights.”

The receipt of shares of IEG Holdings common stock in the offer will be taxable to OneMain stockholders.

IEG Holdings anticipates that the offer and the acquisition of OneMain shares will not satisfy all of the requisite elements to enable the exchange of shares to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Owing to the fact that the offer and acquisition would not be effectuated in pursuance of a plan of reorganization, and that the percentage of One Main shares acquired by IEG Holdings completed via the share exchange proposed hereunder would not, in the aggregate, be sufficient to qualify such exchanges taken as a whole as a non-taxable “reorganization” within the meaning of Section 368(a) of the Code, the exchange of OneMain shares for shares of IEG Holdings common stock in connection with the offer hereunder would be taxable to such OneMain stockholders for U.S. federal income tax purposes.

OneMain stockholders should consult their tax advisors to determine the specific tax consequences to them of the offer and the acquisition, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

IEG Holdings will incur direct and indirect costs as a result of the offer.

IEG Holdings will incur substantial expenses in connection with and as a result of completing the offer, including but not limited to printing and mailing costs, exchange agent and information agent costs, legal costs and accounting costs.

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Risks Related to IEG Holdings’ Business and Industry

Our limited operating history and our failure since inception to achieve an operating profit makes our future prospects and financial performance unpredictable.

We commenced operations in 2010 and as a result, we have a limited operating history upon which a potential investor can evaluate our prospects and the potential value of an investment in our company. In addition, we have not made an operating profit since our incorporation. We remain subject to the risks inherently associated with new business enterprises in general and, more specifically, the risks of a new financial institution and, in particular, a new Internet-based financial institution. Our prospects are subject to the risks and uncertainties frequently encountered by companies in their early stages of development, including the risk that we will not be able to implement our business strategy. If we are unable to implement our business strategy and grow our business, our business will be materially adversely affected.

We may not be able to implement our plans for growth successfully, which could adversely affect our future operations.

Since January 2015, the amount we have loaned to borrowers (our loan book) has increased by 154% from $5,549,023 to $14,109,023 as of December 31, 2016. We expect to continue to grow our loan book and number of customers at an accelerated rate in the future. Our future success will depend in part on our continued ability to manage our growth. We may not be able to achieve our growth plans, or sustain our historical growth rates or grow at all. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede our ability to expand our market presence. If we are unable to grow as planned, our business and prospects could be adversely affected.

Our inability to manage our growth could harm our business.

We anticipate that our loan book and customer base will continue to grow significantly over time. To manage the expected growth of our operations and personnel, we will be required to, among other things:

●	improve existing and implement new transaction processing, operational and financial systems, procedures and controls;

●	maintain effective credit scoring and underwriting guidelines; and

●	increase our employee base and train and manage this growing employee base.

If we are unable to manage growth effectively, our business, prospects, financial condition and results of operations could be adversely affected.

We may need to raise additional capital that may not be available, which could harm our business.

Our growth will require that we generate additional capital either through retained earnings or the issuance of additional debt or equity securities. Additional capital may not be available on terms acceptable to us, if at all. Any equity financings could result in dilution to our stockholders or reduction in the earnings available to our common stockholders. If adequate capital is not available or the terms of such capital are not attractive, we may have to curtail our growth and our business, and our business, prospects, financial condition and results of operations could be adversely affected.

As an online consumer loan company whose principal means of delivering personal loans is the Internet, we are subject to risks particular to that method of delivery.

We are predominantly an online consumer loan company and there are a number of unique factors that Internet-based loan companies face. These include concerns for the security of personal information, the absence of personal relationships between lenders and customers, the absence of loyalty to a conventional hometown branch, customers’ difficulty in understanding and assessing the substance and financial strength of an online loan company, a lack of confidence in the likelihood of success and permanence of online loan companies and many individuals’ unwillingness to trust their personal details and financial future to a relatively new technological medium such as the Internet. As a result, some potential customers may be unwilling to establish a relationship with us.

Conventional “brick and mortar” consumer loan companies, in growing numbers, are offering the option of Internet-based lending to their existing and prospective customers. The public may perceive conventional established loan companies as being safer, more responsive, more comfortable to deal with and more accountable as providers of their lending needs. We may not be able to offer Internet-based lending that has sufficient advantages over the Internet-based lending services and other characteristics of conventional “brick and mortar” consumer loan companies to enable us to compete successfully.

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We may not be able to make technological improvements as quickly as some of our competitors, which could harm our ability to compete with our competitors and adversely affect our results of operations, financial condition and liquidity.

Both the Internet and the financial services industry are undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to improving the ability to serve customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions, customer requirements or emerging industry standards, our business, prospects, financial condition and results of operations could be adversely affected.

A significant disruption in our computer systems or a cyber security breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

13

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. See “—We depend on third-party service providers for our core operations including online lending and loan servicing and interruptions in or terminations of their services could materially impair the quality of our services.” While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

Our unsecured loans generally have delinquency and default rates higher than prime and secured loans, which could result in higher loan losses.

We are in the business of originating unsecured personal loans. As of December 31, 2016, approximately 3% of our customers are subprime borrowers, which we define as borrowers having credit scores below 600 on the credit risk scale developed by VantageScore Solutions, LLC. Unsecured personal loans and subprime loans generally have higher delinquency and default rates than secured loans and prime loans. Subprime borrowers are associated with lower collection rates and are subject to higher loss rates than prime borrowers. Subprime borrowers have historically been, and may in the future become, more likely to be affected, or more severely affected, by adverse macroeconomic conditions, particularly unemployment. If our borrowers default under an unsecured loan, we will bear a risk of loss of principal, which could adversely affect our cash flow from operations. Delinquency interrupts the flow of projected interest income from a loan, and default can ultimately lead to a loss. We attempt to manage these risks with risk-based loan pricing and appropriate management policies. However, we cannot assure you that such management policies will prevent delinquencies or defaults and, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing, our business, financial condition, liquidity and results of operations could be harmed. If aspects of our business, including the quality of our borrowers, are significantly affected by economic changes or any other conditions in the future, we cannot be certain that our policies and procedures for underwriting, processing and servicing loans will adequately adapt to such changes. If we fail to adapt to changing economic conditions or other factors, or if such changes affect our borrowers’ capacity to repay their loans, our results of operations, financial condition and liquidity could be materially adversely affected. At December 31, 2016, we had 181 loans considered past due at 31+ days past due, representing 10.39% of the number of loans in our active portfolio. At December 31, 2016, we had 83 loans delinquent or in default (defined as 91+ days past due) representing 4.84% of the number of loans in our active portfolio. Loans become eligible for a lender to take legal action at 60 days past due.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

Our risk management efforts may not be effective which could result in unforeseen losses.

We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk, and other market-related risks, as well as operational risks related to our business, assets and liabilities. Our risk management policies, procedures, and techniques, including our scoring methodology, may not be sufficient to identify all of the risks we are exposed to, mitigate the risks we have identified or identify additional risks to which we may become subject in the future.

14

We face strong competition for customers and may not succeed in implementing our business strategy.

Our business strategy depends on our ability to remain competitive. There is strong competition for customers from personal loan companies and other types of consumer lenders, including those that use the Internet as a medium for lending or as an advertising platform. Our competitors include:

●	large, publicly-traded, state-licensed personal loan companies such as OneMain;

●	peer-to-peer lending companies such as LendingClub Corp. and Prosper Marketplace Inc.;

●	online personal loan companies such as Avant;

●	“brick and mortar” personal loan companies, including those that have implemented websites to facilitate online lending; and

●	payday lenders, tribal lenders and other online consumer loan companies.

Some of these competitors have been in business for a long time and have name recognition and an established customer base. Most of our competitors are larger and have greater financial and personnel resources. In order to compete profitably, we may need to reduce the rates we offer on loans, which may adversely affect our business, prospects, financial condition and results of operations. To remain competitive, we believe we must successfully implement our business strategy. Our success depends on, among other things:

●	having a large and increasing number of customers who use our loans for financing needs;

●	our ability to attract, hire and retain key personnel as our business grows;

●	our ability to secure additional capital as needed;

●	our ability to offer products and services with fewer employees than competitors;

●	the satisfaction of our customers with our customer service;

●	ease of use of our websites; and

●	our ability to provide a secure and stable technology platform for providing personal loans that provides us with reliable and effective operational, financial and information systems.

If we are unable to implement our business strategy, our business, prospects, financial condition and results of operations could be adversely affected.

We depend on third-party service providers for our core operations including online lending and loan servicing, and interruptions in or terminations of their services could materially impair the quality of our services.

We rely substantially upon third-party service providers for our core operations, including online web lending and marketing and vendors that provide systems that automate the servicing of our loan portfolios which allow us to increase the efficiency and accuracy of our operations. These systems include tracking and accounting of our loan portfolio as well as customer relationship management, collections, funds disbursement, security and reporting. This reliance may mean that we will not be able to resolve operational problems internally or on a timely basis, which could lead to customer dissatisfaction or long-term disruption of our operations. If these service arrangements are terminated for any reason without an immediately available substitute arrangement, our operations may be severely interrupted or delayed. If such interruption or delay were to continue for a substantial period of time, our business, prospects, financial condition and results of operations could be adversely affected.

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If we lose the services of any of our key management personnel, our business could suffer.

Our future success significantly depends on the continued service and performance of our Chief Executive Officer, Paul Mathieson and our Chief Operating Officer, Carla Cholewinski. Competition for these employees is intense and we may not be able to attract and retain key personnel. We do not maintain any “key man” or other related insurance. The loss of the service of our Chief Executive Officer or our Chief Operating Officer, or the inability to attract additional qualified personnel as needed, could materially harm our business.

We have incurred, and will continue to incur, increased costs as a result of being a public reporting company.

In April 2015, we became a public reporting company. As a public reporting company, we incur significant legal, accounting and other expenses that we did not incur as a non-reporting company, including costs associated with our SEC reporting requirements. We expect that the additional reporting and other obligations imposed on us under the Exchange Act, will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities significantly. Management estimates that compliance with the Exchange Act reporting requirements as a reporting company will cost in excess of $200,000 annually. Given our current financial resources, these additional compliance costs could have a material adverse impact on our financial position and ability to achieve profitable results. These increased costs will require us to divert money that we could otherwise use to expand our business and achieve our strategic objectives.

We operate in a highly competitive market, and we cannot ensure that the competitive pressures we face will not have a material adverse effect on our results of operations, financial condition and liquidity.

The consumer finance industry is highly competitive. Our success depends, in large part, on our ability to originate consumer loan receivables. We compete with other consumer finance companies as well as other types of financial institutions that offer similar products and services in originating loan receivables. Some of these competitors may have greater financial, technical and marketing resources than we possess. Some competitors may also have a lower cost of funds and access to funding sources that may not be available to us. While banks and credit card companies have decreased their lending to non-prime customers in recent years, there is no assurance that such lenders will not resume those lending activities. Further, because of increased regulatory pressure on payday lenders, many of those lenders are starting to make more traditional installment consumer loans in order to reduce regulatory scrutiny of their practices, which could increase competition in markets in which we operate.

Negative publicity could adversely affect our business and operating results.

Negative publicity about our industry or our company, including the quality and reliability of our marketplace, effectiveness of the credit decisioning and scoring models used in the marketplace, changes to our marketplace, our ability to effectively manage and resolve borrower and investor complaints, privacy and security practices, litigation, regulatory activity and the experience of borrowers and investors with our marketplace or services, even if inaccurate, could adversely affect our reputation and the confidence in, and the use of, our marketplace, which could harm our business and operating results. Harm to our reputation can arise from many sources, including employee misconduct, misconduct by our partners, outsourced service providers or other counterparties, failure by us or our partners to meet minimum standards of service and quality, inadequate protection of borrower and investor information and compliance failures and claims.

Our business is subject to extensive regulation in the jurisdictions in which we conduct our business.

Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. In most states in which we operate, a consumer credit regulatory agency regulates and enforces laws relating to consumer lenders such as us. These rules and regulations generally provide for licensing as a consumer lender, limitations on the amount, duration and charges, including interest rates, for various categories of loans, requirements as to the form and content of finance contracts and other documentation, and restrictions on collection practices and creditors’ rights. In certain states, we are subject to periodic examination by state regulatory authorities. Some states in which we operate do not require special licensing or provide extensive regulation of our business.

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We are also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws require us to provide certain disclosures to prospective borrowers and protect against discriminatory lending and leasing practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract or loan. The Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, age or marital status. According to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. In addition, the credit scoring system used by us must comply with the requirements for such a system as set forth in the Equal Credit Opportunity Act and Regulation B. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency and to respond to consumers who inquire regarding any adverse reporting submitted by us to the consumer reporting agencies. Additionally, we are subject to the Gramm-Leach-Bliley Act, which requires us to maintain the privacy of certain consumer data in our possession and to periodically communicate with consumers on privacy matters. We are also subject to the Servicemembers Civil Relief Act, which requires us, in most circumstances, to reduce the interest rate charged to customers who have subsequently joined, enlisted, been inducted or called to active military duty.

A material failure to comply with applicable laws and regulations could result in regulatory actions, lawsuits and damage to our reputation, which could have a material adverse effect on our results of operations, financial condition and liquidity.

The Consumer Financial Protection Bureau (the “CFPB”) is a new federal agency formed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and there continues to be uncertainty as to how the agency’s actions or the actions of any other new agency could impact our business.

The CFPB, constituted pursuant to the Dodd-Frank Act, which commenced operations in 2011, has broad authority over the business in which we engage. This includes authority to write regulations under federal consumer financial protection laws, such as the Truth in Lending Act and the Equal Credit Opportunity Act, and to enforce those laws against and examine financial institutions for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the loan products we facilitate. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

We are subject to the CFPB’s jurisdiction, including its enforcement authority, as a servicer and acquirer of consumer credit. The CFPB may request reports concerning our organization, business conduct, markets and activities. The CFPB may also conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, through its complaint system, that we were engaging in activities that pose risks to consumers.

There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected loan products and services, making them less attractive and restricting our ability to offer them.

Actions by the CFPB or other regulators against us or our competitors that discourage the use of the marketplace model or suggest to consumers the desirability of other loan products or services could result in reputational harm and a loss of borrowers or investors. Our compliance costs and litigation exposure could increase materially if the CFPB or other regulators enact new regulations, change regulations that were previously adopted, modify, through supervision or enforcement, past regulatory guidance, or interpret existing regulations in a manner different or stricter than have been previously interpreted.

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If our involvement in a December 11, 2014 article published in the Examiner or any other publicity regarding our company or the Offering during the waiting period, including our December 2, 2014 press release, were held to be in violation of federal or state securities laws, we could incur monetary damages, fines or other damages that could have a material adverse effect on our financial condition and prospects.

On December 11, 2014, information about our company was published in an article by the Examiner. Our Chief Executive Officer, Mr. Mathieson, did not participate in an interview with the author of the Examiner article. Rather, the author included certain quotations from Mr. Mathieson that were contained in prior press releases by us and summarized statements previously made by Mr. Mathieson that were contained in a prior article published by the Opportunist Magazine. Prior to its publication, the author of the December 11th article provided Mr. Mathieson a copy of the article.

In addition, we issued a press release on December 2, 2014 in which we referenced, among other things, our intention to file a registration statement on Form S-1 and to list our securities on NASDAQ. The December 2nd press release presented certain statements about our company in isolation and did not disclose many of the related risks and uncertainties described in this prospectus/offer to exchange.

If it were determined that the December 11th article, the December 2nd press release or any of our other publicity-related activities constituted a violation of Section 5 of the Securities Act, the SEC and relevant state regulators could impose monetary fines or other sanctions as provided under relevant federal and state securities laws. Such regulators could also require us to make a rescission offer, which is an offer to repurchase securities offered in the relevant offering. This could also give rise to a private right of action to seek a rescission remedy under Section 12(a)(2) of the Securities Act.

We are unable to quantify the extent of any monetary damages that we might incur if monetary fines were imposed, rescission were required or one or more other claims were successful. As of December 31, 2016, we are not aware of any pending or threatened claims alleging violations of any federal or state securities laws. However, there can be no assurance that any such claim will not be asserted in the future or that the claimant in any such action will not prevail. The possibility that such claims may be asserted in the future will continue until the expiration of the applicable federal and state statutes of limitations, which generally vary from one to three years from the date of sale. If the payment of damages or fines is significant, it could have a material adverse effect on our cash flows, financial condition or prospects.

We are required to pay a prior lender interest on our net profit until 2025, which may have a material adverse effect on our results of operations.

We previously had a credit facility with BFG Investment Holdings, LLC (“BFG”). Effective July 15, 2015, BFG converted the credit facility from a revolving facility to a term loan. On August 21, 2015, we, through certain of our wholly owned subsidiaries, paid all principal and accrued interest under the Loan and Security Agreement, as amended (the “Loan Agreement”), among BFG and certain of our wholly owned subsidiaries. As a result, there is currently no outstanding balance under the Loan Agreement. However, the Loan Agreement continues in effect and we are subject to a net profit interest under which we are required to pay BFG 20% of the “Net Profit” of our subsidiary, IEC SPV, until 10 years from the date the loan is repaid in full. Net Profit is defined as the gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of refinancing the loan through a third party, as provided in the Loan Agreement, (iii) any costs, fees or commissions paid on the existing credit facility, and (iv) charge-offs to bad debt resulting from consumer loans. The Net Profit arrangement can be terminated by us upon a payment of $3,000,000 to BFG. For the years ended December 31, 2016 and 2015, we paid BFG Net Profit interest of $57,094 and $107,340, respectively, and our net income for such years was reduced by those respective amounts. In the future, if we fail to terminate the Net Profit arrangement and are required to pay BFG 20% of our Net Profit, it could have a material adverse effect on our results of operations.

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Risks Relating to Our Common Stock

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our security holders to resell their common stock.

Our common stock is quoted on the OTCQB tier of the OTC Markets. Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ or the New York Stock Exchange. These factors may result in investors having difficulty reselling any shares of our common stock.

Our common stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past. For example, as of March 3, 2017, our common stock has had a 52-week high sale price of $77.50 and a low sale price of $2.01. The market price of our common stock is likely to be highly volatile in the future, as well. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	conditions or trends in the industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

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Because Mr. Mathieson, our Chief Executive Officer and sole director, will make all management decisions, you should only invest in IEG Holdings shares if you are comfortable entrusting Mr. Mathieson to make all decisions.

As sole officer and director, Mr. Mathieson will have the right to make all decisions with respect to our management. Investors will not have an opportunity to evaluate the specific projects that will be financed with future operating income. Our stockholders should be willing to entrust all aspects of our management to Mr. Mathieson.

We face corporate governance risks and negative investor perceptions because we have only one officer and director and have not adopted a written policy for the review, approval or ratification of transactions with related parties or conflicted parties.

Mr. Mathieson is our sole officer and director. As such, he has significant control over our business direction. Additionally, because he is our sole director, there are no other board members available to second and/or approve related party transactions involving Mr. Mathieson, including the compensation Mr. Mathieson may be paid and any consulting or other agreements we may enter into with Mr. Mathieson. Additionally, there is no segregation of duties between officers because Mr. Mathieson is our sole officer, and as such, he is solely responsible for the oversight of our accounting functions. Because no other directors are approving related party transactions involving Mr. Mathieson and no other officers are approving our financial statements, investors may question the fairness of related party transactions or the accuracy of financial statements. The price of our common stock may be adversely affected and/or devalued compared to similarly sized companies with multiple officers and directors due to the investing public’s perception of limitations facing our Company due to the fact that we only have one officer and director.

Although Mr. Mathieson intends to enter into any related party transactions on an arms’ length basis, we do not have a written policy for the review, approval or ratification of transactions with related parties or conflicted parties. As our sole officer and director, Mr. Mathieson makes decisions such as the approval of related party transactions, Mr. Mathieson’s compensation, and oversight of the accounting function. Mr. Mathieson exercises full control over all matters that typically require board approval. Accordingly, Mr. Mathieson’s actions are not subject to the review and approval of a board of directors and, as such, the Company may be at risk for a conflict of interest arising between Mr. Mathieson’s duties in his role as Chief Executive Officer and his own personal financial and business interests in other business ventures distinct and separate from the interests of the Company. His personal interests may not coincide with the interests of the stockholders and, in the absence of the effective segregation of such duties, there is a risk of a conflict of interest.

Our common stock is currently, has been in the past, and may be in the future, a “penny stock” under SEC rules. It may be more difficult to resell securities classified as “penny stock.”

Our common stock is a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we obtain a per-share price above $5.00, these rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

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However, investors who have signed arbitration agreements may have to pursue their claims through arbitration.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance that our common stock will not remain classified as a “penny stock” in the future.

If we fail to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our common stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act and if we fail to continue to comply, our business could be harmed and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers (but not us) an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

Our Chief Executive Officer has voting control, which will limit your ability to influence the outcome of important transactions, including a change in control.

As of December 31, 2016, Mr. Mathieson beneficially owned 6,900,000 shares of our common stock, which represents 71.03% of our outstanding common stock. As a result, Mr. Mathieson controls a majority of our voting power and therefore is able to control all matters submitted to our stockholders for approval. Mr. Mathieson may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our common stock.

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As a board member, Mr. Mathieson owes a fiduciary duty to our stockholders and must act in good faith and in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, Mr. Mathieson is entitled to vote his shares in his own interest, which may not always be in the interests of our stockholders generally.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 9,714,186 shares of our common stock outstanding as of December 31, 2016, approximately 2,759,986 shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

Provisions of our amended and restated articles of incorporation and amended and restated bylaws may delay or prevent a takeover which may not be in the best interests of our stockholders.

Provisions of our amended and restated articles of incorporation, as amended, and our amended and restated bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporations Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested stockholders. Further, our amended and restated articles of incorporation, as amended, authorize the issuance of up to 50,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

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In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our securities may be more volatile.

ONEMAIN RISK FACTORS

The following risk factors were reproduced directly from OneMain’s annual report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 21, 2017.

We face a variety of risks that are inherent in our business. Accordingly, you should carefully consider the following discussion of risks in addition to the other information regarding our business provided in this report and in other documents we file with the SEC. These risks are subject to contingencies which may or may not occur, and we are not able to express a view on the likelihood of any such contingency occurring. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our business or financial performance.

RISKS RELATED TO OUR BUSINESS

Our consolidated results of operations and financial condition and our borrowers’ ability to make payments on their loans have been, and may in the future be, adversely affected by economic conditions and other factors that we cannot control.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets and a general decline in the value of real property, historically have created a difficult operating environment for our businesses and other companies in our industries. Many factors, including factors that are beyond our control, may impact our consolidated results of operations or financial condition and/or affect our borrowers’ willingness or capacity to make payments on their loans. These factors include: unemployment levels, housing markets, energy costs and interest rates; events such as natural disasters, acts of war, terrorism, catastrophes, major medical expenses, divorce or death that affect our borrowers; and the quality of the collateral underlying our receivables. If we experience an economic downturn or if the U.S. economy is unable to continue or sustain its recovery from the most recent economic downturn, or if we become affected by other events beyond our control, we may experience a significant reduction in revenues, earnings and cash flows, difficulties accessing capital and a deterioration in the value of our investments. We may also become exposed to increased credit risk from our customers and third parties who have obligations to us.

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Moreover, our customers are primarily non-prime borrowers. Accordingly, such borrowers have historically been, and may in the future become, more likely to be affected, or more severely affected, by adverse macroeconomic conditions. If our borrowers default under a finance receivable held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral, if any, and the outstanding principal and accrued but unpaid interest of the finance receivable, which could adversely affect our cash flow from operations. In addition, foreclosure of a real estate loan (part of our legacy real estate loan portfolio) is an expensive and lengthy process that can negatively affect our anticipated return on the foreclosed loan. The cost to service our loans may also increase without a corresponding increase in our finance charge income.

Also, certain geographic concentrations of our loan portfolio may occur or increase as we adjust our risk and loss tolerance and strategy to achieve our profitability goals. Any geographic concentration may expose us to an increased risk of loss if that geographic region experiences higher unemployment rates than average, natural disasters, weak economic conditions, or other adverse economic factors that disproportionately affect that region. See Note 5 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for quantification of our largest concentrations of net finance receivables.

If aspects of our business, including the quality of our finance receivables portfolio or our borrowers, are significantly affected by economic changes or any other conditions in the future, we cannot be certain that our policies and procedures for underwriting, processing and servicing loans will adequately adapt to such changes. If we fail to adapt to changing economic conditions or other factors, or if such changes affect our borrowers’ willingness or capacity to repay their loans, our results of operations, financial condition and liquidity would be materially adversely affected.

There are risks associated with the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances or arrangements, including the possibility of increased delinquencies and losses, difficulties with integrating loans into our servicing platform and disruption to our ongoing business, which could have a material adverse effect on our results of operations, financial condition and liquidity.

In the future, we may acquire assets or businesses, including large portfolios of finance receivables, either through the direct purchase of such assets or the purchase of the equity of a company with such a portfolio. Since we will not have originated or serviced the loans we acquire, we may not be aware of legal or other deficiencies related to origination or servicing, and our review of the portfolio prior to purchase may not uncover those deficiencies. Further, we may have limited recourse against the seller of the portfolio.

The ability to integrate and successfully service newly acquired loan portfolios will depend in large part on the success of our development and integration of expanded servicing capabilities, including additional personnel. We may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer, or is more costly, than expected. Our failure to meet the challenges involved in successfully integrating the acquired portfolios with our current business or otherwise to realize any of the anticipated benefits of the transaction could impair our operations. In addition, the integration of future large portfolio or other asset or business acquisitions and the formation, termination or operation of joint ventures or other strategic alliances or arrangements are complex, time-consuming and expensive processes that, without proper planning and effective and timely implementation, could significantly disrupt our business.

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Potential difficulties we may encounter in connection with these transactions and arrangements include, but are not limited to, the following:

●	the integration of the assets or business into our information technology platforms and servicing systems;

●	the quality of servicing during any interim servicing period after we purchase a portfolio but before we assume servicing obligations from the seller or its agents;

●	the disruption to our ongoing businesses and distraction of our management teams from ongoing business concerns;

●	incomplete or inaccurate files and records;

●	the retention of existing customers;

●	the creation of uniform standards, controls, procedures, policies and information systems;

●	the occurrence of unanticipated expenses; and

●	potential unknown liabilities associated with the transactions, including legal liability related to origination and servicing prior to the acquisition.

For example, in some cases loan files and other information (including servicing records) may be incomplete or inaccurate. If our employees are unable to access customer information easily, or if we are unable to produce originals or copies of documents or accurate information about the loans, collections could be affected significantly, and we may not be able to enforce our right to collect in some cases. Similarly, collections could be affected by any changes to our collection practices, the restructuring of any key servicing functions, transfer of files and other changes that would result from our assumption of the servicing of the acquired portfolios.

The anticipated benefits and synergies of our future acquisitions will assume a successful integration, and will be based on projections, which are inherently uncertain, as well as other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

There are risks associated with our ability to expand our centralized loan servicing capabilities through integration of the Springleaf and OneMain servicing facilities, which could have a material adverse effect on our results of operations, financial condition and liquidity.

A key part of our efforts to expand our centralized loan servicing capacity will depend in large part on the success of management’s efforts to integrate the Springleaf and OneMain servicing facilities. We may fail to realize some or all of the anticipated benefits of these facilities if the integration process takes longer, or is more costly, than expected. Our failure to meet the challenges involved in successfully integrating these facilities with our current business or to realize other anticipated benefits could impair our operations. In addition, the integration is a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt our business. Potential difficulties we may encounter during the integration process may include, but are not limited to, the following:

●	the integration of the personnel with certain of our management teams, strategies, operations, products and services;

●	the integration of the physical facilities with our information technology platforms and servicing systems; and

●	the disruption to our ongoing businesses and distraction of our management teams from ongoing business concerns.

Our recent underwriting changes and strategy of increasing the proportion of secured loan originations within our loan portfolio may lead to declines in, or slower growth than anticipated of, our personal loan net finance receivables and yield, which could have a material adverse effect on our business, results of operations and growth prospects.

During the third quarter of 2016, in response to an increase in unsecured credit availability for our target customer base from online lenders and various other unsecured credit providers, as well as an increase in our early stage 30-89 day delinquencies for loans originated in 2016, we tightened our underwriting criteria for unsecured personal loans to lower credit tier customers. As a result of these changes to our underwriting criteria, we are generally not underwriting new personal loans to this segment of our customer base absent collateral. We have also continued to execute on our strategy of increasing the proportion of our loan originations that are secured loans, particularly within the former OneMain branches where secured loan originations have historically represented a smaller proportion of total loan originations than those of the former Springleaf branches. Secured loans typically carry lower yields relative to unsecured personal loans. If we are unable to successfully convert lower credit tier customers to our secured loan products or otherwise increase new originations of secured personal loans, this will adversely affect our ability to grow personal loan net finance receivables. In addition, as secured loans continue to represent a larger proportion of our loan portfolio, our yields may be lower than our historical yields in prior periods.

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If our estimates of finance receivable losses are not adequate to absorb actual losses, our provision for finance receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for finance receivable losses. To estimate the appropriate level of allowance for finance receivable losses, we consider known and relevant internal and external factors that affect finance receivable collectability, including the total amount of finance receivables outstanding, historical finance receivable charge-offs, our current collection patterns, and economic trends. Our methodology for establishing our allowance for finance receivable losses is based on the guidance in Accounting Standards Codification 450, Contingencies, and, in part, on our historic loss experience. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for finance receivable losses, our provision may be inadequate. Our allowance for finance receivable losses is an estimate, and if actual finance receivable losses are materially greater than our allowance for finance receivable losses, our results of operations could be adversely affected. Neither state regulators nor federal regulators regulate our allowance for finance receivable losses.

In June of 2016, the Financial Accounting Standards Board issued Accounting Standard Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU significantly changes the way that entities will be required to measure credit losses. The new standard requires that the estimated credit loss be based upon an “expected credit loss” approach rather than the “incurred loss” approach currently required. The new approach will require entities to measure all expected credit losses for financial assets based on historical experience, current conditions, and reasonable forecasts of collectability. It is anticipated that the expected credit loss model may require earlier recognition of credit losses than the incurred loss approach. This ASU will become effective for the Company for fiscal years beginning January 1, 2020. Early adoption is permitted for fiscal years beginning January 1, 2019. We believe the adoption of this ASU will have a material effect on our consolidated financial statements. See Note 4 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for more information on this new accounting standard.

Our risk management efforts may not be effective.

We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk, and other market-related risks, as well as operational risks related to our business, assets and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the valuations produced would not adequately represent the risk profile of the borrower and could result in a riskier finance receivable profile than originally identified. Our risk management policies, procedures, and techniques, including our scoring technology, may not be sufficient to identify all of the risks we are exposed to, mitigate the risks we have identified or identify concentrations of risk or additional risks to which we may become subject in the future.

Our branch loan approval process is decentralized, which may result in variability of loan structures, and could adversely affect our results of operations, financial condition and liquidity.

Our branch finance receivable origination process is decentralized. We train our employees individually on-site in the branch to make loans that conform to our underwriting standards. Such training includes critical aspects of state and federal regulatory compliance, cash handling, account management and customer relations. In certain circumstances, subject to approval by district managers and/or directors of operations in certain cases, our branch officers have the authority to approve and structure loans within broadly written underwriting guidelines rather than having all loan terms approved centrally. As a result, there may be variability in finance receivable structure (e.g., whether or not collateral is taken for the loan) and loan portfolios among branch offices or regions, even when underwriting policies are followed. Moreover, we cannot be certain that every loan is made in accordance with our underwriting standards and rules, and we have in the past experienced some instances of loans extended that varied from our underwriting standards. The nature of our approval process could adversely affect our operating results and variances in underwriting standards and lack of supervision could expose us to greater delinquencies and charge-offs than we have historically experienced, which could adversely affect our results of operations, financial condition and liquidity.

Changes in market conditions, including rising interest rates, could adversely affect the rate at which our borrowers prepay their loans and the value of our finance receivables portfolio, as well as increase our financing cost, which could negatively affect our results of operations, financial condition and liquidity.

Changing market conditions, including but not limited to, changes in interest rates, the availability of credit, the relative economic vitality of the area in which our borrowers and their assets are located, changes in tax laws, other opportunities for investment available to our customers, homeowner mobility, and other economic, social, geographic, demographic, and legal factors beyond our control, may affect the rates at which our borrowers prepay their loans. Generally, in situations where prepayment rates have slowed, the weighted-average life of our finance receivables has increased. Any increase in interest rates may further slow the rate of prepayment for our finance receivables, which could adversely affect our liquidity by reducing the cash flows from, and the value of, the finance receivables we hold for sale or utilize as collateral in our secured funding transactions.

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Moreover, the vast majority of our finance receivables are fixed-rate finance receivables, which generally decline in value if interest rates increase. As such, if changing market conditions cause interest rates to increase substantially, the value of our fixed-rate finance receivables could decline. Recent increases in market interest rates have negatively impacted our net interest income and further increases in market interest rates could continue to negatively impact such net interest income, as well as our cash flow from operations and results of operations. Our consumer loans generally bear interest at a fixed rate and, accordingly, we are generally unable to increase the interest rate on such loans to offset any increases in our cost of funds as market interest rates increase. Additionally, because we are subject to applicable legal and regulatory restrictions in certain jurisdictions that limit the maximum interest rate that we may charge on certain of our consumer loans, our yield, as well as our cash flows from operations and results of operations, could be materially and adversely affected if we are unable to increase the interest rates charged on newly originated loans to offset any increases in our cost of funds as market interest rates increase. Accordingly, any increase in interest rates could negatively affect our results of operations, financial condition and liquidity.

We may be required to indemnify, or repurchase finance receivables from, purchasers of finance receivables that we have sold or securitized, or which we will sell or securitize in the future, if our finance receivables fail to meet certain criteria or characteristics or under other circumstances, which could adversely affect our results of operations, financial condition and liquidity.

In 2016, we sold $1.6 billion of our interests in the SpringCastle Portfolio as a result of the SpringCastle Interests Sale, $602 million of personal loans in connection with the Lendmark Sale (as defined in “Recent Developments and Outlook” in Part II - Item 7 of this report), and $308 million of our legacy real estate loan portfolio. We securitized $9.5 billion of our consumer loan portfolio as of December 31, 2016. In addition, we sold $6.4 billion of our legacy real estate loan portfolio in 2014. The documents governing our finance receivable sales and securitizations contain provisions that require us to indemnify the purchasers of securitized finance receivables, or to repurchase the affected finance receivables, under certain circumstances. While our sale and securitization documents vary, they generally contain customary provisions that may require us to repurchase finance receivables if:

●	our representations and warranties concerning the quality and characteristics of the finance receivable are inaccurate;

●	there is borrower fraud; or

●	we fail to comply, at the individual finance receivable level or otherwise, with regulatory requirements in connection with the origination and servicing of the finance receivables.

As a result of the current market environment, we believe that many purchasers of real estate loans (including through securitizations) are particularly aware of the conditions under which originators must indemnify purchasers or repurchase finance receivables, and would benefit from enforcing any repurchase remedies that they may have. At its extreme, our exposure to repurchases or our indemnification obligations under our representations and warranties could include the current unpaid balance of all finance receivables that we have sold or securitized and which are not subject to settlement agreements with purchasers.

The risk of loss on the finance receivables that we have securitized is recognized in our allowance for finance receivable losses since all of our consumer loan securitizations are recorded on-balance sheet. If we are required to indemnify purchasers or repurchase finance receivables that we sell that result in losses that exceed our reserve for sales recourse, or recognize losses on securitized finance receivables that exceed our recorded allowance for finance receivable losses associated with our securitizations, this could adversely affect our results of operations, financial condition and liquidity.

Our insurance operations are subject to a number of risks and uncertainties, including claims, catastrophic events, underwriting risks and dependence on a primary distribution channel.

Insurance claims and policyholder liabilities are difficult to predict and may exceed the related reserves set aside for claims (losses) and associated expenses for claims adjudication (loss adjustment expenses). Additionally, events such as hurricanes, tornados, earthquakes, pandemic disease, cyber security breaches and other types of catastrophes, and prolonged economic downturns, could adversely affect our financial condition or results of operations. Other risks relating to our insurance operations include changes to laws and regulations applicable to us, as well as changes to the regulatory environment. Examples include changes to laws or regulations affecting capital and reserve requirements; frequency and type of regulatory monitoring and reporting; consumer privacy, use of customer data and data security; benefits or loss ratio requirements; insurance producer licensing or appointment requirements; required disclosures to consumers; and collateral protection insurance (i.e., insurance some of our lender companies purchase, at the customer’s expense, on that customer’s loan collateral for the periods of time the customer fails to adequately, as required by his loan, insure his collateral). Because our customers do not affirmatively consent to collateral protection insurance at the time it is purchased, and hence do not directly agree to the amount charged for it, regulators may in the future prohibit our insurance companies from providing this insurance to our lending operations. Moreover, our insurance companies are predominately dependent on our lending operations as the primary source of business and product distribution. If our lending operations discontinue offering insurance products, including as a result of regulatory requirements, our insurance operations would basically have no method of distribution for their products.

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We are a party to various lawsuits and proceedings and may become a party to various lawsuits and proceedings in the future which, if resolved in a manner adverse to us, could materially adversely affect our results of operations, financial condition and liquidity.

In the normal course of business, from time to time, we have been named and may be named in the future as a defendant in various legal actions, including governmental investigations, examinations or other proceedings, arbitrations, class actions and other litigation, arising in connection with our business activities. Certain of the legal actions include claims for substantial compensatory and/or punitive damages, or claims for indeterminate amounts of damages. Some of these proceedings are pending in jurisdictions that permit damage awards disproportionate to the actual economic damages alleged to have been incurred. The continued occurrences of large damage awards in general in the United States, including large punitive damage awards in certain jurisdictions that bear little or no relation to actual economic damages incurred by plaintiffs, create the potential for an unpredictable result in any given proceeding. A large judgment that is adverse to us could cause our reputation to suffer, encourage additional lawsuits against us and have a material adverse effect on our results of operations, financial condition and liquidity. For additional information regarding pending legal proceedings and other contingencies, see Notes 19 and 24 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report.

If we lose the services of any of our key management personnel, our business could suffer.

Our future success significantly depends on the continued service and performance of our key management personnel. Competition for these employees is intense and we may not be able to attract and retain key personnel. We do not maintain any “key man” or other related insurance. The loss of the service of members of our senior management or key team members, or the inability to attract additional qualified personnel as needed, could materially harm our business.

Employee misconduct could harm us by subjecting us to monetary loss, significant legal liability, regulatory scrutiny and reputational harm.

Our reputation is critical to maintaining and developing relationships with our existing and potential customers and third parties with whom we do business. There is a risk that our employees could engage in misconduct that adversely affects our business. For example, if an employee were to engage-or be accused of engaging-in illegal or suspicious activities including fraud or theft, we could suffer direct losses from the activity, and in addition we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial condition, customer relationships, and ability to attract future customers or employees. Employee misconduct could prompt regulators to allege or to determine based upon such misconduct that we have not established adequate supervisory systems and procedures to inform employees of applicable rules or to detect and deter violations of such rules. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent misconduct may not be effective in all cases. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on our reputation and our business.

Current and proposed regulations relating to consumer privacy, data protection and information security could increase our costs.

We are subject to a number of federal and state consumer privacy, data protection, and information security laws and regulations. For example, we are subject to the federal Gramm-Leach-Bliley Act, which governs the use of personal financial information by financial institutions. Moreover, various federal and state regulatory agencies require us to notify customers in the event of a security breach. Federal and state legislators and regulators are increasingly pursuing new guidance, laws, and regulation. Compliance with current or future customer privacy, data protection, and information security laws and regulations could result in higher compliance, technology or other operating costs. Any violations of these laws and regulations may require us to change our business practices or operational structure, and could subject us to legal claims, monetary penalties, sanctions, and the obligation to indemnify and/or notify customers or take other remedial actions.

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Significant disruptions in the operation of our information systems could have a material adverse effect on our business.

Our business relies heavily on information systems to deliver products and services to our customers, and to manage our ongoing operations. These systems may encounter service disruptions due to system, network or software failure, security breaches, computer viruses, natural disasters or other reasons. There can be no assurance that our policies and procedures addressing these issues will adequately address the disruption. A disruption could impair our ability to offer and process consumer loans, provide customer service, perform collections activities or perform other necessary business activities, which could result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability.

Security breaches in our information systems, in the information systems of third parties or in our branches, central servicing facilities, or our internet lending platform could adversely affect our reputation and could subject us to significant costs and regulatory penalties.

Our operations rely heavily on the secure processing, storage and transmission of confidential customer and other information in our computer systems and networks. Our branch offices and centralized servicing centers, as well as our administrative and executive offices, are part of an electronic information network that is designed to permit us to originate and track finance receivables and collections, and perform several other tasks that are part of our everyday operations. Our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code that could result in disruption to our business, or the loss or theft of confidential information, including customer information. Any failure, interruption, or breach in our cyber security, including through employee misconduct or any failure of our back-up systems or failure to maintain adequate security surrounding customer information, could result in reputational harm, disruption in the management of our customer relationships, or the inability to originate, process and service our finance receivable products. Further, any of these cyber security and operational risks could result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to lawsuits by customers for identity theft or other damages resulting from the misuse of their personal information and possible financial liability, any of which could have a material adverse effect on our results of operations, financial condition and liquidity. In addition, regulators may impose penalties or require remedial action if they identify weaknesses in our security systems, and we may be required to incur significant costs to increase our cyber security to address any vulnerabilities that may be discovered or to remediate the harm caused by any security breaches. As part of our business, we may share confidential customer information and proprietary information with clients, vendors, service providers, and business partners. The information systems of these third parties may be vulnerable to security breaches and we may not be able to ensure that these third parties have appropriate security controls in place to protect the information we share with them. If our confidential information is intercepted, stolen, misused, or mishandled while in possession of a third party, it could result in reputational harm to us, loss of customer business, and additional regulatory scrutiny, and it could expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our results of operations, financial condition and liquidity. Although we have insurance that is intended to cover certain losses from such events, there can be no assurance that such insurance will be adequate or available.

Our branch offices and centralized servicing centers have physical customer records necessary for day-to-day operations that contain extensive confidential information about our customers, including financial and personally identifiable information. We also retain physical records in various storage locations outside of these locations. The loss or theft of customer information and data from our branch offices, central servicing facilities, or other storage locations could subject us to additional regulatory scrutiny and penalties, and could expose us to civil litigation and possible financial liability, which could have a material adverse effect on our results of operations, financial condition and liquidity. In addition, if we cannot locate original documents (or copies, in some cases), we may not be able to collect on the finance receivables for which we do not have documents.

We may not be able to make technological improvements as quickly as some of our competitors, which could harm our ability to compete with our competitors and adversely affect our results of operations, financial condition and liquidity.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial and lending institutions to better serve customers and reduce costs. Our future success and, in particular, the success of our centralized operations, will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. We may not be able to effectively implement new technology-driven products and services as quickly as some of our competitors or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could harm our ability to compete with our competitors and adversely affect our results of operations, financial condition and liquidity.

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We could face environmental liability and costs for damage caused by hazardous waste (including the cost of cleaning up contaminated property) if we foreclose upon or otherwise take title to real estate pledged as collateral.

If a real estate loan goes into default, we may start foreclosure proceedings in appropriate circumstances, which could result in our taking title to the mortgaged real estate. We also consider alternatives to foreclosure, such as “short sales,” where we do not take title to mortgaged real estate. There is a risk that toxic or hazardous substances could be found on property after we take title. In addition, we own certain properties through which we operate our business, such as the buildings at our headquarters and certain servicing facilities. As the owner of any property where hazardous waste is present, we could be held liable for clean-up and remediation costs, as well as damages for any personal injuries or property damage caused by the condition of the property. We may also be responsible for these costs if we are in the chain of title for the property, even if we were not responsible for the contamination and even if the contamination is not discovered until after we have sold the property. Costs related to these activities and damages could be substantial. Although we have policies and procedures in place to investigate properties for potential hazardous substances before taking title to properties, these reviews may not always uncover potential environmental hazards.

We ceased real estate lending and the purchase of retail finance contracts in 2012 and are in the process of liquidating these portfolios, which subjects us to certain risks which could adversely affect our results of operations, financial condition and liquidity if we do not effectively manage such risks.

In connection with our plan for strategic growth and new focus on consumer lending, we have engaged in a number of restructuring initiatives, including, but not limited to, ceasing real estate lending, ceasing purchasing retail sales contracts and revolving retail accounts from the sale of consumer goods and services by retail merchants, closing certain of our branches and reducing our workforce.

Since terminating our real estate lending business at the beginning of 2012, which historically accounted for in excess of 50% of the interest income of our business, and ceasing retail sales purchases, we have been liquidating these legacy portfolios. In 2014, we entered into a series of transactions relating to the sales of our beneficial interests in our non-core real estate loans, the related servicing of these loans, and the sales of certain performing and non-performing real estate loans, which substantially completed our plan to liquidate our non-core real estate loans. Consequently, as of December 31, 2016, our real estate loans held for investment and held for sale totaled $144 million and $153 million, respectively. Due to the fact that we are no longer able to offer our remaining legacy real estate lending customers the same range of loan restructuring alternatives in delinquency situations that we may historically have extended to them, such customers may be less able, and less likely, to repay their loans.

Moreover, if we fail to realize the anticipated benefits of the restructuring of our business and associated liquidation of our legacy portfolios, we may experience an adverse effect on our results of operations, financial condition and liquidity.

As part of our growth strategy, we have committed to building our consumer lending business. If we are unable to successfully implement our growth strategy, our results of operations, financial condition and liquidity may be materially adversely affected.

We believe that our future success depends on our ability to implement our growth strategy, the key feature of which has been to shift our primary focus to originating consumer loans as well as acquiring portfolios of consumer loans, pursuing acquisitions of companies, and/or establishing joint ventures or other strategic alliances or arrangements. We have also recently expanded into internet lending through our centralized operations.

We may not be able to implement our new strategy successfully, and our success depends on a number of factors, including, but not limited to, our ability to:

●	address the risks associated with our focus on personal loans (including direct auto loans), including, but not limited to consumer demand for finance receivables, and changes in economic conditions and interest rates;

●	address the risks associated with the new centralized method of originating and servicing our internet loans through our centralized operations, which represents a departure from our traditional high-touch branch-based servicing function and includes the potential for higher default and delinquency rates;

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●	integrate, and develop the expertise required to capitalize on, our centralized operations;

●	obtain regulatory approval in connection with our internet lending;

●	obtain regulatory approval in connection with the acquisition of consumer loan portfolios and/or companies in the business of selling consumer loans or related products;

●	comply with regulations in connection with doing business and offering loan products over the Internet, including various state and federal e-signature rules mandating that certain disclosures be made and certain steps be followed in order to obtain and authenticate e-signatures, with which we have limited experience;

●	finance future growth;

●	successfully source, underwrite and integrate new acquisitions of loan portfolios and other businesses; and

●	successfully integrate Springleaf and OneMain.

In order for us to realize the benefits associated with our new focus on originating and servicing consumer loans and grow our business, we must implement our strategic objectives in a timely and cost-effective manner as well as anticipate and address any risks to which we may become subject. In any event, we may not realize these benefits for many years, or our competitors may introduce more compelling products, services or enhancements. If we are not able to realize the benefits, or if we do not do so in a timely manner, our results of operations, financial condition and liquidity could be negatively affected which would have a material adverse effect on business.

RISKS RELATED TO OUR INDUSTRY AND REGULATION

We operate in a highly competitive market, and we cannot ensure that the competitive pressures we face will not have a material adverse effect on our results of operations, financial condition and liquidity.

The consumer finance industry is highly competitive. Our profitability depends, in large part, on our ability to originate finance receivables. We compete with other consumer finance companies as well as other types of financial institutions that offer similar products and services in originating finance receivables. Some of these competitors may have greater financial, technical and marketing resources than we possess. Some competitors may also have a lower cost of funds and access to funding sources that may not be available to us. While banks and credit card companies have decreased their lending to non-prime customers in recent years, there is no assurance that such lenders will not resume those lending activities. Further, because of increased regulatory pressure on payday lenders, many of those lenders are starting to make more traditional installment consumer loans in order to reduce regulatory scrutiny of their practices, which could increase competition in markets in which we operate. In addition, in July 2013, the Dodd-Frank Act’s three-year moratorium on banks affiliated with non-financial businesses expired. When the Dodd-Frank Act was enacted in 2010, a moratorium was imposed that prohibited the Federal Deposit Insurance Corporation from approving deposit insurance for certain banks controlled by non-financial commercial enterprises. The expiration of the moratorium could result in an increase of traditionally non-financial enterprises entering the banking space, which could increase the number of our competitors. There can be no assurance that the competitive pressures we face will not have a material adverse effect on our results of operations, financial condition and liquidity.

Our businesses are subject to regulation in the jurisdictions in which we conduct our business.

Our businesses are subject to numerous federal, state and local laws and regulations, and various state authorities regulate and supervise our insurance operations. The laws under which a substantial amount of our consumer and real estate businesses are conducted generally: provide for state licensing of lenders and, in some cases, licensing of employees involved in real estate loan modifications; impose limits on the term of a finance receivable, amounts, interest rates and charges on the finance receivables; regulate whether and under what circumstances insurance and other ancillary products may be offered to consumers in connection with a lending transaction; regulate the manner in which we use personal data; and provide for other consumer protections. We are also subject to extensive servicing regulations which we must comply with when servicing our legacy real estate loans and the SpringCastle Portfolio, and which we will have to comply with if we acquire loan portfolios in the future and assume the servicing obligations for the acquired loans or other financial assets. The extent of state regulation of our insurance business varies by product and by jurisdiction, but relates primarily to the following: licensing; conduct of business; periodic examination of the affairs of insurers; form and content of required financial reports; standards of solvency; limitations on dividend payments and other related party transactions; types of products offered; approval of policy forms and premium rates; permissible investments; deposits of securities for the benefit of policyholders; reserve requirements for unearned premiums, losses and other purposes; and claims processing.

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All of our operations are subject to regular examination by state and federal regulators, and as a whole, our entities are subject to several hundred regulatory examinations in a given year. These examinations may result in requirements to change our policies or practices, and in some cases, we are required to pay monetary fines or make reimbursements to customers. Many state regulators and some federal regulators have indicated an intention to pool their resources in order to conduct examinations of licensed entities, including us, at the same time (referred to as a “multi-state” examination). This could result in more in-depth examinations, which could be more costly and lead to more significant enforcement actions.

The CFPB has outlined several proposals under consideration for the purpose of requiring lenders to take steps to ensure consumers have the financial ability to repay their loans. The proposals under consideration would require lenders to determine at the outset of each loan whether a consumer can afford to borrow from the lender and would require that lenders comply with various restrictions designed to ensure that consumers can affordably repay their debt to the lender. To date, the proposals under consideration by the CFPB have not been adopted. If adopted, the proposals outlined by the CFPB may require the Company to make significant changes to its lending practices to develop compliant procedures.

We are also subject to potential enforcement, supervisions and other actions that may be brought by state attorneys general or other state enforcement authorities and other governmental agencies. Any such actions could subject us to civil money penalties, customer remediation and increased compliance costs, as well as damage our reputation and brand and could limit or prohibit our ability to offer certain products and services or engage in certain business practices.

The Department of Defense has made changes to the regulations that have been promulgated as a result of the Military Lending Act. Effective October 3, 2016, we are subject to the limitations of the Military Lending Act, which places a 36% limitation on all fees, charges, interest rate and credit and non-credit insurance premiums for loans made to members of the military or their dependents. We are also no longer able to make non-purchase money loans secured by motor vehicles to service members and their dependents.

We are also subject to potential changes in state law, which could lower the interest-rate limit that non-depository financial institutions may charge for consumer loans or could expand the definition of interest under state law to include the cost of ancillary products, such as insurance.

We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable federal, state and local regulations, but we may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could have a material adverse effect on our operations. In addition, changes in laws or regulations applicable to us could subject us to additional licensing, registration and other regulatory requirements in the future or could adversely affect our ability to operate or the manner in which we conduct business.

A material failure to comply with applicable laws and regulations could result in regulatory actions, including substantial fines or penalties, lawsuits and damage to our reputation, which could have a material adverse effect on our results of operations, financial condition and liquidity.

For more information with respect to the regulatory framework affecting our businesses, see “Business-Regulation” included in Part I - Item 1 of this report.

The enactment of the Dodd-Frank Act and the creation of the CFPB significantly increases our regulatory costs and burdens.

The Dodd-Frank Act was adopted in 2010. This law and the related regulations affect our operations in terms of increased oversight of financial services products by the CFPB, and the imposition of restrictions on the allowable terms for certain consumer credit transactions. The CFPB has significant authority to implement and enforce federal consumer finance laws, including the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act and new requirements for financial services products provided for in the Dodd-Frank Act, as well as the authority to identify and prohibit unfair, deceptive, or abusive acts and practices. In addition, the Dodd-Frank Act provides the CFPB with broad supervisory, examination and enforcement authority over various consumer financial products and services, including the ability to require reimbursements and other payments to customers for alleged legal violations, and to impose significant penalties, as well as injunctive relief that prohibits lenders from engaging in allegedly unlawful practices. Further, state attorneys general and state regulators are authorized to bring civil actions to enforce certain consumer protection provisions of the Dodd-Frank Act. The Dodd-Frank Act and accompanying regulations are being phased in over time, and while some regulations have been promulgated, many others have not yet been proposed or finalized. We cannot predict the terms of all of the final regulations, their intended consequences or how such regulations will affect us or our industry.

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The CFPB currently has supervisory authority over our real estate servicing activities, and likely will have supervisory authority over our consumer lending business. It also has the authority to bring enforcement actions for violations of laws over which it has jurisdiction regardless of whether it has supervisory authority for a given product or service. Effective in January 2014, the CFPB finalized mortgage servicing regulations, which makes it more difficult and expensive to service mortgages. The Dodd-Frank Act also gives the CFPB supervisory authority over entities that are designated as “larger participants” in certain financial services markets, including consumer installment loans and related products. The CFPB has not yet promulgated regulations that designate “larger participants” for consumer finance companies. If we are designated as a “larger participant” for this market, we also will be subject to supervision and examination by the CFPB with respect to our consumer loan business. The CFPB has published regulations for “larger participants” in the market of auto finance, and we have been designated as a larger participant in this market. The CFPB’s broad supervisory and enforcement powers could affect our business and operations significantly in terms of increased operating and regulatory compliance costs, and limits on the types of products we offer and the manner in which they are offered, among other things. See “Business-Regulation” in Part I - Item 1 of this report for further information on the CFPB.

The CFPB and certain state regulators have taken action against select lenders regarding the marketing of products offered by the lenders in connection with their loans. The products included debt cancellation/suspension products written by the lenders which forgave a borrower’s debt or monthly minimum payment upon the occurrence of certain events in the life of the borrower (e.g., death, disability, marriage, divorce, birth of a child, etc.). We sell insurance and non-insurance products in connection with our loans. While insurance products are actively regulated by state insurance departments, sales of insurance and non-insurance products could be challenged in a similar manner by the CFPB or state consumer lending regulators.

Our use of third-party vendors is subject to increasing regulatory attention.

Recently, the CFPB and other regulators have issued regulatory guidance that has focused on the need for financial institutions to perform increased due diligence and ongoing monitoring of third-party vendor relationships, thus increasing the scope of management involvement and decreasing the benefit that we receive from using third-party vendors. Moreover, if our regulators conclude that we have not met the heightened standards for oversight of our third-party vendors, we could be subject to enforcement actions, civil monetary penalties, supervisory orders to cease and desist or other remedial actions, which could have an adverse effect on our business, financial condition and operating results.

U.S. tax code reform proposals, if enacted into law, could have a material adverse impact on our financial position, results of operations and cash flows.

The new presidential administration and several members of the U.S. Congress have indicated significant reform of various aspects of the U.S. tax code as a top legislative priority. A number of proposals for tax reform, including significant changes to corporate tax provisions, are currently under consideration. Such changes could have a material adverse impact on our deferred tax assets and liabilities and our consolidated financial position, results of operations and cash flows, depending on the nature and extent of any changes to the U.S. tax code that are ultimately enacted into law. Additionally, changes to the U.S. tax code could more broadly impact the U.S. economy, which could potentially result in a material adverse impact on the demand for our products and services and the ability of our customers to repay their loans. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on us or an investment in our securities. We cannot predict if or when any of these proposals to reform the U.S. tax code will be enacted into law and, accordingly, no assurance can be given as to whether or to what extent any changes to the U.S. tax code will impact us or our customers or our financial position, results of operations or cash flows.

We purchase and sell finance receivables, including charged off receivables and receivables where the borrower is in default. This practice could subject us to heightened regulatory scrutiny, which may expose us to legal action, cause us to incur losses and/or limit or impede our collection activity.

As part of our business model, we purchase and sell finance receivables. Although the borrowers for some of these finance receivables are current on their payments, other borrowers may be in default (including in bankruptcy) or the debt may have been charged off as uncollectible. The CFPB and other regulators have recently significantly increased their scrutiny of the purchase and sale of debt, and collections practices undertaken by purchasers of debt, especially delinquent and charged off debt. The CFPB has scrutinized sellers of debt for not maintaining sufficient documentation to support and verify the validity or amount of the debt. It has also scrutinized debt collectors for, among other things, their collection tactics, attempting to collect debts that no longer are valid, misrepresenting the amount of the debt and not having sufficient documentation to verify the validity or amount of the debt. Our purchases or sales of receivables could expose us to lawsuits or fines by regulators if we do not have sufficient documentation to support and verify the validity and amount of the finance receivables underlying these transactions, or if we or purchasers of our finance receivables use collection methods that are viewed as unfair or abusive. In addition, our collections could suffer and we may incur additional expenses if we are required to change collection practices or stop collecting on certain debts as a result of a lawsuit or action on the part of regulators.

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The Dodd-Frank Act also may adversely affect the securitization market because it requires, among other things, that a securitizer must retain at least a 5% economic interest in the credit risk of the securitized assets. Furthermore, sponsors are prohibited from diluting the required risk retention by dividing the economic interest among multiple parties, or hedging or transferring the credit risk the sponsor is required to maintain. Moreover, the SEC’s significant changes to Regulation AB could result in sweeping changes to the commercial and residential mortgage loan securitization markets, as well as to the market for the re-securitization of mortgage-backed securities.

Rules relating to securitizations rated by nationally-recognized statistical rating agencies require that the findings of any third-party due diligence service providers be made publicly available at least five (5) business days prior to the first sale of securities, which may lead us to incur additional costs in connection with each securitization.

On September 19, 2011, the SEC issued a notice of proposed rulemaking intended to implement the prohibition regarding material conflicts of interest relating to certain securitizations pursuant to Section 621 of the Dodd-Frank Act. At this time, we cannot predict what form the final rules and any related interpretive guidance from the SEC will take, or whether such rules would materially impact our business.

A certain amount of the rule-making under the Dodd-Frank Act remains to be done. As a result, the complete impact of the Dodd-Frank Act remains uncertain. It is not clear what form some of these remaining regulations will ultimately take, or how our business will be affected. No assurance can be given that the Dodd-Frank Act and related regulations or any other new legislative changes enacted will not have a significant impact on our business.

For more information with respect to the regulatory framework affecting our businesses, see “Business-Regulation” included in Part I - Item 1 of this report.

Investment Company Act considerations could affect our method of doing business.

We intend to continue conducting our business operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). We are a holding company that conducts its businesses primarily through wholly owned subsidiaries and are not an investment company because our subsidiaries are primarily engaged in the non-investment company business of consumer finance. Certain of our subsidiaries rely on exemptions from registration as an investment company, including pursuant to Sections 3(c)(4) and 3(c)(5) of the Investment Company Act. We rely on guidance published by the SEC staff or on our analyses of such guidance to determine our subsidiaries’ qualification under these and other exemptions. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our business operations accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could inhibit our ability to conduct our business operations. There can be no assurance that the laws and regulations governing the Investment Company Act status of real estate or real estate related assets or SEC guidance regarding Investment Company Act exemptions for real estate assets will not change in a manner that adversely affects our operations. If we fail to qualify for an exemption or exception from the Investment Company Act in the future, we could be required to restructure our activities or the activities of our subsidiaries, which could negatively affect us. In addition, if we or one or more of our subsidiaries fail to maintain compliance with the applicable exemptions or exceptions and we do not have another basis available to us on which we may avoid registration, and we were therefore required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons, holdings, and other matters, which could have an adverse effect on us.

Real estate loan servicing and loan modifications have come under increasing scrutiny from government officials and others, which could make servicing our legacy real estate loan portfolio more costly and difficult.

Real estate loan servicers have recently come under increasing scrutiny. In addition, some states and municipalities have passed laws that impose additional duties on foreclosing lenders and real estate loan servicers, such as mandatory mediation or extensive requirements for maintenance of vacant properties, which, in some cases, begin even before a lender has taken title to property. These additional requirements can delay foreclosures, make it uneconomical to foreclose on mortgaged real estate or result in significant additional costs, which could materially adversely affect the value of our portfolio. The CFPB finalized mortgage servicing regulations that became effective in January 2014, which makes it more difficult and expensive to service real estate loans.

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The U.S. Government has implemented a number of federal programs to assist homeowners, including the Home Affordable Modification Program (“HAMP”), which expired on December 31, 2016. Loans subserviced for us by Nationstar Mortgage LLC and Select Portfolio Servicing, Inc. were subject to HAMP and were eligible for modification pursuant to HAMP guidelines. We have also implemented proprietary real estate loan modification programs in order to help real estate secured customers remain current on their loans. HAMP, our proprietary loan modification programs and other existing or future legislative or regulatory actions which result in the modification of outstanding real estate loans, may adversely affect the value of, and the returns on, our existing portfolio.

RISKS RELATED TO THE ONEMAIN ACQUISITION AND THE LENDMARK SALE

We have incurred substantial transaction fees and costs in connection with the OneMain Acquisition and integration.

We have incurred a significant amount of costs in connection with the OneMain Acquisition and integration, including legal, accounting and other expenses. Additional unanticipated costs may be incurred in the course of the integration of the businesses of Springleaf and OneMain. We cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the two businesses will offset the transaction and integration costs in the near term, or at all.

The OneMain Acquisition may not achieve its intended results, and we may be unable to successfully integrate Springleaf’s and OneMain’s operations.

We acquired OneMain with the expectation that the OneMain Acquisition will result in various benefits, including, among other things, cost savings and operating efficiencies. Achieving the anticipated benefits of the OneMain Acquisition is subject to a number of uncertainties (many of which are outside our control), including whether our business and the business of OneMain can be integrated in an efficient and effective manner.

The integration of OneMain is a complex, costly and time-consuming process, and the significant size and scale of OneMain increases the risks to which we are subject relative to other acquired businesses. Such risks include the following, any of which could adversely affect our business, financial condition or results of operations or our ability to achieve the anticipated benefits of the OneMain Acquisition:

●	The integration process could take longer than anticipated and result in the loss of valuable employees, additional and unforeseen expenses, the disruption of our ongoing business, processes and systems, or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements.

●	There may be increased risk due to integrating financial reporting and internal control systems.

●	Difficulties in combining operations of Springleaf and OneMain could also result in the loss of contract counterparties or other persons with whom Springleaf or OneMain conduct business and potential disputes or litigation with contract counterparties or other persons with whom Springleaf or OneMain conduct business.

●	The integration process could result in the diversion of management and employee attention and resources or other disruptions that may adversely affect our ability to grow our business, pursue loan monitoring and collection activities, or achieve the anticipated benefits of the OneMain Acquisition.

If we experience difficulties or delays with the OneMain integration process, or if our assumptions underlying expectations regarding the OneMain Acquisition prove to be inaccurate, the anticipated benefits, expense savings and synergies may not be realized fully or at all, or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, increased credit losses or decreases in the amount of expected revenues, any of which could adversely affect our future business, financial condition, operating results and prospects. Our results of operations following the OneMain Acquisition could also be adversely affected by any issues attributable to either Springleaf’s or OneMain’s operations that arise or are based on events or actions that occurred prior to the closing of the OneMain Acquisition.

Additionally, since the closing of the OneMain Acquisition, we remain reliant on Citigroup, the former parent company of OMFH, to provide certain operational services and support to OneMain, and a failure by Citigroup to perform such services could materially increase our costs or disrupt our business, which could adversely affect our financial condition and results of operations.

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If the goodwill and other intangible assets that we recorded in connection with the OneMain Acquisition becomes impaired, it could have a negative impact on our profitability.

Goodwill represents the amount of acquisition cost over the fair value of net assets we acquired in connection with the OneMain Acquisition. If the carrying amount of goodwill and other intangible assets exceeds the fair value, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in our results of operations in the periods in which the impairments become known. At December 31, 2016, our goodwill and other intangible assets totaled $1.4 billion and $492 million, respectively. While we have recorded no impairment charges on our goodwill and other intangible assets during 2016 and 2015, there can be no assurance that our future evaluations of goodwill and other intangible assets will not result in findings of impairment and related write-downs, which may have a material adverse effect on our financial condition and results of operations.

The DOJ may impose additional conditions or penalties relating to the Lendmark Sale that could adversely affect us.

Pursuant to the Final Judgment entered into in connection with the Settlement Agreement (as defined in “Recent Developments and Outlook” in Part II - Item 7 of this report), we are subject to various ongoing obligations, including a prohibition on entering into certain employee non-compete agreements and obligations under a transition services agreement with Lendmark Financial Services, LLC (“Lendmark”) dated as of May 2, 2016. Notwithstanding the consummation of the Lendmark Sale (as defined in “Recent Developments and Outlook” in Part II - Item 7 of this report), we could be subject to certain penalties, including but not limited to fines and/or injunctions, in the event we violate the terms of the Final Judgment or Settlement Agreement. There can be no assurance that we will not be assessed fines or penalties or subjected to additional actions by the DOJ.

RISKS RELATED TO OUR INDEBTEDNESS

An inability to access adequate sources of liquidity may adversely affect our ability to fund operational requirements and satisfy financial obligations.

Our ability to access capital and credit was significantly affected by the substantial disruption in the U.S. credit markets and the associated credit rating downgrades on our debt. In addition, the risk of volatility surrounding the global economic system and uncertainty surrounding regulatory reforms, such as the Dodd-Frank Act, continue to create uncertainty around access to the capital markets. Historically, we funded our operations and repaid our debt and other obligations using funds collected from our finance receivable portfolio and new debt issuances. Although market conditions have improved since the financial crisis, our traditional borrowing sources, including our ability to cost-effectively issue large amounts of unsecured debt in the capital markets, particularly issuances of commercial paper, have generally not been available to us. Instead we have primarily raised capital through securitization transactions and, although there can be no assurances that we will be able to complete additional securitizations, we currently expect our near-term sources of capital markets funding to continue to derive from securitization transactions and unsecured debt offerings.

If we are unable to complete additional securitization transactions on a timely basis or upon terms acceptable to us or otherwise access adequate sources of liquidity, our ability to fund our own operational requirements and satisfy financial obligations may be adversely affected.

Our indebtedness is significant, which could affect our ability to meet our obligations under our debt instruments and could materially and adversely affect our business and ability to react to changes in the economy or our industry.

We currently have a significant amount of indebtedness. As of December 31, 2016, we had $14.0 billion of indebtedness outstanding. Interest expense on our indebtedness totaled $856 million in 2016.

The amount of indebtedness could have important consequences, including the following:

●	it may require us to dedicate a significant portion of our cash flow from operations to the payment of the principal of, and interest on, our indebtedness, which reduces the funds available for other purposes, including finance receivable originations;

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●	it could limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing regulatory, business and economic conditions;

●	it may limit our ability to incur additional borrowings or securitizations for working capital, capital expenditures, business development, debt service requirements, acquisitions or general corporate or other purposes, or to refinance our indebtedness;

●	it may require us to seek to change the maturity, interest rate and other terms of our existing debt;

●	it may place us at a competitive disadvantage to competitors that are proportionately not as highly leveraged;

●	it may cause a downgrade of our debt and long-term corporate ratings; and

●	it may cause us to be more vulnerable to periods of negative or slow growth in the general economy or in our business.

In addition, meeting our anticipated liquidity requirements is contingent upon our continued compliance with our existing debt agreements. An event of default or declaration of acceleration under one of our existing debt agreements could also result in an event of default and declaration of acceleration under certain of our other existing debt agreements. Such an acceleration of our debt would have a material adverse effect on our liquidity and our ability to continue as a going concern. If our debt obligations increase, whether due to the increased cost of existing indebtedness or the incurrence of additional indebtedness, the consequences described above could be magnified.

There can be no assurance that we will be able to repay or refinance our debt in the future.

Certain of our outstanding notes contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

SFC’s indenture and certain of SFC’s notes contain a covenant that limits SFC’s and its subsidiaries’ ability to create or incur liens. These restrictions do not apply to OMFH and its other subsidiaries, although OMFH and its other subsidiaries are subject to similar restrictions under their debt covenants as described below. The restrictions may interfere with our ability to obtain new or additional financing or may affect the manner in which we structure such new or additional financing or engage in other business activities, which may significantly limit or harm our results of operations, financial condition and liquidity. A default and resulting acceleration of obligations could also result in an event of default and declaration of acceleration under certain of our other existing debt agreements. Such an acceleration of our debt would have a material adverse effect on our liquidity and our ability to continue as a going concern. A default could also significantly limit our alternatives to refinance both the debt under which the default occurred and other indebtedness. This limitation may significantly restrict our financing options during times of either market distress or our financial distress, which are precisely the times when having financing options is most important.

The indenture governing OneMain’s unsecured debt (the “OMFH Indenture”) contains a number of restrictive covenants that impose significant operating and financial restrictions on OneMain and may limit our ability to integrate OneMain’s operations, including, but not limited to, restrictions on OMFH’s and its restricted subsidiaries’ ability to:

●	incur or guarantee additional indebtedness or issue certain preferred stock;

●	make dividend payments or distributions on or purchases of OMFH’s equity interests;

●	make other restricted payments or investments;

●	create or permit to exist certain liens;

●	make certain dispositions of assets;

●	engage in certain transactions with affiliates;

●	sell certain securities of our subsidiaries;

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●	in the case of such restricted subsidiaries, incur limitations on the ability to pay dividends or make other payments; and

●	merge, consolidate or sell all or substantially all of OneMain’s properties and assets.

In addition, the OMFH Indenture includes a change of control repurchase provision which could require us to offer to repurchase all of the outstanding existing notes of OMFH issued thereunder if a change of control occurs and a corporate rating of OMFH is downgraded by both Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) as a result of such change of control. Although we believe that a repurchase event is unlikely to occur, there can be no assurance that a repurchase event will not occur as a result of the SoftBank-Fortress transaction.

The assessment of our liquidity is based upon significant judgments and estimates that could prove to be materially incorrect.

In assessing our current financial position and developing operating plans for the future, management has made significant judgments and estimates with respect to our liquidity, including but not limited to:

●	our ability to generate sufficient cash to service all of our outstanding debt;

●	our continued ability to access debt and securitization markets and other sources of funding on favorable terms;

●	our ability to complete on favorable terms, as needed, additional borrowings, securitizations, finance receivable portfolio sales, or other transactions to support liquidity, and the costs associated with these funding sources, including sales at less than carrying value and limits on the types of assets that can be securitized or sold, which would affect profitability;

●	the potential for downgrade of our debt by rating agencies, which would have a negative impact on our cost of, and access to, capital;

●	our ability to comply with our debt covenants;

●	the amount of cash expected to be received from our finance receivable portfolio through collections (including prepayments) and receipt of finance charges, which could be materially different than our estimates;

●	the potential for declining financial flexibility and reduced income should we use more of our assets for securitizations and finance receivable portfolio sales; and

●	the potential for reduced income due to the possible deterioration of the credit quality of our finance receivable portfolios.

Additionally, there are numerous risks to our financial results, liquidity, and capital raising and debt refinancing plans that are not quantified in our current liquidity forecasts. These risks include, but are not limited, to the following:

●	our inability to grow our personal loan portfolio with adequate profitability to fund operations, loan losses, and other expenses;

●	our inability to monetize assets including, but not limited to, our access to debt and securitization markets;

●	our inability to obtain the additional necessary funding to finance our operations;

●	the effect of federal, state and local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Act (which, among other things, established the CFPB with broad authority to regulate and examine financial institutions), on our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry;

●	potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a warranty made in connection with the transaction;

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●	the potential for increasing costs and difficulty in servicing our loan portfolio as a result of heightened nationwide regulatory scrutiny of loan servicing and foreclosure practices in the industry generally, and related costs that could be passed on to us in connection with the subservicing of our real estate loans that were originated or acquired centrally;

●	reduced cash receipts as a result of the liquidation of our real estate loan portfolio;

●	the potential for additional unforeseen cash demands or accelerations of obligations;

●	reduced income due to loan modifications where the borrower’s interest rate is reduced, principal payments are deferred, or other concessions are made;

●	the potential for declines or volatility in bond and equity markets; and

●	the potential effect on us if the capital levels of our regulated and unregulated subsidiaries prove inadequate to support current business plans.

We intend to repay indebtedness with one or more of the following activities, among others: finance receivable collections, cash on hand, additional debt financings (particularly new securitizations and possible new issuances and/or debt refinancing transactions), finance receivable portfolio sales, or a combination of the foregoing. There can be no assurance that we will be successful in undertaking any of these activities to support our operations and repay our obligations.

However, the actual outcome of one or more of our plans could be materially different than expected or one or more of our significant judgments or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect. In the event of such an occurrence, if third-party financing is not available, our liquidity could be substantially and materially affected, and as a result, substantial doubt could exist about our ability to continue as a going concern.

Current ratings could adversely affect our ability to raise capital in the debt markets at attractive rates, which could negatively affect our results of operations, financial condition and liquidity.

Each of S&P, Moody’s, and Fitch, Inc. (“Fitch”) rates SFC’s and OMFH’s debt. As of December 31, 2016, SFC’s long term corporate debt rating was rated B with a stable outlook by S&P, B- with a positive outlook by Fitch and B3 with a positive outlook by Moody’s. As of December 31, 2016, OMFH’s long term corporate debt rating was rated B with a stable outlook by S&P, B with a positive outlook by Fitch and B2 with a positive outlook by Moody’s. Currently, no other OneMain or Springleaf entity has a corporate debt rating, though they may be rated in the future. Ratings reflect the rating agencies’ opinions of a company’s financial strength, operating performance, strategic position and ability to meet our obligations. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If SFC’s or OMFH’s current ratings continue in effect or our ratings are downgraded, it will likely increase the interest rate that we would have to pay to raise money in the capital markets, making it more expensive for us to borrow money and adversely impacting our access to capital. As a result, our ratings could negatively impact our results of operations, financial condition and liquidity.

Our securitizations may expose us to financing and other risks, and there can be no assurance that we will be able to access the securitization market in the future, which may require us to seek more costly financing.

We have securitized, and may in the future securitize, certain of our finance receivables to generate cash to originate or purchase new finance receivables or pay our outstanding indebtedness. In such transactions, we typically convey a pool of finance receivables to a special purpose entity (“SPE”), which, in turn, conveys the finance receivables to a trust (the issuing entity). Concurrently, the trust typically issues non-recourse notes or certificates pursuant to the terms of an indenture or pooling and servicing agreement, which then are transferred to the SPE in exchange for the finance receivables. The securities issued by the trust are secured by the pool of finance receivables. In exchange for the transfer of finance receivables to the issuing entity, we typically receive the cash proceeds from the sale of the trust securities, all residual interests, if any, in the cash flows from the finance receivables after payment of the trust securities, and a 100% beneficial interest in the issuing entity.

Although we have successfully completed a number of securitizations since 2012, we can give no assurances that we will be able to complete additional securitizations if the securitization markets become constrained. In addition, the value of any subordinated securities that we may retain in our securitizations might be reduced or, in some cases, eliminated as a result of an adverse change in economic conditions.

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SFC and OneMain Financial Group, LLC (“OMFG”) currently act as the servicers with respect to the consumer loan securitization trusts and related series of asset-backed securities. If SFC or OMFG defaults in its servicing obligations, an early amortization event could occur with respect to the relevant asset-backed securities and SFC or OMFG could be replaced as servicer. Servicer defaults include, for example, the failure of the servicer to make any payment, transfer or deposit in accordance with the securitization documents, a breach of representations, warranties or agreements made by the servicer under the securitization documents and the occurrence of certain insolvency events with respect to the servicer. Such an early amortization event could have materially adverse consequences on our liquidity and cost of funds.

Rating agencies may also affect our ability to execute a securitization transaction, or increase the costs we expect to incur from executing securitization transactions, not only by deciding not to issue ratings for our securitization transactions, but also by altering the criteria and process they follow in issuing ratings. Rating agencies could alter their ratings processes or criteria after we have accumulated finance receivables for securitization in a manner that effectively reduces the value of those finance receivables by increasing our financing costs or otherwise requiring that we incur additional costs to comply with those processes and criteria. We have no ability to control or predict what actions the rating agencies may take.

Further, other matters, such as (i) accounting standards applicable to securitization transactions and (ii) capital and leverage requirements applicable to banks and other regulated financial institutions holding residential mortgage-backed securities or other asset-backed securities, could result in decreased investor demand for securities issued through our securitization transactions, or increased competition from other institutions that undertake securitization transactions. In addition, compliance with certain regulatory requirements, including the Dodd-Frank Act and the Investment Company Act, may affect the type of securitizations that we are able to complete.

If it is not possible or economical for us to securitize our finance receivables in the future, we would need to seek alternative financing to support our operations and to meet our existing debt obligations, which may be less efficient and more expensive than raising capital via securitizations and may have a material adverse effect on our results of operations, financial condition and liquidity.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

If the ownership of our common stock continues to be highly concentrated, it may prevent minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

The Initial Stockholder, which is primarily owned by a private equity fund managed by an affiliate of Fortress, owned approximately 58% of our outstanding common stock as of December 31, 2016. As a result, the Initial Stockholder owns shares sufficient for the majority vote over all matters requiring a stockholder vote, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our restated certificate of incorporation and our amended and restated bylaws; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders. The interests of the Initial Stockholder may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of us. Also, the Initial Stockholder may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, the market price of our common stock could decline or stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders. On February 14, 2017, SoftBank and Fortress announced that they have entered into a definitive merger agreement under which SoftBank intends to acquire Fortress. There are no assurances that the acquisition of Fortress by SoftBank will not have an impact on us.

We are a holding company with no operations and rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations and to pay dividends.

We are a holding company with no material direct operations. Our principal assets are the equity interests we directly or indirectly hold in our operating subsidiaries, which own our operating assets. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations and to pay dividends on our common stock. Our subsidiaries are legally distinct from us and certain of our subsidiaries are prohibited or restricted from paying dividends or otherwise making funds available to us under certain conditions. For example, our insurance subsidiaries are subject to regulations that limit their ability to pay dividends or make loans or advances to us, principally to protect policyholders, and certain of our debt agreements limit the ability of certain of our subsidiaries to pay dividends. In addition, OMFH’s debt covenants restrict its ability to pay dividends. If we are unable to obtain funds from our subsidiaries, we may be unable to, or our board may exercise its discretion not to, pay dividends.

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We do not anticipate paying any dividends on our common stock in the foreseeable future.

We have no plans to pay regular dividends on our common stock, and we anticipate that a significant amount of any free cash flow generated from our operations will be utilized to redeem or prepay outstanding indebtedness, and accordingly would not be available for dividends. Any declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. Until such time that we pay a dividend, our investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. In addition, the OMFH Indenture contains certain restrictions on OMFH’s and its restricted subsidiaries’ ability to make dividend payments.

Certain provisions of a stockholders agreement with our Initial Stockholder (the “Stockholders Agreement”), our restated certificate of incorporation and our amended and restated bylaws could hinder, delay or prevent a change in control of us, which could adversely affect the price of our common stock.

Certain provisions of the Stockholders Agreement, our restated certificate of incorporation and our amended and restated bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors or Fortress. These provisions provide for:

●	a classified board of directors with staggered three-year terms;

●	removal of directors only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote (provided, however, that for so long as Fortress and certain of its affiliates and permitted transferees beneficially own, directly or indirectly, at least 30% of our issued and outstanding common stock (including Fortress’ proportionate interest in shares of our common stock held by the Initial Stockholder), directors may be removed with or without cause with the affirmative vote of a majority of the then issued and outstanding voting interest of stockholders entitled to vote);

●	provisions in our restated certificate of incorporation and amended and restated bylaws prevent stockholders from calling special meetings of our stockholders (provided, however, that for so long as Fortress and certain of its affiliates and permitted transferees beneficially own, directly or indirectly, at least 20% of our issued and outstanding common stock (including Fortress’s proportionate interest in shares of our common stock held by the Initial Stockholder), any stockholders that collectively beneficially own at least 20% of our issued and outstanding common stock may call special meetings of our stockholders);

●	advance notice requirements by stockholders with respect to director nominations and actions to be taken at annual meetings;

●	certain rights to Fortress and certain of its affiliates and permitted transferees with respect to the designation of directors for nomination and election to our board of directors, including the ability to appoint a majority of the members of our board of directors, plus one director, for so long as Fortress and certain of its affiliates and permitted transferees continue to beneficially own, directly or indirectly at least 30% of our issued and outstanding common stock (including Fortress’s proportionate interest in shares of our common stock held by the Initial Stockholder);

●	no provision in our restated certificate of incorporation or amended and restated bylaws permits cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all the directors standing for election;

●	our restated certificate of incorporation and our amended and restated bylaws only permit action by our stockholders outside a meeting by unanimous written consent, provided, however, that for so long as Fortress and certain of its affiliates and permitted transferees beneficially own, directly or indirectly, at least 20% of our issued and

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outstanding common stock (including Fortress’s proportionate interest in shares of our common stock held by the Initial Stockholder), our stockholders may act without a meeting by written consent of a majority of our stockholders; and

●	under our restated certificate of incorporation, our board of directors has authority to cause the issuance of preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders. Nothing in our restated certificate of incorporation precludes future issuances without stockholder approval of the authorized but unissued shares of our common stock.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by Fortress, our management or our board of directors. Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of our common stock and the ability of public stockholders to realize any potential change of control premium.

Certain of our stockholders have the right to engage or invest in the same or similar businesses as us.

Fortress and its affiliates, including the Initial Stockholder, engage in other investments and business activities in addition to their ownership of us. Under our restated certificate of incorporation, Fortress and its affiliates, including the Initial Stockholder, have the right, and have no duty to abstain from exercising such right, to engage or invest in the same or similar businesses as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If Fortress and its affiliates, including the Initial Stockholder, or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our stockholders or our affiliates.

In the event that any of our directors and officers who is also a director, officer or employee of any of Fortress or its affiliates, including the Initial Stockholder, acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acts in good faith, then even if Fortress or its affiliates, including the Initial Stockholder, pursues or acquires the corporate opportunity or if Fortress or its affiliates, including the Initial Stockholder, do not present the corporate opportunity to us such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us.

Licensing and insurance laws and regulations may delay or impede purchases of our common stock.

Certain of the states in which we are licensed to originate loans and the states in which Springleaf and OneMain insurance subsidiaries are domiciled (Indiana and Texas) have laws or regulations which require regulatory approval for the acquisition of “control” of regulated entities. In addition, these Indiana and Texas insurance laws and regulations generally provide that no person may acquire control, directly or indirectly, of a domiciled insurer, unless the person has provided the required information to, and the acquisition is subsequently approved or not disapproved by, the Indiana Department of Insurance and also by the Texas Department of Insurance. Under state insurance laws or regulations, there exists a presumption of “control” when an acquiring party acquires as little as 10% of the voting securities of a regulated entity or of a company which itself controls (directly or indirectly) a regulated entity (the threshold is 10% under the insurance statutes of Indiana and Texas). Therefore, any person acquiring 10% or more of our common stock may need the prior approval of these two state insurance and/or licensing regulators, or a determination from such regulators that “control” has not been acquired, which could significantly delay or otherwise impede their ability to complete such purchase. The acquisition of Fortress by SoftBank may be deemed a change of control for purposes of certain of our state lending and insurance licenses pursuant to which we operate our lending and insurance businesses. Accordingly, we may be required to obtain approvals for the change of control from some state lending or insurance regulators.

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RISKS RELATED TO OUR COMMON STOCK

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our common stock has been and may continue to be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, public stockholders may be unable to resell their shares at or above their purchase price, if at all. The market price of our common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

●	variations in our quarterly or annual operating results;

●	changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;

●	the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock in the future;

●	additions to, or departures of, key management personnel;

●	any increased indebtedness we may incur in the future;

●	announcements by us or others and developments affecting us;

●	actions by institutional stockholders or our Initial Stockholder or Fortress;

●	litigation and governmental investigations;

●	changes in market valuations of similar companies;

●	speculation or reports by the press or investment community with respect to us or our industry in general;

●	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

●	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments; and

●	general market, political and economic conditions, including any such conditions and local conditions in the markets in which our borrowers are located.

These broad company, market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including in recent months. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. In particular, we intend to continue to seek opportunities to acquire consumer finance portfolios and/or businesses that engage in consumer finance loan servicing and/or consumer finance loan originations. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations.

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Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our stockholders at the time of such issuance or reduce the market price of our common stock or both. Upon liquidation, holders of debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us.

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

As of December 31, 2016, approximately 58% of our outstanding common stock is held by the Initial Stockholder and can be resold into the public markets in the future in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”). A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

The future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise will dilute all other stockholdings.

We have an aggregate of 1,864,775,073 shares of common stock authorized but unissued as of February 14, 2017. We may issue all of these shares of common stock without any action or approval by our stockholders, subject to certain exceptions. We also intend to continue to evaluate acquisition opportunities and may issue common stock in connection with these acquisitions. Any common stock issued in connection with our incentive plans, acquisitions, the exercise of outstanding stock options or otherwise would dilute the percentage ownership held by our existing shareholders.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“GAAP”). Effective internal control over financial reporting is necessary for us to provide reliable reports and prevent fraud.

We believe that a control system, no matter how well designed and managed, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. We may not be able to identify all significant deficiencies and/or material weaknesses in our internal control in the future, and our failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, financial condition, results of operations and prospects.

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THE COMPANIES

IEG Holdings

We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and originating direct consumer loans in 19 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states.

Our strategy is to address the market needs of underbanked consumers that tend to be ignored by mainstream institutional credit providers such as banks and credit unions, and charged excessive fees and interest by fringe lenders such as payday lenders. In the current global environment, we believe there is a substantial need and opportunity for the small personal loans we offer.

All of our personal loans are offered at prevailing statutory rates with fixed affordable repayments and no prepayment penalties. We conduct full underwriting on all applications including credit checks and review of bank statements to ensure customers have capacity to repay their loans, and have designed our loans to help customers reach a stronger financial position.

We plan to continue expanding our state coverage in 2017 by obtaining state lending licenses in six additional states, increasing our coverage to 25 states and approximately 240 million people. As soon as we receive new state licenses we will add to our existing online marketing and distribution channels which we expect will generate immediate business at a customer acquisition cost within our desired budget.

For the years ended December 31, 2016 and 2015, we generated revenue of $2,135,046 and $1,835,165, respectively, and had net losses of $4,728,869 and $5,698,198, respectively.

We were organized as a Florida corporation on January 21, 1999, originally under the name Interact Technologies, Inc. In February 2013, we changed our name to IEG Holdings Corporation. We have two wholly-owned subsidiaries, Investment Evolution Corporation (“IEC”), our U.S. operating entity that holds all of our state licenses, leases, employee contracts and other operating and administrative assets, and IEC SPV, LLC (“IEC SPV”), a bankruptcy remote special purpose entity that holds our U.S. loan receivables.

Our principal office is located at 6160 West Tropicana Avenue, Suite E-13, Las Vegas, Nevada 89103 and our phone number is (702) 227-5626. Our corporate website address is www.investmentevolution.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this document.

OneMain

OneMain is a financial services holding company whose principal subsidiaries are Springleaf Finance, Inc. (“SFI”) and Independence Holdings, LLC (“Independence”). SFI’s principal subsidiary is Springleaf Finance Corporation (“SFC”), and Independence’s principal subsidiary is OneMain Financial Holdings, LLC (“OMFH”). SFC and OMFH are financial services holding companies with subsidiaries engaged in the consumer finance and insurance businesses. At December 31, 2016, Springleaf Financial Holdings, LLC (the “Initial Stockholder”) owned approximately 58% of OneMain’s common stock. The Initial Stockholder is owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC. As of December 31, 2016, OneMain had over 10,100 employees and over 1,800 branch offices in 44 states. OneMain maintains an online consumer loan origination business. Although many new customer applications are sourced online, most online applications are closed in a branch.

For the years ended December 31, 2016 and 2015, OneMain generated interest income of $3,110 million and $1,930 million, respectively, and had net income (loss) of $243 million and $(93) million, respectively.

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OneMain’s principal office is located at 601 N.W. Second Street, Evansville, Indiana 47708 and its phone number is (812) 424-8031. OneMain’s corporate website address is www.onemainfinancial.com. Information contained on, or accessible through, OneMain’s website is not a part of, and is not incorporated by reference into, this document.

THE OFFER

General

IEG Holdings is offering to exchange 20 shares of IEG Holdings’ common stock for each share of common stock of OneMain, up to an aggregate of 6,747,723 shares of OneMain common stock, representing approximately 4.99% of OneMain’s outstanding shares as of February 14, 2017, validly tendered and not properly withdrawn in the offer, on the terms and conditions of the offer, including the proration provisions. See “The Offer—Conditions of the Offer” and “The Offer—Proration.” On March 23, 2017, the closing price of a share of IEG Holdings common stock on the OTCQB was $3.00, and the closing price of a share of OneMain common stock on the NYSE was $25.44. Accordingly, the offer of 20 IEG Holdings shares for each share OneMain share represents a premium of approximately 135.8%.

Background of the Offer and the Acquisition

Over time, Mr. Mathieson, IEG Holdings’ President and Chief Executive Officer, has reviewed and discussed with the Board business, operational and strategic plans to enhance and complement IEG Holdings’ business, including a variety of strategic acquisition alternatives.

On May 23, 2016, Mr. Mathieson discussed informally a handful of strategic acquisition alternatives with IEG Holdings’ Board, including a potential tender offer for shares of OneMain’s common stock at end of 2016, as well as acquisition of certain unlisted lending phone application companies or Lending Club. The focus narrowed to OneMain as it appeared to be the best value for the best potential upside due to the substantial redundant cost structure as IEG Holdings already had the experience of moving from brick and mortar to online only. The acquisition would provide the largest increase in net assets for IEG Holdings shareholders. The Board indicated that additional research should be conducted and that IEG Holdings’ strategic alternatives should be explored further.

On May 27, 2016, Mr. Mathieson requested that Laura Anthony of Legal & Compliance, LLC, IEG Holdings’ securities counsel, provide certain information regarding historical stock-for-stock tender offers. Mr. Mathieson discussed with Ms. Anthony the perceived operational synergies and potential cost savings that could be achieved by converting OneMain’s brick-and-mortar business model to an online-only model, as well as the possible increase in profit and market capitalization of a combined IEG Holdings/OneMain company.

On May 27, 2016, Mr. Mathieson also informed the Board and Carla Cholewinski, IEG Holdings’ Chief Operating Officer, of his instructions to Ms. Anthony.

On June 3, 2016, Mr. Mathieson received a broad outline of the steps involved in a proposed tender offer for OneMain’s common stock, as well as certain concerns, including but not limited to, OneMain’s staggered board of directors, the difficulty involved in removing OneMain directors, and the existence of a OneMain majority stockholder. Mr. Mathieson provided the outline to IEG Holdings’ Board members and to Ms. Cholewinski. As part of his general review of strategic opportunities, Mr. Mathieson continued to review numerous transaction alternatives with various consumer finance businesses and assets (including peer-to-peer lenders) and OneMain.

On June 19, 2016, Mr. Mathieson conducted an analysis of large investor transactions in OneMain common stock, as well as potential synergies between IEG Holdings and OneMain.

On July 19, 2016, Mr. Mathieson informally discussed with the Board the possibility of launching a stock-for-stock tender offer for shares of OneMain common stock at a discount to market in light of the relative small size of IEG Holdings, what Mr. Mathieson believed to be significant synergies and potential cost savings that could be achieved if the two companies were combined. The discount to market was based on an initial lower ratio offer of one IEG Holdings for each OneMain share, at a time when IEG Holdings stock was trading at approximately $18 per share and OneMain stock was trading at approximately $27 per share. Management’s plan was to adjust the offer at the time of launch to be a substantial discount of approximately 50% to see the market’s reaction and then make any appropriate adjustment decisions.

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On September 26, 2016, Mr. Mathieson requested that Ms. Anthony begin drafting board resolutions relating to a tender offer by IEG Holdings for shares of OneMain common stock.

From October 12, 2016 to October 28, 2016, Mr. Mathieson held detailed but informal discussions with all Board members regarding a possible OneMain tender offer. Such discussions included the factors, uncertainties and risks set forth below under “—IEG Holdings’ Reasons for the Offer and the Acquisition.” The analysis of the value of IEG Holdings was limited to its then-current market capitalization and share price. The exchange rate was calculated on an approximate 50% discount to take into account the significant expected cost savings and value that could be added to the combined group by utilizing IEG Holdings’ online model. The financial performance and assets were not considered as management believed that the OneMain stockholders would look to the share price as it reflects and takes into account the financial performance and assets of the relevant business. Management believed that when comparing the negative earnings per share for IEG Holdings and OneMain showed a very similar level for full year 2015.

On October 28, 2016, the Board, which at that time consisted of Messrs. Harold Hansen, Matthew Banks and Paul Mathieson) approved the OneMain tender offer by unanimous written consent.

Effective November 3, 2016, at the suggestion of Mr. Mathieson, each of Matthew I. Banks and Harold A. Hansen resigned as a member of IEG Holdings’ Board. IEG Holdings determined that it would no longer pursue an uplisting to NYSE MKT or The NASDAQ Stock Market in the short term, and that it would move from the OTCQX market tier of the OTC Market Group to the OTCQB market tier in January 2017 in order to cut costs. Due to the move to the OTCQB market tier, IEG Holdings will no longer be required to (i) have at least two independent directors, or (ii) maintain a majority independent audit committee. As a result and in order to cut costs, Messrs. Banks and Hansen resigned as members of IEG Holdings’ Board. Mr. Mathieson remained as sole director. If and when IEG Holdings is able to uplist to a national exchange, IEG Holdings intents to appoint additional directors.

On November 7, 2016, OneMain’s closing stock price on the NYSE was $27.57. After the market closed on November 7, 2016, OneMain issued its earnings release relating to its third quarter 2016 results of operations. Ms. Cholewinski provided Mr. Mathieson with the earnings release. Mr. Mathieson and Ms. Cholewinski reviewed and analyzed the results. On November 8, 2016, OneMain’s closing stock price dropped to $16.90, representing a 38.7% decrease from the prior trading day’s closing price and a 65.6% decrease from the 52-week high closing price of $49.14 on November 27, 2015. On November 9, 2016, Mr. Mathieson, as sole director of IEG Holdings, decided to proceed with the tender offer. On March 23, 2017, OneMain’s closing stock price was $25.44, representing a 21.1% decrease from its 52-week high closing price of $32.26 on April 27, 2016, and a 52.7% decrease from its all-time high closing price of $53.83 on March 23, 2015.

On December 16, 2016, IEG Holdings delivered a letter to Jay N. Levine, OneMain’s President and Chief Executive Officer, and copied OneMain’s Board of Directors. In the letter, IEG Holdings advised Mr. Levine that IEG Holdings proposed to commence a tender offer for up to 100% of OneMain’s outstanding common stock on the basis of two shares of IEG Holdings common stock for each share of OneMain common stock. IEG Holdings indicated that it believed that a combined IEG Holdings/OneMain company could achieve significant operational synergies and cost savings by converting OneMain’s brick-and-mortar business model to an online-only model. IEG Holdings also identified certain factors which it viewed as supporting its decision to go forward with the tender offer. In the letter, IEG Holdings requested that OneMain provide certain disclosures and an auditors’ consent to be included in IEG Holdings’ SEC filings relating to this tender offer, including the registration statement on Form S-4 of which this document is a part. As of the date of this document, OneMain has not responded to IEG Holdings’ request.

IEG Holdings believed that a business combination could result in significant operational synergies and cost savings because IEG Holdings has shown the ability to operate an online only business across 19 states covering approximately 62% of the population with a skeleton staff of only seven people. IEG Holdings originally had four offices in four states with higher cost levels and without the development of its online system it would require a minimum of 19 offices in 19 states with substantially higher overhead costs. Upon developing its online system, IEG Holdings quickly moved to an online only model and has shown to regulators and customers the ability to achieve this transition. IEG Holdings believes that it could apply the same processes to achieve significant operational synergies to the OneMain business. IEG Holdings believes that it could remove the unnecessary brick and mortar costs of the OneMain operation and centralize OneMain’s underwriting away from its individual offices to only the head office. IEG Holdings expects that it would remove over 1,700 offices and 10,000 staff from the OneMain operation, resulting in significant cost savings. The significant and main synergy is between the online IEG Holdings system and the existing customer base of OneMain. There would also be significant benefits to the OneMain customers by removing the requirement for them to travel to an office and also significantly decrease the processing time to enable same day funding.

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The Board considered the challenges reasonably likely to arise from the process of converting OneMain’s brick-and-mortar business model to an online-only model. The main challenges would be staff morale during the transition phase and customer aversion. IEG Holdings believes that it could carefully and systematically terminate leases and staff utilizing natural staff attrition and expiration of leases wherever possible rather than redundancies. IEG Holdings would aim to coincide termination of staff in offices where leases were expiring. The initial strategy would be to cut each individual office to a skeleton customer service staff level so that there would be minimal impact on the collection of debt and customer interaction while encouraging and migrating existing and new customers to the online system for new loans. The value of OneMain’s main asset of its loan book would be expected to be maintained but there would be loss of value of non-loan assets, such as fixtures and fittings and unnecessary computer equipment.

In light of the decrease in IEG Holdings’ stock price, the increase in OneMain’s share price and initial small number of tenders, in March 2017, the Board decided to revise the offer to provide a more traditional 50% to 150% premium offer to maximize chance of success.

IEG Holdings’ Reasons for the Offer and the Acquisition

The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 6,747,723 shares of OneMain common stock, representing approximately 4.99% of OneMain’s outstanding shares as of February 14, 2017. IEG Holdings wishes to acquire up to an aggregate of 6,747,723 for several reasons, namely:

●	IEG Holdings believes that the acquisition of OneMain’s shares is a solid short-term investment for IEG Holdings’ stockholders, significantly increasing IEG Holdings’ net asset value per share.

●	IEG Holdings intends to use its OneMain stockholdings to become an activist investor, to pressure OneMain’s board to implement changes to its online strategy and execute substantial cost cuts in order to increase the value of IEG Holdings’ OneMain stockholdings.

●	This tender offer may be the first step in an ongoing attempt by IEG Holdings to obtain control of OneMain, through subsequent tender offers or otherwise.

●	If IEG Holdings decides not to pursue control of OneMain in the future and if OneMain’s board refuses to (i) appoint an IEG Holdings representative to its board and/or management team, (ii) implement substantial cost cuts, and/or (iii) implement a new and improved online strategy, IEG Holdings likely would seek to liquidate its OneMain shareholdings, which is likely to be a net asset accretive strategy.

In reaching its decision to approve the offer and the acquisition of OneMain shares, IEG Holdings’ board of directors consulted with IEG Holdings’ senior management team and considered a number of factors, including the following material factors which it viewed as supporting its decision to approve the offer and the acquisition:

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●	Significant business synergies from combining the two businesses including estimated cost savings of at least $700 million per year from transforming the OneMain “brick and mortar” business model to IEG Holdings’ 100% online only distribution business model, resulting in the closure of over 1,700 OneMain offices, termination of over 10,000 employees, substantial cuts in advertising/marketing costs and other significant cost cutting measures, including cut in the Chief Executive Officer’s annual base salary to $1 per year and significant reduction in aggregate annual executive compensation;

●	Improvement in combined business from rebranding of “OneMain” to “Mr. Amazing Loans” brand, termination of low margin OneMain business segments with new focus on high margin unsecured loans to near prime clients, focus on refinancing of existing high quality OneMain customers and termination of lending to sub-prime OneMain customers with FICO score of less than 600 to reduce OneMain loss levels;

●	Benefits to IEG Holdings, including increase in state lending licenses from 19 to 44, access to substantial new capital and substantial increase in size of customer base and revenue; and

●	Acquisition would be substantially earnings and net asset per share accretive for IEG Holdings stockholders.

IEG Holdings believes that it could save at least $700 million through removal of significant expenses shown in OneMain’s 2016 full year results and specifically, it could cut over 90% of $788 million in salary and benefits for 2016, and over 95% of occupancy costs. IEG Holdings believes OneMain has too many high level executives and those that are necessary are highly overpaid. IEG Holdings believes that it could reduce compensation significantly.

The IEG Holdings board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the offer and the acquisition, including the following (not in any relative order of importance):

●	the risk that the acquisition of OneMain might not be completed in a timely manner or at all and the attendant adverse consequences for IEG Holdings’ and OneMain’s businesses, such as the cost of the offer and potential adverse publicity, as a result of the pendency of the acquisition and operational disruption;

●	the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of OneMain and its subsidiaries;

●	the risk that the potential benefits of the acquisition may not be fully or partially achieved, or may not be achieved within the expected timeframe;

●	the challenges and difficulties relating to combining the operations of IEG Holdings and OneMain;

●	the risk of diverting IEG Holdings management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with OneMain, and other potential disruption associated with combining the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of IEG Holdings and OneMain;

●	the possibility that the combined company could have lower revenue and growth rates than each of the companies experienced historically;

●	the effects of general competitive, economic, political and market conditions and fluctuations on IEG Holdings, OneMain or the combined company; and

●	various other risks associated with the acquisition and the businesses of IEG Holdings, OneMain and the combined company, some of which are described under “Risk Factors.”

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The IEG Holdings board of directors concluded that the potential negative factors associated with the acquisition were outweighed by the potential benefits that it expected IEG Holdings and its stockholders to achieve as a result of the offer and the acquisition. Accordingly, the IEG Holdings board of directors approved the offer.

The foregoing discussion of the information and factors considered by the IEG Holdings board of directors is not intended to be exhaustive, but includes the material factors considered by the IEG Holdings board of directors. In view of the variety of factors considered in connection with its evaluation of the acquisition, the IEG Holdings board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The IEG Holdings board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The IEG Holdings board of directors based its determination on the totality of the information presented.

Proration

If, upon the expiration of the offer, OneMain stockholders have validly tendered and not validly withdrawn more shares of OneMain common stock than IEG Holdings is able to accept for exchange, IEG Holdings will accept for exchange the shares of OneMain common stock validly tendered and not validly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of OneMain common stock to be accepted for exchange bears to the total number of shares of OneMain common stock validly tendered and not validly withdrawn (rounded to the nearest whole number of shares of OneMain common stock).

IEG Holdings will announce the preliminary proration factor, if any, by press release by 9:00 a.m., Eastern time, on the business day (currently expected to be May 8, 2017) following the expiration date of the offer (currently expected to be May 5, 2017). Upon determining the number of shares of OneMain common stock validly tendered for exchange, OneMain will announce the final results, including the final proration factor, if any.

Any shares of OneMain common stock not accepted for exchange in the exchange offer as a result of proration will be returned to the tendering stockholder promptly after the expiration of the exchange offer in book-entry form to a direct registration account in the name of the registered holder maintained by OneMain’s transfer agent even if tendered in certificated form.

Distribution of Offering Materials

On or about January 27, 2017, this document, the related letter of transmittal and other relevant materials were initially delivered to record holders of shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on OneMain’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares.

Expiration of the Offer

The offer is scheduled to expire at 5:00 p.m., Eastern time, on May 5, 2017, which is the “expiration date,” unless further extended by IEG Holdings. “Expiration date” means May 5, 2017, unless and until IEG Holdings has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by IEG Holdings, will expire.

Extension, Termination and Amendment

IEG Holdings will effect any extension, termination, amendment or delay by (i) giving oral or written notice to the depository and exchange agent, (ii) making a public announcement promptly thereafter as described under “The Offer—Extension, Termination and Amendment,” (iii) filing with the SEC an amendment to Schedule TO reporting promptly any material changes in the information set forth in the schedule previously filed and including copies of any additional tender offer materials as exhibits, and (iv) as required by Rule 14d-4(d)(2) promulgated under the Exchange Act, keeping the tender offer open from the date that material changes to the tender offer materials are disseminated to securityholders as follows: (a) five business days for a prospectus supplement containing a material change other than price or share levels, (b) 10 business days for a prospectus supplement containing a change in price, the amount of securities sought or other similarly significant change, (c) 10 business days for a prospectus supplement included as part of a post-effective amendment, and (d) 20 business days for a revised prospectus when the initial prospectus was materially deficient.

In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which IEG Holdings may choose to make any public announcement, IEG Holdings assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, OneMain shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the right of each OneMain stockholder to withdraw previously tendered OneMain shares.

No subsequent offering period will be available following the expiration of the offer.

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Exchange of Shares; Delivery of Shares of IEG Holdings Common Stock

IEG Holdings has retained Computershare as the depositary and exchange agent for the offer (the “depository and exchange agent”) to handle the exchange of shares for the offer consideration.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), IEG Holdings will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn promptly after the expiration date. In all cases, a OneMain stockholder will receive consideration for tendered OneMain shares only after timely receipt by the depository and exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the depository and exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the offer, IEG Holdings will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the depository and exchange agent of its acceptance of those shares pursuant to the offer. The depository and exchange agent will deliver to the applicable OneMain stockholders shares of IEG Holdings common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice. The depository and exchange agent will act as the agent for tendering OneMain stockholders for the purpose of receiving shares of IEG Holdings common stock from IEG Holdings and transmitting such stock to the tendering OneMain stockholders.

If IEG Holdings does not accept any tendered OneMain shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted representing more shares than are tendered for, IEG Holdings will return certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the depository and exchange agent’s account at DTC pursuant to the procedures set forth below in “—Procedure for Tendering,” the shares to be returned will be credited to an account maintained with DTC promptly following expiration or termination of the offer.

Withdrawal Rights

OneMain stockholders can withdraw tendered OneMain shares at any time until the expiration date and, if IEG Holdings has not agreed to accept the shares for exchange on or prior to May 5, 2017, OneMain stockholders can thereafter withdraw their shares from tender at any time after such date until IEG Holdings accepts shares for exchange.

For the withdrawal of shares to be effective, the depository and exchange agent must receive a written notice of withdrawal from the OneMain stockholder at one of the addresses set forth on the back cover of this document, prior to the expiration date. The notice must include the OneMain stockholder’s name, address, social security number, the certificate number(s), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the depository and exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the depository and exchange agent, as stated above, prior to the physical release of such certificates.

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IEG Holdings will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion. None of IEG Holdings, the depository and exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a OneMain stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “—Procedure for Tendering” at any time prior to the expiration date.

Procedure for Tendering

For a OneMain stockholder to validly tender OneMain shares pursuant to the offer:

●	a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other documents required by the letter of transmittal, and certificates for tendered OneMain shares held in certificate form must be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document before the expiration date; or

●	an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document, and the shares must be tendered into the depository and exchange agent’s account at DTC pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation” must be received), in each case before the expiration date.

The term “agent’s message” means a message transmitted by DTC to, and received by, the depository and exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that IEG Holdings may enforce that agreement against such participant.

The depository and exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the depository and exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document prior to the expiration date. IEG Holdings cannot assure OneMain stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, OneMain stockholders must tender shares by means of delivery of OneMain share certificates. We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the depository and exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

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If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of OneMain share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering OneMain stockholder, and delivery will be deemed made only when actually received by the depository and exchange agent. If delivery is by mail, IEG Holdings recommends registered mail with return receipt requested and properly insured. In all cases, OneMain stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal income tax backup withholding, each OneMain stockholder, other than a stockholder exempt from backup withholding as described below, must provide the depository and exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding of U.S. federal income tax by completing the IRS Form W-9 included in the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding and reporting requirements. In order for a foreign person to qualify as an exempt recipient, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status.

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between IEG Holdings and the tendering OneMain stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer.

No Guaranteed Delivery

We are not providing for guaranteed delivery procedures and therefore OneMain stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. OneMain stockholders must tender their OneMain shares in accordance with the procedures set forth in this document. In all cases, IEG Holdings will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the depository and exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the depository and exchange agent’s account at DTC as described above), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

By executing a letter of transmittal as set forth above, a OneMain stockholder irrevocably appoints IEG Holdings’ designees as such OneMain stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by IEG Holdings and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that IEG Holdings accepts tendered OneMain shares for exchange pursuant to the offer and deposits with the depository and exchange agent the shares of IEG Holdings common stock consideration for such shares. All such proxies will be considered coupled with an interest in the tendered OneMain shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the OneMain stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). IEG Holdings’ designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of the OneMain’s stockholders or otherwise. IEG Holdings reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, IEG Holdings must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by IEG Holdings in accordance with terms of the offer, the appointment will not be effective, and IEG Holdings will have no voting rights as a result of the tender of shares.

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Fees and Commissions

Tendering registered OneMain stockholders who tender shares directly to the depository and exchange agent will not be obligated to pay any charges or expenses of the depository and exchange agent or any brokerage commissions. Tendering OneMain stockholders who hold OneMain shares through a broker or bank should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by IEG Holdings.

Matters Concerning Validity and Eligibility

IEG Holdings will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion. IEG Holdings reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. IEG Holdings also reserves the absolute right to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of IEG Holdings, the depository and exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

OneMain stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent as set forth below.

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free (800) 279-6913

Or Contact via E-mail at:

IEGH@georgeson.com

Announcement of Results of the Offer

IEG Holdings will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether IEG Holdings will accept the tendered OneMain shares for exchange, promptly following the expiration date. The announcement will be made by a press release and IEG Holdings will file with the SEC a final amendment to Schedule TO reporting promptly the results of the tender offer.

Ownership of IEG Holdings After the Offer and the Acquisition of Tendered Shares

Assuming that:

●	6,747,723 of OneMain’s outstanding shares are exchanged in the offer; and

●	9,714,186 shares of IEG Holdings common stock are outstanding immediately prior to expiration of the offer;

former OneMain stockholders would own in the aggregate 93.3% of the outstanding shares of IEG Holdings common stock after completion of the offer.

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Purpose of the Offer; Dissenters’ Rights

Purpose of the Offer

The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 6,747,723 shares of OneMain common stock, representing approximately 4.99% of OneMain’s outstanding shares as of February 14, 2017. IEG Holdings wishes to acquire up to an aggregate of 6,747,723 for several reasons, namely:

●	IEG Holdings believes that the acquisition of OneMain’s shares is a solid short-term investment for IEG Holdings’ stockholders, significantly increasing IEG Holdings’ net asset value per share.

●	IEG Holdings intends to use its OneMain stockholdings to become an activist investor, to pressure OneMain’s board to implement changes to its online strategy and execute substantial cost cuts in order to increase the value of IEG Holdings’ OneMain stockholdings.

●	This tender offer may be the first step in an ongoing attempt by IEG Holdings to obtain control of OneMain, through subsequent tender offers or otherwise.

●	If IEG Holdings decides not to pursue control of OneMain in the future and if OneMain’s board refuses to (i) appoint an IEG Holdings representative to its board and/or management team, (ii) implement substantial cost cuts, and/or (iii) implement a new and improved online strategy, IEG Holdings likely would seek to liquidate its OneMain shareholdings, which is likely to be a net asset accretive strategy.

Dissenters’ Rights

No appraisal rights are available to the holders of OneMain shares in connection with the offer.

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Conditions of the Offer

IEG Holdings will not accept for exchange or exchange any OneMain shares, may postpone the acceptance for exchange, or the exchange, of tendered OneMain shares, if at the expiration date any of the following conditions is not satisfied or validly waived:

Certain Other Conditions

The other conditions to the offer are as follows:

●	the registration statement, of which this document is a part, must have become effective under the Securities Act, and must not be the subject of any stop order or proceeding seeking a stop order; and

●	no law, order, or injunction restraining or enjoining or otherwise prohibiting the consummation of the offer must have been issued by a governmental entity of competent jurisdiction;

Certain Legal Matters; Regulatory Approvals

General

IEG Holdings is not aware of any governmental license or regulatory permit that appears to be material to OneMain’s business that might be adversely affected by IEG Holdings’ acquisition of OneMain shares pursuant to the offer or, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for IEG Holdings’ acquisition or ownership of OneMain shares pursuant to the offer.

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Antitrust

In connection with the offer, IEG Holdings does not believe that any Notification and Report Form filing with the Federal Trade Commission and the Department of Justice is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Interests of Certain Persons in the Offer

OneMain’s directors and executive officers may have interests in the offer that are different from, or in addition to, the interests of the OneMain stockholders generally. These interests may create potential conflicts of interest. On January 9, 2017, OneMain’s board of directors unanimously recommended that OneMain stockholders reject the OneMain tender offer and not tender their shares pursuant to the offer.

Effect of the Offer on OneMain Shares and Equity Awards

Consideration for OneMain Shares

If OneMain’s directors and executive officers were to tender any OneMain shares they own for purchase pursuant to the offer, they would receive the same consideration on the same terms and conditions as the other stockholders of OneMain. As of March 31, 2016 (the most recent date for which such information is publicly available), OneMain’s directors and executive officers (and affiliates) owned 77,903,885 OneMain shares in the aggregate. If the directors and executive officers (and affiliates) were to validly tender and not properly withdraw their outstanding OneMain shares pursuant to the offer, up to the aggregate offering amount of 6,747,723 OneMain shares, and those OneMain shares were accepted for exchange by IEG Holdings, the directors and executive officers (and affiliates) would receive shares of IEG Holdings common stock having an aggregate value of approximately $404.86 million, based on the last sale price of IEG Holdings common stock on the OTCQB on March 23, 2017.

No Consideration for Restricted Stock Units or Other Convertible Securities

IEG Holdings will not provide any consideration for outstanding OneMain restricted stock units or other convertible securities.

Certain Relationships With OneMain

As of the date of this document, IEG Holdings does not own any OneMain shares. IEG Holdings has not effected any transaction in securities of OneMain in the past 60 days. To the best of IEG Holdings’ knowledge, after reasonable inquiry, none of the persons listed in the section entitled “Management,” nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of OneMain or has effected any transaction in securities of OneMain during the past 60 days.

Source and Amount of Funds

The offer is not conditioned upon any financing arrangements or contingencies.

Fees and Expenses

IEG Holdings has retained Georgeson LLC as information agent in connection with the offer. The information agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of shares. IEG Holdings will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. IEG Holdings agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

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In addition, IEG Holdings has retained Computershare as depository and exchange agent in connection with the offer. IEG Holdings will pay the depository and exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the depository and exchange agent for its reasonable out-of-pocket expenses and will indemnify the depository and exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

IEG Holdings will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, IEG Holdings will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, IEG Holdings will account for the acquisition of shares as an available - for - sale investment.

Resale of IEG Holdings Common Stock

All IEG Holdings common stock received by OneMain stockholders as consideration in the offer will be freely tradable for purposes of the Securities Act, except for IEG Holdings common stock received by any person who is deemed an “affiliate” of IEG Holdings at the time of the closing. IEG Holdings common stock held by an affiliate of IEG Holdings may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of IEG Holdings common stock by any person, and no person is authorized to make any use of this document in connection with any resale.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

In 2016, IEG Holdings’ common stock was quoted on the OTCQX market tier of the OTC Markets Group under the symbol “IEGH.” Beginning in January 2017, IEG Holdings’ common stock is quoted on the OTCQB. OneMain shares are listed on the NYSE under the symbol “OMF.” The following table sets forth, for the periods indicated, as reported by the OTCQX with respect to IEG Holdings and NYSE with respect to OneMain, the per share high and low sales prices of each company’s common stock.

	IEG Common Stock		OneMain Common Stock
	High	Low	High	Low
2014
Quarter Ended March 31, 2014	$100.00	$100.00	$28.56	$23.43
Quarter Ended June 30, 2014	120.00	100.00	27.35	22.35
Quarter Ended September 30, 2014	450.00	100.00	34.74	25.28
Quarter Ended December 31, 2014	1,000.00	100.00	39.86	32.04

2015
Quarter Ended March 31, 2015	$510.00	$387.50	$54.34	$31.35
Quarter Ended June 30, 2015	550.00	250.00	53.80	44.67
Quarter Ended September 30, 2015	275.00	80.00	52.00	41.00
Quarter Ended December 31, 2015	100.00	74.90	51.39	39.24

2016
Quarter Ended March 31, 2016	$99.00	$49.50	40.72	18.95
Quarter Ended June 30, 2016	65.00	17.50	32.26	21.20
Quarter Ended September 30, 2016	24.00	16.60	31.37	21.27
Quarter Ended December 31, 2016	7.50	2.01	31.47	16.90

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On January 4, 2017, the trading day prior to the filing of IEG Holdings’ registration statement on Form S-4, of which this document forms a part, the closing price per OneMain share on the NYSE and the closing price per share of IEG Holdings common stock as quoted on the OTCQB was as follows:

IEG Holdings	OneMain

$5.45	$23.90

On March 23, 2017, the closing price of a share of IEG Holdings common stock on the OTCQB was $3.00, and the closing price of a share of OneMain common stock on the NYSE was $25.44. OneMain stockholders should obtain current market quotations for OneMain shares and shares of IEG Holdings common stock before deciding whether to tender their OneMain shares in the offer. IEG Holdings’ common stock is quoted on the OTCQB tier of the OTC Markets. Trading in IEG Holdings common stock is thin and sporadic, and the price of IEG Holdings common stock has been in the past, and likely will be in the future, very volatile because of several factors, including a limited public float. See “Risk Factors—IEG Holdings Risk Factors—Risks Relating to Our Common Stock—Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our security holders to resell their common stock” and “Risk Factors—IEG Holdings Risk Factors—Risks Relating to Our Common Stock—Our common stock price is likely to be highly volatile because of several factors, including a limited public float.”

Dividends

Historically, we have not paid any cash dividends on our common stock. We expect to change our dividend policy in 2017, however, and intend to pay a small dividend to stockholders in May 2017 after our first quarter 2017 results are released. We expect to pay ongoing regular quarterly dividends thereafter. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We may determine to retain future earnings, if any, for reinvestment in the development and expansion of our business.

INFORMATION ABOUT IEG HOLDINGS

DESCRIPTION OF IEG HOLDINGS’ BUSINESS

Business Overview

We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and originating direct consumer loans in 19 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states.

Our strategy is to address the market needs of underbanked consumers that tend to be ignored by mainstream institutional credit providers such as banks and credit unions, and charged excessive fees and interest by fringe lenders such as payday lenders. In the current global environment, we believe there is a substantial need and opportunity for the small personal loans we offer.

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All of our personal loans are offered at prevailing statutory rates with fixed affordable repayments and no prepayment penalties. We conduct full underwriting on all applications including credit checks and review of bank statements to ensure customers have capacity to repay their loans, and have designed our loans to help customers reach a stronger financial position.

We plan to continue expanding our state coverage in 2017 by obtaining state lending licenses in six additional states, increasing our coverage to 25 states and approximately 240 million people. As soon as we receive new state licenses we will add to our existing online marketing and distribution channels which we expect will generate immediate business at a customer acquisition cost within our desired budget.

Recent Developments

On January 5, 2017, we commenced a tender offer to purchase up to all outstanding shares of common stock of OneMain Holdings Inc., a NYSE-listed company; provided, however, that we were willing to accept any number of shares of OneMain common stock, even if such shares, in the aggregate, constitute less than a majority of OneMain’s outstanding common stock. The OneMain tender offer was scheduled to expire at 12:00 a.m., Eastern time, on February 6, 2017, unless extended. On February 7, 2017, we extended the OneMain tender offer such that it was to expire at 5:00 p.m., Eastern time, on March 27, 2017, unless it is extended or earlier terminated. On March 27, 2017, we extended the OneMain tender offer such that it will expire at 5:00 p.m., Eastern time, on Friday, May 5, 2017. Complete terms and conditions of the OneMain Tender Offer are set forth in the Tender Offer Statement on Schedule TO and in the registration statement on Form S-4, each of which we originally filed with the SEC on January 5, 2017, and each of which as may be amended.

In January 2017, our Board of Directors approved a stock repurchase program authorizing the open market repurchase of up to $2,000,000 of our common stock. Purchases under the program are authorized through December 31, 2017. No shares will be repurchased under the program until the OneMain Tender Offer has closed or has been terminated.

In December 2016, we launched a private offering of up to $10 million aggregate principal amount of our 12% senior unsecured notes due December 31, 2026 (the “Notes”), on a self-underwritten basis. As of March 23, 2016, no Notes have been sold. There can be no assurance that the private offering of Notes will be completed. We intend to use the net proceeds of the offering to increase the size of our loan book. This description and other information in this document regarding the Notes offering is included in this document solely for informational purposes. Nothing in this document should be construed as an offer to sell, nor the solicitation of an offer to buy, any Notes.

Market

We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and originating direct consumer loans in 19 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states.

Our strategy is to address the funding needs of “under-banked” consumers that tend to be ignored by mainstream institutional credit providers such as traditional banks and credit unions, and charged high advanced fees and interest by fringe lenders such as payday lenders. In the current economic environment, we believe there is a substantial need for the small personal loans that we offer.

All of our personal loans are offered at less than prevailing maximum statutory rates with fixed repayments and no prepayment penalties. We conduct full underwriting on all applications, including credit checks and review of bank statements to ensure customers have the capacity to repay their loans.

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We plan to continue expanding our state coverage by obtaining state lending licenses in an additional six states, increasing our coverage to 25 states in 2017. As soon as we receive new state licenses, we are prepared to re-focus our existing online marketing and distribution channel resources to those states, which we expect will continue to lower our average customer acquisition cost.

We have a history of reporting recurring losses and have not generated positive net cash flows from operations. For the years ended December 31, 2016 and 2015, we generated revenue of $2,135,046 and $1,835,165, respectively, and had net losses of $4,728,869 and $5,698,198, respectively.

We were organized as a Florida corporation on January 21, 1999, originally under the name Interact Technologies, Inc. In February 2013, we changed our name to IEG Holdings Corporation. We have two wholly-owned subsidiaries, IEC, our U.S. operating entity that holds all of our state licenses, leases, employee contracts and other operating and administrative assets, and IEC SPV, a bankruptcy remote special purpose entity that holds our U.S. loan receivables.

Market

We operate in the consumer finance industry serving the large and growing population of consumers who have limited access to credit from banks, credit card companies and other lenders. According to the Federal Deposit Insurance Corporation, 7.7% (1 in 13) of households in the United States were unbanked in 2013. This proportion represented nearly 9.6 million households. According to the Center for Financial Services December 2015 report, the rapid rise of short term credit, which grew 37% from 2012 to 2014, while single payment credit grew only 0.1% over the same period, is starkly apparent. With anticipated regulatory changes likely to alter the feasibility of offering loans due in one lump sum, many companies are investing more heavily in installment-based credit products, while new players are seeking to upend the economics of small-dollar loans through online channels and alternative underwriting. The strong marketing and new account approval rates of subprime credit cards have also provided consumers with increased access to funds available on a short-term basis. Together, these shifts in the consumer lending industry suggest that total revenue for short term credit products, sized at $29 billion in 2014, will soon outpace that of single payment credit products, sized at $38 billion for the same year. In fact, short term credit products already generate nearly twice as much annual revenue as single payment credit products.

Installment lending to non-prime consumers is one of the most highly fragmented sectors of the consumer finance industry. We are a state-licensed Internet-based personal loan company serving in the consumer installment lending industry. Our online lending platform provides the distribution network to efficiently address this growing market of consumers without the significant costs and overhead associated with an extensive branch network. We believe we are well positioned to capitalize on the significant growth and expansion opportunity created by the continued shift of consumers to online services, such as online banking and in our case online personal loans.

We are currently licensed and providing loans online to residents of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia, with plans to continue to expand across the United States by acquiring additional state lending licenses. The following is a breakdown of our cumulative loan origination amounts in each licensed state for our current active loan portfolio as at December 31, 2016:

State	Origination Volume ($)	Current Principal ($)	Number of Loans
Alabama	115,000	89,203	18
Arizona	807,000	307,766	99
California	995,000	779,210	163
Florida	2,260,000	1,073,758	278
Georgia	1,433,023	800,393	177
Illinois	1,761,000	936,025	212
Kentucky	15,000	14,426	3
Louisiana	15,000	12,839	3
Maryland (1)	0	0	0
Missouri	413,000	254,103	59
Nevada	1,708,000	663,594	175
New Jersey	1,607,000	843,708	196
New Mexico	35,000	27,056	6
Ohio (2)	0	0	0
Oregon	290,000	163,429	37
Pennsylvania	810,000	562,073	117
Texas	740,000	347,538	91
Utah	75,000	49,829	11
Virginia	1,030,000	599,398	137

(1)	Maryland was added as a licensed state in October 2016.
(2)	Ohio was added as a licensed state in December 2016.

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Business Strategy

Our business strategy is to lower the cost of providing consumer loans by leveraging our online lending platform and distribution network, while continuing to obtain additional state licenses to enable further loan book growth and portfolio diversification. Our strategy includes a number of key elements:

●	State-Licensed Model: Our state-licensed business model is a key element of our business strategy. We are currently licensed in Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia and plan to continue expanding across the United States by acquiring additional state lending licenses.

●	Online Distribution: We launched online lending in March 2013 and commenced online advertising in July 2013. Upon fulfillment of state regulatory requirements, we received approval from regulators in Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia to operate solely online in these states. This allows us to fully service all 19 states from our centralized Las Vegas headquarters, which we believe is a key competitive advantage over brick and mortar lenders.

●	Cost-Effective Customer Acquisition: Our customer acquisition costs have been reduced since we launched online lending and marketing.

●	Continue to Grow Loan Book: Total cumulative loan originations as of December 31, 2016 have increased 154% to $14,109,023 since our January 1, 2015 total of $5,549,023. This growth in lending is attributable to launching online lending and joint venturing with a number of new marketing partners, however, such past growth is not necessarily indicative or predictive of our future results of operation. We also plan to obtain an additional six state lending licenses in 2017.

●	Strategic Acquisitions: We have reviewed, and continue to review, opportunities to expand our business through acquisition or merger in the consumer finance sector. We are pursuing opportunities that provide synergies with our existing business and specifically target potential acquisitions that are significantly accretive to net asset value and/or provide significant revenue growth opportunities via a minority or majority shareholding.

Competitive Strengths

We believe our competitive strengths are:

●	Large Market and Scope for Growth: Large personal and payday loan market in the United States presents opportunity for significant growth and expansion.

●	Regulation: We are materially compliant with state lending licenses in Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia, and are well positioned for current and future regulatory changes due to ongoing compliance and conservative business model.

●	Customer Proposition: Our unsecured $5,000 and $10,000 installment loans are all offered over five years and feature affordable weekly repayments. Rates range from 19.9% - 29.9% APR which make us a low cost alternative to payday loans which have an average APR of over 400%.

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●	Online Distribution: Special approval has been granted by the Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia regulators to operate our business without a physical office location in each state. As a result, we have closed offices in Arizona, Illinois and Florida and moved to full online loan distribution, enabling us to offer loans to residents in all 19 of our licensed states from our Las Vegas headquarters. We plan to apply for the same regulatory approval for six additional states in 2017.

●	Customer Acquisition: We launched online advertising in July 2013 with positive results from search engine cost per click advertising and online lead generation. In addition, we engaged a number of new marketing partners in 2014, 2015 and 2016, including online lead generators and direct mail. All of these avenues provide opportunities for strong growth at low customer acquisition costs.

●	Barriers to Entry: We believe that state licensure acts as a barrier to entry into our segment of the consumer loan market. We are strongly positioned with approval to operate under 19 state licenses from one centralized head office.

Products

We currently provide $5,000 and $10,000 online consumer loans unsecured over a five-year term with rates ranging from 19.9% to 29.9% annual percentage rate. Our current loan portfolio also includes loans remaining from our previous product offerings which were $2,000 to $10,000 loans unsecured over a three- to five-year term at 18.0% to 29.9%.

Our personal loan products are fully amortizing, fixed rate, unsecured installment loans and all loans are offered at prevailing statutory rates, with our standard loan product being a 29.9% interest rate and annual percentage rate, fully amortizing, five-year unsecured personal loan. The variations from this standard loan product in certain states is due to individual state requirements and to comply with our state lending licenses; for example, Florida requires a blended rate which caps the maximum rate on a $5,000 loan at 24%.

The following is a breakdown of loan terms and interest rates for each currently licensed state:

State	IEG Holdings’ APR for $5,000 Loans	Maximum Permitted Rate for $5,000 Loans		IEG Holdings’ APR for $10,000 Loans	Maximum Permitted Rate for $10,000 Loans
Alabama	29.90%	36.00	%(1)	29.90%	36.00	%(1)
Arizona	24.90%	24.90%		23.90%	23.90%
California	29.90%	36.00%		29.90%	36.00%
Florida	23.90%	24.00%		19.90%	21.00%
Georgia	29.90%	30.00%		29.90%	30.00%
Illinois	29.90%	36.00%		29.90%	36.00%
Kentucky	29.90%	30.00%		29.90%	30.00%
Louisiana	28.90%	28.90%		25.50%	25.50%
Maryland	24.00%	24.00%		24.00%	24.00%
Missouri	29.90%	30.00%		29.90%	29.90%
Nevada	29.90%	36.00	%(1)	29.90%	36.00	%(1)
New Jersey	29.90%	30.00%		29.90%	30.00%
New Mexico	29.90%	36.00	%(1)	29.90%	36.00	%(1)
Ohio	25.00%	25.00%		— (2)	—	(2)
Oregon	29.90%	36.00%		29.90%	36.00%
Pennsylvania	29.90%	30.00%		29.90%	30.00%
Texas	28.86%	28.86%		25.84%	25.84%
Utah	29.90%	36.00	%(1)	29.90%	36.00	%(1)
Virginia	29.90%	30.00%		29.90%	30.00%

(1)	There is no rate limit in this jurisdiction. However, in order to comply with the Servicemembers Civil Relief Act, the maximum APR is 36.0%.
(2)	We do not offer $10,000 loans in Ohio.

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The following is an illustrative profile of our personal loans:

Loan Product	-	$5,000 and $10,000 loans
	-	5 years
	-	28.9% average APR
	-	Fixed rate, fully amortizing
	-	No hidden or additional fees
	-	No prepayment penalties

Loan Purpose	Loans available for any purpose. Common uses include:

	-	Debt consolidation
	-	Medical expenses
	-	Home improvements
	-	Auto repairs
	-	Major purchase
	-	Discretionary spending

Average Borrower Demographic	-	600 - 750 credit score
	-	$40,000 - $100,000 income
	-	25 - 60 years old

We commenced originating personal loans online in July 2013. Prior to that, we provided loans to customers via our office network, which comprised one office in each state as required by state licensing regulations. Our online loan origination platform now means that a qualifying customer can obtain a loan from us without having to come into an office location. We have maintained our full underwriting processes, identity verifications and fraud checks to ensure that online customers are verified to the same degree that customers were when they obtained a loan in an office. We expect our website and application portal, www.mramazingloans.com, to be a key driver of customer conversions and loan book growth.

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The following graphs depict our monthly loan origination values from January 2013 through December 2016 and our yearly revenue for 2013 through 2016:

The following table sets forth the minimum, maximum and average credit score, income and age of our current borrowers as of December 31, 2016:

Average Borrower Demographic of Current Loan Portfolio as at December 31, 2016

Demographic	Minimum	Maximum	Average
Credit Score	559	889	652
Income	$24,000	750,000	64,162
Age	23	83	45

Customer Acquisition

Since launching online lending in July 2013, our marketing efforts have been focused on online customer acquisition. We saw significant increases in loan applications and inquiries as a result of search engine advertising and commenced banner advertising, remarketing and search engine optimization in 2014. We commenced online video advertising in 2015. We have also engaged numerous online lead generators who provide personal loan leads on a daily basis with a combination of cost per funded loan and cost per application expense. We are continuing to develop relationships with additional lead generation partners to drive further growth. We also supplement our online marketing efforts with traditional direct mail advertising.

Loan Underwriting

Applicants apply online providing income, employment and banking information in the pre-approval process. The pre-approval process utilizes a soft credit pull, electronic review of 60-90 day banking history and if the applicant successfully meets the minimum pre-approval criteria they are invited to proceed. Upon accepting the conditional pre-approval, the applicant authorizes a full credit report from Experian and verification of employment. Applicants are provided disclosures and privacy statements during this process.

Once the application has been transmitted, a full credit report is obtained and the automated preliminary underwriting is completed based on stated income and expense data obtained from the credit report. The automated preliminary underwriting includes, but is not limited to, credit score, number of credit inquiries, outstanding unpaid collections, length of credit history, length of employment, debt to income ratio and internet protocol, or “IP,” address to verify location of applicant.

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The second step in the underwriting process for those applicants that are conditionally approved based on stated income, credit score, number of credit inquires, outstanding unpaid collections, length of credit history and length of employments, debt to income ratio, IP address, is to validate the actual income (current pay invoices and prior year W-2) and a review of the 60-90 day read-only statements from the applicant’s primary bank for satisfactory money management. During this process the pay invoices are reviewed for garnishments, hardship loans and other legal liens allowed on wages. Bank statements are transmitted electronically directly to underwriting to ensure the integrity of the information. This process allows the underwriter to review the money management of every applicant and to assess the ability to take on additional expense. It also provides the underwriter with additional debt not found on traditional credit reports such as payday loans, title loans and IRS payments that could affect the ability of the applicant to assume additional debt. If all conditions are met as it relates to money management, maximum debt to income, minimum length of employment, and satisfactory credit history the underwriter recommends final approval and request to draw documents.

The final step in the underwriting process is to present the completed file to the Chief Credit Officer for final approval and order to draw documents. The file is then reviewed for any exceptions to policy, compliance with the underwriting policies and to ensure the loan system is reflective of what has been presented by the underwriter. The applicant is then approved for a $5,000 or $10,000 loan based on income, ability to repay and credit strength. Rate and loan terms are fixed (fixed rate and fixed term can vary based on regulatory state maximums) as we do not utilize risk based variable pricing models eliminating the risk of discrimination and other compliance related issues.

The closing process is completed by contacting the applicant, communicating the lending decision and reviewing loan terms and conditions. Upon acceptance an identity check using Experian’s Precise Identity Screening is completed and if successful loan documents are emailed for electronic signature, and returned to us for final verifications, document review and funding.

Servicing

All of our loan servicing is handled in our centralized Las Vegas head office. All servicing and collection activity is conducted and documented using an industry standard loan service software system which handles and records all records and transactions of loan originations, loan servicing, collections and reporting.

Our primary third-party servicing arrangement is with CyberRidge, LLC, a company that licenses its consumer loan software to us. We use this software for our loan management system. We have a servicing agreement with CyberRidge, LLC which renews automatically unless either party notifies the other, at least 60 days prior to the end of the renewal term. We believe the risk of termination is low as we are a paying customer of CyberRidge, LLC and have maintained a positive working relationship since 2012. In the unlikely event that the agreement was terminated, we believe 60 days’ notice would be sufficient to find a suitable replacement with minimal disruption to our business.

Portfolio Ledger Stratification as at December 31, 2016

	Current Unpaid Principal Balance	%
0 - 30 days	$6,799,362	89.61%
31 - 60 days	257,299	3.39%
61 - 90 days	163,590	2.16%
91 - 120 days	210,790	2.78%
121 - 184 days	156,308	2.06%
Total	$7,587,349	100%

At December 31, 2016, we also had 83 loans delinquent or in default (defined as 91+ days past due) representing 4.84% of the number of loans in our active portfolio. Loans become eligible for lender to take legal action at 60 days past due.

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Regulation

Consumer loans in the United States are regulated at both the federal and state level. National oversight is provided by the Federal Trade Commission, which enforces the following credit laws that protect consumers’ rights to get, use and maintain credit:

●	The Truth in Lending Act promotes the informed use of consumer credit, by requiring disclosures about its terms and cost to standardize the manner in which costs associated with borrowing are calculated and disclosed.

●	The Fair Credit Reporting Act promotes the accuracy and privacy of information in the files of the nation’s credit reporting companies. If a company denies an application, under the Fair Credit Reporting Act consumers have the right to the name and address of the credit reporting company they contacted, provided the denial was based on information given by the credit reporting company.

●	The Equal Opportunity Credit Act prohibits credit discrimination on the basis of sex, race, marital status, religion, national origin, age, or receipt of public assistance. Creditors may ask for this information (except religion) in certain situations, but they may not use it to discriminate against consumers when deciding whether to grant you credit.

●	The Fair Credit Billing Act and Electronic Fund Transfer Act establish procedures for resolving mistakes on credit billing and electronic fund transfer account statements.

●	The Fair Debt Collection Practices Act (the “FDCPA”) applies to personal, family, and household debts. The FDCPA prohibits debt collectors from engaging in unfair, deceptive, or abusive practices while collecting these debts.

In addition, the CFPB, a federal oversight body organized in connection with the Dodd-Frank Act has broad authority over our business. The CFPB is a new agency which commenced operations in 2011, and there continues to be uncertainty as to how the agency’s actions or the actions of any other new agency could impact our business or that of our issuing banks. The CFPB has the authority to write regulations under federal consumer financial protection laws, such as the Truth in Lending Act and the Equal Credit Opportunity Act, and to enforce those laws against and examine financial institutions for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the loan products we facilitate. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

We are subject to the CFPB’s jurisdiction, including its enforcement authority, as a servicer and acquirer of consumer credit. The CFPB may request reports concerning our organization, business conduct, markets and activities. The CFPB may also conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, through its complaint system, that we were engaging in activities that pose risks to consumers.

There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected loan products and services, making them less attractive and restricting our ability to offer them.

Consumer loans are also regulated at the state level, and the regulatory requirements vary between states. We are licensed in the following states:

●	Alabama (Consumer Credit License, No. MC 22125, which commenced on August 13, 2015)

●	Arizona (Consumer Lender License, No. CL0918180, which commenced on May 20, 2011)

●	California (Finance Lender License, No. 60 DBO 35873, which commenced on July 7, 2015)

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●	Florida (Consumer Finance Company License, No. CF9900865, which commenced on August 29, 2011)

●	Georgia (Certificate of Authority, No. 14021183, which commenced on March 4, 2014)

●	Illinois (Consumer Installment Loan License, No. CI3095, which commenced on April 13, 2011)

●	Kentucky (Consumer Finance License, No. CL327249, which commenced on December 17, 2015)

●	Louisiana (License No. 1226052-980840, which was issued on October 2, 2015)

●	Maryland (License No. 2307, which commenced on October 25, 2016)

●	Missouri (Consumer Installment Loan License, No. ###-##-####, which commenced on April 7, 2014)

●	Nevada (Installment Loan License, No. II22748, which commenced on June 15, 2010)

●	New Jersey (Consumer Lender License, No. L066960, which commenced on April 24, 2014)

●	New Mexico (Certificate of Authority, No. 5012554, which commenced on January 29, 2015)

●	Ohio (License No. SL 400243, which commenced on December 21, 2016)

●	Oregon (Consumer Finance License, No. 0407-001-C, which commenced on January 8, 2015)

●	Pennsylvania (Consumer Lender License, No. 49269, which commenced on December 23, 2014)

●	Texas (Regulated Lender License, No. 1400031843-150319, which commenced on November 14, 2014)

●	Utah (Consumer Lender License which commenced on February 5, 2015)

●	Virginia (Certificate of Authority, No. CIS0368, which commenced on March 5, 2014)

State licensing statutes impose a variety of requirements and restrictions on us, including:

●	record-keeping requirements;

●	restrictions on servicing practices, including limits on finance charges and fees;

●	disclosure requirements;

●	examination requirements;

●	surety bond and minimum net worth requirements;

●	financial reporting requirements;

●	notification requirements for changes in principal officers, stock ownership or corporate control;

●	restrictions on advertising; and

●	review requirements for loan forms.

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The statutes also subject us to the supervisory and examination authority of state regulators in certain cases.

We did not incur any costs in connection with the compliance with any federal, state, or local environmental laws.

Competition

We operate in a highly competitive environment. Several personal consumer loan companies operate in the United States. Our competitors include:

●	large, publicly-traded, state-licensed personal loan companies,

●	peer-to-peer lending companies, such as Lending Club and Prosper,

●	online personal loan companies, such as Avant,

●	“brick and mortar” personal loan companies, including those that have implemented websites to facilitate online lending, and

●	payday lenders, tribal lenders and other online consumer loan companies.

We believe we compete based on affordable repayment terms, favorable interest rates and low overhead due to on-line distribution. We believe that in the future we will face increased competition from these companies as we expand our operations. Most of the entities against which we compete, or may compete, are larger and have greater financial resources than us. No assurance can be given that increased competition will not have an adverse effect on our company.

Office Location

Our executive office, which also serves as our centralized operational headquarters and Nevada branch, is located at 6160 West Tropicana Ave, Suite E-13, Las Vegas, Nevada 89103. This facility occupies a total of approximately 2,125 square feet under a lease that expires in September 2017. Our annual rental cost for this facility is approximately $56,313, plus a proportionate share of operating expenses of approximately $12,112 annually. We believe this facility is adequate for our current and near term future needs due to our online strategy and our ability to operate 7 days a week with unrestricted hours of operation from this location.

Employees

As of December 31, 2016, we had five full-time employees and one part-time employee. None of our employees is represented by a union. We consider our relations with our employees to be good.

Corporate History

We were organized as a Florida corporation on January 21, 1999, under the name Interact Technologies, Inc. (“Interact”). Interact was formed for the purpose of acquiring certain medical technology. On February 18, 1999, we changed our name to Fairhaven Technologies, Inc. (“Fairhaven”). Fairhaven’s business plan continued to involve the acquisition of certain medical technology. By June 1999, Fairhaven abandoned its business plan and had no operations until December 2001. On December 14, 2001, we changed our name to Ideal Accents, Inc. Ideal Accents, Inc. was engaged primarily in the business of accessorizing cars and trucks at the new vehicle dealer level. Ideal Accents, Inc. ceased operations in 2005. IEC, our wholly owned subsidiary, commenced operations in 2010 and in February 2013, we changed our name to IEG Holdings Corporation.

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In 2005, Mr. Mathieson, our Chief Executive Officer and sole director, founded IEG in Sydney, Australia. IEG launched the Mr. Amazing Loans business in the United States via IEGC in 2010. On January 28, 2013, IEGC entered into a stock exchange agreement (the “Stock Exchange Agreement”) among IEGC, its sole stockholder, IEG, and our company. Under the terms of the Stock Exchange Agreement, we agreed to acquire a 100% interest in IEGC for 272,447 shares of our common stock after giving effect to a 1-for-6 reverse stock split (also adjusted for the 1-for-100 reverse stock split that took effect June 17, 2015 and the net 1-for-10 reverse stock split that was effective on October 27, 2016). On February 14, 2013, we filed an amendment to our articles of incorporation, as amended, with the Secretary of State of Florida which had the effect of:

●	changing our name from Ideal Accents, Inc. to IEG Holdings Corporation,

●	increasing the number of shares of our authorized common stock to 1,000,000,000, $0.001 par value,

●	creating 50,000,000 shares of “blank-check” preferred stock, and

●	effecting the Reverse Stock Split pursuant to the terms of the Stock Exchange Agreement.

FINRA approved the amendment to our articles of incorporation, as amended, on March 11, 2013.

On March 13, 2013, we completed the acquisition of IEGC under the terms of the Stock Exchange Agreement and issued to IEG 272,447 shares of our common stock after giving effect to the Reverse Stock Split whereby we acquired a 100% interest in IEGC. The stock exchange agreement between IEGC, IEG and IEG Holdings resulted in a reverse acquisition with a public shell, with IEGC being the accounting acquirer. IEG Holdings issued 90 shares of its common stock to the stockholders of IEG (IEG transferred its ownership in IEGC to its stockholders, which is why the shares were issued to the ultimate stockholders of IEG rather than to IEG itself) for each share of IEGC, in exchange for 100% ownership interest in IEGC. We determined that IEGC was the accounting acquirer because of the following facts and circumstances:

1.	After consummation of the transaction, the ultimate stockholders of IEGC own 99.1% of the outstanding shares of IEG Holdings;

2.	The board of directors of IEG Holdings immediately after the transaction is comprised exclusively of former directors of IEGC; and

3.	The operations of IEG Holdings immediately after the transaction are those of IEGC.

After completing the Stock Exchange Agreement and terminating all Australian operations via the sale of the remaining loan book, IEG entered into voluntary liquidation on June 25, 2014. In August 2015, IEGC assigned all of its tangible and intangible assets to IEG Holdings and IEGC was dissolved.

On May 1, 2015, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The amendment was approved by FINRA, and became effective, on June 17, 2015. The articles of amendment effected (i) a 1-for-100 reverse stock split, and (ii) an increase in our authorized capital stock from 2,550,000,000 shares to 3,050,000,000 shares, of which 3,000,000,000 shares are common stock and 50,000,000 are preferred stock.

On September 10, 2015, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock, from 1,333/100,000 (0.01333) to 2,666/100,000 (0.02666) shares of common stock for each Series H preferred share, to account for the Company’s offering to existing stockholders of the Company commenced August 3, 2015.

On December 1, 2015, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock, from 2,666/100,000 (0.02666) to 5,332/100,000 (0.05332) shares of common stock for each Series H preferred share, to account for the Company’s offering to existing stockholders of the Company commenced December 1, 2015.

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On January 8, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock, from 5,332/100,000 (0.05332) to 0.1 shares of common stock for each Series H preferred share, to account for the Company’s offering to existing stockholders of the Company commenced January 8, 2016.

On March 22, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended. The amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock from 0.1 shares to 0.2 shares of common stock for each Series H preferred share, to account for our offering to existing stockholders commenced March 16, 2016.

Effective April 1, 2016, we amended our amended and restated articles of incorporation, as amended, in order to effect a 1-for-100 reverse stock split. No fractional shares were issued. Rather, we paid stockholders who would have received a fractional share an amount equal to the average closing price per share of our common stock on the OTCQB, averaged over the period of 30 consecutive calendar days ending on (and including) April 1, 2016. In addition, after the reverse stock split was effected on April 1, 2016, we amended our amended and restated articles of incorporation, as amended, to effect (i) a 100-for-1 forward stock split, and (ii) a reduction in the number of authorized shares of common stock from 3 billion to 200 million.

On May 16, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of:

(i)	Reducing the dividend rate on our Series H preferred stock from 10% per annum to 8% per annum,

(ii)	Extending the date after which we may redeem the unconverted outstanding shares of Series H preferred stock from June 30, 2016 to December 31, 2016,

(iii)	Extending the date on which the holders of our Series H preferred stock may convert their shares into shares of our common stock from June 30, 2016 to December 31, 2016, and

(iv)	Removing the requirement to adjust the Series H preferred stock conversion ratio when we conduct a rights offering to our existing stockholders.

On October 12, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of:

(i)	Adjusting the conversion ratio of the Series H preferred stock, from two to 0.2 shares of common stock for each Series H preferred share, to account for Company’s reverse/forward split effective October 27, 2016, and

(ii)	Amending the redemption date of the Series H preferred stock from “[a]ny time after the December 31, 2016” to “[a]ny time after 6:00 p.m. Eastern time on December 31, 2016.”

Effective October 27, 2016, we effected a reverse stock split of our outstanding shares of common stock, at the ratio of 1-for-1,000. No fractional shares were issued. Rather, we paid stockholders who would have received a fractional share an amount equal to the average closing price per share of our common stock on the OTCQX, averaged over the period of 30 consecutive calendar days preceding the reverse stock split. Immediately following the completion of the reverse stock split, we effected a forward stock split of our common stock on a 100-for-1 share basis and a reduction of the number of authorized shares of common stock from 200,000,000 to 40,000,000.

Effective December 5, 2016, we increased our number of authorized shares of common stock from 40,000,000 to 300,000,000.

Legal Proceedings

We are not a party to any pending or threatened litigation.

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Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected to take advantage of the benefits of this extended transition period.

We could be an emerging growth company until the last day of the first fiscal year following the fifth anniversary of our first common equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

IEG HOLDINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the Notes to those financial statements that are included elsewhere in this document. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Statement Regarding Forward-Looking Statements and Business sections in this document. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are a consumer finance company providing responsible online personal loan products to customers in 19 states via our website and online application portal. We provide unsecured loans to individuals. Our $5,000 and $10,000 online personal loans range from 19.9% to 29.9% APR and all are unsecured over a five-year term. We have a 6.5-year track record of origination, underwriting and servicing of personal loans to underbanked consumers. We leverage our experience and knowledge in the consumer finance industry to achieve a meaningful return on our investment in the loan portfolio.

We have the ability to finance our businesses from a diversified source of capital and funding, including financings in the capital markets. During 2016, we demonstrated the ability to attract capital markets funding for our core personal loans by completing private placements of common stock and preferred stock.

We operate in one business segment: Consumer Loans.

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Results of Operations

For the year ended December 31, 2016 compared to December 31, 2015

	Year Ended December 31, 2016	Year Ended December 31, 2015
REVENUES
Interest revenue	$2,086,976	$1,789,701
Other revenue	48,070	45,464
TOTAL REVENUES	2,135,046	1,835,165
OPERATING EXPENSES

Salaries and compensation	1,592,990	2,126,243
Other operating expenses	1,561,045	1,399,157
Consulting	1,154,465	1,013,690
Provision for credit losses	1,865,362	1,134,518
Advertising	373,350	950,905
Rent	178,678	244,621
Travel, meals and entertainment	141,686	129,351
Depreciation and amortization	8,618	14,124
TOTAL OPERATING EXPENSES	6,876,194	7,012,609
LOSS FROM OPERATIONS	(4,741,147)	(5,177,444)
OTHER INCOME (EXPENSE)
Interest expense	-	(527,921)
Miscellaneous income (expense)	12,278	7,167
TOTAL OTHER INCOME (EXPENSE)	12,278	(520,754)
NET LOSS	$(4,728,869)	$(5,698,198)

Interest Revenue

For the year ended December 31, 2016, interest revenue increased to $2,086,976, compared to $1,789,701 for the year ended December 31, 2015. This increase was due to the increased average interest-earning loan book size of consumer receivables during the period.

Other Revenue

For the year ended December 31, 2016, other revenue increased to $48,070, compared to $45,464 for the year ended December 31, 2015. Other revenue consisted of decline lead revenue, late/dishonor fees, loss recovery and stock application/processing fees. The increase was attributable to an increase in loss recovery.

Salaries and Compensation Expenses

For the year ended December 31, 2016, salaries and compensation expenses decreased to $1,592,990, compared to $2,126,243 for the year ended December 31, 2015. The decrease was primarily attributable to the cessation of employment for our VP Corporate Finance and zero bonus payments to our CEO in 2016.

Other Operating Expenses

For the year ended December 31, 2016, other operating expenses increased to $1,561,045, compared to $1,399,157 for the year ended December 31, 2015. The increase was attributable to the higher legal, accounting and SEC fees associated with our multiple SEC filings in the period.

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Consulting Fees

For the year ended December 31, 2016, consulting fees increased to $1,154,465, compared to $1,013,690 for the year ended December 31, 2015. The increase was attributable to the increase in independent research and investor relations consulting costs in the period.

Provision for Credit Losses

For the year ended December 31, 2016, the provision for credit losses expense increased to $1,865,362, compared to $1,134,518 for the year ended December 31, 2015. We carry a provision for credit losses which is estimated collectively based on our loan portfolio and general economic conditions. The increase in provision for credit losses from year ended December 31, 2015 was due to the increase in loans charged off during the first and last quarters of 2016.

Advertising

For the year ended December 31, 2016, advertising expenses decreased to $373,350, compared to $950,905 for the year ended December 31, 2015. This decrease is attributable to the reduction in customer acquisition costs incurred, including online advertising, direct mail, and lead generation costs.

Rent Expense

For the year ended December 31, 2016, rent expense decreased to $178,678, compared to $244,621 for the year ended December 31, 2015. The decrease was due to reduced relocation costs and termination of Florida, Illinois and Arizona leases.

Travel, Meals and Entertainment

For the year ended December 31, 2016, travel, meals and entertainment expenses increased to $141,686, compared to $129,351 for the year ended December 31, 2015. Travel, meals and entertainment expenses include corporate travel for meetings and investor presentations, as well as other investor related expenses. The increase was due to the significant increase in investor roadshows conducted by the CEO in the period compared to the previous period.

Depreciation and Amortization

For the year ended December 31, 2016, depreciation and amortization decreased to $8,618, compared to $14,124 for the year ended December 31, 2015. The minimal movement was in line with expectations.

Interest Expense

For the year ended December 31, 2016, interest expense decreased to $0, compared to $527,921 for the year ended December 31, 2015. The decrease was due to the full repayment of the BFG senior debt facility in 2015.

Financial Position

Cash and Cash Equivalents

We had cash and cash equivalents of $322,441 as of December 31, 2016, compared to $485,559 as of December 31, 2015. The decrease was due to reduced equity capital raised in the period.

Loans Receivable

We had net loan receivables of $6,374,908 as of December 31, 2016, as compared to $7,124,702 as of December 31, 2015. The decrease was due to lower loan originations, higher loan receivables repaid and higher loan charge offs.

Other Receivables

We had other receivables of $84,851 as of December 31, 2016, as compared to $76,262 as of December 31, 2015. Other receivables comprised outstanding invoices for decline lead revenue due from marketing partners and accrued interest receivable on our consumer loans at December 31, 2016. The increase is primarily due to an increase in accrued interest receivable.

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Property and Equipment

We had net property and equipment of $19,322 as of December 31, 2016, as compared to $28,511 as of December 31, 2015. The decrease was a direct result of recording depreciation expense for the period plus a loss of $571 on disposal of assets.

Security Deposits

We had security deposits of $7,470 as of December 31, 2016, as compared to $35,839 as of December 31, 2015. The decrease was due to primarily due to refund of security deposits upon termination of Florida, Illinois and Arizona leases.

Accounts Payable and Accrued Expenses

We had accounts payable and accrued expenses of $1,060 as of December 31, 2016, compared to $96,441 as of December 31, 2015. The decrease was due to management’s decision to pay a number of December expenses in full in the current period so accrual was not required for those expenses.

Deferred Rent

We had deferred rent of $0 as of December 31, 2016, compared to $11,522 as of December 31, 2015. The decrease was due to removal of all deferred rent via termination of Florida, Illinois and Arizona leases and 12 month renewal of Nevada lease.

Financial Condition, Liquidity and Capital Resources

In 2016 and 2015 we incurred operating expenses in excess of net revenue. However, cash flow from our existing loan receivable repayments plus net revenue exceed budgeted cash operating expenses for the next 12 months. To expand operations we will require capital infusions until operating results improve. We may not be able to obtain such capital in a timely manner and as a result may incur liquidity imbalances.

Liquidity and Capital Resources

We used cash in operations of $2,777,621 during the year ended December 31, 2016, compared to $3,959,568 during the year ended December 31, 2015, and this decrease is in line with expectations due to the growth of our revenue. We used net cash from investing activities of $1,115,567 during the year ended December 31, 2016, compared to $4,057,025 during the year ended December 31, 2015. The decrease in cash used in investing activities is primarily due to an increase in loans receivable repaid and a decrease in loans receivable originated.

We were provided $3,730,070 of net cash from financing activities during the year ended December 31, 2016, compared to $8,068,440 during the year ended December 31, 2015. The funds were attributable to proceeds from preferred stock and common stock received and was a decrease from the corresponding period in 2015.

At December 31, 2016, we had cash on hand of $322,441, which when added to budgeted cash inflows from loans receivable repaid and budgeted cash inflows from revenues, is sufficient to meet our operating needs for the next 12 months.

On April 13, 2015, the Company secured a $200,000 working capital loan to expand from Dr. L. Prasad, an investor in the Company. On June 24, 2015, the Company repaid $230,000 which comprised $200,000 principal and a $30,000 facility fee which was recorded as interest expense.

On April 13, 2015, the Company secured a $100,000 working capital loan to expand from Domenic Tacca, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

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On April 13, 2015, the Company secured a $100,000 working capital loan to expand from CT Super, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

The principal conditions/events that raise substantial doubt of the company’s ability to meet its obligations are i) the Company has reported recurring losses and ii) the Company has not yet generated positive net cash flows from operations. However, the Company has increased its revenue resulting from an increased average loan balance in 2016 as compared to 2015, and management has evaluated the result of their plans for the next 12 months and as a result of the plans, the Company can meet all its obligations through March 2018, which has alleviated the substantial doubt. Management’s plans include a continued reduction of advertising costs to continue reducing loan originations and related loan processing costs. There is also a significant reduction in consulting and professional fees due to minimized efforts and strategy for raising capital over the next 12 months. In addition, significant core operating costs have been cut from the Company starting in 2016 including reducing the number of employees from 12 to 6 due to increased automation of loan origination processes and reducing the number of office leases from 4 to 1 as old leases expired. In addition, the CEO’s annual base consulting fee has been reduced to $1 per annum from January 1, 2017. Should the Company need, management will continue to reduce loan originations and now plans to utilize the cash flow from loan repayments for working capital needs. This will provide sufficient cash flow through at least March 2018. However, the Company intends, over the next 12 months, to seek additional capital via unsecured notes and/or preference shares to expand operations and the Company. Subsequent to year-end, the Board of Directors approved a stock repurchase program. Management has no intention to repurchase shares unless additional capital has been secured.

On August 21, 2015, we, through certain of our wholly owned subsidiaries, paid an aggregate of $1,676,954, representing all principal and accrued interest under the Loan and Security Agreement, as amended (the “Loan Agreement”), among BFG and certain of our wholly owned subsidiaries. As a result, there is currently no outstanding balance under the Loan Agreement. However, the Loan Agreement continues in effect and we are subject to a net profit interest under which we are required to pay BFG 20% of the “Net Profit” of its subsidiary, IEC SPV, LLC, until 10 years from the date the loan is repaid in full (August 2015). Net Profit is defined as the gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of refinancing the loan through a third party, as provided in the Loan Agreement, (iii) any costs, fees or commissions paid on the existing credit facility, and (iv) charge-offs to bad debt resulting from consumer loans and reduced by servicing fee. The Net Profit arrangement can be terminated by us upon a payment of $3,000,000 to BFG. Net profit interest for the year ended December 31, 2016 and 2015 were $57,094 and $107,340, respectively. All loans receivable of the Company were pledged as collateral at December 31, 2016 for the fulfillment of the Net Profit calculation. As of December 31, 2016, $57,094 has been paid.

Off-Balance Sheet Arrangements

As of December 31, 2016, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Basis of Accounting

These consolidated financial statements include the operations of IEG Holdings Corporation and its wholly-owned subsidiaries, Investment Evolution Corporation and IEC SPV, LLC (collectively, the “Company”). All inter-company transactions and balances have been eliminated in consolidation.

The Company’s accounting and reporting policies are in accordance with U.S. generally accepted accounting principles and conform to general practices within the consumer finance industry.

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The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements do not include any adjustments to reflect any possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities.

The principal conditions/events that raise substantial doubt of the company’s ability to meet its obligations are i) the Company has reported recurring losses and ii) the Company has not yet generated positive net cash flows from operations. However, the Company has increased its revenue resulting from an increased average loan balance in 2016 as compared to 2015, and management has evaluated the result of their plans for the next 12 months and as a result of the plans, the Company can meet all its obligations through March 2018, which has alleviated the substantial doubt. Management’s plans include a continued reduction of advertising costs to continue reducing loan originations and related loan processing costs. There is also a significant reduction in consulting and professional fees due to minimized efforts and strategy for raising capital over the next 12 months. In addition, significant core operating costs have been cut from the Company starting in 2016 including reducing the number of employees from 12 to 6 due to increased automation of loan origination processes and reducing the number of office leases from 4 to 1 as old leases expired. In addition, the CEO’s annual base consulting fee has been reduced to $1 per annum from January 1, 2017. Should the Company need, management will continue to reduce loan originations and now plans to utilize the cash flow from loan repayments for working capital needs. This will provide sufficient cash flow through at least March 2018. However, the Company intends, over the next 12 months, to seek additional capital via unsecured notes and/or preference shares to expand operations and the Company. Subsequent to year-end, the Board of Directors approved a stock repurchase program. Management has no intention to repurchase shares unless additional capital has been secured.

Critical Accounting Policies

We have identified the following policies below as critical to our business and results of operations. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Management uses its historical records and knowledge of its business in making these estimates. Accordingly, actual results may differ from these estimates.

Loans Receivable and Interest Income

The Company offers its loans at or below the prevailing statutory rates. Loans are carried at the unpaid principal amount outstanding, net of an allowance for credit losses.

The Company calculates interest revenue using the interest yield method. Charges for late payments are credited to income when collected.

Accrual of interest income on loans receivable is suspended when no payment has been received on account for 91 days or more on a contractual basis, at which time a loan is considered delinquent. Payments received on nonaccrual financing loans are first applied to the unpaid accrued interest and then principal. Loans are returned to active status and accrual of interest income is resumed when all of the principal and interest amounts contractually due are brought current; at which time management believes future payments are reasonably assured. At December 31, 2016, 83 loans with a total balance of $367,098 were delinquent or in default. At December 31, 2015, 80 loans with a total balance of $389,431 were delinquent or in default.

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Allowance for Credit Losses

The Company maintains an allowance for credit losses due to the fact that it is probable that a portion of the loans receivable will not be collected. The allowance is estimated by management based on various factors, including specific circumstances of the individual loans, management’s knowledge of the industry, and the experience and trends of other companies in the same industry.

Our portfolio of loans receivable consists of a large number of relatively small, homogenous accounts. The allowance for credit losses is determined using a systematic methodology, based on a combination of historical bad debt of comparable companies and industry index. Impaired loans are considered separately and 100% charged off.

The allowance for credit losses is primarily based upon models that analyze specific portfolio statistics and also reflect, management’s judgment regarding overall accuracy. We take into account several factors, including the customer’s transaction history, specifically the timeliness of customer payments, the remaining contractual term of the loan, and the outstanding balance of the loan.

Impaired Loans

The Company assesses loans for impairment individually when a loan is 91 days past due. The Company defines impaired loans as bankrupt accounts and accounts that are 184 days or more past due. In accordance with the Company’s charge-off policy, once a loan is deemed uncollectible, 100% of the remaining balance is charged-off. Loans can also be charged off when deemed uncollectable due to consumer specific circumstances.

The Company does not accrue interest on impaired loans and any recoveries of impaired loans are recorded to the allowance for credit losses. Changes in the allowance for credit losses are recorded as operating expenses in the accompanying statement of operations.

Income Taxes

We account for income taxes using the liability method in accordance with FASB Accounting Standards Codification (“ASC”) 740 “Income Taxes”. To date, no current income tax liability has been recorded due to our accumulated net losses. Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and the amounts that are reported in the income tax returns. Our net deferred income tax assets have been fully reserved by a valuation allowance due to the uncertainty of our ability to realize future taxable income and to recover our net deferred income tax assets.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per shares. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares, if any, had been issued and if the additional common shares were dilutive. Basic and diluted loss per share has been adjusted retroactively for the 1-for-100 reverse split that occurred on June 17, 2015 and for the net 1-for-10 reverse split that occurred on October 27, 2016.

Fair Value of Financial Instruments

Carrying amounts reported in the consolidated balance sheets for receivables, accounts payable, and accrued expenses approximate fair value because of their immediate or short-term nature. The fair value of borrowings is not considered to be significantly different than its carrying amount because the stated rates for such debt reflect current market rates and conditions.

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Recently Issued or Newly Adopted Accounting Standards

In August 2014, the FASB issued FASB ASU2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. FASB ASU 2014-15 changes to the disclosure of uncertainties about an entity’s ability to continue as a going concern. These changes require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. If management has concluded that substantial doubt exists, then the following disclosures should be made in the financial statements: (i) principal conditions or events that raised the substantial doubt, (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, (iii) management’s plans that alleviated the initial substantial doubt or, if substantial doubt was not alleviated, management’s plans that are intended to at least mitigate the conditions or events that raise substantial doubt, and (iv) if the latter in (iii) is disclosed, an explicit statement that there is substantial doubt about the entity’s ability to continue as a going concern. These changes became effective for the Company for the 2016 annual period. Our adoption of these changes have no material impact on the consolidated financial statements.

In November 2015, the FASB issued ASU No 2015-17, Income Taxes (Topic 740). The amendments in ASU 2015-17 change the requirements for the classification of deferred taxes on the balance sheet. Currently, GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The pronouncement is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. Adoption of these changes have no material impact on the consolidated financial statements.

In January 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-01, Financial Instruments –Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The update intends to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information and addresses certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments. The new standard affects all entities that hold financial assets or owe financial liabilities. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management is evaluating the impact of the adoption of these changes will have on the consolidated financial statements.

IEG HOLDINGS’ MANAGEMENT

Board of Directors and Executive Officers

The following table sets forth the names, positions and ages of our directors and executive officers as of the date of this document. Our directors are elected by our stockholders at each annual meeting and serve for one year and until their successors are elected and qualified. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position(s)
Paul Mathieson	42	Chief Executive Officer & Director
Carla Cholewinski	63	Chief Operating Officer and Chief Credit Officer

Biographical information concerning our director and executive officers listed above is set forth below.

Paul Mathieson. Mr. Mathieson has served as the Chief Executive Officer and member of our board of directors since 2012. In 2005, Mr. Mathieson founded IEG Holdings Limited in Sydney, Australia which launched the Amazing Loans business in Australia in 2005 and the Mr. Amazing Loans business in the United States through a subsidiary in 2010. In recognition of IEG Holdings Limited’s success, Mr. Mathieson was awarded Ernst & Young’s 2007 Australian Young Entrepreneur of the Year (Eastern Region). Mr. Mathieson has over 22 years’ finance industry experience in lending, funds management, stock market research and investment banking. His career has included positions as Financial Analyst/Institutional Dealer with Daiwa Securities from 1995 to 1995, Head of Research for Hogan & Partners Stockbrokers from 1995 to 2000, and Investment Banking Associate with ING Barings from 2000 to 2001. In addition, from 2002 to 2010, Mr. Mathieson was the Founder and Managing Director of IE Portfolio Warrants, a funds management business that offered high return and leveraged structured equities products. Mr. Mathieson received a Bachelor of Commerce from Bond University, Queensland, Australia in 1994 and a Master’s Degree of Applied Finance from Macquarie University, New South Wales, Australia in 2000.

Carla Cholewinski. Ms. Cholewinski has served as our Chief Operating Officer since 2008 and has over 40 years’ experience in the finance industry including banking, credit union management, regulatory oversight, debt securitization and underwriting. Her career has included positions as Vice President and Branch Manager at Glendale Federal Bank from 1976 to 1986, Vice President and District Sales and Lending Manager with California Federal Bank from 1986 to 1992, Mortgage Banker with First Choice Financial Services from 1992 to 1995, Corporate Vice President of Lending and Collections with WestStar Credit Union from 1995 to 1999, Chief Lending Officer for American Corp & Funding from 1999 to 2000, Chief Credit Officer for Security State Savings Bank from 2000 to 2004, and Chief Credit Officer for Fifth Street Bank from 2004 to 2008. Since 2008, Ms. Cholewinski has served as our Chief Operating Officer and Chief Credit Officer and has utilized her extensive finance, banking and regulatory experience to grow the business from initial launch to our current level of operations.

There are no family relationships between any of the executive officers and directors.

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Director Qualifications

Mr. Mathieson was appointed to our board in March 2013 following the reverse merger with IEGC described in this document. Given his role in the founding and/or operations of IEGC, we believe he remains a good fit for our current needs. Mr. Mathieson has significant operational experience in our industry and brings both a practical understanding of the industry and as well as hands-on experience in our business sector to our board and a greater understanding of certain of the challenges we face in executing our growth strategy.

Director Compensation

Mr. Mathieson does not receive any additional compensation for his services as a director.

Compensation Committee Interlocks and Insider Participation

We did not have a compensation committee during the year ended December 31, 2016. During the year ended December 31, 2016, Mr. Mathieson participated in deliberations of our board of directors concerning executive officer compensation. No member of our board is, or was during the fiscal year ended December 31, 2016, an officer, former officer or employee of the Company or any of its subsidiaries, or a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of (i) the compensation committee of another entity of which one of the executive officers of such entity served on the Company’s compensation committee or (ii) the board of directors of another entity of which one of the executive officers of such entity served on the Company’s Board, during the fiscal year ended December 31, 2016.

Limitation on Liability

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our amended and restated articles of incorporation, as amended, and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for:

●	violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

●	deriving an improper personal benefit from a transaction,

●	voting for or assenting to an unlawful distribution, and

●	willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a stockholder.

The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws. The effect of the foregoing is to require our company to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

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Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – IEG HOLDINGS

We do not have a written policy for the review, approval or ratification of transactions with related parties or conflicted transactions. When such transactions arise, they are referred to our board of directors for its consideration.

IEG Holdings entered into a professional consulting contract with Mr. Mathieson on September 30, 2015 with an effective date as of January 1, 2015 (the “2015 Consulting Contract”). Pursuant to the terms of the 2015 Consulting Contract, Mr. Mathieson agreed to provide regulatory and management consulting services as requested by IEG Holdings, including services to be provided by IEG Holdings to Investment Evolution Corporation. The 2015 Consulting Contract has a term of one year and renews automatically for one year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, IEG Holdings agreed to pay Mr. Mathieson $1,000,000 annually and a discretionary bonus to be determined by IEG Holdings’ board of directors. Pursuant to the terms of the 2015 Consulting Contract, the IEG Holdings’ board of directors authorized a portion in the amount of $225,000 of the 2015 bonus to be paid to Mr. Mathieson on September 30, 2015 for services previously rendered by Mr. Mathieson from January 1, 2015 to September 30, 2015. In addition, the IEG Holdings’ board of directors authorized a final portion in the amount of $75,000 of the 2015 bonus to be paid to Mr. Mathieson on December 31, 2015 for services previously rendered by Mr. Mathieson from October 1, 2015 to December 31, 2015. Mr. Mathieson did not receive a bonus for the year ended December 31, 2016.

On November 2, 2016, we and Mr. Mathieson agreed to terminate, effective December 31, 2016, the 2015 Consulting Contract. Also on November 2, 2016, Investment Evolution Corporation, a wholly owned subsidiary of the Company (“IEC”), and Mr. Mathieson entered into a professional consulting contract, effective January 1, 2017 (the “2017 Consulting Contract”). Pursuant to the terms of the 2017 Consulting Contract, Mr. Mathieson agreed to provide regulatory and management consulting services as requested by the Company and/or IEC. The 2017 Consulting Contract has a term of one year and renews automatically for one year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, the Company agreed to pay Mr. Mathieson $1.00 annually and a discretionary bonus to be determined by the Company’s board of directors.

Chief Executive Officer

Compensation to our Chief Executive Officer under the 2015 Consulting Contract totaled $1,000,000 for the year ended December 31, 2016.

Chief Operating Officer

Compensation to our Chief Operating Officer totaled $243,000 for the year ended December 31, 2016.

Consulting Fees

During the year ended December 31, 2016, the Company incurred director fees totaling $29,800 to Matthew Banks, who is a former director of IEG Holdings Corporation.

During the year ended December 31, 2016, the Company incurred director fees totaling $29,800 to R & H Nominees Pty Ltd, which is owned by Harold Hansen, who is a former director of IEG Holdings Corporation.

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During the year ended December 31, 2016, the Company incurred consulting fees totaling $26,000 to Custom Print Consulting, who is a shareholder of IEG Holdings Corporation, and related entities. All of the $26,000 was offset as consideration for common stock subscriptions.

During the year ended December 31, 2016, the Company incurred consulting fees totaling $26,000 to BW Equities Pty Ltd, who is a shareholder of IEG Holdings Corporation, and related entities. All of the $26,000 was offset as consideration for common stock subscriptions.

During the year ended December 31, 2016, the Company incurred consulting fees totaling $162,500 to Worldwide Holdings LLC, who is a shareholder of IEG Holdings Corporation, and related entities. $150,000 of the $162,500 consulting fees incurred was paid, with the remaining $12,500 offset as consideration for common stock subscriptions.

During the year ended December 31, 2016, the Company incurred consulting fees totaling $166,524 to MZHCI LLC, who is a shareholder of IEG Holdings Corporation, and related entities. $96,524 of the $166,524 consulting fees incurred was paid, with the remaining $70,000 offset as consideration for common stock subscriptions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT – IEG HOLDINGS

At March 23, 2017, we had 9,714,186 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of March 23, 2017, and reflects:

●	each of our executive officers,

●	each of our directors,

●	all of our directors and executive officers as a group, and

●	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Information on beneficial ownership of securities is based upon a record list of our stockholders and we have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws, except as otherwise provided below.

Unless otherwise indicated, the business address of each person listed is in care of IEG Holdings Corporation, 6160 West Tropicana Ave., Suite E-13, Las Vegas, NV 89103.

Name	Position	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers and Directors:
Paul Mathieson	Chief Executive Officer and Director	6,900,000	71.03%
Carla Cholewinski	Chief Operating Officer and Chief Credit Officer	2,000	*
All executive officers and directors as a group (2 persons)		6,902,000	71.05%

* Less than 1%.

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EXECUTIVE COMPENSATION—IEG HOLDINGS

The following table summarizes all compensation recorded by us in the past two fiscal years for each of our executive officers. For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Paul Mathieson,	2016	1,000,000	0		0	0	0	0	0	1,000,000
Chief Executive Officer (1)	2015	1,000,000	300,000	(1)	0	0	0	0	0	1,300,000
Carla Cholewinski,	2016	230,000	13,000		0	0	0	0	0	243,000
Chief Operating Officer and Chief Credit Officer	2015	220,000	30,000		0	0	0	0	0	250,000

(1)	In September 2015, Mr. Mathieson purchased 22,007 shares of common stock from us for an aggregate purchase price of $220,079. The full amount of the purchase price was offset by $220,079 of his $225,000 September 2015 discretionary bonus declared by the Board to him in September 2015 (for the period January 1, 2015 to September 30, 2015) with the $4,921 balance offset against CEO advance. On December 31, 2015, Mr. Mathieson was paid $75,000 for his 2015 discretionary bonus declared by the Board to him (for the period October 1, 2015 to December 31, 2015). The material factors considered by our board in awarding the total bonus to Mr. Mathieson were the substantial expansion in the loan book and the significant increase in revenues of the business in the relevant period.

Employment Agreements

We are not currently a party to any employment agreements with any of our executive officers. However, IEG Holdings entered into a professional consulting contract with Mr. Mathieson on September 30, 2015 with an effective date as of January 1, 2015 (the “2015 Consulting Contract”). Pursuant to the terms of the 2015 Consulting Contract, Mr. Mathieson agreed to provide regulatory and management consulting services as requested by IEG Holdings, including services to be provided by IEG Holdings to Investment Evolution Corporation. The 2015 Consulting Contract has a term of one year and renews automatically for one year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, IEG Holdings agreed to pay Mr. Mathieson $1,000,000 annually and a discretionary bonus to be determined by IEG Holdings’ board of directors. Pursuant to the terms of the 2015 Consulting Contract, the IEG Holdings’ board of directors authorized a portion in the amount of $225,000 of the 2015 bonus to be paid to Mr. Mathieson on September 30, 2015 for services previously rendered by Mr. Mathieson from January 1, 2015 to September 30, 2015. In addition, the IEG Holdings’ board of directors authorized a final portion in the amount of $75,000 of the 2015 bonus to be paid to Mr. Mathieson on December 31, 2015 for services previously rendered by Mr. Mathieson from October 1, 2015 to December 31, 2015.

On November 2, 2016, we and Mr. Mathieson agreed to terminate, effective December 31, 2016, the 2015 Consulting Contract. Also on November 2, 2016, Investment Evolution Corporation, a wholly owned subsidiary of the Company (“IEC”), and Mr. Mathieson entered into a professional consulting contract, effective January 1, 2017 (the “2017 Consulting Contract”). Pursuant to the terms of the 2017 Consulting Contract, Mr. Mathieson agreed to provide regulatory and management consulting services as requested by the Company and/or IEC. The 2017 Consulting Contract has a term of one year and renews automatically for one year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, the Company agreed to pay Mr. Mathieson $1.00 annually and a discretionary bonus to be determined by the Company’s board of directors.

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Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2016:

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Paul Mathieson	0	0	0	0	0	0	0	0	0
Carla Cholewinski	0	0	0	0	0	0	0	0	0

INFORMATION ABOUT ONEMAIN

DESCRIPTION OF ONEMAIN’S BUSINESS

IEG Holdings has reproduced the information below from the most recently available public information provided in OneMain’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

OneMain Holdings, Inc. is referred to in this report as “OMH” or, collectively with its subsidiaries, whether directly or indirectly owned, “the Company,” “we,” “us,” or “our.”

As one of the nation’s largest consumer finance companies, we:

●	provide responsible personal loan products;

●	offer credit and non-credit insurance;

●	service loans owned by us and service or subservice loans owned by third-parties;

●	pursue strategic acquisitions and dispositions of assets and businesses, including loan portfolios or other financial assets; and

●	may establish joint ventures or enter into other strategic alliances or arrangements from time to time.

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As part of our acquisition strategy, on November 15, 2015, OMH, through its wholly owned subsidiary, Independence Holdings, LLC, (“Independence”) completed the acquisition of OneMain Financial Holdings, LLC (“OMFH”) from CitiFinancial Credit Company (“Citigroup”) for $4.5 billion in cash (the “OneMain Acquisition”). OMFH, collectively with its subsidiaries, is referred to in this report as “OneMain.” OMH and its subsidiaries (other than OneMain) is referred to in this report as “Springleaf.”

The OneMain Acquisition brought together two branch-based consumer finance companies with complementary strategies and locations. Together, we provide origination, underwriting and servicing of personal loans, primarily to non-prime customers. We believe we are well positioned for future growth, with an experienced management team, proven access to the capital markets, and strong demand for consumer credit. At December 31, 2016, we had $13.6 billion of personal loans due from over 2.2 million customer accounts across 44 states.

Our combined network of over 1,800 branches as of December 31, 2016 and expert personnel is complemented by our online consumer loan origination business and centralized operations, which allows us to reach customers located outside our branch footprint. Our digital platform provides our current and prospective customers the option of obtaining an unsecured personal loan via our website, www.onemainfinancial.com.

In connection with our personal loan business, Springleaf and OneMain insurance subsidiaries offer our customers credit and non-credit insurance, which are described below.

We also pursue strategic acquisitions and dispositions of assets and businesses, including loan portfolios and other financial assets, as well as fee-based opportunities in servicing loans for others in connection with potential strategic portfolio acquisitions through our centralized operations. See “Centralized Operations” below for further information on our centralized servicing centers. We service the loans acquired through a joint venture in which we previously owned a 47% equity interest (the “SpringCastle Portfolio”). On March 31, 2016, the SpringCastle Portfolio was sold in connection with the “SpringCastle Interests Sale.” For more information on this transaction and other recent developments, see “Recent Developments and Outlook” in Part II - Item 7 of this report.

The Company’s predecessor, Springleaf Holdings, LLC, was formed as a Delaware limited liability company in August 2013. In connection with our initial public offering of common stock, we executed a reorganization in October 2013 and converted Springleaf Holdings, LLC into Springleaf Holdings, Inc., a Delaware corporation. In November 2015, Springleaf Holdings, Inc. changed its name to OneMain Holdings, Inc. in connection with the closing of the OneMain Acquisition.

At December 31, 2016, Springleaf Financial Holdings, LLC (the “Initial Stockholder”) owned approximately 58% of OMH’s common stock. The Initial Stockholder is owned primarily by a private equity fund managed by an affiliate of Fortress. On February 14, 2017, SoftBank and Fortress announced that they have entered into a definitive merger agreement under which SoftBank intends to acquire Fortress. As currently planned, Fortress’s senior investment professionals are expected to remain in place and will retain their significant participation interests in fund performance. Fortress also announced that they will operate within SoftBank as an independent business headquartered in New York.

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The following chart summarizes our organization structure as a result of the OneMain Acquisition. The chart is provided for illustrative purposes only and does not represent all of OMH’s subsidiaries or obligations.

INDUSTRY AND MARKET OVERVIEW

We operate in the consumer finance industry serving the large and growing population of consumers who have limited access to credit from banks, credit card companies and other lenders. According to the Federal Reserve Bank of New York, as of September 30, 2016, the U.S. consumer finance industry had approximately $3.5 trillion of outstanding borrowings in the form of personal loans, vehicle loans and leases, credit cards, home equity lines of credit, and student loans. Furthermore, slower economic growth has resulted in an increase in the number of non-prime consumers in the United States.

Our industry’s traditional lenders have undergone fundamental changes, forcing many to retrench and in some cases to exit the market altogether. In addition, we believe that recent regulatory developments create a disincentive for these lenders to resume or support lending to non-prime borrowers. As a result, while the number of non-prime consumers in the United States has grown in recent years, the supply of consumer credit to this demographic has contracted. We believe this large and growing number of potential customers in our target market, combined with the decline in available consumer credit, provides an attractive market opportunity for our business model.

We are one of the few remaining national participants in the consumer installment lending industry still serving this large and growing population of non-prime customers. Our centralized operations, combined with the capabilities resident in our national branch system, provide an effective nationwide platform to efficiently and responsibly address this growing market of consumers. We believe we are, therefore, well-positioned to capitalize on the significant growth and expansion opportunity created by the large supply-demand imbalance within our industry.

SEGMENTS

Our segments coincide with how our businesses are managed. At December 31, 2016, our three segments include:

●	Consumer and Insurance;

●	Acquisitions and Servicing; and

●	Real Estate.

Following the OneMain Acquisition, we include OneMain’s operations within the Consumer and Insurance segment. See Note 22 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for more information about our segments.

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Consumer and Insurance

We originate and service secured and unsecured personal loans and offer voluntary credit and non-credit insurance and related products through our combined branch network, our digital platform, and our centralized operations. Personal loan origination and servicing, along with our insurance products, forms the core of our operations. As a result of the OneMain Acquisition, our combined branch operations included over 1,800 branch offices in 44 states as of December 31, 2016. In addition, our centralized support operations provide underwriting and servicing support to branch operations.

Our insurance business is conducted through Springleaf insurance subsidiaries, Merit Life Insurance Co. (“Merit”) and Yosemite Insurance Company (“Yosemite”), which are both wholly owned subsidiaries of Springleaf Finance Corporation (“SFC”), and OneMain’s insurance subsidiaries, American Health and Life Insurance Company (“AHL”) and Triton Insurance Company (“Triton”). Merit and AHL are life and health insurance companies that write credit life, credit disability, and non-credit insurance. Merit is licensed in 46 states, the District of Columbia, and the U.S. Virgin Islands, and AHL is licensed in 49 states, the District of Columbia, and Canada. Yosemite and Triton are property and casualty insurance companies that write credit involuntary unemployment and collateral protection insurance. Yosemite is licensed in 46 states, and Triton is licensed in 50 states, the District of Columbia, and Canada.

Products and Services. Our personal loan portfolio is comprised of assets that have performed well through weak market conditions. Our personal loans are non-revolving, fixed rate, fixed term of three to six years, and secured by consumer goods, automobiles, or other personal property, or unsecured. Our loans have no pre-payment penalties.

Since mid-2014, our direct auto loan program has further expanded our product offerings. Direct auto offers a customized solution for our current and prospective customers, similar in nature to our secured personal loans, but larger in size based on the collateral of newer cars with higher values. Proceeds are typically used to pay-off an existing auto loan with another lender, make home improvements, or finance the purchase of a new or used vehicle. Our direct auto loans are reported in our personal loans, which are included in our Consumer and Insurance segment. At December 31, 2016, we had over $1.8 billion of direct auto loans.

We offer the following optional credit insurance products to our customers:

●	Credit life insurance - Insures the life of the borrower in an amount typically equal to the unpaid balance of the finance receivable and provides for payment to the lender of the finance receivable in the event of the borrower’s death.

●	Credit disability insurance - Provides scheduled monthly loan payments to the lender during borrower’s disability due to illness or injury.

●	Credit involuntary unemployment insurance - Provides scheduled monthly loan payments to the lender during borrower’s involuntary unemployment.

●	Collateral protection insurance - Protects the value of property pledged as collateral for the finance receivable.

We also offer optional, non-credit insurance policies, which are primarily traditional level-term life policies with very limited underwriting.

In addition, we offer optional auto membership plans from an unaffiliated company. We have no risk of loss on these membership plans, and these plans are not considered insurance products. We recognize income from this product in other revenues - other. The unaffiliated company providing these membership plans is responsible for any required reimbursement to the customer.

Customer Development. We staff each of our branch offices with local, well-trained personnel who have significant experience in the industry. Our business model revolves around an origination, underwriting, and servicing process that leverages each branch office’s local community presence, and helps us develop personal relationships with our customers. Our customers often develop a relationship with their local office representatives, which we believe not only improves the credit performance of our personal loans but also leads to additional lending opportunities.

We solicit prospective customers, as well as current and former customers, through a variety of direct mail offers, targeted online advertising, and local marketing. We use proprietary modeling and targeting, along with data purchased from credit bureaus, alternative data providers, and our existing data/experience to acquire and develop new and profitable customer relationships.

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Our digital platform allows current and prospective customers the ability to apply for a personal loan online, at onemainfinancial.com. Many of our new customer applications are sourced online, delivered via targeted marketing, search engine tools, banner advertisements, e-mail, internet loan aggregators, and affiliates. Most online applications are closed in a branch, however we do close a small portion of our loans remotely outside the branch.

Through our merchant referral program, merchants refer their customers to us and we originate a loan directly to the customer to facilitate a retail purchase. This program allows us to apply our proprietary underwriting capabilities to these loans and gives us direct access to a prospective new customer, in which we can build a relationship that could lead to opportunities to offer additional products and services. Our branch employees actively solicit new relationships with merchants in their communities, and we believe this program provides us with a significant opportunity to grow our customer base and finance receivables.

Our OneMain Rewards program is designed to encourage credit education, positive customer behavior, and brand engagement. Customers earn rewards for a range of activities, such as consistently paying their bills on time and interacting with us on social media. Unlike traditional rewards programs, OneMain Rewards allows members to accrue points for tasks that help them establish and build their credit, such as viewing personal financial education videos, completing budgeting tutorials, credit score monitoring, and making on-time payments. Members can choose to redeem their points for a variety of gift cards, which include national retailers, restaurants, and other merchants.

Our iLoan brand is a separate offering which is tailored toward customers who prefer an end-to-end online and centrally serviced product. iLoan is a stand-alone platform which leverages our expertise in analytics, marketing and technology to create an efficient online borrowing experience. We use learnings from the development of iLoan across the OneMain enterprise to enhance our digital capabilities.

Credit Risk. Credit quality is driven by our long-standing underwriting philosophy, which takes into account each prospective customer’s household budget, and his or her willingness and capacity to repay the loan. We use credit risk scoring models at the time of the credit application to assess the applicant’s expected willingness and capacity to repay. We develop these models using numerous factors, including past customer credit repayment experience and application data, and periodically revalidate these models based on recent portfolio performance. Our underwriting process in the branches and for loan applications received through our website that are not automatically approved also includes the development of a budget (net of taxes and monthly expenses) for the applicant. We may obtain a security interest in either titled personal property or consumer household goods.

Our customers are primarily considered non-prime and require significantly higher levels of servicing than prime or near-prime customers. As a result, we charge these customers higher interest rates to compensate us for the related credit risks and servicing.

Account Servicing. The account servicing and collection processing for personal loans are generally handled at the branch office where the personal loans were originated, or in our centralized service centers. All servicing and collection activity is conducted and documented on proprietary systems which log and maintain, within our centralized information systems, a permanent record of all transactions and notations made with respect to the servicing and/or collection of a personal loan and are also used to assess a personal loan application. The proprietary systems permit all levels of branch office management to review on a daily basis the individual and collective performance of all branch offices for which they are responsible.

Acquisitions and Servicing

We service the SpringCastle Portfolio that was acquired through a joint venture in which we previously owned a 47% equity interest. On March 31, 2016, the SpringCastle Portfolio was sold in connection with the SpringCastle Interests Sale as discussed in “Recent Developments and Outlook” in Part II - Item 7 of this report. These loans consisted of unsecured loans and loans secured by subordinate residential real estate mortgages and included both closed-end accounts and open-end lines of credit. These loans were in a liquidating status and varied in substance and form from our originated loans. Unless we are terminated, we will continue to provide the servicing for these loans pursuant to a servicing agreement, which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests.

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Real Estate

Since we ceased real estate lending in January 2012, our real estate loans have been in a liquidating status. In 2014, we entered into a series of transactions relating to the sales of our beneficial interests in our real estate loans, the related servicing of these loans, and the sales of certain performing and non-performing real estate loans, which substantially completed our plan to liquidate our real estate loans. During 2016, we sold $308 million real estate loans held for sale. At December 31, 2016, our real estate loans held for investment totaled $144 million and comprised 1% of our net finance receivables. Real estate loans held for sale totaled $153 million at December 31, 2016.

CENTRALIZED OPERATIONS

We continually seek to identify functions that could be more effective if centralized to achieve reduced costs or free our lending specialists to service our customers and market our products. Our centralized operational functions support the following:

●	mail and telephone solicitations;

●	payment processing;

●	originating “out of footprint” loans;

●	servicing of delinquent real estate loans and certain personal loans;

●	bankruptcy process for Chapter 7, 11, 12 and 13 loans;

●	litigation requests for wage garnishments and other actions against borrowers;

●	collateral protection insurance tracking;

●	repossessing and re-marketing of titled collateral; and

●	charge-off recovery operations.

We currently have servicing facilities in Mendota Heights, Minnesota; Tempe, Arizona; London, Kentucky; Fort Mill, South Carolina and Fort Worth, Texas. We believe these facilities, along with the offices in Evansville, Indiana, position us for additional portfolio purchases or fee-based servicing, as well as additional flexibility in the servicing of our lending products.

OPERATIONAL CONTROLS

We control and monitor our businesses through a variety of methods including the following:

●	Our operational policies and procedures standardize various aspects of lending and collections.

●	Our branch finance receivable systems control amounts, rates, terms, and fees of our customers’ accounts; create loan documents specific to the state in which the branch office operates or to the customer’s location if the loan is made electronically through our centralized operations; and control cash receipts and disbursements.

●	Our headquarters accounting personnel reconcile bank accounts, investigate discrepancies, and resolve differences.

●	Our credit risk management system reports allow us to track individual branch office performance and to monitor lending and collection activities.

●	Our executive information system is available to headquarters and field operations management to review the status of activity through the close of business of the prior day.

●	Our branch field operations management structure, Regional Quality Coordinators and Compliance Field Examination team are designed to control a large, decentralized organization with succeeding levels of supervision staffed with more experienced personnel.

●	Our field operations compensation plan aligns our operating activities and goals with corporate strategies by basing the incentive portion of field personnel compensation on profitability and credit quality.

●	Our compliance department assesses our compliance with federal and state laws and regulations, as well as our compliance with our internal policies and procedures; oversees compliance training to ensure team members have a sufficient level of understanding of the laws and regulations that impact their job responsibilities; and manages our regulatory examination process.

●	Our executive office of customer care maintains our consumer complaint resolution and reporting process.

●	Our internal audit department audits our business for adherence to operational policy and procedure and compliance with federal and state laws and regulations.

●	Our control departments have made significant progress in aligning business operations and control processes through integration and will continue to enhance identified areas in 2017.

Currently, OneMain’s operations are being harmonized with Springleaf’s operations in connection with the integration of the two businesses.

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REGULATION

Federal Laws

Various federal laws and regulations govern loan origination, servicing and collections, including:

●	the Dodd-Frank Act;

●	the Equal Credit Opportunity Act (prohibits discrimination against creditworthy applicants) and the CFPB’s Regulation B, which implements this statute;

●	the Fair Credit Reporting Act (which, among other things, governs the accuracy and use of credit bureau reports);

●	the Truth in Lending Act (which, among other things, governs disclosure of applicable charges and other finance receivable terms) and the CFPB’s Regulation Z, which implements this statute;

●	the Fair Debt Collection Practices Act;

●	the Gramm-Leach-Bliley Act (which governs the handling of personal financial information) and the CFPB’s Regulation P, which implements this statute;

●	the Military Lending Act (which governs certain consumer lending to active-duty servicemembers and covered dependents and limits, among other things, the interest rate that may be charged);

●	the Servicemembers Civil Relief Act, which can impose limitations on the servicer’s ability to collect on a loan originated with an obligor who is on active duty status and up to nine months thereafter;

●	the Real Estate Settlement Procedures Act and the CFPB’s Regulation X (both of which regulate the making and servicing of closed end residential mortgage loans);

●	the Federal Trade Commission’s Consumer Claims and Defenses Rule, also known as the “Holder in Due Course” Rule; and

●	the Federal Trade Commission Act.

The Dodd-Frank Act and the regulations promulgated thereunder are likely to affect our operations in terms of increased oversight of financial services products by the CFPB and the imposition of restrictions on the terms of certain loans. Among regulations the CFPB has promulgated are mortgage servicing regulations that became effective January 10, 2014 and are applicable to the remaining real estate loan portfolio serviced by or for Springleaf. Amendments to some sections of these mortgage servicing regulations become effective on October 19, 2017 and April 19, 2018. The CFPB has significant authority to implement and enforce federal consumer finance laws, including the new protections established in the Dodd-Frank Act, as well as the authority to identify and prohibit unfair, deceptive, and abusive acts and practices. In addition, under the Dodd-Frank Act, securitizations of loan portfolios are subject to certain restrictions and additional requirements, including requirements that the originator retain a portion of the credit risk of the securities sold and the reporting of buyback requests from investors. We also utilize third-party debt collectors and will continue to be responsible for oversight of their procedures and controls.

The CFPB has supervisory, examination and enforcement authority with respect to various federal consumer protection laws for some providers of consumer financial products and services, such as any nonbank that it has reasonable cause to determine has engaged or is engaging in conduct that poses risks to consumers with regard to consumer financial products or services. In addition to the authority to bring nonbanks under the CFPB’s supervisory authority based on risk determinations, the CFPB also has authority under the Dodd-Frank Act to supervise nonbanks, regardless of size, in certain specific markets, such as mortgage companies (including mortgage originators, brokers and servicers) and payday lenders. Currently, the CFPB has supervisory authority over us with respect to mortgage servicing and mortgage origination, which allows the CFPB to conduct an examination of our mortgage servicing practices and our prior mortgage origination practices.

The Dodd-Frank Act also gives the CFPB supervisory authority over entities that are designated as “larger participants” in certain financial services markets, including the auto financing market and the consumer installment lending market. On June 30, 2015, the CFPB published its final rule for designating “larger participants” in the auto financing market. With the adoption of this regulation, we are a larger participant in the auto financing market and are subject to supervision and examination by the CFPB for our auto loan business, including loans that are secured by autos and refinances of loans secured by autos that were for the purchase of autos. In its Fall 2016 rulemaking agenda, the CFPB advised that its “next” larger-participant rulemaking would focus on the markets for “consumer installment loans and vehicle title loans.” We expect to eventually be designated a “larger participant” for this market and to become subject to supervision and examination by the CFPB for our consumer loan business.

Finally, on June 2, 2016, the CFPB published a proposed rule for small-dollar loans, which would apply to the Company and other participants in that market. Under the proposed rule, some of our consumer installment loans would meet the CFPB’s definition of “small-dollar loans” and become subject to onerous requirements concerning frequency, underwriting, and collection. The public comment period on the CFPB’s proposed small-dollar-loan rule ended on October 7, 2016. After considering the comments submitted and potentially revising the rule to reflect those comments, the CFPB will publish its final small-dollar-loan rule. We expect the compliance-required date for the final small-dollar-loan rule to be the second half of 2018 or perhaps later.

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In addition to its supervision and examination authority, the CFPB is authorized to conduct investigations to determine whether any person is engaging in, or has engaged in, conduct that violates federal consumer financial protection laws, and to initiate enforcement actions for such violations, regardless of its direct supervisory authority. Investigations may be conducted jointly with other regulators.

The CFPB also has enforcement authority and is authorized to conduct investigations to determine whether any person is engaging in, or has engaged in, conduct that violates federal consumer financial protection laws, and to initiate enforcement actions for such violations, regardless of its direct supervisory authority. Investigations may be conducted jointly with other regulators. In furtherance of its regulatory and supervisory powers, the CFPB has the authority to impose monetary penalties for violations of applicable federal consumer financial laws, require remediation of practices and pursue administrative proceedings or litigation for violations of applicable federal consumer financial laws (including the CFPB’s own rules). The CFPB has the authority to obtain cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief) and monetary penalties ranging from $5,000 per day for ordinary violations of federal consumer financial laws to $25,000 per day for reckless violations and $1 million per day for knowing violations.

In addition, the CFPB can assess civil penalties for the following Tier 1, 2, and 3 penalties set forth in Section 1055 of the Dodd-Frank Act ranging from over $5,000 to over $1 million per violation:

●	Tier 1 Penalty - Minor violation; this is the penalty for any violation of law, rule, or final or order or condition imposed in writing by the CFPB;

●	Tier 2 Penalty - Reckless violation; this is the penalty for any person that recklessly engages in a violation of a Federal consumer financial law; or

●	Tier 3 Penalty - Knowing violation; this is the penalty for any person that knowingly violates a Federal consumer financial law.

Also, where a company has violated Title X of the Dodd-Frank Act or CFPB regulations implemented thereunder, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions to remedy violations of state law. If the CFPB or one or more states attorneys general or state regulators believe that we have violated any of the applicable laws or regulations, they could exercise their enforcement powers in ways that could have a material adverse effect on us or our business. The CFPB has actively utilized this enforcement authority against financial institutions and financial service providers by imposing significant monetary penalties; and ordering (i) restitution, (ii) mandatory changes to compliance policies and procedures, (iii) enhanced oversight and control over affiliate and third-party vendor agreements and services and (iv) mandatory review of business practices, policies and procedures by third-party auditors and consultants. If, as a result of an examination, the CFPB were to conclude that our loan origination or servicing activities violate applicable law or regulations, we could be subject to a formal or informal enforcement action. Formal enforcement actions are generally made public, which carries reputational risk. We have not been notified of any planned examinations or enforcement actions by the CFPB.

The Dodd-Frank Act also may adversely affect the securitization market because it requires, among other things, that a securitizer generally retain not less than 5% of the credit risk for certain types of securitized assets that are created, transferred, sold, or conveyed through issuance of asset-backed securities with an exception for securitizations that are wholly composed of “qualified residential mortgages.” The final rules implementing the risk retention requirements of Section 941 of the Dodd-Frank Act became effective on February 23, 2015. Compliance with the rule with respect to asset-backed securities collateralized by residential mortgages was required beginning on December 24, 2015. Compliance with the rule with regard to all other classes of asset-backed securities was required beginning on December 24, 2016. The risk retention requirement may limit our ability to securitize loans and impose on us additional compliance requirements to meet origination and servicing criteria for qualified residential mortgages. The impact of the risk retention rule on the asset-backed securities market remains uncertain. Furthermore, the Securities and Exchange Commission (the “SEC”) adopted significant revisions to Regulation AB, imposing new requirements for asset-level disclosures for asset-backed securities backed by real estate related assets, auto related assets, or backed by debt securities. This could result in sweeping changes to the commercial and residential mortgage loan securitization markets, as well as to the market for the re-securitization of mortgage-backed securities.

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State Laws

Various state laws and regulations also govern personal loans and real estate secured loans. Many states have laws and regulations that are similar to the federal laws referred to above, but the degree and nature of such laws and regulations vary from state to state. While federal law preempts state law in the event of certain conflicts, compliance with state laws and regulations is still required in the absence of conflicts.

In general, these additional state laws and regulations, under which we conduct a substantial amount of our lending business:

●	provide for state licensing and periodic examination of lenders and loan originators, including state laws adopted or amended to comply with licensing requirements of the federal Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (which, in some states, requires licensing of individuals who perform real estate loan modifications);

●	require the filing of reports with regulators and compliance with state regulatory capital requirements;

●	impose maximum term, amount, interest rate, and other charge limitations;

●	regulate whether and under what circumstances we may offer insurance and other ancillary products in connection with a lending transaction; and

●	provide for additional consumer protections.

There is a clear trend of increased state regulation on loan origination, servicing and collection, as well as more detailed reporting, more detailed examinations, and coordination of examinations among the states.

State authorities also regulate and supervise our insurance business. The extent of such regulation varies by product and by state, but relates primarily to the following:

●	licensing;

●	conduct of business, including marketing and sales practices;

●	periodic financial and market conduct examination of the affairs of insurers;

●	form and content of required financial reports;

●	standards of solvency;

●	limitations on the payment of dividends and other affiliate transactions;

●	types of products offered;

●	approval of policy forms and premium rates;

●	formulas used to calculate any unearned premium refund due to an insured customer;

●	permissible investments;

●	reserve requirements for unearned premiums, losses, and other purposes; and

●	claims processing.

The Canadian federal and provincial insurance regulators regulate and supervise the insurance made available to borrowers through a third party Canadian lender. Its regulation and supervision relates primarily to the following:

●	licensing;

●	conduct of business, including marketing and sales practices;

●	periodic financial and market conduct examination of the affairs of insurers;

●	form and content of required financial reports;

●	standards of solvency;

●	limitations on the payment of dividends and other affiliate transactions;

●	types of products offered; and

●	reserve requirements for unearned premiums, losses, and other purposes.

COMPETITION

We operate primarily in the consumer installment lending industry, focusing on the non-prime customer. As of December 31, 2016, OMH maintained a national footprint (defined as 500 or more branches and receivables over $2 billion) of brick and mortar branches. At December 31, 2016, we had over 2.2 million customer accounts and over 1,800 branch offices.

There are a large number of local, regional and internet competitors in the consumer installment lending industry serving the large and growing population of non-prime customers. We also compete with a large number of other types of financial institutions within our geographic footprint and over the Internet, including community banks and credit unions, that offer similar products and services. We believe that competition between consumer installment lenders occurs primarily on the basis of price, speed of service, flexibility of loan terms offered, and the quality of customer service provided.

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We believe that we possess several competitive strengths that position us to capitalize on the significant growth and expansion opportunity created by the large supply-demand imbalance within our industry, and to compete effectively with other lenders in our industry. The capabilities resident in our national branch system provide us with a proven distribution channel for our personal loan and insurance products, allowing us to provide same-day fulfillment to approved customers and giving us a distinct competitive advantage over many industry participants who do not have-and cannot replicate without significant investment-a similar footprint. Our digital platform and our centralized operations also enhance our nationwide footprint by allowing us to serve customers who reside outside of our branch footprint. We believe our deep understanding of local markets and customers, together with our proprietary underwriting process, data analytics, and decisioning tools allow us to price, manage and monitor risk effectively through changing economic conditions. In addition, our high-touch relationship-based servicing model is a major contributor to our superior loan performance, and distinguishes us from our competitors.

SEASONALITY

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Seasonality” in Part II - Item 7 of this report for discussion of our seasonal trends.

EMPLOYEES

As of December 31, 2016, we had over 10,100 employees.

AVAILABLE INFORMATION

OMH files annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC’s website, www.sec.gov, contains these reports and other information that registrants (including OMH) file electronically with the SEC. Readers may also read and copy any document that OMH files at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

These reports are also available free of charge through our website, www.onemainfinancial.com under “Investor Relations,” as soon as reasonably practicable after we file them with, or furnish them to, the SEC.

In addition, our Code of Business Conduct and Ethics (the “Code of Ethics”), our Code of Ethics for Principal Executive and Senior Financial Officers (the “Financial Officers’ Code of Ethics”), our Corporate Governance Guidelines and the charters of the committees of our Board of Directors are posted on our website at www.onemainfinancial.com under “Investor Relations” and printed copies are available upon request. We intend to disclose any amendments to and waivers of our Code of Ethics and Financial Officers’ Code of Ethics on our website within four business days of the date of any such amendment or waiver in lieu of filing a Form 8-K pursuant to Item 5.05 thereof.

The information on our website is not incorporated by reference into this report. The website addresses listed above are provided for the information of the reader and are not intended to be active links.

ONEMAIN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

IEG Holdings has reproduced the information below from the most recently available public information provided in OneMain’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and related notes contained herein. This discussion and analysis contains forward-looking statements that involve risk, uncertainties, and assumptions. See “Forward-Looking Statements” herein. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors” herein.

An index to our management’s discussion and analysis follows:

Overview

On November 15, 2015, we completed our acquisition of OneMain from Citigroup. The OneMain Acquisition has brought together two branch-based consumer finance companies with complementary strategies and locations. Together, we provide personal loans primarily to non-prime customers through our combined network of over 1,800 branch offices in 44 states as of December 31, 2016 and on a centralized basis as part of our centralized operations and our digital platform (our online consumer loan origination business). We also write credit and non-credit insurance covering our customers. In addition, we service loans owned by us and service or subservice loans owned by third parties.

OUR PRODUCTS

Our product offerings include:

•

Personal Loans - We offer personal loans through our combined branch network and over the Internet through our centralized operations to customers who generally need timely access to cash. Our personal loans are typically non-revolving with a fixed-rate and a fixed, original term of three to six years and are secured by consumer goods, automobiles, or other personal property or are unsecured. At December 31, 2016, we had over 2.2 million personal loans, representing $13.6 billion of net finance receivables, of which 43% were secured by collateral, compared to 2.2 million personal loans totaling $13.3 billion at December 31, 2015, of which 27% were secured by collateral. Personal loans held for sale totaled $617 million at December 31, 2015.

•

Insurance Products - We offer our customers credit insurance (life insurance, disability insurance, and involuntary unemployment insurance) and non-credit insurance through both our combined branch network and our centralized operations. Credit insurance and non-credit insurance products are provided by the Springleaf insurance subsidiaries, Merit and Yosemite, and by the OneMain insurance subsidiaries, AHL and Triton. We also offer auto membership plans of an unaffiliated company as an ancillary product.

Our products also included the SpringCastle Portfolio at December 31, 2015, as described below:

•

SpringCastle Portfolio - We service the SpringCastle Portfolio that was acquired through a joint venture in which we previously owned a 47% equity interest. On March 31, 2016, the SpringCastle Portfolio was sold in connection with the SpringCastle Interests Sale, as discussed in “Recent Developments and Outlook” below. These loans consisted of unsecured loans and loans secured by subordinate residential real estate mortgages and include both closed-end accounts and open-end lines of credit. These loans were in a liquidating status and varied in substance and form from our originated loans. Unless we are terminated, we will continue to provide the servicing for these loans pursuant to a servicing agreement, which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests.

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Our non-originating legacy products include:

•

Real Estate Loans - We ceased real estate lending in January of 2012, and during 2014, we sold $6.4 billion real estate loans held for sale. In connection with the August 2016 Real Estate Loan Sale and the December 2016 Real Estate Loan Sale (as discussed and defined in “Recent Developments and Outlook” below), we sold $308 million real estate loans held for sale. The remaining real estate loans may be closed-end accounts or open-end home equity lines of credit, generally have a fixed rate and maximum original terms of 360 months, and are secured by first or second mortgages on residential real estate. Predominantly, our first lien mortgages are serviced by third-party servicers, and we continue to provide servicing for our second lien mortgages (home equity lines of credit). At December 31, 2016, we had $144 million of real estate loans held for investment, of which 93% were secured by first mortgages, compared to $538 million at December 31, 2015, of which 38% were secured by first mortgages. Real estate loans held for sale totaled $153 million and $176 million at December 31, 2016 and 2015, respectively.

•

Retail Sales Finance - We ceased purchasing retail sales contracts and revolving retail accounts in January of 2013. We continue to service the liquidating retail sales contracts and will provide revolving retail sales financing services on our revolving retail accounts. We refer to retail sales contracts and revolving retail accounts collectively as “retail sales finance.”

OUR SEGMENTS

At December 31, 2016, we had three operating segments:

●	Consumer and Insurance;

●	Acquisitions and Servicing; and

●	Real Estate.

Following the OneMain Acquisition, we include OneMain’s operations within the Consumer and Insurance segment. See Note 22 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for more information about our segments.

HOW WE ASSESS OUR BUSINESS PERFORMANCE

We closely monitor the primary drivers of pretax operating income, which consist of the following:

Net Interest Income

We track the spread between the interest income earned on our finance receivables and the interest expense incurred on our debt, and continually monitor the components of our yield and our cost of funds.

Net Credit Losses

The credit quality of our loans is driven by our long-standing underwriting philosophy, which takes into account the prospective customer’s household budget, and his or her willingness and capacity to repay the proposed loan. The profitability of our loan portfolio is directly connected to net credit losses; therefore, we closely analyze credit performance. We also monitor recovery rates because of their contribution to the reduction in the severity of our charge-offs. Additionally, because delinquencies are an early indicator of future net credit losses, we analyze delinquency trends, adjusting for seasonality, to determine whether or not our loans are performing in line with our original estimates.

Operating Expenses

We assess our operational efficiency using various metrics and conduct extensive analysis to determine whether fluctuations in cost and expense levels indicate operational trends that need to be addressed. Our operating expense analysis also includes a review of origination and servicing costs to assist us in managing overall profitability.

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Because loan volume and portfolio size determine the magnitude of the impact of each of the above factors on our earnings, we also closely monitor origination volume and annual percentage rate.

Recent Developments and Outlook

ONEMAIN ACQUISITION

On November 15, 2015, we completed our acquisition of OneMain. The OneMain Acquisition brings together two branch-based consumer finance companies with complementary strategies and locations, focused on the non-prime market in the United States.

We believe the OneMain Acquisition will result in a number of strategic benefits and opportunities, including:

•

Significant expansion of our geographical presence. We believe that our expanded footprint will allow us to reach new customers for our personal finance products and further enhance our reputation in the communities we serve.

•

Diversification of our customer base. Our branch customer base more than doubled as a result of the OneMain Acquisition and, in addition, we believe the OneMain Acquisition will enable us to extend our reach to higher credit score segments than we historically served.

•

Product opportunities and scale benefits. We expect the OneMain Acquisition to enable us to distribute existing Springleaf products through OneMain branches and leverage key OneMain sales practices to achieve greater scale benefits in existing Springleaf branches.

•

Significant cost savings opportunities by combining complementary businesses. We expect the highly complementary nature of our two operating companies, including branch operations, to enable us to achieve significant ongoing cost savings. Expected drivers of cost savings include consolidation of branch operations, elimination of redundant centralized and corporate functions and greater efficiency of marketing programs. We expect to realize approximately $275 million - $300 million of cost synergies from the OneMain Acquisition by the end of 2017. This level of cost synergies is expected to include approximately $200 million of reductions in operating expenses to be fully realized by the end of the fourth quarter of 2017, as well as an incremental $75 million - $100 million of costs that we do not expect to incur as a result of the OneMain Acquisition. We also anticipate incurring approximately $275 million of acquisition-related expenses to consolidate the two operating companies. As of December 31, 2016, we had incurred approximately $170 million of acquisition-related transaction and integration expenses ($108 million incurred during 2016).

The estimated synergies were derived by comparing the operating expenses expected in the second half of 2017 of the combined operations to the sum of operating expenses expected to be generated on a stand-alone basis, as if each company had the same business strategies. The foregoing estimates of synergies and charges in connection with consolidating the two companies and expectations regarding when they will be fully reflected in our results are subject to various risks, uncertainties and assumptions, many of which are beyond our control. Therefore, no assurance can be given as to when or if they will be realized. See “Forward-Looking Statements” beginning on page 3 of this report.

See Note 2 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on the OneMain Acquisition.

LENDMARK SALE

As part of our initiative to close the OneMain Acquisition, on November 13, 2015, OMH and certain of its subsidiaries (the “Branch Sellers”) entered into an Asset Preservation Stipulation and Order and agreed to a Proposed Final Judgment (collectively, the “Settlement Agreement”) with the DOJ, as well as certain state attorneys general, to resolve any inquiries of the DOJ and such state attorneys general with respect to the OneMain Acquisition. Pursuant to this agreement, OMH agreed to divest 127 Springleaf branches across 11 states as a condition for approval of the OneMain Acquisition.

On November 12, 2015, the Branch Sellers entered into a purchase and sale agreement with Lendmark to sell 127 Springleaf branches and, subject to certain exclusions, the associated personal loans issued to customers of such branches, fixed non-information technology assets and certain other tangible personal property located in such branches to Lendmark (the “Lendmark Sale”). On May 2, 2016, the Branch Sellers completed the sale of 127 Springleaf branches to Lendmark for an aggregate cash purchase price of $624 million. See Note 2 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on the Settlement Agreement and the Lendmark Sale.

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SPRINGCASTLE INTERESTS SALE

On March 31, 2016, Springleaf Finance, Inc., SpringCastle Holdings, LLC (“SpringCastle Holdings”) and Springleaf Acquisition Corporation (“Springleaf Acquisition” and, together with SpringCastle Holdings, the “SpringCastle Sellers”), wholly owned subsidiaries of OMH, entered into a purchase agreement with certain subsidiaries of New Residential Investment Corp. (“NRZ” and such subsidiaries, the “NRZ Buyers”) and BTO Willow Holdings II, L.P. and Blackstone Family Tactical Opportunities Investment Partnership-NQ-ESC L.P. (collectively, the “Blackstone Buyers” and together with the NRZ Buyers, the “SpringCastle Buyers”). Pursuant to the purchase agreement, on March 31, 2016, SpringCastle Holdings sold its 47% limited liability company interest in each of SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC, and Springleaf Acquisition sold its 47% limited liability company interest in SpringCastle Acquisition LLC, to the SpringCastle Buyers for an aggregate purchase price of approximately $112 million (the “SpringCastle Interests Sale”). SpringCastle America, LLC, SpringCastle Credit, LLC, SpringCastle Finance, LLC and SpringCastle Acquisition LLC are collectively referred to herein as the “SpringCastle Joint Venture.”

As a result of this sale, SpringCastle Acquisition and SpringCastle Holdings no longer hold any ownership interests of the SpringCastle Joint Venture. However, unless we are terminated, we will remain as servicer of the SpringCastle Portfolio under the servicing agreement for the SpringCastle Funding Trust.

See Note 2 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on the SpringCastle Interests Sale.

REAL ESTATE LOAN SALES

On August 3, 2016, SFC and certain of its subsidiaries sold a portfolio of second lien mortgage loans for aggregate cash proceeds of $246 million (the “August 2016 Real Estate Loan Sale”) and recorded a net loss in other revenues at the time of sale of $4 million. The proceeds from this sale, together with cash on hand, were used to pay off $375 million aggregate principal amount of our senior notes that matured in the third quarter of 2016. Unless we are terminated or we resign as servicer, we will continue to service the loans included in this sale pursuant to a servicing agreement. The purchase and sale agreement and the servicing agreement include customary representations and warranties and indemnification provisions.

On December 19, 2016, SFC and certain of its subsidiaries sold a portfolio of first and second lien mortgage loans for aggregate cash proceeds of $58 million (the “December 2016 Real Estate Loan Sale”) and recorded a net loss in other revenues at the time of sale of less than $1 million.

LIQUIDATION OF UNITED KINGDOM SUBSIDIARY

On August 16, 2016, we liquidated our United Kingdom subsidiary, Ocean Finance and Mortgages Limited, which had previously ceased originating real estate loans in 2012. In connection with this liquidation, we recorded a net gain in other revenues of $4 million resulting from a net realized foreign currency translation gain.

OUTLOOK

On November 15, 2015, we completed the OneMain Acquisition, the most significant transaction undertaken by the Company to date. During 2016, many significant integration milestones were achieved, involving substantial changes in operating policies and procedures in the OneMain branch network and significant personnel realignment across our OneMain and Springleaf field management teams. In the second half of 2016, we developed and implemented unified pricing, credit, and underwriting models across our branches, consolidated branch incentive and commission plans, and configured former OneMain branches into the Springleaf data network. We completed the conversion of approximately 100 of the former OneMain branches (representing approximately 10% of the former OneMain branch network’s net finance receivables) to the Springleaf loan origination and servicing system. This initial conversion, as well as the re-branding of all Springleaf branches and websites under the “OneMain Financial” name and logo, was completed on October 1, 2016. During January and February of 2017, all of the remaining former OneMain branches, as well as our centralized servicing operations, were converted to Springleaf systems, completing the integration.

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We also continued to execute our strategy to increase the proportion of our loan originations secured by auto collateral (which typically have lower yields and credit losses relative to unsecured personal loans), particularly within the former OneMain branches where secured loan originations have historically represented a smaller proportion of total originations than those of the former Springleaf branches. While we have been able to increase secured loan originations at former OneMain branches in recent quarters, not every unsecured loan customer has the collateral or the willingness to take on a secured loan, and we believe this has contributed to slower growth in personal loan net finance receivables than anticipated. As we continue to increase secured loans as a proportion of our total loan portfolio, our yields may be lower in future periods relative to our historical yields; however, we also expect a proportional improvement in net credit losses as secured loans become a greater proportion of our total loan portfolio.

With the systems conversion of the former OneMain branches having been successfully completed in the first quarter of 2017, we expect to be well positioned to resume growth in our net finance receivables beginning in the second quarter of 2017. In addition, with the successful execution of our secured lending and credit risk management strategies, we expect to experience lower future credit losses beginning in late 2017, consistent with our long-term historical experience prior to the acquisition of OneMain. No assurance can be given, however, that these actions and strategies will be effective, that we will be successful in implementing these actions and strategies, or that we will not incur increased credit losses or declines in or lower growth of our personal loan net finance receivables in the future.

With our experienced management team, long track record of successfully accessing the capital markets, and strong demand for consumer credit, we believe we are well positioned to execute on our strategic priorities of capturing the benefits of the OneMain Acquisition and strengthening our capital base through the following key initiatives:

●	Reinvigorating growth in receivables at OneMain through enhanced marketing strategies and product options, including an expansion of our direct auto lending;

●	Growing secured lending originations at OneMain with a goal of enhancing credit performance;

●	Leveraging scale and cost discipline across the company to realize a total of approximately $275 million - $300 million of aggregate acquisition cost synergies. This level of cost synergies is expected to include approximately $200 million of reductions in operating expenses to be fully realized by the end of the fourth quarter of 2017, as well as an incremental $75 million - $100 million of costs that we do not expect to incur as a result of the OneMain Acquisition;

●	Reducing leverage; and

●	Maintaining a strong liquidity level and diversified funding sources.

Assuming the U.S. economy continues to experience slow to moderate growth, we expect to continue our long history of strong credit performance and believe the strong credit quality of our loan portfolio will continue as the result of our disciplined underwriting practices and ongoing collection efforts. We have continued to see some migration of customer activity away from traditional channels, such as direct mail, to online channels (primarily serviced through our combined branch network), where we believe we are well suited to capture volume due to our scale, technology, and deployment of advanced analytics.

Tax Reform Proposals

The new presidential administration and several members of the U.S. Congress have indicated significant reform of various aspects of the U.S. tax code as a top legislative priority. A number of proposals for tax reform, including significant changes to corporate tax provisions, are currently under consideration. Such changes could have a material impact, either positive or negative, on our deferred tax assets and liabilities and our consolidated financial position, results of operations and cash flows, depending on the nature and extent of any changes to the U.S. tax code that are ultimately enacted into law. Additionally, changes to the U.S. tax code could more broadly impact the U.S. economy, which could potentially result in a material impact, either positive or negative, on the demand for our products and services and the ability of our customers to repay their loans. We cannot predict if or when any of these proposals to reform the U.S. tax code will be enacted into law and, accordingly, no assurance can be given as to whether or to what extent any changes to the U.S. tax code will impact us or our customers or our financial position, results of operations or cash flows.

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Results of Operations

CONSOLIDATED RESULTS

On November 15, 2015, we completed the OneMain Acquisition. The results of OneMain are included in our consolidated operating results and selected financial statistics from November 1, 2015 in the table below. A further discussion of our operating results for each of our operating segments is provided under “Segment Results” below.

(dollars in millions, except per share amounts)
Years Ended December 31,	2016	2015	2014

Interest income	$3,110	$1,930	$1,973
Interest expense	856	715	734
Provision for finance receivable losses	932	716	423
Net interest income after provision for finance receivable losses	1,322	499	816
Net gain on sale of SpringCastle interests	167	-	-
Other revenues	606	262	746
Acquisition-related transaction and integration expenses	108	62	-
Other expenses	1,631	925	701
Income (loss) before provision for (benefit from) income taxes	356	(226)	861
Provision for (benefit from) income taxes	113	(133)	272
Net income (loss)	243	(93)	589
Net income attributable to non-controlling interests	28	127	126
Net income (loss) attributable to OMH	$215	$(220)	$463

Share Data:
Weighted average number of shares outstanding:
Basic	134,718,588	127,910,680	114,791,225
Diluted	135,135,860	127,910,680	115,265,123
Earnings (loss) per share:
Basic	$1.60	$(1.72)	$4.03
Diluted	$1.59	$(1.72)	$4.02

Selected Financial Statistics
Finance receivables held for investment:
Net finance receivables	$13,732	$15,559	$6,609
Number of accounts	2,208,894	2,465,857	1,239,237
Finance receivables held for sale:
Net finance receivables	$153	$793	$202
Number of accounts	2,800	148,932	3,578
Finance receivables held for investment and held for sale: (a)
Average net receivables (b)	$14,463	$8,305	$10,367
Yield (b)	21.37%	23.04%	18.44%
Gross charge-off ratio (b)	6.05%	4.36%	3.60%
Recovery ratio (b)	(0.51)%	(0.67)%	(0.44)%
Net charge-off ratio (b)	5.54%	3.69%	3.16%
30-89 Delinquency ratio (b)	2.31%	2.57%	3.39%
Origination volume	$9,475	$5,803	$3,767
Number of accounts originated	1,326,574	991,051	784,643

(a)	Includes personal loans held for sale, but excludes real estate loans held for sale in order to be comparable with our segment statistics disclosed in “Segment Results.”

(b)	See “Key Financial Definitions” at the end of our management’s discussion and analysis for formulas and definitions of key performance ratios.

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Comparison of Consolidated Results for 2016 and 2015

Interest income increased in 2016 when compared to 2015 due to the net of the following:\

(dollars in millions)

2016 compared to 2015
Increase in average net receivables (a)	$1,428
Decrease in yield (b)	(269)
Increase in number of days in 2016	7
Increase in interest income on finance receivables held for sale (c)	14
Total	$1,180

(a)	Average net receivables increased primarily due to (i) loans acquired in the OneMain Acquisition and (ii) the continued growth of our loan portfolio (primarily of our secured personal loans). This increase was partially offset by (i) the SpringCastle Interests Sale, (ii) the transfer of $608 million of our personal loans to finance receivables held for sale on September 30, 2015, and (iii) our liquidating real estate loan portfolio, including the transfers of $257 million and $50 million of real estate loans to finance receivables held for sale on June 30, 2016 and November 30, 2016, respectively.

(b)	Yield decreased primarily due to (i) the continued growth of secured personal loans, which generally have lower yields relative to our unsecured personal loans, and (ii) the effects of purchase accounting adjustments relating to the OneMain Acquisition.

(c)	Interest income on finance receivables held for sale increased primarily due to (i) the transfer of $608 million of our personal loans to held for sale on September 30, 2015, which were sold in the Lendmark Sale on May 2, 2016, and (ii) the transfers of $307 million of real estate loans to finance receivables held for sale during 2016, which were sold in the August 2016 Real Estate Loan Sale and December 2016 Real Estate Loan Sale.

Interest expense increased in 2016 when compared to 2015 due to the net of the following:

(dollars in millions)

2016 compared to 2015
Increase in average debt (a)	$292
Decrease in weighted average interest rate (b)	(151)
Total	$141

(a)	Average debt increased primarily due to (i) debt acquired in the OneMain Acquisition and (ii) net unsecured debt issued during the past 12 months. This increase was partially offset by (i) the elimination of the debt associated with the SpringCastle Interests Sale and (ii) net repayments under our conduit facilities. See Notes 12 and 13 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on our long-term debt, consumer loan securitization transactions, and our conduit facilities.

(b)	Weighted average interest rate on our debt decreased primarily due to (i) debt acquired from the OneMain Acquisition, which generally has a lower weighted average interest rate relative to SFC’s weighted average interest rate, and (ii) the repurchase of $600 million unsecured notes, which had a higher interest rate relative to our other indebtedness, in connection with SFC’s offering of the 8.25% SFC Notes, as defined in “Liquidity and Capital Resources” in Part II - Item 7 of this report. The decrease was partially offset by (i) SFC’s offering of the 8.25% SFC Notes in April of 2016 and (ii) the elimination of debt associated with the SpringCastle Interests Sale, which generally had a lower interest rate relative to our other indebtedness.

Provision for finance receivable losses increased $216 million in 2016 when compared to 2015 primarily due to (i) provision for finance receivable losses of $229 million resulting from the OneMain Acquisition, which reflected net charge-offs of $477 million, partially offset by the re-establishment of the allowance for finance receivable losses of $248 million in 2015 and (ii) higher net charge-offs on Springleaf personal loans reflecting growth during the past 12 months. This increase was partially offset by (i) lower net charge-offs on the previously owned SpringCastle Portfolio reflecting the SpringCastle Interests Sale and the improved central servicing performance as the acquired portfolio matured under our ownership and (ii) the continued refinement of our estimates of allowance for finance receivable losses and their related assumptions based on ongoing integration and alignment of collection and charge-off practices.

99

Net gain on sale of SpringCastle interests of $167 million in 2016 reflected the net gain associated with the sale of our equity interest in the SpringCastle Joint Venture on March 31, 2016. See Note 2 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on the sale.

Other revenues increased $344 million in 2016 when compared to 2015 primarily due to (i) other revenues of $319 million resulting from the OneMain Acquisition, which consisted of insurance revenues of $236 million, investment revenues of $54 million, and remaining other revenues of $29 million, including $25 million of revenues from our ancillary products, (ii) servicing charge income for the SpringCastle Portfolio of $33 million in 2016, (iii) net gain on sales of personal and real estate loans of $18 million in 2016, (iv) servicing charge income for the receivables related to the Lendmark Sale of $6 million in 2016, and (v) foreign currency translation adjustment gain of $4 million in 2016 resulting from the liquidation of our United Kingdom subsidiary. This increase was partially offset by (i) a decrease in Springleaf investment revenues of $20 million during 2016 primarily due to a decrease in invested assets and lower realized gains on the sale of investment securities and (ii) net loss on repurchases and repayments of debt of $17 million in 2016.

Acquisition-related transaction and integration costs of $108 million and $62 million in 2016 and 2015, respectively, reflected increased costs relating to the OneMain Acquisition and the Lendmark Sale, including branch and system conversions, information technology costs, certain compensation and benefit related costs, and other costs and fees that would not have been incurred in the ordinary course of business. See “Non-GAAP Financial Measures” below for further information regarding these costs.

Other expenses increased $706 million in 2016 when compared to 2015 due to the following:

•

Salaries and benefits increased $303 million primarily due to salaries and benefits of $317 million resulting from the OneMain Acquisition. This increase was partially offset by non-cash incentive compensation expense of $15 million recorded in 2015 relating to the rights of certain executives to receive a portion of the cash proceeds from the sale of OMH’s common stock by the Initial Stockholder.

•

Other operating expenses increased $332 million primarily due to (i) other operating expenses of $306 million resulting from the OneMain Acquisition, which consisted primarily of advertising expenses of $74 million, occupancy costs of $66 million, amortization on other intangible assets of $57 million, and information technology expenses of $53 million, (ii) a decrease in Springleaf deferred origination costs of $12 million during 2016, and (iii) an increase in Springleaf information technology expenses of $12 million during 2016.

•

Insurance policy benefits and claims increased $71 million due to insurance policy benefits and claims of $88 million resulting from the OneMain Acquisition. This increase was partially offset by a $17 million decrease in Springleaf insurance policy benefits and claims during 2016 primarily due to favorable variances in benefit reserves, which partially resulted from a $9 million write-down of benefit reserves recorded during 2016.

Provision for income taxes totaled $113 million for 2016 compared to benefit from income taxes of $133 million for 2015. The effective tax rate for 2016 was 31.8% compared to 59.0% for 2015. The effective tax rate for 2016 and 2015 differed from the federal statutory rate primarily due to the effect of the non-controlling interest in the previously owned SpringCastle Portfolio, partially offset by the effect of state income taxes. As discussed in Note 2 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report, on March 31, 2016, the Company sold its equity interest in the SpringCastle Portfolio. See Note 18 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on the effective rates.

Comparison of Consolidated Results for 2015 and 2014

Interest income decreased in 2015 when compared to 2014 due to the net of the following:

(dollars in millions)

2015 compared to 2014
Decrease in Springleaf average net receivables (a)	$(626)
Increase in Springleaf yield (b)	333
OneMain finance charges in 2015 (c)	252
Decrease in interest income on finance receivables held for sale	(2)
Total	$(43)

100

(a)	Springleaf average net receivables decreased primarily due to (i) Springleaf liquidating real estate loan portfolio, including the transfers of real estate loans with a total carrying value of $6.7 billion to finance receivables held for sale and the subsequent sales of nearly all of these real estate loans during 2014, (ii) the transfer of $608 million of Springleaf personal loans to finance receivables held for sale on September 30, 2015, and (iii) the liquidating status of the SpringCastle Portfolio. This decrease was partially offset by (i) our continued focus on personal loan originations through our branch network and centralized operations and (ii) the launch of Springleaf direct auto loans in June of 2014.

(b)	Springleaf yield increased primarily due to a higher proportion of Springleaf personal loans, which have higher yields, as a result of the real estate loan sales during 2014. The increase in yield was partially offset by the launch of our direct auto loans in June of 2014, which generally has lower yields.

(c)	OneMain finance charges for 2015 included two months of finance charges, net of a purchase accounting adjustment of $102 million primarily due to accretion of premium on OneMain personal loans, as a result of the OneMain Acquisition.

Interest expense decreased in 2015 when compared to 2014 due to the net of the following:

(dollars in millions)

2015 compared to 2014
Decrease in Springleaf average debt (a)	$(78)
Increase in Springleaf weighted average interest rate (b)	11
OneMain interest expense in 2015 (c)	48
Total	$(19)

(a)	Springleaf average debt decreased primarily due to debt repurchases and repayments of $2.0 billion during 2015 and the elimination of $3.5 billion of debt associated with our mortgage securitizations. These decreases were partially offset by net debt issuances pursuant to SFC’s consumer securitization transactions completed during 2015 and additional borrowings under its conduit facilities. See Note 13 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on SFC’s consumer loan securitization transactions and borrowings under its conduit facilities.

(b)	Weighted average interest rate on Springleaf debt increased primarily due to the elimination of debt associated with our mortgage securitizations discussed above, which generally have lower interest rates. This increase was partially offset by the debt repurchases and repayments discussed above, which resulted in lower accretion of net discount, established at the date Fortress acquired a significant ownership interest in OMH, applied to long-term debt.

(c)	OneMain interest expense for 2015 included two months of interest expense on debt acquired in the OneMain Acquisition. See Notes 12 and 13 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on OneMain’s long-term debt, consumer securitizations, and borrowing under its revolving conduit facility.

Provision for finance receivable losses increased $293 million in 2015 when compared to 2014 primarily due to (i) two months of net charge-offs and allowance requirements totaling $372 million in 2015 resulting from the OneMain Acquisition and (ii) higher net charge-offs on Springleaf personal loans reflecting growth during 2015 and a higher Springleaf personal loan delinquency ratio in 2015. Since we acquired the OneMain personal loans at a premium, an allowance was recorded to reflect the losses inherent in the portfolio over the loss emergence period. Additionally, the allowance for finance receivable losses as a percentage of finance receivables for the acquired personal loans was expected to be higher, as the majority of these loans were unsecured. This increase was partially offset by (i) lower net charge-offs on the SpringCastle Portfolio reflecting the improved central servicing performance as the acquired portfolio matured under our ownership and (ii) lower net charge-offs and allowance requirements on our real estate loans reflecting the 2014 transfer of real estate loans previously discussed.

Other revenues decreased $484 million in 2015 when compared to 2014 due to the net of (i) transactions that occurred in 2014 including net gain on sales of real estate loans and related trust assets of $648 million, net loss on repurchases and repayments of debt of $66 million, and net loss on fair value adjustments on debt of $15 million, (ii) two months of other revenues of $59 million in 2015 resulting from the OneMain Acquisition, which consisted of insurance revenues of $53 million, investment revenues of $1 million, and remaining other revenue of $5 million, (iii) net increase in revenues associated with the 2014 real estate loans sales of $4 million (higher investment revenue generated from investing the proceeds of the sales, partially offset by lower insurance revenue reflecting the cancellations of dwelling policies as a result of the sales), and (iv) increase in remaining other revenue of $20 million primarily due to lower net charge-offs recognized on finance receivables held for sale and provision adjustments for liquidated held for sale accounts during 2015.

101

Acquisition-related transaction and integration costs of $62 million in 2015 reflected costs relating to the OneMain Acquisition and the Lendmark Sale, including transaction costs, technology termination and certain compensation and benefit related costs.

Other expenses increased $224 million in 2015 when compared to 2014 due to the net of the following:

•

Salaries and benefits increased $125 million primarily due to (i) two months of salaries and benefits of $71 million in 2015 resulting from the OneMain Acquisition, (ii) increased staffing in Springleaf centralized operations, and (iii) non-cash incentive compensation expense of $15 million recorded in 2015 relating to the rights of certain executives to receive a portion of the cash proceeds from the sale of OMH’s common stock by the Initial Stockholder.

•

Other operating expenses increased $78 million primarily due to the net of (i) two months of other operating expenses of $71 million in 2015 resulting from the OneMain Acquisition, (ii) an increase in Springleaf advertising expenses of $21 million, (iii) an increase in Springleaf information technology expenses of $8 million, (iv) costs of $7 million recorded in 2014 related to the real estate loan sales, and (v) a $6 million reduction in reserves related to Springleaf estimated Property Protection Insurance claims.

•

Insurance policy benefits and claims increased $21 million due to two months of insurance policy benefits and claims of $24 million in 2015 resulting from the OneMain Acquisition, partially offset by a $3 million decrease in Springleaf insurance policy benefits and claims during 2015 primarily due to favorable variances in benefit reserves.

Benefit from income taxes totaled $133 million for 2015 compared to provision for income taxes of $272 million for 2014. The effective tax rate for 2015 was 59.0% compared to 31.6% for 2014. The effective tax rate for 2015 and 2014 differed from the federal statutory rate primarily due to the effect of the non-controlling interest in the previously owned SpringCastle Portfolio and state income taxes. See Note 18 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on the effective rates.

NON-GAAP FINANCIAL MEASURES

Segment Accounting Basis

We report the operating results of Consumer and Insurance, Acquisitions and Servicing, Real Estate, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves and acquisition costs to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). These allocations and adjustments currently have a material effect on our reported segment basis income as compared to GAAP. See Note 22 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for a complete discussion of our segment accounting. We believe the Segment Accounting Basis (a basis other than GAAP) provides investors a consistent basis on which management evaluates segment performance.

The reconciliations of income (loss) before provision for (benefit from) income taxes attributable to OMH on a GAAP basis (purchase accounting) to the same amounts under a Segment Accounting Basis were as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Income (loss) before provision for (benefit from) income taxes attributable to OMH - GAAP basis	$328	$(353)	$735
GAAP to Segment Accounting Basis adjustments: (a) (b)
Interest income	371	91	(89)
Interest expense	55	123	132
Provision for finance receivable losses	1	298	(19)
Other revenues	6	18	(411)
Acquisition-related transaction and integration expenses	(20)	(3)	-
Other expenses	54	14	3
Income before provision for income taxes attributable to OMH - Segment Accounting Basis	$795	$188	$351

102

(a)	See Note 22 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on the components of our GAAP to Segment Accounting Basis adjustments.

(b)	Purchase accounting was not elected at the segment level.

Income (loss) before provision for income taxes attributable to OMH on a Segment Accounting Basis by segment was as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Income (loss) before provision for income taxes attributable to OMH - Segment Accounting Basis
Consumer and Insurance	$688	$345	$228
Acquisitions and Servicing	197	127	145
Real Estate	(59)	(173)	(14)
Other	(31)	(111)	(8)
Income before provision for income taxes attributable to OMH - Segment Accounting Basis	$795	$188	$351

We also report selected financial statistics relating to the net finance receivables and credit quality of Consumer and Insurance, Acquisitions and Servicing, Real Estate, and Other using a Segment Accounting Basis.

Adjusted Pretax Earnings (Loss)

Management uses adjusted pretax earnings (loss), a non-GAAP financial measure, as a key performance measure of our segments. Adjusted pretax earnings (loss) represents income (loss) before provision for (benefit from) income taxes on a Segment Accounting Basis and excludes acquisition-related transaction and integration expenses, net gain (loss) on sales of personal and real estate loans, net gain on sale of SpringCastle interests, SpringCastle transaction costs, losses resulting from repurchases and repayments of debt (attributable to OMH), gains on fair value adjustments on debt (attributable to OMH), restructuring and transaction costs, debt refinance costs, and net loss on liquidation of our United Kingdom subsidiary. Management believes adjusted pretax earnings (loss) is useful in assessing the profitability of our segments and uses adjusted pretax earnings (loss) in evaluating our operating performance. Adjusted pretax earnings (loss) is a non-GAAP measure and should be considered supplemental to, but not as a substitute for or superior to, income (loss) before provision for (benefit from) income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

103

The reconciliations of income (loss) before provision for (benefit from) income taxes attributable to OMH on a Segment Accounting Basis to adjusted pretax earnings (loss) (non-GAAP) by segment were as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Consumer and Insurance
Income before provision for income taxes - Segment Accounting Basis	$688	$345	$228
Adjustments:
Acquisition-related transaction and integration expenses	100	16	-
Net gain on sale of personal loans	(22)	-	-
Net loss on repurchases and repayments of debt	14	-	7
Debt refinance costs	4	-	1
Adjusted pretax earnings (non-GAAP)	$784	$361	$236

Acquisitions and Servicing
Income before provision for income taxes attributable to OMH - Segment Accounting Basis	$197	$127	$145
Adjustments:
Net gain on sale of SpringCastle interests	(167)	-	-
Net loss on repurchases and repayments of debt attributable to OMH	-	-	9
Net loss on fair value adjustments on debt attributable to OMH	-	-	7
Acquisition-related transaction and integration expenses	1	1	-
SpringCastle transaction costs	1	-	-
Adjusted pretax earnings attributable to OMH (non-GAAP)	$32	$128	$161

Real Estate
Loss before benefit from income taxes - Segment Accounting Basis	$(59)	$(173)	$(14)
Adjustments:
Net loss (gain) on sale of real estate loans	12	-	(185)
Net loss on repurchases and repayments of debt	1	-	22
Net gain on fair value adjustments on debt	-	-	(8)
Acquisition-related transaction and integration expenses	1	1	-
Restructuring and transaction costs	-	-	11
Debt refinance costs	1	-	3
Adjusted pretax loss (non-GAAP)	$(44)	$(172)	$(171)

Other
Loss before benefit from income taxes - Segment Accounting Basis	$(31)	$(111)	$(8)
Adjustments:
Acquisition-related transaction and integration expenses	26	47	-
Net loss on liquidation of United Kingdom subsidiary	6	-	-
Adjusted pretax earnings (loss) (non-GAAP)	$1	$(64)	$(8)

Acquisition-related transaction and integration expenses incurred as a result of the OneMain Acquisition and the Lendmark Sale include (i) compensation and employee benefit costs, such as retention awards and severance costs, (ii) accelerated amortization of acquired software assets, (iii) rebranding to the OneMain brand, (iv) branch infrastructure and other fixed asset integration costs, (v) information technology costs, such as internal platform development, software upgrades and licenses, and technology termination costs, (vi) legal fees and project management costs, (vii) system conversions, including payroll, marketing, risk, and finance functions, and (viii) other costs and fees directly related to the OneMain Acquisition and integration.

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Segment Results

See Note 22 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for (i) a description of our segments, (ii) reconciliations of segment totals to consolidated financial statement amounts, (iii) methodologies used to allocate revenues and expenses to each segment, and (iv) further discussion of the differences in our Segment Accounting Basis and GAAP.

CONSUMER AND INSURANCE

Adjusted pretax operating results and selected financial statistics for Consumer and Insurance (which are reported on an adjusted Segment Accounting Basis) were as follows:

(dollars in millions)
At or for the Years Ended December 31,	2016	2015	2014

Interest income	$3,328	$1,482	$916
Interest expense	738	242	164
Provision for finance receivable losses	911	351	202
Net interest income after provision for finance receivable losses	1,679	889	550
Other revenues	604	276	222
Other expenses	1,499	804	536
Adjusted pretax earnings (non-GAAP)	$784	$361	$236

Selected Financial Statistics
Finance receivables held for investment:
Net finance receivables	$13,455	$12,954	$3,807
Number of accounts	2,200,584	2,202,091	918,564
Finance receivables held for sale:
Net finance receivables	$-	$617	$-
Number of accounts	-	145,736	-
Finance receivables held for investment and held for sale:
Average net receivables (a)	$13,445	$5,734	$3,395
Yield (a)	24.75%	25.85%	26.99%
Gross charge-off ratio (a) (b)	7.82%	7.52%	5.65%
Recovery ratio (a)	(0.77)%	(0.80)%	(0.71)%
Net charge-off ratio (a) (b)	7.05%	6.72%	4.94%
30-89 Delinquency ratio (a)	2.26%	2.23%	2.41%
Origination volume	$9,455	$5,715	$3,644
Number of accounts originated	1,326,574	991,051	784,613

(a)	See “Key Financial Definitions” at the end of our management’s discussion and analysis for formulas and definitions of key performance ratios.

(b)	The gross charge-off ratio and net charge-off ratio in 2015 reflect $62 million of additional charge-offs recorded in December of 2015 (on a Segment Accounting Basis) related to alignment in charge-off policy for personal loans in connection with the OneMain integration. Excluding these additional charge-offs, our gross charge-off ratio and net charge-off ratio would have been 6.43% and 5.62%, respectively.

105

Comparison of Adjusted Pretax Operating Results for 2016 and 2015

Interest income increased $1.8 billion in 2016 when compared to 2015 due to the following:

•

Finance charges increased $1.8 billion primarily due to the net of the following:

•

Average net receivables increased primarily due to (i) loans acquired in the OneMain Acquisition and (ii) the continued growth of our loan portfolio (primarily of our secured personal loans). This increase was partially offset by the transfer of $608 million of our personal loans to finance receivables held for sale on September 30, 2015.

•

Yield decreased primarily due to the continued growth of secured personal loans, which generally have lower yields relative to our unsecured personal loans.

•

Interest income on finance receivables held for sale of $56 million and $43 million in 2016 and 2015, respectively, resulted from the transfer of personal loans to finance receivables held for sale on September 30, 2015 and sold in the Lendmark Sale on May 2, 2016.

Interest expense increased $496 million in 2016 when compared to 2015 primarily due to (i) interest expense of $284 million resulting from the OneMain Acquisition and (ii) a change in the methodology of allocating interest expense, as described in the allocation methodologies table in Note 22 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report.

Provision for finance receivable losses increased $560 million in 2016 when compared to 2015 primarily due to (i) provision for finance receivable losses of $512 million resulting from the OneMain Acquisition and (ii) higher net charge-offs on Springleaf personal loans reflecting growth during the past 12 months. This increase was partially offset by the continued refinement of our estimates of allowance for finance receivable losses and their related assumptions based on ongoing integration and alignment of collection and charge-off practices.

Other revenues increased $328 million in 2016 when compared to 2015 primarily due to other revenues of $336 million resulting from the OneMain Acquisition, which consisted of insurance revenues of $236 million, investment revenues of $71 million, and remaining other revenues of $29 million, partially offset by a decrease in Springleaf investment revenues of $12 million during 2016 resulting from a decrease in invested assets and lower realized gains on the sale of investment securities.

Other expenses increased $695 million in 2016 when compared to 2015 due to the following:

•

Salaries and benefits increased $324 million primarily due to (i) salaries and benefits of $316 million resulting from the OneMain Acquisition and (ii) an increase in Springleaf average staffing during 2016 prior to the Lendmark Sale.

•

Other operating expenses increased $301 million primarily due to (i) other operating expenses of $266 million resulting from the OneMain Acquisition, which consisted primarily of advertising expenses of $74 million, occupancy costs of $66 million, and information technology expenses of $49 million, (ii) a decrease in Springleaf deferred origination costs of $13 million during 2016, (iii) an increase in Springleaf information technology expenses of $12 million during 2016, (iv) an increase in Springleaf advertising expenses of $6 million during 2016, and (v) an increase in Springleaf credit and collection related costs of $6 million during 2016 reflecting growth in our loan portfolio.

•

Insurance policy benefits and claims increased $70 million primarily due to insurance policy benefits and claims of $87 million resulting from the OneMain Acquisition. This increase was partially offset by a $17 million decrease in Springleaf insurance policy benefits and claims during 2016 primarily due to favorable variances in benefit reserves, which partially resulted from a $9 million write-down of benefit reserves recorded during 2016.

Comparison of Adjusted Pretax Operating Results for 2015 and 2014

Interest income increased $566 million in 2015 when compared to 2014 due to the following:

•

Finance charges increased $523 million due to (i) two months of finance charges of $355 million in 2015 resulting from the OneMain Acquisition and (ii) an increase in Springleaf finance charges of $168 million primarily due to higher average net receivables, partially offset by lower yield. Average net receivables increased primarily due to our continued focus on personal loans, including the launch of Springleaf direct auto loans in June of 2014. Yield decreased primarily due to the higher proportion of Springleaf direct auto loans, which generally have lower yields.

106

•

Interest income on finance receivables held for sale of $43 million in 2015 resulted from the transfer of personal loans to finance receivables held for sale on September 30, 2015.

Interest expense increased $78 million in 2015 when compared to 2014 due to (i) two months of interest expense of $52 million in 2015 resulting from the OneMain Acquisition and (ii) an increase in Springleaf interest expense of $26 million primarily due to the redistribution of the allocation of long-term debt as of November 1, 2015, based on the interim excess cash proceeds from the 2014 real estate loan sales used to finance the OneMain Acquisition, partially offset by a reduction in the utilization of financing from Springleaf unsecured notes that was replaced by consumer loan securitizations and additional borrowings under our conduit facilities, which generally have lower interest rates.

Provision for finance receivable losses increased $149 million in 2015 when compared to 2014 due to (i) two months of net charge-offs and allowance requirements totaling $92 million in 2015 resulting from the OneMain Acquisition and (ii) an increase in Springleaf provision for finance receivable losses of $57 million primarily due to growth during 2015 and a higher Springleaf personal loan delinquency ratio at December 31, 2015.

Other revenues increased $54 million in 2015 when compared to 2014 due to the net of (i) two months of other revenues of $62 million in 2015 resulting from the OneMain Acquisition, which consisted of insurance revenues of $53 million, investment revenues of $4 million, and remaining other revenue of $5 million and (ii) a decrease in Springleaf insurance revenues of $8 million primarily due to decreases in credit and non-credit earned premiums reflecting the cancellations of dwelling policies as a result of the real estate loan sales during 2014 and fewer non-credit policies written, respectively.

Other expenses increased $268 million in 2015 when compared to 2014 due to the following:

•

Salaries and benefits increased $142 million primarily due to (i) two months of salaries and benefits of $72 million in 2015 resulting from the OneMain Acquisition and (ii) an increase in Springleaf salaries and benefits of $70 million primarily due to higher variable compensation reflecting increased originations of personal loans, increased staffing in Springleaf centralized operations, and the redistribution of the allocation of salaries and benefit expenses as a result of the real estate loan sales in 2014.

•

Other operating expenses increased $110 million primarily due to two months of other operating expenses of $63 million in 2015 resulting from the OneMain Acquisition and an increase in Springleaf other operating expenses of $47 million primarily due to (i) an increase in advertising expenses of $22 million, (ii) an increase in information technology expenses of $6 million reflecting increased depreciation and software maintenance as a result of software purchases and the capitalization of internally developed software, (iii) an increase in occupancy costs of $6 million resulting from increased general maintenance costs of our branches and higher leasehold improvement amortization expense from the servicing facilities added in 2014, (iv) an increase in professional fees of $5 million relating to legal and audit services, (v) an increase in credit and collection related costs of $4 million reflecting growth in personal loans, including our direct auto loans, and (vi) the redistribution of the allocation of other operating expenses as a result of the real estate loan sales in 2014.

•

Insurance policy benefits and claims increased $16 million due to two months of insurance policy benefits and claims of $19 million in 2015 resulting from the OneMain Acquisition, partially offset by a decrease in Springleaf insurance policy benefits and claims of $3 million primarily due to favorable variances in benefit reserves.

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ACQUISITIONS AND SERVICING

Adjusted pretax operating results and selected financial statistics for Acquisitions and Servicing (which are reported on an adjusted Segment Accounting Basis) were as follows:

(dollars in millions)
At or for the Years Ended December 31,	2016	2015	2014

Interest income	$102	$463	$545
Interest expense	20	87	82
Provision for finance receivable losses	14	68	105
Net interest income after provision for finance receivable losses	68	308	358
Other revenues	49	58	52
Other expenses	57	111	123
Adjusted pretax earnings (non-GAAP)	60	255	287
Pretax earnings attributable to non-controlling interests	28	127	126
Adjusted pretax earnings attributable to OMH (non-GAAP)	$32	$128	$161

Selected Financial Statistics
Finance receivables held for investment:
Net finance receivables	$-	$1,703	$2,091
Number of accounts	-	232,383	277,533
Average net receivables *	$414	$1,887	$2,310
Yield *	24.56%	24.54%	23.61%
Net charge-off ratio *	3.48%	3.49%	4.43%
30-89 Delinquency ratio *	-%	4.40%	4.67%

*	See “Key Financial Definitions” at the end of our management’s discussion and analysis for formulas and definitions of key performance ratios.

On March 31, 2016, we sold our equity interest in the SpringCastle Joint Venture, the primary component of our Acquisitions and Servicing segment. See Note 2 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on the SpringCastle Interests Sale.

Comparison of Adjusted Pretax Operating Results for 2015 and 2014

Interest income decreased $82 million in 2015 when compared to 2014 primarily due to lower average net receivables reflecting the liquidating status of the SpringCastle Portfolio.

Provision for finance receivable losses decreased $37 million in 2015 when compared to 2014 primarily due to lower net charge-offs on the SpringCastle Portfolio reflecting improvements in servicing of the acquired portfolio and its liquidating status.

Other expenses decreased $12 million in 2015 when compared to 2014 primarily due to decreased credit and collection related costs reflecting lower portfolio servicing costs due to the liquidating status of the acquired portfolio.

108

REAL ESTATE

Adjusted pretax operating results and selected financial statistics for Real Estate (which are reported on an adjusted Segment Accounting Basis) were as follows:

(dollars in millions)
At or for the Years Ended December 31,	2016	2015	2014

Interest income	$47	$68	$406
Interest expense	43	212	353
Provision for finance receivable losses	6	(2)	128
Net interest loss after provision for finance receivable losses	(2)	(142)	(75)
Other revenues (a)	(16)	3	(17)
Other expenses	26	33	79
Adjusted pretax loss (non-GAAP)	$(44)	$(172)	$(171)

Selected Financial Statistics
Finance receivables held for investment:
Net finance receivables	$153	$565	$670
Number of accounts	3,015	21,631	22,852
Average net receivables (b)	$373	$619	$5,131
Yield (b)	8.38%	8.99%	6.91%
Loss ratio (b) (c)	3.93%	3.73%	2.10%
30-89 Delinquency ratio (b) (d)	8.87%	5.90%	4.84%
Finance receivables held for sale:
Net finance receivables	$155	$182	$200
Number of accounts	2,800	3,196	3,578

(a)	For purposes of our segment reporting presentation in Note 22 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report, we have combined the lower of cost or fair value adjustments recorded on the date the real estate loans were transferred to finance receivables held for sale with the final gain (loss) on the sales of these loans.

(b)	See “Key Financial Definitions” at the end of our management’s discussion and analysis for formulas and definitions of key performance ratios.

(c)	The loss ratio in 2014 reflects $2 million of recoveries on charged-off real estate loans resulting from a sale of previously charged-off real estate loans in March of 2014. Excluding these recoveries, our Real Estate loss ratio would have been 2.14% in 2014.

(d)	Delinquency ratio at December 31, 2016 reflected the retained real estate loan portfolio that was not eligible for sale.

Comparison of Adjusted Pretax Operating Results for 2016 and 2015

Interest income decreased $21 million in 2016 when compared to 2015 due to the net of the following:

•

Finance charges decreased $24 million primarily due to the following:

•

Average net receivables decreased primarily due to our liquidating real estate loan portfolio, including the transfers of $266 million and $49 million of real estate loans to finance receivables held for sale on June 30, 2016 and November 30, 2016, respectively.

•

Yield decreased primarily due to the August 2016 Real Estate Loan Sale and December 2016 Real Estate Loan Sale of second lien mortgage loans, which generally had higher yields relative to our remaining real estate loans.

•

Interest income on real estate loans held for sale increased $3 million primarily due to the transfers of $315 million of real estate loans to finance receivables held for sale during 2016, which were sold in August and December of 2016.

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Interest expense decreased $169 million in 2016 when compared to 2015 primarily due to a change in the methodology of allocating interest expense, as described in the allocation methodologies table in Note 22 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report, and the reallocation of interest expense to the Consumer and Insurance segment as a result of the August 2016 Real Estate Loan Sale and the December 2016 Real Estate Loan Sale.

Provision for finance receivable losses increased $8 million in 2016 when compared to 2015 primarily due to a higher real estate loan delinquency ratio at December 31, 2016.

Other revenues decreased $19 million in 2016 when compared to 2015 primarily due to (i) impairments of $10 million recognized on our real estate loans held for sale during 2016 and (ii) a decrease in investment revenues during 2016, as the prior period reflected higher investment income generated from investing the proceeds of the 2014 real estate loan sales.

Comparison of Adjusted Pretax Operating Results for 2015 and 2014

Interest income decreased $338 million in 2015 when compared to 2014 due to the following:

•

Finance charges decreased $299 million primarily due to the net of the following:

•

Average net receivables decreased primarily due to the continued liquidation of the real estate loan portfolio, including the transfers of real estate loans with a total carrying value of $7.2 billion to finance receivables held for sale and the subsequent sales of nearly all of these real estate loans during 2014.

•

Yield increased primarily due to a higher proportion of our remaining real estate loans during 2015 that were secured by second mortgages, which generally have higher yields.

•

Interest income on real estate loans held for sale decreased $39 million primarily due to lower average real estate loans held for sale during 2015.

Interest expense decreased $141 million in 2015 when compared to 2014 primarily due to the sales of the Company’s beneficial interests in the mortgage-backed retained certificates during 2014.

Provision for finance receivable losses decreased $130 million in 2015 when compared to 2014 due to (i) the transfers of real estate loans with a total carrying value of $7.2 billion to finance receivables held for sale and the subsequent sales of nearly all of these real estate loans during 2014 and (ii) a lower real estate loan delinquency ratio at December 31, 2015.

Other revenues increased $20 million in 2015 when compared to 2014 primarily due to (i) lower net charge-offs recognized on real estate finance receivables held for sale and provision adjustments for liquidated real estate held for sale accounts during 2015 and (ii) investment income generated in 2015 from investing the proceeds of the real estate loan sales during 2014.

Other expenses decreased $46 million in 2015 when compared to 2014 due to the following:

•

Other operating expenses decreased $25 million primarily resulting from the sales of real estate loans during 2014 and the redistribution of the allocation of other operating expenses as a result of the real estate loan sales in 2014.

•

Salaries and benefits decreased $21 million primarily due to the redistribution of the allocation of salaries and benefit expenses as a result of the real estate loan sales in 2014.

OTHER

“Other” consists of our other non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our three segments. These operations include: (i) Springleaf legacy operations in 14 states where we had also ceased branch-based personal lending during 2012; (ii) Springleaf liquidating retail sales finance portfolio (including retail sales finance accounts from its legacy auto finance operation); (iii) Springleaf lending operations in Puerto Rico and the U.S. Virgin Islands; and (iv) the operations of Springleaf United Kingdom subsidiary prior to its liquidation on August 16, 2016.

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Adjusted pretax operating results of the Other components (which are reported on an adjusted Segment Accounting Basis) were as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Interest income	$4	$8	$17
Interest expense (a)	-	56	8
Provision for finance receivable losses	-	1	7
Net interest income (loss) after provision for finance receivable losses	4	(49)	2
Other revenues	(3)	-	1
Other expenses (b)	-	15	11
Adjusted pretax earnings (loss) (non-GAAP)	$1	$(64)	$(8)

(a)

Interest expense for 2016 when compared to 2015 reflected a change in the methodology of allocating interest expense, as described in the allocation methodologies table in Note 22 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report.

Interest expense for 2015 when compared to 2014 reflected higher interest expense on unsecured debt, which was allocated based on a higher cash balance held in anticipation of the OneMain Acquisition.

(b)

Other expenses for 2015 reflected non-cash incentive compensation relating to the rights of certain executives to receive a portion of the cash proceeds received by the Initial Stockholder.

Net finance receivables of the Other components (which are reported on a Segment Accounting Basis) were as follows:

(dollars in millions)
December 31,	2016	2015	2014

Net finance receivables:
Personal loans	$11	$17	$29
Real estate loans	-	-	6
Retail sales finance	12	24	50
Total	$23	$41	$85

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Credit Quality

FINANCE RECEIVABLE COMPOSITION

The following table presents the composition of our finance receivables for each of the Company’s segments on a Segment Accounting Basis (a basis other than GAAP), as well as reconciliations to our total net finance receivables on a GAAP basis:

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Segment to GAAP Adjustment	Consolidated Total

December 31, 2016
Personal loans	$13,455	$-	$-	$11	$111	$13,577
Real estate loans	-	-	153	-	(9)	144
Retail sales finance	-	-	-	12	(1)	11
Total	$13,455	$-	$153	$23	$101	$13,732

December 31, 2015
Personal loans	$12,954	$-	$-	$17	$324	$13,295
SpringCastle Portfolio	-	1,703	-	-	-	1,703
Real estate loans	-	-	565	-	(27)	538
Retail sales finance	-	-	-	24	(1)	23
Total	$12,954	$1,703	$565	$41	$296	$15,559

The largest component of our finance receivables and primary source of our interest income is our personal loan portfolio. Our personal loans are typically non-revolving with a fixed-rate and a fixed, original term of three to six years and are secured by consumer goods, automobiles, or other personal property or are unsecured. At December 31, 2016, 43% of our personal loans were secured by collateral, compared to 27% at December 31, 2015.

Distribution of Finance Receivables by FICO Score

There are many different categorizations used in the consumer lending industry to describe the creditworthiness of a borrower, including prime, non-prime, and sub-prime. While our underwriting models are not based on FICO scores, we track and analyze the performance of our finance receivable portfolio using many different parameters, including FICO scores, which is widely recognized in the consumer lending industry.

We group FICO scores into the following credit strength categories:

●	Prime: FICO score of 660 or higher

●	Non-prime: FICO score of 620-659

●	Sub-prime: FICO score of 619 or below

Our customers are described as prime at one end of the credit spectrum and sub-prime at the other. Our customers’ demographics are in many respects near the national median, but may vary from national norms in terms of credit and repayment histories. Many of our customers have experienced some level of prior financial difficulty or have limited credit experience and require higher levels of servicing and support from our branch network.

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Our net finance receivables grouped into the following categories based solely on borrower FICO credit scores at the purchase, origination, renewal, or most recently refreshed date were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

December 31, 2016
FICO scores
660 or higher	$3,424	$-	$41	$5	$3,470
620-659	3,383	-	23	2	3,408
619 or below	6,747	-	77	4	6,828
Unavailable	23	-	3	-	26
Total	$13,577	$-	$144	$11	$13,732

December 31, 2015
FICO scores
660 or higher	$3,486	$794	$199	$9	$4,488
620-659	3,478	371	107	4	3,960
619 or below	6,307	529	229	10	7,075
Unavailable	24	9	3	-	36
Total	$13,295	$1,703	$538	$23	$15,559

DELINQUENCY

We consider the delinquency status of our finance receivable as the primary indicator of credit quality. We monitor delinquency trends to evaluate the risk of future credit losses and employ advanced analytical tools to manage our exposure and appetite. Our branch team members work with customers through occasional periods of financial difficulty and offer a variety of borrower assistance programs to help customers continue to make payments. Team members also actively engage in collection activities throughout the early stages of delinquency. We closely track and report the percentage of receivables that are 30-89 days past due as a benchmark of portfolio quality, collections effectiveness, and as a strong indicator of losses in coming quarters.

When finance receivables are 60 days past due, we consider them delinquent and transfer collections management of these accounts to our centralized operations, as these accounts are considered to be at increased risk for loss. Use of our centralized operations teams for managing late stage delinquency allows us to apply more advanced collections technologies/tools and drives operating efficiencies in servicing. At 90 days past due, we consider our finance receivables to be nonperforming.

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The following table presents (i) delinquency information of the Company’s segments on a Segment Accounting Basis, (a basis other than GAAP), (ii) reconciliations to our total net finance receivables on a GAAP basis, by number of days delinquent, and (iii) delinquency ratios as a percentage of net finance receivables:

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Segment to GAAP Adjustment	Consolidated Total

December 31, 2016
Current	$12,799	$-	$110	$21	$103	$13,033
30-59 days past due	174	-	9	1	(1)	183
Delinquent (60-89 days past due)	130	-	4	-	-	134
Performing	13,103	-	123	22	102	13,350

Nonperforming (90+ days past due)	352	-	30	1	(1)	382
Total net finance receivables	$13,455	$-	$153	$23	$101	$13,732

Delinquency ratio
30-89 days past due	2.26%	-%	8.87%	4.63%	*	2.31%
30+ days past due	4.88%	-%	28.55%	8.18%	*	5.09%
60+ days past due	3.59%	-%	22.49%	4.75%	*	3.76%
90+ days past due	2.62%	-%	19.68%	3.55%	*	2.78%

December 31, 2015
Current	$12,372	$1,588	$510	$38	$365	$14,873
30-59 days past due	169	49	14	1	(1)	232
Delinquent (60-89 days past due)	129	26	19	1	(3)	172
Performing	12,670	1,663	543	40	361	15,277

Nonperforming (90+ days past due)	284	40	22	1	(65)	282
Total net finance receivables	$12,954	$1,703	$565	$41	$296	$15,559

Delinquency ratio
30-89 days past due	2.30%	4.40%	5.90%	4.31%	*	2.60%
30+ days past due	4.50%	6.75%	9.76%	7.81%	*	4.41%
60+ days past due	3.19%	3.85%	7.29%	5.41%	*	2.91%
90+ days past due	2.19%	2.35%	3.86%	3.50%	*	1.81%

*	Not applicable.

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ALLOWANCE FOR FINANCE RECEIVABLE LOSSES

We record an allowance for finance receivable losses to cover expected losses on our finance receivables. Our allowance for finance receivable losses may fluctuate based upon our continual review of the credit quality of the finance receivable portfolios and changes in economic conditions.

Changes in the allowance for finance receivable losses for each of the Company’s segments on a Segment Accounting Basis, (a basis other than GAAP), as well as reconciliations to our total allowance for finance receivable losses on a GAAP basis, were as follows:

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Segment to GAAP Adjustment	Consolidated Total

Year Ended December 31, 2016
Balance at beginning of period	$769	$4	$67	$3	$(251)	$592
Provision for finance receivable losses	911	14	6	-	1	932
Charge-offs	(1,050)	(17)	(15)	(3)	210	(875)
Recoveries	102	3	6	2	(39)	74
Other (a)	-	(4)	(35)	-	5	(34)
Balance at end of period	$732	$-	$29	$2	$(74)	$689

Allowance ratio	5.44%	-%	19.05%	7.28%	(b)	5.01%

Year Ended December 31, 2015
Balance at beginning of period	$134	$3	$86	$5	$(46)	$182
Provision for finance receivable losses	351	68	(2)	1	298	716
Charge-offs	(427)	(79)	(23)	(5)	174	(360)
Recoveries	46	12	6	2	(11)	55
Other (c)	665	-	-	-	(666)	(1)
Balance at end of period	$769	$4	$67	$3	$(251)	$592

Allowance ratio	5.94%	0.25%	11.90%	7.10%	(b)	3.81%

Year Ended December 31, 2014
Balance at beginning of period	$98	$1	$970	$5	$(646)	$428
Provision for finance receivable losses	202	105	128	7	(19)	423
Charge-offs	(190)	(117)	(104)	(10)	45	(376)
Recoveries	24	14	7	3	(2)	46
Other (d)	-	-	(915)	-	576	(339)
Balance at end of period	$134	$3	$86	$5	$(46)	$182

Allowance ratio	3.52%	0.13%	12.88%	5.71%	(b)	2.75%

(a)	Other consists of:

●	the elimination of allowance for finance receivable losses due to the sale of the SpringCastle Portfolio on March 31, 2016, in connection with the sale of our equity interest in the SpringCastle Joint Venture. See Note 2 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on this sale; and

●	the elimination of allowance for finance receivable losses due to the transfers of real estate loans held for investment to finance receivable held for sale during 2016.

(b)	Not applicable.

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(c)	Other consists of:

●	the addition to allowance for finance receivable losses of $666 million due to the personal loans acquired in connection with the OneMain Acquisition and the offsetting Segment to GAAP adjustment; and

●	the elimination of allowance for finance receivable losses of $1 million due to the transfer of personal loans held for investment to finance receivable held for sale during 2015.

(d)	Other consists of the elimination of allowance for finance receivable losses due to the transfer of real estate loans held for investment to finance receivable held for sale during 2014.

The delinquency status of our finance receivable portfolio, along with the level of our troubled debt restructured (“TDR”) finance receivables, are the primary drivers that can cause fluctuations in our allowance for finance receivable losses from period to period. We monitor the allowance ratio to ensure we have a sufficient level of allowance for finance receivable losses to cover estimated incurred losses in our finance receivable portfolio.

During 2016, the allowance for finance receivables for our consumer and insurance segment decreased $37 million, while the 60+ days delinquency ratio increased 40 basis points to 3.59% at December 31, 2016. The required allowance increase resulting from the higher delinquency ratio was more than offset by a decline of $81 million in our TDR finance receivables and a corresponding decline of $83 million in the allowance for TDR finance receivable losses during 2016.

See Note 6 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for more information about the changes in the allowance for finance receivable losses.

TROUBLED DEBT RESTRUCTURING

We make modifications to our finance receivables to assist borrowers during times of financial difficulties. When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable.

Information regarding TDR finance receivables held for investment for each of the Company’s segments on a Segment Accounting Basis, (a basis other than GAAP), as well as reconciliations to information regarding our total TDR finance receivables held for investment on a GAAP basis, were as follows:

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Segment to GAAP Adjustment	Consolidated Total

December 31, 2016
TDR net finance receivables	$421	$-	$71	$-	$(296)	$196
Allowance for TDR finance receivable losses	154	-	23	-	(97)	80

December 31, 2015
TDR net finance receivables	$502	$13	$160	$-	$(509)	$166
Allowance for TDR finance receivable losses	237	4	57	-	(243)	55

Liquidity and Capital Resources

SOURCES OF FUNDS

We finance the majority of our operating liquidity and capital needs through a combination of cash flows from operations, securitization debt, borrowings from conduit facilities, unsecured debt and equity, and may also utilize other corporate debt facilities in the future. As a holding company, all of the funds generated from our operations are earned by our operating subsidiaries.

SFC’s Offering of 8.25% Senior Notes

On April 11, 2016, SFC issued $1.0 billion aggregate principal amount of the 8.25% SFC Notes due 2020 (the “8.25% SFC Notes”) under the Indenture, pursuant to which OMH provided a guarantee of the notes on a senior unsecured basis. SFC used a portion of the proceeds from the offering to repurchase approximately $600 million aggregate principal amount of its existing senior notes that mature in 2017 and the remainder for general corporate purposes. See Note 2 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on this offering.

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Securitizations and Borrowings from Revolving Conduit Facilities

During 2016, we (i) completed four consumer loan securitizations and one auto securitization, (ii) exercised our right to redeem the asset backed notes issued by the Springleaf Funding Trust 2013-B, and (iii) deconsolidated the previously issued securitized interests of the SpringCastle Funding Asset-backed Notes 2014-A. See “Structured Financings” later in this section for further information on each of our securitization transactions.

During 2016, we (i) entered into one new conduit facility, (ii) extended the revolving periods on four existing revolving conduit facilities, (iii) amended four existing revolving conduit facilities to change the maximum principal balances, (iv) replaced the 2015 Warehouse Facility with the New Facilities and refinanced two of the New Facilities, and (v) terminated one revolving conduit facility. Net repayments under the notes of our existing revolving conduit facilities totaled $2.6 billion for 2016. The 2015 Warehouse Facility and the New Facilities are described in Note 12 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report.

See Notes 12 and 13 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on our long-term debt, consumer loan securitization transactions and conduit facilities.

Subsequent to December 31, 2016, we completed the following transactions:

●	On February 1, 2017, we completed a private securitization transaction in which OneMain Direct Auto Receivables Trust 2017-1, a wholly owned special purpose vehicle of SFC, issued $300 million principal amount of notes backed by direct auto loans with an aggregate unpaid principal balance (“UPB”) of $300 million as of December 31, 2016. See Note 24 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on this subsequent transaction.

●	On February 15, 2017, we exercised our right to redeem asset-backed notes issued in March 2014 by Springleaf Funding Trust 2014-A for a redemption price of $188 million. The outstanding principal balance of the asset-backed notes was $221 million on the date of the optional redemption. See Note 24 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on this subsequent transaction.

Other Transactions

In addition to cash received from our senior notes offering and securitization transactions, our sources of funds were favorably impacted by the following transactions:

●	SpringCastle Interests Sale;

●	Lendmark Sale;

●	August 2016 Real Estate Loan Sale; and

●	December 2016 Real Estate Loan Sale.

See Note 2 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on these transactions.

USES OF FUNDS

Our operating subsidiaries’ primary cash needs relate to funding our lending activities, our debt service obligations, our operating expenses (including acquisition-related transaction and integration expenses), payment of insurance claims and, to a lesser extent, expenditures relating to upgrading and monitoring our technology platform, risk systems, and branch locations.

At December 31, 2016, we had $579 million of cash and cash equivalents, and during 2016, we generated net income attributable to OMH of $215 million. Our net cash inflow from operating and investing activities totaled $1.3 billion in 2016. At December 31, 2016, our scheduled principal and interest payments for 2017 on our existing debt (excluding securitizations) totaled $1.7 billion. As of December 31, 2016, we had $4.0 billion UPB of unencumbered personal loans and $368 million UPB of unencumbered real estate loans (including $216 million held for sale).

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Based on our estimates and taking into account the risks and uncertainties of our plans, we believe that we will have adequate liquidity to finance and operate our businesses and repay our obligations as they become due for at least the next 12 months.

We have previously purchased portions of our unsecured indebtedness, and we may elect to purchase additional portions of our unsecured indebtedness in the future. Future purchases may be made through the open market, privately negotiated transactions with third parties, or pursuant to one or more tender or exchange offers, all of which are subject to terms, prices, and consideration we may determine.

LIQUIDITY

Operating Activities

Net cash provided by operations of $1.3 billion for 2016 reflected net income of $243 million, the impact of non-cash items, and an unfavorable change in working capital of $115 million. Net cash provided by operations of $735 million for 2015 reflected a net loss of $93 million, the impact of non-cash items, and a favorable change in working capital of $97 million. Net cash provided by operations of $381 million for 2014 reflected net income of $589 million, the impact of non-cash items, and an unfavorable change in working capital of $107 million primarily due to costs relating to the real estate sales transactions.

Investing Activities

Net cash used for investing activities of $2 million for 2016 was primarily due to net principal collections and originations of finance receivables held for investment and held for sale, partially offset by the SpringCastle Interests Sale, the Lendmark Sale, the August 2016 Real Estate Loan Sale, and the December 2016 Real Estate Loan Sale. Net cash used for investing activities of $2.6 billion for 2015 was primarily due to the OneMain Acquisition. Net cash provided by investing activities of $1.8 billion for 2014 was primarily due to the sales of real estate loans held for sale originated as held for investment during 2014, partially offset by the purchase of investment securities.

Financing Activities

Net cash used for financing activities of $1.7 billion for 2016 was primarily due to net repayments of long-term debt. Net cash provided by financing activities of $2.0 billion for 2015 reflected the debt issuances associated with the 2015-A and 2015-B securitizations. Net cash used for financing activities of $1.8 billion for 2014 was primarily due to the repayments of the secured term loan and the 2013-BAC trust notes in late March of 2014.

Liquidity Risks and Strategies

SFC’s and OMFH’s credit ratings are non-investment grade, which have a significant impact on our cost of, and access to, capital. This, in turn, can negatively affect our ability to manage our liquidity and our ability or cost to refinance our indebtedness.

There are numerous risks to our financial results, liquidity, capital raising, and debt refinancing plans, some of which may not be quantified in our current liquidity forecasts. These risks include, but are not limited, to the following:

●	our inability to grow or maintain our personal loan portfolio with adequate profitability;

●	the effect of federal, state and local laws, regulations, or regulatory policies and practices;

●	potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans; and

●	the potential for disruptions in the debt and equity markets.

The principal factors that could decrease our liquidity are customer delinquencies and defaults, a decline in customer prepayments, a prolonged inability to adequately access capital market funding, and unanticipated expenditures in connection with the integration of OneMain. We intend to support our liquidity position by utilizing some or all the following strategies:

●	maintaining disciplined underwriting standards and pricing for loans we originate or purchase and managing purchases of finance receivables;

●	pursuing additional debt financings (including new securitizations and new unsecured debt issuances, debt refinancing transactions and standby funding facilities), or a combination of the foregoing;

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●	purchasing portions of our outstanding indebtedness through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as we may determine; and

●	obtaining new and extending existing secured revolving facilities to provide committed liquidity in case of prolonged market fluctuations.

However, it is possible that the actual outcome of one or more of our plans could be materially different than expected or that one or more of our significant judgments or estimates could prove to be materially incorrect.

OUR INSURANCE SUBSIDIARIES

Our insurance subsidiaries are subject to state regulations that limit their ability to pay dividends. See Note 14 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on these restrictions and the dividends paid by our insurance subsidiaries during 2014 through 2016.

OUR DEBT AGREEMENTS

The debt agreements to which SFC, OMFH, and their subsidiaries are a party include customary terms and conditions, including covenants and representations and warranties. See Note 12 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for further information on the restrictive covenants under SFC’s and OMFH’s debt agreements, as well as the guarantees of SFC’s and OMFH’s long-term debt.

Structured Financings

We execute private securitizations under Rule 144A of the Securities Act of 1933. As of December 31, 2016, our structured financings consisted of the following:

(dollars in millions)	Initial Note Amounts Issued (a)	Initial Collateral Balance (b)	Current Note Amounts Outstanding	Current Collateral Balance (b)	Current Weighted Average Interest Rate (a)	Collateral Type	Original Revolving Period

Consumer Securitizations:
Springleaf
SLFT 2014-A	$559	$644	$217	$273	2.78%	Personal loans	2 years
SLFT 2015-A	1,163	1,250	1,163	1,250	3.47%	Personal loans	3 years
SLFT 2015-B	314	335	314	336	3.78%	Personal loans	5 years
SLFT 2016-A	500	560	500	559	3.10%	Personal loans	2 years

OneMain
OMFIT 2014-1	760	1,004	367	567	2.66%	Personal loans	2 years
OMFIT 2014-2	1,185	1,325	841	911	3.11%	Personal loans	2 years
OMFIT 2015-1	1,229	1,397	1,229	1,365	3.74%	Personal loans	3 years
OMFIT 2015-2	1,250	1,346	1,250	1,320	3.07%	Personal loans	2 years
OMFIT 2015-3	293	330	293	323	4.21%	Personal loans	5 years
OMFIT 2016-1	459	569	459	549	4.01%	Personal loans	3 years
OMFIT 2016-2	816	1,007	816	983	4.50%	Personal loans	2 years
OMFIT 2016-3	317	397	317	388	4.33%	Personal loans	5 years
Total consumer securitizations	8,845	10,164	7,766	8,824

Auto Securitization:
Springleaf
ODART 2016-1	700	754	493	547	2.37%	Direct auto loans	(c)

Total secured structured financings	$9,545	$10,918	$8,259	$9,371

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(a)	Represents securities sold at time of issuance or at a later date and does not include retained notes.

(b)	Represents UPB of the collateral supporting the issued and retained notes.

(c)	Not applicable.

In addition to the structured financings included in the table above, we had access to 11 conduit facilities with a total borrowing capacity of $4.8 billion as of December 31, 2016, as discussed in Note 13 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report. At December 31, 2016, no amounts were drawn under these facilities.

See “Liquidity and Capital Resources - Sources of Funds - Securitizations and Borrowings from Revolving Conduit Facilities” above for information on the securitization and conduit transactions completed subsequent to December 31, 2016.

Our securitizations have served to partially replace secured and unsecured debt in our capital structure with more favorable non-recourse funding. Our overall funding costs are positively impacted by our increased usage of securitizations, as we typically execute these transactions at interest rates significantly below those of our unsecured debt.

Contractual Obligations

At December 31, 2016, our material contractual obligations were as follows:

(dollars in millions)	2017	2018-2019	2020-2021	2022+	Securitizations	Total

Principal maturities on long-term debt:
Consumer securitization debt (a)	$-	$-	$-	$-	$8,259	$8,259
Medium-term notes	1,287	1,396	2,749	300	-	5,732
Junior subordinated debt	-	-	-	350	-	350
Total principal maturities	1,287	1,396	2,749	650	8,259	14,341
Interest payments on debt (b)	423	655	377	482	661	2,598
Operating leases (c)	58	73	30	19	-	180
Total	$1,768	$2,124	$3,156	$1,151	$8,920	$17,119

(a)	On-balance sheet securitizations and borrowings under revolving conduit facilities are not included in maturities by period due to their variable monthly payments. At December 31, 2016, there were no amounts drawn under our revolving conduit facilities.

(b)	Future interest payments on floating-rate debt are estimated based upon floating rates in effect at December 31, 2016.

(c)	Operating leases include annual rental commitments for leased office space, automobiles, and information technology and related equipment.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements as defined by SEC rules. We had no off-balance sheet exposure to losses associated with unconsolidated variable interest entities at December 31, 2016 or 2015, other than certain representations and warranties associated with the sales of the mortgage-backed retained certificates during 2014. As of December 31, 2016, we had no repurchase activity related to these sales.

Critical Accounting Policies and Estimates

We consider the following policies to be our most critical accounting policies because they involve critical accounting estimates and a significant degree of management judgment:

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ALLOWANCE FOR FINANCE RECEIVABLE LOSSES

We estimate the allowance for finance receivable losses primarily on historical loss experience using a roll rate-based model applied to our finance receivable portfolios. In our roll rate-based model, our finance receivable types are stratified by delinquency stages (i.e., current, 1-29 days past due, 30-59 days past due, etc.) and projected forward in one-month increments using historical roll rates. In each month of the simulation, losses on our finance receivable types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. No new volume is assumed. This process is repeated until the number of iterations equals the loss emergence period (the interval of time between the event which causes a borrower to default on a finance receivable and our recording of the charge-off) for our finance receivable types.

Management exercises its judgment, based on quantitative analyses, qualitative factors, such as recent delinquency and other credit trends, and experience in the consumer finance industry, when determining the amount of the allowance for finance receivable losses. We adjust the amounts determined by the roll rate-based model for management’s estimate of the effects of model imprecision which include but are not limited to, any changes to underwriting criteria, portfolio seasoning, and current economic conditions, including levels of unemployment and personal bankruptcies.

PURCHASED CREDIT IMPAIRED FINANCE RECEIVABLES

As part of each of our acquisitions, we identify a population of finance receivables for which it is determined that it is probable that we will be unable to collect all contractually required payments. We accrete the excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows (the “accretable yield”) into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables. We update our estimates for cash flows on a quarterly basis incorporating current assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. If expected cash flows increase significantly, we adjust the yield prospectively; conversely, if expected cash flows decrease, we record an impairment.

TDR FINANCE RECEIVABLES

When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable. When we modify an account we primarily use a combination of the following to reduce the borrower’s monthly payment: reduce interest rate, extend the term, capitalize or forgive past due interest and, to a lesser extent, forgive principal. Account modifications that are deemed to be a TDR finance receivable are measured for impairment in accordance with the authoritative guidance for the accounting for impaired loans.

The allowance for finance receivable losses related to our TDR finance receivables represents loan-specific reserves based on an analysis of the present value of expected future cash flows. We establish our allowance for finance receivable losses related to our TDR finance receivables by calculating the present value (discounted at the loan’s effective interest rate prior to modification) of all expected cash flows less the recorded investment in the aggregated pool. We use certain assumptions to estimate the expected cash flows from our TDR finance receivables. The primary assumptions for our model are prepayment speeds, default rates, and severity rates.

FAIR VALUE MEASUREMENTS

Management is responsible for the determination of the fair value of our financial assets and financial liabilities and the supporting methodologies and assumptions. We employ widely used financial techniques or utilize third-party valuation service providers to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments or pools of finance receivables. When our valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, we determine fair value either by requesting brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely used financial techniques.

GOODWILL AND OTHER INTANGIBLE ASSETS

For goodwill and indefinite lived intangible assets, we first complete a qualitative assessment to determine whether it is necessary to perform a quantitative impairment test annually as of October 1 of each year. For goodwill, if the qualitative assessment indicates that it is more likely than not that the reporting unit’s fair value is less than its carrying amount, we proceed with the two-step impairment test. When necessary, the fair value of the reporting unit is calculated utilizing the income approach, which uses prospective financial information of the reporting unit discounted at a rate that we estimate a market participant would use. For indefinite lived intangible assets, if the qualitative assessment indicates that the assets are more likely than not to have been impaired, we proceed with the fair value calculation of the assets.

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For those net intangible assets with a finite useful life, we review such intangibles for impairment at least annually and whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

Recent Accounting Pronouncements

See Note 4 of the Notes to Consolidated Financial Statements in Part II - Item 8 of this report for discussion of recently issued accounting pronouncements.

Seasonality

Our personal loan volume is generally highest during the second and fourth quarters of the year, primarily due to marketing efforts, seasonality of demand, and increased traffic in branches after the winter months. Demand for our personal loans is usually lower in January and February after the holiday season and as a result of tax refunds. Delinquencies on our personal loans are generally lowest in the first quarter and tend to rise throughout the remainder of the year. These seasonal trends contribute to fluctuations in our operating results and cash needs throughout the year.

Key Financial Definitions

Average debt	average of debt for each day in the period
Average net receivables	average of monthly average net finance receivables (net finance receivables at the beginning and end of each month divided by 2) in the period
30 - 89 Delinquency ratio	net finance receivables 30 - 89 days past due as a percentage of net finance receivables
Fixed charge ratio	earnings less income taxes, interest expense, extraordinary items, goodwill impairment, and any amounts related to discontinued operations, divided by the sum of interest expense and any preferred dividends
Gross charge-off ratio	annualized gross charge-offs as a percentage of average net receivables
Loss ratio	annualized net charge-offs, net writedowns on real estate owned, net gain (loss) on sales of real estate owned, and operating expenses related to real estate owned as a percentage of average real estate loans
Net charge-off ratio	annualized net charge-offs as a percentage of average net receivables
Net interest income	interest income less interest expense
Recovery ratio	annualized recoveries on net charge-offs as a percentage of average net receivables
Tangible equity	total equity less accumulated other comprehensive income or loss
Tangible managed assets	total assets less goodwill and other intangible assets
Trust preferred securities	capital securities classified as debt for accounting purposes but due to their terms are afforded, at least in part, equity capital treatment in the calculation of effective leverage by rating agencies
Weighted average interest rate	annualized interest expense as a percentage of average debt
Yield	annualized finance charges as a percentage of average net receivables

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ONEMAIN’S MANAGEMENT

IEG Holdings has reproduced the information below from the most recently available public information provided in the proxy statement filed with the SEC by OneMain on April 16, 2016.

BOARD OF DIRECTORS

Our Restated Certificate of Incorporation, as amended, provides that the Board shall consist of not less than three and not more than eleven directors, as may be determined from time to time by a majority of the entire Board. As of April 14, 2016, the Board consists of six members, five of whom are non-employee directors.

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The Board is also divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual meeting of stockholders. The Company’s current Board is classified as follows:

Class	Term Expiration	Director
Class I	2017	Jay N. Levine
		Roy A. Guthrie
Class II	2018	Douglas L. Jacobs
		Anahaita N. Kotval
Class III	2019	Wesley R. Edens
		Ronald M. Lott

The Restated Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Company common stock can elect all of the directors standing for election.

Committees of the Board of Directors

The Board has four principal standing committees, the Audit, NCG, Compensation and Compliance Committees, as well as an Executive Committee. The Audit Committee, the NCG Committee and the Compensation Committee consist entirely of non-employee directors, and the Board has determined that each member of these committees is “independent” within the meaning of the NYSE listing standards. Members of the Compliance Committee are not required to be independent directors. Each of the Board’s four principal standing committees (i.e., the Audit, NCG, Compensation and Compliance Committees) operate pursuant to a written charter and each such charter is available on the Company’s website at www.springleaf.com and is also available to stockholders upon written request, addressed to OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, Attention: Secretary.

Audit Committee

The Audit Committee’s responsibilities and purposes are to: (i) assist the Board in its oversight of: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the annual independent audit of the Company’s financial statements, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; and (d) the performance of the Company’s financial reporting process and internal audit function; (ii) determine whether to recommend to the stockholders the appointment, retention or termination of the Company’s independent registered public accounting firm; and (iii) pre-approve all audit, audit-related and other services, if any, to be provided by the independent registered public accounting firm. The Audit Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prepares the Report of the Audit Committee required under the proxy rules of the SEC to be included in the proxy statement for each annual meeting of stockholders.

The members of the Audit Committee are Messrs. Jacobs (Chair) and Guthrie and Ms. Kotval. The Board has determined that: (i) each member of the Audit Committee is “independent”; (ii) each member of the Audit Committee is “financially literate”; and (iii) Mr. Jacobs is an “audit committee financial expert,” as such terms are defined under the Exchange Act or the NYSE listing standards, as applicable. The Audit Committee met thirteen times in 2015.

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Nominating and Corporate Governance Committee

The NCG Committee’s responsibilities and purposes are to: (i) identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; (ii) advise the Board as to the Board composition, procedures and committees; (iii) develop and recommend to the Board a set of corporate governance guidelines and maintain and update such guidelines, as appropriate; (iv) review, approve or ratify related party transactions and other matters that may pose conflicts of interest; and (v) oversee the evaluation of the Board. See “Corporate Governance—Criteria and Procedures for Selection of Director Nominees” above for more information about the process for identifying and evaluating nominees for director.

The members of the NCG Committee are Mr. Lott (Chair) and Ms. Kotval. The Board has determined that Mr. Lott and Ms. Kotval are “independent” within the meaning of the NYSE listing standards. The NCG Committee met three times in 2015.

Compensation Committee

The Compensation Committee’s responsibilities and purposes are to: (i) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, incentive-compensation and equity-compensation plans; (ii) evaluate the performance of the CEO and other executive officers; (iii) review and discuss with management the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement and annual report filed with the SEC; and (iv) prepare the Compensation Committee Report as required by the rules of the SEC. The Compensation Committee also has the authority to retain and terminate compensation consultants, including approval of the terms and fees of any such arrangement.

The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate, except that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

The members of the Compensation Committee are Messrs. Guthrie (Chair) and Lott. The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the NYSE listing standards.

The “independent” directors who are appointed to the Compensation Committee are also “non-employee” directors, as defined in Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Code. The Compensation Committee met six times in 2015.

Compliance Committee

The Compliance Committee’s primary responsibility is to oversee the Company’s compliance efforts to ensure compliance with laws and regulations and related programs, policies and procedures, other than matters of financial reporting compliance, which are the responsibility of the Audit Committee.

Among other things, the Compliance Committee assists the Board in its oversight function with respect to: (i) ensuring that the Company has an effective compliance program; (ii) monitoring regulatory risks and ensuring that there are appropriate policies, procedures and controls to address them; (iii) fostering good relationships with regulators; and (iv) identifying changes to laws, regulations and best practices that may require changes to compliance programs or business practices.

The Compliance Committee consists of both director and non-director members. Ms. Kotval and Messrs. Guthrie and Jacobs are the director members, with Ms. Kotval serving as Chair. The Compliance Committee met six times in 2015.

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Executive Committee

The Executive Committee serves as an administrative committee of the Board to act upon and facilitate the consideration by senior management and the Board of certain high-level business and strategic matters. Our Executive Committee currently consists of Messrs. Edens and Levine.

Class III Directors—Terms expire in 2019

Wesley R. Edens, age 54

Director and Chairman of the Board since 2010

Mr. Edens was elected to the Board on November 30, 2010 and elected as Chairman of the Board on September 13, 2011. He is the founding principal and Co-Chairman of the board of directors of Fortress Investment Group LLC (“Fortress”) (a global investment management firm) and has been a principal and the Chairman of the Management Committee of Fortress since co-founding Fortress in May 1998. Investment funds managed by affiliates of Fortress indirectly owned approximately 54.6% of the voting interests in the Company as of December 31, 2015. Previously, Mr. Edens served as Chief Executive Officer of Fortress from inception to August 2009. Mr. Edens has primary investment oversight of Fortress’ private equity and publicly traded alternative businesses. He is the Chairman of the board of directors of each of Florida East Coast Railway Corp. (a freight railway company), Fortress Transportation and Infrastructure Investors LLC (which owns and acquires high quality infrastructure and equipment essential for the transportation of goods and people globally), New Media Investment Group Inc. (a publisher of print and online media), Nationstar Mortgage Holdings Inc. (“Nationstar”) (a residential mortgage loan originator and servicer), New Senior Investment Group Inc. (a real estate investment trust with a diversified portfolio of senior housing properties located across the United States), New Residential Investment Corp. (“New Residential”) (a real estate investment trust focused on investing in, and managing, investments related to residential real estate) and Newcastle Investment Corp. (“Newcastle”) (a real estate investment and finance company). He is a director of Intrawest Resorts Holdings Inc. (a resort and adventure company), Gaming and Leisure Properties, Inc. (an owner and operator in the gaming and racing industry), and Mapeley Limited (a large full service real estate outsourcing and investment company in the United Kingdom). In addition to the Company, Nationstar and New Residential are majority owned by funds managed by affiliates of Fortress.

Mr. Edens previously served on the board of the following publicly traded companies and registered investment companies: Springleaf Finance Inc., from November 2010 to November 2015; Springleaf Finance Corporation, from November 2010 to November 2015; Brookdale Senior Living Inc., from September 2005 to June 2014; GAGFAH S.A. from September 2006 to June 2014; PENN National Gaming Inc. from October 2008 to November 2013; GateHouse Media Inc. from June 2005 to November 2013; Aircastle Limited from August 2006 to August 2012; RailAmerica Inc. from November 2006 to October 2012; Eurocastle Investment Limited, from August 2003 to November 2011; Whistler Blackcomb Holdings Inc., from October 2010 to November 2012; Fortress Registered Investment Trust, from December 1999 until deregistered with the SEC in September 2011; and FRIT PINN LLC, from November 2001 until deregistered with the SEC in September 2011.

Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc. (an investment management firm), where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers.

Mr. Edens’ extensive credit, private equity finance and management expertise, extensive experience as an officer and director of public companies and his deep familiarity with our Company led the Board to conclude that Mr. Edens should serve as a director.

Ronald M. Lott, age 56

Director of the Company since December 5, 2013; Chair of the Nominating and Corporate Governance Committee and member of the Compensation Committee

Mr. Lott, a member of the Pro and College Football Halls of Fame, is a business owner and management consultant. He is Chief Executive Officer of Lott Auto Ventures, LLC and has been a co-partner and owner of a series of auto dealerships that today includes Tracy Toyota (California), and previously included Mercedes Benz of Medford, California and Stan Morris Chrysler in Tracy, California. He has served as a director of GSV Capital Corp. (a publicly traded investment fund that invests in high-growth, venture-backed private companies) since February 2015. He is also a director of the National Football Foundation College Hall of Fame. In 1999, Mr. Lott co-founded HRJ Capital, L.L.C., an investment management firm, remaining as a managing partner through 2009, until it was sold. Mr. Lott also is a consultant for TVU Networks, a product and service company for the television industry, and H. Barton Asset Management, LLC, an investment company. Mr. Lott played 14 seasons in the National Football League before retiring from professional football in 1994.

Mr. Lott’s inspirational leadership, contacts, and extensive business and management experience led the Board to conclude that Mr. Lott should serve as a director.

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Class I Directors—Terms expire in 2017

Jay N. Levine, age 54

Director of the Company since 2011; President and Chief Executive Officer

Mr. Levine has served as President and CEO and as a director of the Company since October 1, 2011. Mr. Levine served as President and Chief Executive Officer and as a director of Capmark Financial Group Inc. (“Capmark”) (a commercial real estate finance company) from December 2008 until February 2011. On October 25, 2009, Capmark and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Capmark and certain of its subsidiaries emerged from bankruptcy on September 30, 2011.

From 2000 to 2008, Mr. Levine served as President, Chief Executive Officer (Co-Chief Executive Officer from March 2000 until January 2007), and a member of the board of directors of Royal Bank of Scotland Global Banking & Markets, North America (a banking and financial services company), and Chief Executive Officer of its predecessor entity, RBS Greenwich Capital (a financial services company), with responsibility for the company’s institutional business in the United States. Previously, Mr. Levine was co-head of the Mortgage and Asset Backed Departments at RBS Greenwich Capital.

Mr. Levine’s extensive experience in the financial industry and his previous experience as an executive officer and director of financial services companies allow him to provide the Board with a broad perspective of our industry and led the Board to conclude that he should serve as a director.

Roy A. Guthrie, age 62

Director of the Company since 2012; Chair of the Compensation Committee and member of the Audit and Compliance Committees

Mr. Guthrie was elected as a director in December 2012. Mr. Guthrie served as Executive Vice President and Chief Financial Officer of Discover Financial Services (“Discover”) from 2005 through April 2011. He retired from Discover in January 2012. Mr. Guthrie also served as a director of Discover Bank, a subsidiary of Discover, from 2006 through the end of 2011. Discover is a direct banking and payment services company and is a publicly held bank holding company that is listed on the NYSE. Discover offers credit cards, student loans, personal loans and deposit products through its subsidiary, Discover Bank. Prior to joining Discover, Mr. Guthrie was President and Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc. (“Citigroup”) (a global banking institution), from 2000 to 2004. In addition, Mr. Guthrie served on Citigroup’s management committee during this period of time. Mr. Guthrie also served as the President and Chief Executive Officer of CitiCapital from 2000 to 2001. Mr. Guthrie served as Chief Financial Officer of Associates First Capital Corporation (a consumer finance lender) from 1996 to 2000, while it was a public company, and served as a member of its board of directors from 1998 to 2000. Prior to that, Mr. Guthrie served in various positions at Associates First Capital Corporation, including Corporate Controller from 1989 to 1996.

He has also served as a director and member of the audit committee of Nationstar (a residential mortgage loan originator and servicer) since February 2012, a director and member of the audit committee of Lifelock, Inc. (an identity theft protection company) since October 2012, and a director of Synchrony Financial (a private label credit card issuer) since July 2014. Mr. Guthrie also served as a director of Student Loan Corporation from December 2010 until January 2012, as a director of Enova International, Inc. from January 2012 until July 2012, as a director of Bluestem Brands, Inc. from November 2010 until September 2014, as a director of Dell Bank International from September 2012 until September 2014, and a director of Garrison Capital LLC from June 2011 until August 2015.

Mr. Guthrie’s experience as a chief financial officer of two publicly traded companies, his vast experience with and knowledge of the consumer finance industry, his experience and background in finance and accounting and his experience as a director and executive officer of publicly traded companies led the Board to conclude that he should serve as a director.

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Class II Directors—Terms expire in 2018

Douglas L. Jacobs, age 68

Director of the Company since 2010; Chair of the Audit Committee and member of the Compliance Committee

Mr. Jacobs was elected to the Board as a director on November 30, 2010. Mr. Jacobs is also a director of Fortress (a global investment management firm), where he chairs the Audit Committee and is a member of the Compensation Committee. Investment funds managed by affiliates of Fortress indirectly owned approximately 54.6% of the voting interests in the Company as of December 31, 2015. He is also a director of Clear Channel Outdoor (an international outdoor advertising company), where he chairs the Audit Committee and is a member of the Compensation Committee, and New Residential (a real estate investment trust primarily focused on investing in residential real estate related assets that is majority owned by funds managed by an affiliate of Fortress), where he chairs the Audit Committee. He also serves as a director, Treasurer and Chairman of the Finance Committee of Care New England (a health care system). Mr. Jacobs was a director of Doral Financial Corporation (a financial services company) until February 2015, where he was a member of the Dividend Committee, and, from November 2004 to mid-2008, Mr. Jacobs was also a director of ACA Capital Holdings, Inc. (a financial guaranty company), where he was Chairman of the Audit Committee and a member of the Compensation and Risk Management Committees. Mr. Jacobs was a director and Chairman of the Audit Committee for Global Signal Inc. (an owner, operator and lessor of towers and other communication structures for wireless communications) from February 2004 until January 2007, and also was a director of Hanover Capital Mortgage Holdings, Inc. (a mortgage REIT) from 2003 until 2007. From 1988 to 2003, Mr. Jacobs was an Executive Vice President and Treasurer at FleetBoston Financial Group (a financial services firm), managing the company’s funding, securitization, capital, and asset and liability management activities in addition to its securities, derivatives, and mortgage loan portfolios. Prior to joining FleetBoston, Mr. Jacobs was active in a variety of positions at Citicorp (a global banking institution) for over 17 years, culminating in his role as Division Executive of the Mortgage Finance Group.

Mr. Jacobs’ extensive finance and management expertise and experience serving on public company boards and committees led the Board to conclude that he should serve as a director. The Board has also determined that Mr. Jacobs is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K for purposes of membership on the Audit Committee.

Anahaita N. Kotval, age 48

Director of the Company since 2012; Chair of the Compliance Committee and member of the Audit and Nominating and Corporate Governance Committees

Ms. Kotval has served as a director since December 2012. Since November 2011, Ms. Kotval has served as Chief Operating Officer and General Counsel of Inspirica, Inc. (a nonprofit organization providing residential, case management, counseling, job training, and job and housing placement services for homeless individuals and families). Prior to joining Inspirica, Ms. Kotval served in various positions with RBS Securities Inc. (formerly Greenwich Capital Markets, Inc.), a U.S. broker-dealer and affiliate of The Royal Bank of Scotland plc (“RBS”), including serving as its General Counsel from 2007 until October 2011, Deputy General Counsel from 2004 until 2007 and Associate General Counsel from 1998 until 2004. Prior to her employment at RBS Securities Inc., Ms. Kotval spent five years in the Enforcement Division of the SEC’s New York Regional Office, where she investigated and prosecuted violations of the federal securities laws.

Ms. Kotval’s extensive management, legal and regulatory compliance expertise led the Board to conclude that she should serve as a director.

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EXECUTIVE OFFICERS

IEG Holdings has reproduced the information below from the most recently available public information provided in the proxy statement filed with the SEC by OneMain on April 16, 2016.

Executive officers are chosen by and serve at the discretion of the Board. Set forth below is information pertaining to our executive officers as of April 14, 2016:

Name	Age	Title
Jay N. Levine	54	President and Chief Executive Officer
John C. Anderson	57	Executive Vice President
Bradford D. Borchers	52	Executive Vice President, Branch Operations
Angela Celestin	44	Executive Vice President, Human Resources
Timothy S. Ho	35	Executive Vice President, Digital Operations
David Hogan	46	Executive Vice President, Risk Analytics and Marketing
Robert A. Hurzeler	54	Executive Vice President, Auto Lending and Centralized Operations
Scott T. Parker	49	Executive Vice President and Chief Financial Officer
Lawrence N. Skeats	50	Executive Vice President and Chief Administrative Officer

John C. Anderson, age 57

Executive Vice President

Mr. Anderson currently serves as Executive Vice President having joined us in October 2011 as Executive Vice President, Capital Markets. Mr. Anderson also served as General Counsel from May 2014 through November 2015. Prior to joining the Company, Mr. Anderson was Managing Director for RBS located in Stamford, Connecticut. Mr. Anderson’s last role at RBS was Managing Director in the Asset Backed and Principal Finance Department. Prior to that, Mr. Anderson held roles of increasing responsibilities for predecessor entities Greenwich Capital Markets, Inc. and RBS Greenwich Capital for more than 20 years.

Bradford D. Borchers, age 52

Executive Vice President, Branch Operations

Mr. Borchers joined us in October 1983 as a management trainee. He has held positions of increasing responsibility over the intervening 30 years. Mr. Borchers currently serves as Head of Branch Operations for our newly combined organization. He assumed the role of Executive Vice President, Springleaf Branch Operations in April 2008. Mr. Borchers also served as Director of Operations from 1996 to 2004 and as Senior Director of Operations from 2004 to 2008.

Angela Celestin, age 44

Executive Vice President, Human Resources

Ms. Celestin joined us in November 2015 as Executive Vice President, Human Resources when we acquired OneMain from Citigroup. Ms. Celestin was previously a Managing Director in Human Resources at OneMain, a consumer lending division of Citigroup (a global banking institution) from November 2007 until November 2015. Ms. Celestin was Senior Vice President of Human Resources at Citibank, a retail banking division of Citigroup, from 1997 until 2007. Before beginning her career at Citibank in 1997, Ms. Celestin held various senior Human Resources positions at RR Donnelley & Sons and Pepsi-Cola in New York, Michigan, Illinois and Texas.

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Timothy S. Ho, age 35

Executive Vice President, Digital Operations

Mr. Ho joined us in January 2014 as the Executive Vice President, Digital Operations. Mr. Ho previously had been President and Chief Executive Officer of Enova Financial Holdings, LLC (a subsidiary of Cash America International, Inc.) from September 2011 until March 2013 and the President of the E-Commerce division of Cash America from October 2008 until March 2013. Before that, Mr. Ho had been employed as Director of Process Development by CashNetUSA (which later changed its name to Enova International, Inc. (“Enova International”)), starting in January 2006, until it was acquired by Cash America in September 2006, when he joined Cash America as Vice President of Business Development. Mr. Ho also served as Senior Vice President of Strategic Development for Enova International from February 2008 until October 2008. Cash America and Enova are companies that provide specialty financial services to individuals through retail services locations and e-commerce activities.

David P. Hogan, age 46

Executive Vice President, Risk Analytics and Marketing

Mr. Hogan joined us in August 2012 as Senior Vice President and Chief Risk and Analytics Officer. Mr. Hogan assumed the role as Executive Vice President, Risk Analytics and Marketing in July 2014. Prior to joining Springleaf, Mr. Hogan served as Head of New Customer Acquisition Decision Management for Citicards (the credit card issuing division of Citibank) from March 2012 until August 2012. From August 2010 until March 2012, he served as Head of Payments Strategy and Analytics of PNC Financial (a regional banking corporation). Prior to that, Mr. Hogan served in a variety of roles at JP Morgan Chase, including Chief Risk Officer Small Business Cards and Head of Portfolio Risk Management at JP Morgan Chase’s Card Services division from August 1999 until August 2010. Before joining JP Morgan Chase, Mr. Hogan held a variety of roles in analytics, risk and marketing at Discover Card and MBNA.

Robert Hurzeler, age 54

Executive Vice President, Auto Lending and Centralized Operations

Mr. Hurzeler joined us in January 2014 and serves as Executive Vice President, Auto Lending and Centralized Operations. Prior to joining the Company, he served as Chief Operating Officer for Global Lending Services (an automotive subprime lender) from June 2012 until January 2014. Mr. Hurzeler was with Wells Fargo & Company (“WFC”) (a diversified financial services company) from 1986 to June 2012, where he last served as head of Wells Fargo Auto Finance (since 2008), an auto lender and subsidiary of WFC.

Scott T. Parker, age 49

Executive Vice President and Chief Financial Officer

Mr. Parker joined us in November 2015 as Executive Vice President and Chief Financial Officer. Mr. Parker was previously the Chief Financial Officer of CIT Group Inc. (“CIT”) (a commercial finance company) since 2010. Prior to CIT, Mr. Parker served as Chief Operating Officer and Chief Financial Officer of Cerberus Operations and Advisory Company LLC, an affiliate of Cerberus Capital Management, LP (“Cerberus”) (a private investment firm). Before joining Cerberus in 2006, Mr. Parker spent 17 years in various financial leadership roles within the industrial and financial services businesses at General Electric Company, most recently as the Chief Financial Officer for GE Capital Solutions. Prior to GE Capital Solutions, Mr. Parker was Chief Financial Officer of GE Corporate Financial Services.

Lawrence N. Skeats, age 50

Executive Vice President and Chief Administrative Officer

Mr. Skeats joined us in January 2014 as Executive Vice President and Chief Administrative Officer. Mr. Skeats is responsible for Information Technology, General Services and Project Management. Prior to joining Springleaf, Mr. Skeats served as Chief Administration Officer of RBS Americas Global Banking and Marketing (US) (“RBS Americas GBM”) from 2008 to 2013. RBS Americas GBM participates in the trading and origination of financial securities. As Chief Administrative Officer at RBS Americas GBM, Mr. Skeats was responsible for the Information Technology, Operations and Facilities functions.

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Set forth below is information pertaining to Ms. Mary H. McDowell, a former executive officer of the Company. Ms. McDowell joined the Company in connection with our acquisition of OneMain and served as an executive officer of the Company from November 2015, until March 31, 2016, at which time Ms. McDowell ceased being an executive officer of the Company. Ms. McDowell is currently serving only in an advisory capacity as an independent consultant and has no policy-making responsibilities for the Company.

Mary H. McDowell, age 57

Former Executive Vice President

Ms. McDowell joined us in November 2015 as Executive Vice President in connection with our acquisition of OneMain. Effective April 1, 2016, Ms. McDowell became an independent consultant and no longer serves as an executive officer or employee. In July 2006, Ms. McDowell joined CitiFinancial North America (predecessor to OneMain) as the President and Chief Operating Officer, responsible for managing the operations of the entire branch network. Ms. McDowell was promoted to President and CEO of OneMain in 2007. Ms. McDowell joined Citi in 1991, and has served as Chief Financial Officer for businesses including CitiFinancial North America, CitiFinancial Mortgage Company, Citicorp Trust Bank and the insurance business now known as OneMain Solutions. In 2003, Ms. McDowell was named President of CitiFinancial Auto. Prior to joining Citigroup, she spent 11 years with Ernst and Young, serving clients in the financial services industry.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – ONEMAIN

IEG Holdings has reproduced the information below from the most recently available public information provided in the proxy statement filed with the SEC by OneMain on April 16, 2016.

Stockholders Agreement

General

On October 15, 2013, OneMain entered into a Stockholders Agreement (the “Stockholders Agreement”) with Springleaf. As discussed further below, the Stockholders Agreement provides certain rights to Springleaf and Fortress with respect to the designation of directors for nomination and election to the Board, as well as registration rights for certain of our securities beneficially owned, directly or indirectly, by Springleaf and Fortress and its affiliates and permitted transferees. As used in the Stockholders Agreement, “Fortress Affiliate Stockholder” means (i) any OneMain director who may be deemed an affiliate (within the meaning of Rule 12b-2 under the Exchange Act, except by reason of investment in OneMain) of Fortress, (ii) any director or officer of Fortress, and (iii) any investment funds (including any managed accounts) managed directly or indirectly by Fortress or its affiliates. “Stockholders” includes Springleaf, each Fortress Affiliate Stockholder and permitted transferees.

The Stockholders Agreement provides that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of OneMain’s voting shares beneficially owned by each) so that no amendment is made to OneMain’s Restated Certificate of Incorporation or Bylaws in effect as of the date of the Stockholders Agreement (i) that would add restrictions to the transferability of OneMain’s shares by Springleaf, any Fortress Affiliate Stockholder or their permitted transferees, which are beyond those provided for in our Restated Certificate of Incorporation, the Stockholders Agreement or applicable securities laws or (ii) that nullify the rights set out in the Stockholders Agreement of Springleaf, any Fortress Affiliate Stockholder or their permitted transferees unless such amendment is approved by such Stockholder.

Designation and Election of Directors

The Stockholders Agreement provides that, for so long as the Stockholders Agreement is in effect, OneMain and each Stockholder shall take all reasonable actions within their respective control (including voting or causing to be voted all of the securities entitled to vote generally in the election of OneMain’s directors held of record or beneficially owned by such Stockholder, and, with respect to OneMain, including in the slate of nominees recommended by the Board those individuals designated by Fortress) so as to elect to the Board, and to cause to continue in office, not more than six directors (or such other number as Fortress may agree to in writing), of whom, at any given time:

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●	a number of directors equal to a majority of the Board, plus one director, shall be individuals designated by Fortress, for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of OneMain common stock held by Springleaf, at least 30% of OneMain’s voting power;

●	a number equal to a majority of the Board, minus one director, shall be individuals designated by Fortress, for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of OneMain’s common stock held by Springleaf, less than 30% but at least 20% of OneMain’s voting power, provided that if the Board consists of six or fewer directors, then Fortress shall have the right to designate a number of directors equal to three directors;

●	a number of directors (rounded up to the nearest whole number) that would be required to maintain Fortress’ proportional representation on the Board shall be individuals designated by Fortress for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of OneMain’s common stock held by Springleaf, less than 20% but at least 10% of our voting power, provided that if the Board consists of six or fewer directors, then Fortress shall have the right to designate two directors; and

●	a number of directors (rounded up to the nearest whole number) that would be required to maintain Fortress’ proportional representation on the Board shall be an individual designated by Fortress for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of OneMain’s common stock held by Springleaf, less than 10% but at least 5% of OneMain’s voting power, provided that if the Board consists of six or fewer directors, then Fortress shall have the right to designate one director.

In accordance with the Stockholders Agreement, Fortress has designated Messrs. Edens, Guthrie, Jacobs and Lott and Ms. Kotval.

Indemnification

The Stockholders Agreement provides that OneMain will indemnify Springleaf and its officers, directors, employees, agents and affiliates against losses arising out of third-party claims (including litigation matters and other claims) based on, arising out of or resulting from:

●	the ownership or the operation of OneMain’s assets or properties and the operation or conduct of OneMain’s business; and

●	any other activities OneMain engages in.

In addition, OneMain has agreed to indemnify Springleaf and its officers, directors, employees, agents and affiliates against losses, including liabilities under the Securities Act and the Exchange Act, relating to misstatements in or omissions from the registration statement filed in connection with its IPO, and any other registration statement or report that OneMain files, other than misstatements or omissions made in reliance on information relating to and furnished by Springleaf for use in the preparation of that registration statement or report.

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Registration Rights

Demand Rights. Under the Stockholders Agreement, each Stockholder (as such term is used therein) has, for so long as such Stockholder directly or indirectly beneficially owns, together with Fortress and its affiliates, an amount of OneMain’s common stock (whether owned at the time of this offering or subsequently acquired) equal to or greater than 1% of OneMain’s shares of common stock issued and outstanding immediately after the consummation of OneMain’s IPO (a “Registrable Amount”), “demand” registration rights that allow the Stockholder, for itself and for Fortress and its affiliates and permitted transferees, at any time after 180 days following the date of the Stockholders Agreement, to request that OneMain register under the Securities Act an amount equal to or greater than a Registrable Amount. The Stockholder, for itself and for Fortress and its affiliates and permitted transferees, will be entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. OneMain will not be required to effect any demand registration within one month of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. OneMain will not be obligated to grant a request for a demand registration within one month of any other demand registration.

Piggyback Rights. Under the Stockholders Agreement, for so long as Stockholders (as such term is used therein) beneficially own a Registrable Amount and subject to certain other conditions, Stockholders have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any of our other stockholders that have registration rights. These “piggyback” registration rights will be subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. Under the Stockholders Agreement, OneMain granted to Springleaf or any of its respective permitted transferees, for so long as Springleaf, together with Fortress and its affiliates and permitted transferees, beneficially owns a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of OneMain’s common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to OneMain’s right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if OneMain determines that certain disclosures required by the shelf registration statements would be detrimental to OneMain or its stockholders. In addition, Springleaf, for itself and for Fortress and its affiliates and permitted transferees, may elect to participate in such shelf registrations within five days after notice of the registration is given.

Indemnification; Expenses; Lock-ups

Under the Stockholders Agreement, OneMain has agreed to indemnify the applicable selling Stockholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of OneMain’s common stock, unless such liability arose from the applicable selling Stockholder’s misstatement or omission, and the applicable selling Stockholder will agree to indemnify OneMain against all losses caused by its misstatements or omissions. OneMain will pay all registration and offering-related expenses incidental to OneMain’s performance under the Stockholders Agreement, and the applicable selling Stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Stockholders Agreement. OneMain has entered into, and has caused its officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by Springleaf, for itself and for Fortress and its affiliates and permitted transferees.

Observer Rights

Under the Stockholders Agreement, for so long as the Stockholders have at least 10% of our voting power, Fortress shall have the right to designate up to two non-voting representatives to attend meetings of OneMain’s Board and committees of the Board.

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Transactions with Affiliates of Fortress and AIG

SpringCastle. On March 5, 2013, SpringCastle Acquisition, LLC (“SCA”), a joint venture in which Springleaf Acquisition Corporation (“SAC”), a wholly owned subsidiary of SFI, and NRZ Consumer LLC (together with its subsidiaries, “NRZ Consumer”), previously an indirect subsidiary of Newcastle, each held a 50% equity interest, entered into a definitive agreement to purchase a portfolio of loans from HSBC Finance Corporation and certain of its affiliates (collectively “HSBC”) (the “SpringCastle Portfolio”). On April 1, 2013, BTO Willow Holdings, L.P. (“Blackstone”) acquired a 23% equity interest in SCA, which reduced the equity interests of SAC and NRZ Consumer to 47% and 30%, respectively. On May 15, 2013, Newcastle completed the spinoff of New Residential and its subsidiaries, including NRZ Consumer, which retained its equity interest in SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC (each, a “Seller LLC” and collectively, the “Seller LLCs”). Newcastle and New Residential are managed by an affiliate of Fortress.

The SpringCastle Portfolio acquisition was completed on April 1, 2013, for a purchase price of $3.0 billion, at which time the SpringCastle Portfolio consisted of over 415,000 loans with an unpaid principal balance of $3.9 billion. The portfolio included primarily unsecured personal loans, as well as loans secured by subordinate residential real estate mortgages (which OneMain services as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests).

Immediately prior to the completion of the SpringCastle Portfolio acquisition, SCA assigned its right to purchase the SpringCastle Portfolio to the Seller LLCs, which, in turn, immediately sold the SpringCastle Portfolio to SpringCastle America Funding, LLC, SpringCastle Credit Funding, LLC and SpringCastle Finance Funding LLC (collectively the “Co-issuer LLCs”), and a loan trustee in connection with the securitization of the SpringCastle Portfolio. SpringCastle America, LLC holds a 100% equity interest in SpringCastle America Funding, LLC, SpringCastle Credit, LLC holds a 100% equity interest in SpringCastle Credit Funding, LLC and SpringCastle Finance, LLC holds a 100% equity interest in SpringCastle Finance Funding, LLC. On October 3, 2014, SFI entered into a servicing agreement with the Co-issuer LLCs and the loan trustee whereby SFI agreed to service the loans included in the SpringCastle Funding Trust 2014-A securitization in exchange for servicing fees payable to SFI.

In conjunction with the SpringCastle Funding Trust 2014-A securitization, the Co-Issuer LLCs sold asset-backed notes (the “SpringCastle 2014-A Notes”) for approximately $2.55 billion after the price discount but before expenses. The Co-Issuer LLCs used the proceeds from the SpringCastle 2014-A Notes to repay in full on October 3, 2014, the asset-backed notes issued in conjunction with the SpringCastle Funding Trust 2013-A securitization, which were issued by the Co-Issuer LLCs on April 1, 2013. The Co-Issuer LLCs collectively retained $62 million of the Class E SpringCastle 2014-A Notes and the Co-Issuer LLCs are entitled to receive payments of interest and principal in respect of such Class E Notes in accordance with the terms of the Indenture governing the SpringCastle 2014-A Notes.

On March 31, 2016, SFI, SAC and SpringCastle Holdings, LLC, an indirect wholly owned subsidiary of SFI (“SpringCastle Holdings” and together with SAC, the “Sellers”), entered into a Purchase Agreement (the “Purchase Agreement”) with certain affiliates of New Residential (the “NRZ Buyers”), certain affiliates of Blackstone (the “Blackstone Buyers,” and the Blackstone Buyers together with the NRZ Buyers, collectively, the “Buyers”), and solely with respect to specified provisions concerning indemnification and post-closing expenses, certain Other Members (as defined below). Pursuant to the Purchase Agreement, SpringCastle Holdings sold its 47% limited liability company interests in each of the Seller LLCs and SAC sold its 47% limited liability company interest in SpringCastle Acquisition LLC, to Buyers for an aggregate purchase price of $111,625,000 (the “Sale”). The Seller LLCs and SpringCastle Acquisition LLC are collectively referred to herein as the “SpringCastle Joint Venture.”

The SpringCastle Joint Venture primarily holds subordinate ownership interests in a securitized loan portfolio (the “SpringCastle Portfolio”), which consists of unsecured loans and loans secured by subordinate residential real estate mortgages and includes both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in form and substance from our originated loans. At December 31, 2015, the SpringCastle Portfolio included over 232,000 of acquired loans, representing $1.6 billion in net finance receivables.

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In connection with the Sale, Buyers paid $100,462,500 of the aggregate purchase price to Sellers on March 31, 2016, with the remaining $11,162,500 to be paid into an escrow account within 120 days following March 31, 2016. Such escrowed funds are expected to be held in escrow for a period of up to five years following March 31, 2016, and, subject to the terms of the Purchase Agreement and assuming certain portfolio performance requirements are satisfied, paid to the Sellers at the end of such five-year period.

Prior to the Sale, affiliates of the NRZ Buyers owned a 30% limited liability company interest in the SpringCastle Joint Venture, and affiliates of the Blackstone Buyers owned a 23% limited liability company interest in the SpringCastle Joint Venture (together, the “Other Members”). The Other Members are parties to the Purchase Agreement for certain limited indemnification obligations and post-closing expense reimbursement obligations of the SpringCastle Joint Venture to the Sellers.

The Sale was unanimously recommended by a special committee of OneMain’s Board of Directors composed entirely of independent directors (the “Special Committee”) and, upon such recommendation, was unanimously approved by the members of OneMain’s Board of Directors participating in the vote. Messrs. Wesley R. Edens and Douglas L. Jacobs did not participate in the vote of the Board of Directors and were not members of the Special Committee. The Special Committee was advised by legal counsel Davis Polk & Wardwell LLP and financial advisor Credit Suisse Securities (USA) LLC.

The NRZ Buyers are subsidiaries of New Residential. New Residential is externally managed by an affiliate of Fortress. Springleaf Financial Holdings, LLC, which owned approximately 58% of our common stock at December 31, 2015, is owned primarily by a private equity fund managed by an affiliate of Fortress. Mr. Edens, Chairman of the Board of Directors of OneMain, also serves as Chairman of the Board of Directors of New Residential. Mr. Edens is also a principal of Fortress and serves as Co-Chairman of the Board of Directors of Fortress. Mr. Jacobs, a member of the Board of Directors of OneMain, also serves as a member of New Residential’s Board of Directors and Fortress’ Board of Directors.

Notwithstanding the Sale, SFI and its affiliates will, subject to the rights of the Buyers, continue to act as Servicer of the SpringCastle Funding Trust 2014-A securitization and will be entitled to continue to receive compensation in accordance with the terms of the Servicing Agreement related to such securitization. Additionally, SFI and its affiliates will, subject to the rights of the Buyers, also service certain loan accounts beneficially owned by the Seller LLCs and that are not included in the SpringCastle Funding Trust 2014-A securitization.

Subservicing Agreement. Nationstar Mortgage LLC (“Nationstar”) subservices the real estate loans of certain of our indirect subsidiaries (collectively, the “Owners”). Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. The Owners paid Nationstar subservicing fees of $2 million in 2015.

Investment Management Agreement. Logan Circle Partners, L.P. (“Logan Circle”) provides investment management services for a portion of our investments. Logan Circle is a wholly owned subsidiary of Fortress. Costs and fees incurred for these investment management services totaled $1 million for 2015.

Reinsurance Agreements. OneMain’s indirect subsidiary, Merit Life Insurance Co. (“Merit”), previously entered into reinsurance agreements with subsidiaries of AIG, for reinsurance of various group annuity, credit life, and credit accident and health insurance where Merit reinsures the risk of loss. During 2015, OneMain paid less than $1 million to American General Life and Accident, an AIG company, for administrative services in connection with administering claims associated with such reinsurance.

The MSR Sale. On August 6, 2014, SFC and MorEquity (collectively, the “Sellers”), entered into a Mortgage Servicing Rights Purchase and Sale Agreement, dated and effective as of August 1, 2014, with Nationstar, pursuant to which the Sellers agreed to sell to Nationstar all of their rights and responsibilities as servicer, primary servicer, and/or master servicer of the mortgage loans primarily underlying the Sellers’ securitizations completed in 2006, 2011, 2012 and 2013 (each a “Pool” and collectively, the “Pools”) with an unpaid balance of approximately $5 billion. Additionally, Nationstar agreed to assume on and after the effective date, all of the Sellers’ rights and responsibilities as servicer, primary servicer and/or master servicer, as applicable, for each Pool arising and to be performed on and after the sale date, which include, among other things, the right to receive the related servicing fee on a monthly basis.

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The purchase price for the MSR Sale was $39 million. OneMain received $19 million of the proceeds of the MSR Sale on August 29, 2014, the closing date, and $16 million of the proceeds on October 23, 2014. The remaining amount was subject to a holdback for resolution of missing documentation and other customary conditions, and was expected to be received no later than 120 days after the date of transfer of servicing upon resolution of those conditions. SFC and Nationstar mutually agreed to extend the resolution period for the holdback beyond 120 days. At December 31, 2014, the holdback remaining totaled $4 million and such holdback amount was paid to us in two installments of $2 million each on February 26, 2015, and May 18, 2015. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar.

The servicing for each Pool was transferred on September 30, 2014. From the closing of the MSR Sale on August 29, 2014, until the servicing transfer on September 30, 2014, the Company continued to service certain loans on behalf of Nationstar under an interim servicing agreement. At December 31, 2014, the receivable from Nationstar for our interim servicing fees totaled $1 million. In May 2015, Nationstar paid the remaining balance of this receivable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT – ONEMAIN

IEG Holdings has reproduced the information below from the most recently available public information provided in the proxy statement filed with the SEC by OneMain on April 16, 2016.

The following table shows as of March 31, 2016 the beneficial ownership of shares of OneMain common stock by: (i) each director; (ii) OneMain’s NEOs; (iii) all directors and executive officers of OneMain as of April 14, 2016, as a group; and (iv) each stockholder known to OneMain to beneficially own more than 5% of Company common stock. As of March 31, 2016, there were 134,751,118 shares of the Company’s common stock issued and outstanding. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of OneMain common stock or the individual has the right to acquire the shares within 60 days following March 31, 2016. Unless otherwise stated, the address for each beneficial owner is c/o OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, Attention: Secretary.

	Nature and Amount of Beneficial Ownership
Name	Shares Owned (#)	Percentage
Jay N. Levine	3,030,000	2.25%
John C. Anderson	1,172,917	*
Angela Celestin	0	*
Minchung (Macrina) Kgil	38,091	*
Mary H. McDowell	0	*
Scott T. Parker	12,500	*
Wesley R. Edens(1)	73,462,500	54.52%
Roy A. Guthrie(2)	13,797	*
Douglas L. Jacobs(2)	13,797	*
Anahaita N. Kotval(2)	13,797	*
Ronald M. Lott(2)	10,379	*
All directors and executive officers as a group (14 persons)(2)(3)	77,903,885	57.81%
5% Stockholders
Springleaf Financial Holdings, LLC(4)	77,617,178	57.60%
FMR LLC(5)	10,128,420	7.52%
Wellington Management Group LLP(6)	9,225,121	6.85%

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*	Indicates less than one percent.

(1)	Includes 73,437,500 shares held by SFH. Certain private equity funds managed by Fortress have reported a 94.6% ownership interest in SFH pursuant to a Schedule 13G/A filed with the SEC on February 12, 2016. Mr. Edens is a principal and the Co-Chairman of the board of directors of Fortress and disclaims beneficial ownership of any of the shares held by SFH except to the extent of his indirect pecuniary interest in them.

(2)	Includes, with respect to each of the following individuals and all directors and executive officers as a group, the following numbers of shares of unvested restricted stock for which the indicated beneficial owners have no investment power: Mr. Guthrie—5,961 unvested shares; Mr. Jacobs—5,961 unvested shares; Ms. Kotval—5,961 unvested shares; Mr. Lott—5,091 unvested shares; and all directors and executive officers as a group—40,021.

(3)	Excludes Mses. Kgil and McDowell, who were no longer serving as executive officers of the Company as of March 31, 2016. As of March 31, 2016, Ms. McDowell did not beneficially own any shares of OneMain’s common stock.

(4)	As reported on a Schedule 13G/A filed with the SEC on February 12, 2016, SFH reported that it beneficially owned and had shared voting and dispositive power over 77,617,178 shares of OneMain common stock as of December 31, 2015, that FCFI Acquisition LLC (“FCFI”) owned 94.6% of the voting interest in SFH and that AIG Capital Corporation (“ACC”) owned the remaining 5.4% of the voting interest in SFH. SFH reported that FCFI had shared voting and dispositive power over 73,437,500 shares of OneMain common stock as of December 31, 2015. Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund D), L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Fund F) L.P. and Fortress Investment Fund V (Fund G) L.P. (collectively, the “Fund V Funds”) collectively own 100% of FCFI. FIG LLC is the investment manager of each of the Fund V Funds. Fortress Operating Entity I LP (“FOE I”) is the 100% owner of FIG LLC. FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly owned subsidiary of Fortress Investment Group LLC (collectively, the “Fortress Parties”). The address for the Fortress Parties is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn. SFH also reported that ACC had the indirect right to vote, and in certain circumstances to cause the disposition of, 4,179,678 shares of our common stock. ACC is wholly owned by AIG (together with ACC, the “AIG Parties”). The address for the AIG Parties is c/o American International Group, Inc., 175 Water Street, New York, NY 10038.

(5)	As reported on a Schedule 13G/A filed with the SEC on February 12, 2016, FMR LLC (“FMR”) reported that it is the beneficial owner of 10,128,420 shares of common stock and has the sole power to dispose or direct the disposition of 10,128,420 shares of common stock. FMR also reported that it has the sole power to vote or direct the vote for 215,344 shares of common stock. In the Schedule 13G/A filed by FMR, FMR disclosed the following: Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The Schedule 13G/A filing filed by FMR LLC reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). Such filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with SEC Release No. 34-39538 (January 12, 1998). The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(6)	As reported on Schedule 13G filed with the SEC on February 11, 2016, Wellington Management Group LLP (“Wellington”) reported that it is the beneficial owner of 9,225,121 shares of common stock and has shared power to dispose or direct the disposition of 9,225,121 shares of common stock representing approximately 6.86% of OneMain’s issued and outstanding common stock as of December 31, 2015. Wellington reported that it has shared power to vote or direct the vote for 8,465,004 shares of common stock. The address for Wellington is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section describes the material U.S. federal income tax consequences of the offer and the acquisition of OneMain shares, taken together, to “U.S. holders” (as defined below) of OneMain shares. This summary is based on provisions of the Code, final, temporary or proposed U.S. Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (“IRS”) and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of OneMain shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds OneMain shares, the tax treatment of a partner in such entity generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding OneMain shares, please consult your tax advisor.

This discussion only addresses holders of OneMain shares that are U.S. holders and hold their OneMain shares as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax or the tax on net investment income, holders whose functional currency is not the U.S. dollar, holders who hold their OneMain shares as part of a hedge, straddle, constructive sale or conversion transaction, holders who acquired their OneMain shares through the exercise of employee stock options or other compensation arrangements, and holders who exercise dissenters’ rights). In addition, no information is provided herein with respect to the tax consequences of the offer and the merger under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the U.S. federal income tax.

ALL HOLDERS OF ONEMAIN SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OFFER AND THE ACQUISITION TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Treatment of the Offer and the Acquisition as a Taxable Event as Opposed to a Tax-Free Reorganization

We expect that the offer to acquire the OneMain common stock hereunder and IEG Holding’s acquisition of said shares as contemplated herein would constitute a taxable event to any holders of OneMain common stock engaging in such exchange of stock since, among other things, the offer and acquisition documented in this prospectus is not in pursuance of a plan of reorganization within the meaning of Section 368(a) of the Code. Accordingly, the U.S. federal income tax consequences to holders of OneMain shares who receive shares of IEG Holdings common stock in exchange for their OneMain shares pursuant to the offer and acquisition generally will be as described below. However, no ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the offer and the acquisition. There also can be no assurance that the IRS will not disagree with, or challenge, any of the conclusions described below.

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For the offer and acquisition to qualify as a “reorganization” within the meaning of the tax deferred recognition provisions of the Code, including the stock for stock, non-taxable provisions embodied under Section 368(a)(1)(B) thereof, the prospective exchange of IEG Holdings common shares for OneMain common shares would need to be both in pursuance of a plan of reorganization of each of IEG Holdings and OneMain, and IEG Holdings would need to be in control of OneMain immediately after the acquisition. “Control” for purposes of qualifying as a non-recognition transaction under the Code, including a stock for stock exchange under Section 368(a)(1)(B), means the ownership of stock of the target (OneMain) possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote, and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Accordingly, even assuming that the offer and exchange described in this prospectus were to be in pursuance of a plan of reorganization as required under Section 368(a)(1)(B), as noted in preceding sections of this prospectus, at least one large shareholder, Springleaf, holding approximately 58% of OneMain common stock, is unlikely to tender its shares, as further evidenced by its January 20, 2017 letter to OneMain shareholders dissuading them from tendering their shares in response to IEGH Holding’s offer under this prospectus. We anticipate, therefore, that the offer and acquisition hereunder will not constitute a “reorganization” for purposes of satisfying that requisite element for the proposed stock for stock exchange to be on a non-taxable basis in accordance with Section 368(a)(1)(B). Accordingly, failing qualification as a “reorganization” as contemplated under the Code, the U.S. federal income tax consequences to OneMain stockholders who would receive shares of IEG Holdings common stock in exchange for IEG Holding common shares pursuant to offer and acquisition hereunder would constitute a taxable event as explained in the following paragraph.

Holders of OneMain shares would recognize gain or loss for U.S. federal income tax purposes to the extent of the difference between their adjusted tax bases in their OneMain shares and the fair market value of the IEG Holdings common stock shares that they would exchange for. To the extent that the holders of OneMain common shares who elected to exchange for IEG Holdings common shares held their OneMain common shares as capital assets and had income tax bases in those shares in excess of the market value of the shares of IEG Holdings common exchanged for, they would recognize a capital loss in the amount of such difference. Conversely, to the extent that the fair market value of the shares of IEG Holdings common stock had a fair market value in excess of their tax bases in the OneMain common shares exchanged, such persons would realize a currently recognizable capital gain. Depending upon the holding period of their OneMain shares, the capital gain or loss recognized by them would be either short or long term. Under the Code, a holding period of a capital asset, such as the shares of OneMain common stock are assumed for purposes of this discussion to be to their holders, of one year or more would result in the capital gain or loss upon their exchange being long-term for federal income tax purposes (and short-term in cases in which such exchanged OneMain shares were held less than one year). The aggregate tax bases of the shares of IEG Holdings common stock received by them in such exchange transactions would be equal to their fair market value as of the date of exchange, or, expressed another way, equal to their bases in the OneMain shares surrendered, increased by any capital gain recognized on the exchange and reduced by any capital loss on the exchange.

The deductibility of any capital losses sustained by the former holders of OneMain common shares would be subject to the limitations imposed under Sections 165, 1211 and 1212 of the Code. The holders of OneMain common stock are encouraged to seek the advice of their own tax advisors to further clarify the tax effect described herein.

Reporting

OneMain stockholders who would exchange their shares would report the exchange of their OneMain common shares for shares of IEG Holdings common stock, and their respective gains or losses, on their appropriate personal or entity, as applicable, income tax returns for their tax years within which the date of their exchange of their OneMain common shares occurred, which as to calendar year end tax year shareholders would be 2017 if completed by the date contemplated in this prospectus.

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DESCRIPTION OF IEG HOLDINGS CAPITAL STOCK

The following description of our capital stock is based upon our amended and restated articles of incorporation, as amended, our amended and restated bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation, as amended, and our amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement on Form S-4 of which this prospectus/offer to exchange forms a part.

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Authorized Capital Stock

As of March 3, 2017, our authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $0.001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share. At March 3, 2017, we had 9,714,186 shares of common stock issued and outstanding. As of March 3, 2017, we had no shares of Series H preferred stock issued and outstanding. Effective June 17, 2015, the Series B, Series C, Series D and Series E preferred stock were cancelled. Effective January 1, 2016, the Series F and Series G preferred stock were entirely converted and/or redeemed. Effective March 31, 2016, the Series A preferred stock was entirely converted. Effective May 16, 2016, the Series A, Series F and Series G preferred stock were cancelled. Effective December 31, 2016, all shares of Series H preferred stock were converted or cancelled.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

The preferred stock is issuable in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock.

Description of Series H Preferred Stock

Our amended and restated articles of incorporation, as amended, authorize 10,000,000 shares of Series H preferred stock, of which no shares are outstanding as of March 3, 2017. There are no sinking fund provisions applicable to our Series H preferred stock.

Ranking. The Series H preferred stock ranks pari passu with any other series of preferred stock subsequently designated by IEG Holdings and not designated as senior securities or subordinate to the Series H preferred stock.

Liquidation Preference. In the event of a liquidation or winding up of IEG Holdings, a holder of Series H preferred stock will be entitled to receive $1.00 per share of Series H preferred stock.

Dividends. The Series H preferred stock is entitled to receive 8% per annum dividends, paid quarterly.

Conversion. Holders of Series H preferred shares have the following rights with respect to the conversion of Series H preferred shares into shares of our common stock:

●	On December 31, 2016 and upon notice provided by the holder to us, a holder has the right to convert, at face value per share, all or any portion of their Series H preferred shares into shares of our common stock on the basis of 0.2 shares of common stock for each share of Series H preferred stock so converted (the “Series H Conversion Ratio”). Effective December 31, 2015, holders of an aggregate of 160,000 shares of Series H preferred stock notified the Company of their intent to convert their Series H shares into shares of common stock. On December 31, 2015, the Company issued an aggregate of 8,531 shares of common stock to such Series H holders.

●	If at any time after the date of issuance of the Series H preferred stock, in the event IEG Holdings (i) makes or issues a dividend or other distribution payable in common stock (other than with respect to the Series H preferred stock); (ii) subdivides outstanding shares of common stock into a larger number of shares; or (iii) combines outstanding shares of common stock into a smaller number of shares, the Series H Conversion Ratio shall be adjusted appropriately.

●	Except as otherwise provided in the amended and restated articles of incorporation, as amended, if the common stock issuable upon the conversion of the Series H preferred stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, then in each such event, the holder of each share of Series H preferred stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of common stock into which such shares of Series H preferred stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

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Voting. On all matters to come before our stockholders, holders of Series H preferred stock have that number of votes per share (rounded to the nearest whole share) equal to the product of: (a) the number of shares of Series H preferred stock held on the record date for the determination of the holders of the shares entitled to vote, or, if no record date is established, at the date such vote is taken or any written consent of stockholders is first solicited, and (b) 13/100. The holders of Series H preferred shares vote together with the holders of the outstanding shares of all other capital stock of IEG Holdings (including and any other series of preferred stock then outstanding), and not as a separate class, series or voting group.

Redemption and Call Rights. Any time after 6:00 p.m. Eastern time on December 31, 2016, we have the right, but not the obligation, to redeem all of the unconverted outstanding shares of Series H preferred stock by paying in cash an amount per share equal to $1.00.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation, as Amended, and Our Amended and Restated Bylaws

Provisions of our amended and restated articles of incorporation, as amended, and our amended and restated bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Calling of Special Meetings of Stockholders. Our amended and restated bylaws provide that special meetings of the stockholders may be called only by the board of directors or by the president, and shall be called by the president or the secretary at the request in writing of record stockholders owning at least 10% of shares outstanding and entitled to vote.

Removal of Directors; Vacancies. Our amended and restated bylaws provide that a director may be removed from office with or without cause, at any time, by the affirmative vote of a plurality of the votes of the issued and outstanding stock entitled to vote for the election of directors, at a special meeting of the stockholders called and held for that purpose. A vacancy on the board of directors may be filled only by stockholders at such meeting, or if the stockholders fail to fill such vacancy, by a majority of the directors then in office.

Amendment of Bylaws. Our amended and restated bylaws provide that our board of directors may amend or repeal the amended and restated bylaws, or new bylaws may be adopted by the board of directors, at any time without stockholder approval. Allowing the board to amend our amended and restated bylaws without stockholder approval enhances board control over our bylaws.

Preferred Stock. Our amended and restated articles of incorporation, as amended, authorize the issuance of up to 50,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

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COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the offer, holders of OneMain shares will become holders of IEG Holdings common stock. IEG Holdings is a Florida corporation and OneMain is a Delaware corporation.

The following is a summary of the material differences between the current rights of OneMain stockholders under Delaware law and the current rights of IEG Holdings stockholders under Florida law and their respective constituent documents. It is not a complete statement of the provisions affecting, and the differences between, the rights of IEG Holdings and OneMain stockholders. This summary is qualified in its entirety by reference to Delaware and Florida law and IEG Holdings’ and OneMain’s respective constituent documents. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Action by Directors Without a Meeting	Permits directors to take written action without a meeting for an action otherwise required or permitted to be taken at a board meeting.	Permits directors to take written action without a meeting for an action otherwise required or permitted to be taken at a board meeting.

Number of Directors	The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.	The number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in the articles of incorporation or the bylaws.

Classified Board of Directors	Permits a corporation’s bylaws to provide for a classified board of directors. Permits a maximum of three classes of directors.	Permits a corporation’s bylaws to provide for a classified board of directors. Permits a maximum of three classes of directors.

Removal of a Director	A majority of stockholders may remove a director with or without cause except: (i) if the board of directors of a Delaware corporation is classified (i.e., elected for staggered terms), in which case a director may only be removed for cause, unless the corporation’s certificate of incorporation provides otherwise; and (ii) in the case of a corporation which possesses cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.	Stockholders may remove directors with or without cause at a meeting expressly called for that purpose by a vote of the holders of a majority of shares entitled to vote at an election of directors, unless the corporation’s articles of incorporation provide that directors may be removed only for cause. If a director is elected by a voting group, only stockholders of that voting group may take part in the vote to remove the director. A director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal. However, in the event directors are elected by cumulative voting, directors may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against such removal.

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	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Procedures for Filling Vacant Directorships	Unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.	Subject to the rights, if any, of any series of preferred stock to elect directors and to fill vacancies on the board of directors, vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum or by the stockholders, unless the articles of incorporation provide otherwise.

Stockholder Consent to Action Without a Meeting	Unless otherwise provided in the certificate of incorporation, any action that can be taken at such meeting can be taken without a meeting if written consent thereto is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting of the stockholders.	Unless the articles of incorporation provide otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock, having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, consent to the action in writing. Additionally, Florida law requires the corporation to give notice within ten days of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.

Right to Call Meetings	Special meetings of the stockholders may be called by the Board of Directors or such other persons as are authorized in the certificate of incorporation or bylaws.	Special meetings of stockholders to be called by the board of directors or by any other person authorized in the articles of incorporation or bylaws to call a special stockholder meeting or by written request by the holders of not less than ten percent of all shares entitled to vote (unless a greater percentage, not to exceed 50%, is specified in the articles of incorporation).

Charter Amendments	Amendments to the certificate of incorporation must be approved by the holders of a majority of the corporation’s stock entitled to vote thereon, unless the certificate of incorporation provides for a greater number.	Requires approval of the holders of a majority of all outstanding shares entitled to vote, with each stockholder being entitled to one vote for each share so held, to approve proposed amendments to a corporation’s articles of incorporation, unless the articles of incorporation or the bylaws provide for different proportions.

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	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose.	A stockholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and stockholders resolutions, certain written communications to stockholders, a list of the names and business addresses of the corporation’s directors and officers, and the corporation’s most recent annual report during regular business hours only if the stockholder gives at least five business days’ prior written notice to the corporation. In addition, a stockholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours only if the stockholder gives as least five business days’ prior written notice to the corporation and (a) the stockholder’s demand is made in good faith and for a proper purpose, (b) the demand describes with particularity its purpose and the records to be inspected or copied and (c) the requested records are directly connected with such purpose. Florida law also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding stockholder has, within two years preceding such demand, sold or offered for sale any list of stockholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of stockholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

Distributions and Dividends	Under Delaware law, a corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of surplus and, if there is not surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having preferences on asset distributions. Surplus is defined under Delaware law as the excess of the net assets (essentially, the amount by which total assets exceed total liabilities) over capital (essentially, the aggregate par value of the shares of the corporation having a par value that have been issued plus consideration paid for shares without par value that have been issued), as such capital may be adjusted by the board of directors.	Under Florida law, unless otherwise provided in the articles of incorporation, a corporation may pay distributions, including repurchases of stock, unless after giving effect to the dividend or distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or if the total assets of the corporation would be less than the sum of its total liabilities plus the amount needed, if the corporation were dissolved at the time the distribution was paid, to satisfy the preferential rights of stockholders whose preferential rights upon dissolution of the corporation are greater than those of the stockholders receiving the dividend.

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	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Business Combination Statutes	Delaware law prohibits certain transactions between a Delaware corporation and an “interested stockholder,” which is broadly defined as a person (including the affiliates and associates of such person) that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation. This provision prohibits certain business combinations (including mergers, consolidations, sales or other dispositions of assets having an aggregate market value of 10% or more of either the consolidated assets of a company, and certain transactions that would increase the interested stockholder’s proportionate share of ownership in a company or grant the interested stockholder disproportionate financial benefits) between an interested stockholder and a company for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination or the transaction in which the stockholder became an interested stockholder is approved by such company’s board of directors prior to the date the interested stockholder becomes an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of such company in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.

Florida law contains provisions that are intended to benefit companies that are the object of takeover attempts and their stockholders, and applies to Florida corporations that have (1) 100 or more stockholders, (2) its principal place of business, its principal office or substantial assets in Florida, and (3) either (a) more than 10% of its stockholders reside in Florida, (b) more than 10% of its shares are owned by residents of Florida, or (c) 1,000 of its stockholders reside in Florida. Shares held by banks (except as trustee or guardian), brokers, or nominees are disregarded for purposes of calculating the percentage or number of residents.

Florida’s control share acquisition statute provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless such voting rights are approved by a majority of the shares entitled to vote, excluding the interested shares. The thresholds specified in Florida law are the acquisition of a number of shares representing: (a) 20% or more, but less than 33% of the voting power of the corporation, (b) 33% or more but less than a majority of the voting power of the corporation, or (c) a majority or more of the voting power of the corporation. This statute does not apply if, among other things, the acquisition is (a) approved by the corporation’s board of directors before the acquisition, (b) pursuant to a pledge or other security interest created in good faith and not for the purpose of circumventing the statute, (c) pursuant to the laws of intestate succession or pursuant to gift or testamentary transfer, or (d) pursuant to a statutory merger or share exchange to which the corporation is a party. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation’s articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the stockholders of the corporation and the acquiring stockholder acquires a majority of the voting power of the corporation, all stockholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters’ rights.

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	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Right of Stockholders to Vote on Certain Matters	Under Delaware law, unless the certificate of incorporation provides otherwise, stockholders of the surviving corporation in a merger have no right to vote, except under limited circumstances, on the acquisition by merger directly into the surviving corporation in cases where: (x) the agreement of merger does not amend the certificate of incorporation of such corporation; (y) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the corporation after the effective date of the merger; and (z) either no shares of common stock of the surviving corporation, and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.	In general, Florida law provides that mergers, share exchanges or a sale of substantially all of the assets of the corporation other than in the usual and regular course of business, must be approved by a majority vote of each voting group of shares entitled to vote on such transaction; however, the FBCA requires that a merger or share exchange must be approved by each class entitled to vote on such transaction by a majority of the votes entitled to vote on such transaction by that class. Florida law also provides that the articles of incorporation or the board of directors recommending the transaction may require a greater affirmative vote.

Appraisal Rights	Under Delaware law, stockholders have no appraisal rights in the event of a merger or consolidation of the corporation if the stock of the Delaware corporation is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or if such stock is held of record by more than 2,000 stockholders, or in the case of a merger in which a Delaware corporation is the surviving corporation, if:	Under Florida law, dissenting stockholders who follow prescribed statutory provisions, are, in certain circumstances, entitled to appraisal rights in the event of (a) the consummation of a plan of merger or consolidation; (b) the consummation of a sale or exchange of all of substantially all the assets of a corporation other than in the usual and regular course of business; (c) amendments to the articles of incorporation if the stockholder is entitled to vote on the amendment and if such amendment would adversely affect the rights or preferences of

●	the agreement of merger does not amend the certificate of incorporation of the surviving corporation;	stockholders; (d) consummation of a plan of share exchange to which the corporation is a party as the corporation, the shares of which will be acquired, if the stockholder is entitled
●

each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding share of the surviving corporation after the effective date of the merger; and

to vote on the plan; (e) the approval of a control-share acquisition pursuant to Florida law; and (f) any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting stockholder is entitled to dissent and obtain payment for his shares.
●	the increase in the outstanding shares as a result of the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.	Under Florida law, unless the articles of incorporation provide otherwise, no appraisal rights are available for the shares of any class or series of stock, which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or designated as a national market system

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OneMain (Delaware Law)	IEG Holdings (Florida Law)
Even if appraisal rights would not otherwise be available under Delaware law in the cases described in the preceding sentence, stockholders would still have appraisal rights if they are required by the terms of the agreement of merger or consolidation to accept for their stock anything other than:	security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (“NASD”) or (2) held of record by more than 2,000 stockholders.

●	shares of stock of the surviving corporation;

●	of any other corporation whose shares will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

●	held of record by more than 2,000 stockholders; cash in lieu of fractional shares; or

●	a combination of such shares and cash.

Otherwise, stockholders of a Delaware corporation have appraisal rights in consolidations and mergers.

Under Delaware law, any corporation may provide in its certificate of incorporation that appraisal rights will also be available as a result of an amendment to its certificate of incorporation or the sale of all or substantially all of the assets of the corporation.

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	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Indemnification of Directors and Officers

Delaware law permits a corporation to indemnify directors, officers, employees, or agents against judgments, fines, amounts paid in settlement, and reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding, other than an action by or in the right of the corporation, to which such director, officer, employee or agent may be a party, provided such a director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) in the case of a civil proceeding, that his conduct was in or not opposed to the best interests of the corporation, or (b) in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of the corporation against a director, officer, employee or agent, the corporation has the power to indemnify such director, officer, employee or agent for reasonable expenses incurred in connection with such suit (a) if such person acted in good faith and in a manner not opposed to the best interests of the corporation, and (b) if found liable to the corporation, only if ordered by a court of law. Section 145 of the DGCL provides that such section is not exclusive of any other indemnification rights which may be granted by a corporation to its directors, officers, employees or agents.

Delaware law provides for the advancement of expenses for such proceedings upon receipt of a similar undertaking; such undertaking, however, need not be in writing. Delaware law does not require that such director give an affirmation regarding his conduct in order to receive an advance of expenses.

Delaware law permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. Delaware law does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its stockholders; (ii) failing to act in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) declaring an improper dividend or approving an illegal stock purchase or redemption.

Florida generally permits a corporation to indemnify its officers, directors, employees and agents against liability, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Florida law applies a similar standard in derivative actions, except that indemnification may be made only for (a) expenses (including attorneys’ fees) and certain amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement; and (b) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto.

Florida law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Under Florida law, a director is not personally liable for monetary damages to the corporation, stockholders or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless (a) the director breached or failed to perform his duties as a director and (b) such breach or failure constitutes (1) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, (3) a circumstance resulting in an unlawful distribution, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interests of the corporation or willful misconduct, or (5) in a proceeding by or in the right of one other than the corporation or a stockholder, recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

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LEGAL MATTERS

The validity of the securities offered by this prospectus/offer to exchange will be passed upon for us by Legal & Compliance, LLC, West Palm Beach, Florida.

EXPERTS

The consolidated balance sheets of IEG Holdings Corporation as of December 31, 2016 and 2015 and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2016 and 2015 included in this prospectus/offer to exchange have been audited by Rose, Snyder & Jacobs LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of OneMain appearing herein, and OneMain’s effectiveness of internal control over financial reporting as of December 31, 2016 included herein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included in OneMain’s Annual Report on Form 10-K for the year ended December 31, 2016. Pursuant to Rule 439 under the Securities Act, IEG Holdings requires the consent of OneMain’s independent auditors to include herein or incorporate by reference their audit reports included in OneMain’s Annual Report on Form 10-K for the year ended December 31, 2016 in this prospectus/offer to exchange and, because such consent has not been received, such audit reports are not included herein or incorporated herein by reference. IEG Holdings has requested and, as of the date hereof, has not received such consent from OneMain’s independent auditors. IEG Holdings has requested that the SEC dispense with such consent requirement pursuant to Rule 437 under the Securities Act. If IEG Holdings receives this consent, IEG Holdings will promptly file it as an exhibit to IEG Holdings’ registration statement of which this prospectus/offer to exchange forms a part.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Florida law, our amended and restated articles of incorporation, as amended, and our amended and restated bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

150

WHERE TO OBTAIN MORE INFORMATION

IEG Holdings and OneMain file annual, quarterly and current reports, proxy statements and other information with the SEC. OneMain stockholders may read and copy any reports, statements or other information that IEG Holdings or OneMain file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. IEG Holdings’ and OneMain’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.

IEG Holdings has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of IEG Holdings common stock to be issued in the offer. This document is a part of that registration statement. IEG Holdings may also file amendments to such registration statement. In addition, on January 5, 2017, IEG Holdings filed with the SEC a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with exhibits, to furnish certain information about the offer. IEG Holdings may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting Georgeson LLC, the information agent, toll free at (800) 279-6913, or from the SEC at the SEC’s website at www.sec.gov.

151

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Florida Business Corporation Act allows us to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our amended and restated articles of incorporation, as amended, provide that our directors and officers shall be indemnified and the Company shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law either now or hereafter.

Our amended and restated bylaws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

152

(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

153

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 7 , 2017.

IEG Holdings Corporation

By:	/s/ Paul Mathieson
Paul Mathieson,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 7 , 2017.

Name	Title

/s/ Paul Mathieson	President and Chief Executive Officer and Director
Paul Mathieson	(Principal Executive Officer and Principal Financial and
Accounting Officer)

154

INDEX TO FINANCIAL STATEMENTS

IEG HOLDINGS CORPORATION

F-1

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of IEG Holdings Corporation:

We have audited the accompanying consolidated balance sheets of IEG Holdings Corporation and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016. IEG Holdings Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IEG Holdings Corporation and Subsidiaries as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

March 6, 2017

15821 VENTURA BOULEVARD, SUITE 490, ENCINO, CALIFORNIA 91436 PHONE: (818) 461 - 0600 ● FAX: (818) 461 - 0610

F-3

IEG HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND DECEMBER 31, 2015

	December 31, 2016	December 31, 2015
ASSETS
ASSETS
Cash and cash equivalents	$322,441	$485,559
Loans receivable, net, note 2	6,374,908	7,124,702
Other receivables	84,851	76,262
Prepaid expenses	12,955	7,276
Property and equipment, net, note 3	19,322	28,511
Security deposits	7,470	35,839

TOTAL ASSETS	$6,821,947	$7,758,149

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$1,060	$96,441
Deferred rent	-	11,522

TOTAL LIABILITIES	1,060	107,963

COMMITMENTS AND CONTINGENCIES, note 9

STOCKHOLDERS’ EQUITY

Preferred stock, $0.001 par value; 50,000,000 shares authorized, 0 and 1,160,000 shares issued and outstanding at December 31, 2016 and December 31, 2015 respectively, note 6	-	1,160
Common stock, $0.001 par value; 300,000,000 shares authorized,9,714,186 and 2,887,428 shares issued and outstanding at December 31, 2016 and December 31, 2015 respectively, note 6	2,233,182	2,165,405
Additional paid-in capital	29,698,025	26,025,071
Prepaid preferred share redemption	-	(160,000)
Accumulated deficit	(25,110,319)	(20,381,450)

TOTAL STOCKHOLDERS’ EQUITY	6,820,887	7,650,186

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,821,947	$7,758,149

See report of independent registered public accounting firm and notes to consolidated Financial Statements

F-4

IEG HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
REVENUES
Interest revenue	$2,086,976	$1,789,701
Other revenue	48,070	45,464

TOTAL REVENUES	2,135,046	1,835,165

OPERATING EXPENSES
Salaries and compensation	1,592,990	2,126,243
Other operating expenses	1,561,045	1,399,157
Consulting	1,154,465	1,013,690
Provision for credit losses	1,865,362	1,134,518
Advertising	373,350	950,905
Rent	178,678	244,621
Travel, meals and entertainment	141,686	129,351
Depreciation and amortization	8,618	14,124

TOTAL OPERATING EXPENSES	6,876,194	7,012,609

LOSS FROM OPERATIONS	(4,741,147)	(5,177,444)

OTHER INCOME (EXPENSE)
Interest expense	-	(527,921)
Miscellaneous income (expense)	12,278	7,167

TOTAL OTHER INCOME (EXPENSE)	12,278	(520,754)

NET LOSS	$(4,728,869)	$(5,698,198)

Dividends on preferred shares	(35,517)	(311,056)

Net loss attributable to common stockholders	(4,764,386)	(6,009,254)

Net loss attributable to common stock per share, basic and diluted	$(0.60)	$(2.52)

Weighted average number of common shares outstanding, basic and diluted	7,918,922	2,381,257

See report of independent registered public accounting firm and notes to consolidated Financial Statements

F-5

IEG HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

			Preferred Stock
	Common Stock *		Series A		Series F		Series G		Series H		Additional Paid-in	Prepaid Preferred Share	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Redemption	Receivable	Deficit	Total
Balance, January 1, 2015	2,158,110	$2,158,111	1,000,000	$1,000	1,400,000	$1,400	-	$-	-	$-	$14,914,705	$-	$-	$(14,683,252)	$2,391,964

Issuance of shares at $10.00	432,608	4,326									4,321,760				4,326,086

Issuance of Preferred Shares	-	-	-	-	600,000	600	5,669,500	5,670	160,000	160	6,423,071			-	6,429,500

Issuance of shares at $50.00	13,437	134									671,756				671,890

Conversion of Preferred Shares to Common Shares	283,273	2,833	-	-	(2,000,000)	(2,000)	(5,509,500)	(5,510)	(160,000)	(160)	4,836	-		-	-

Prepaid Preferred Share Redemption												(160,000)			(160,000)

Preferred Dividends	-	-	-	-	-	-	-	-	-	-	(311,056)	-		-	(311,056)

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(5,698,198)	(5,698,198)

Balance, December 31, 2015	2,887,428	$2,165,405	1,000,000	$1,000	-	$-	160,000	$160	-	$-	$26,025,071	$(160,000)	$-	$(20,381,450)	$7,650,186

Prepaid Preferred Share Redemption							(160,000)	(160)			(159,840)	160,000			-

Issuance of shares at $50.00	370	4									18,496				18,500

Issuance of Preferred Shares	-	-	-	-					3,071,000	3,071	3,067,929		(2,825,000)	-	246,000

Conversion of Preferred Shares to Common Shares	6,400,000	64,000	(1,000,000)	(1,000)							(63,000)	-		-	-

Issuance of shares at $10.00	386,718	3,867									3,863,321				3,867,188

Buyback of shares	(14,750)	(148)									(208,952)				(209,099)

Issuance of shares for reverse split rounding	218	0									-				-

Issuance of shares for consulting fee offset	5,000	5									12,495				12,500

Conversion of Preferred Shares to Common Shares	49,200	49							(246,000)	(246)	197				-

Preferred Share Cancellation									(2,825,000)	(2,825)	(2,822,175)		2,825,000		-

Preferred Dividends	-	-	-	-	-	-	-	-	-	-	(35,517)	-		-	(35,517)

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(4,728,869)	(4,728,869)

Balance, December 31, 2016	9,714,186	$2,233,182	-	$-	-	$-	-	$-	-	$-	29,698,025	$-	$-	$(25,110,319)	$6,820,887

See report of independent registered public accounting firm and notes to consolidated Financial Statements

F-6

IEG HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	December 31, 2016	December 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,728,869)	$(5,698,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for credit losses	1,865,362	1,134,518
Depreciation and amortization	8,618	14,124
Amortization of loan costs	-	77,781
Loss on disposal of assets	571	12,582
Changes in assets - (increase) decrease:
Other receivables	(8,589)	(50,380)
Prepaid expenses	(5,679)	(7,276)
Deposits	28,369	3,490
Changes in liabilities - increase (decrease):
Accounts payable and accrued expenses	74,118	452,285
Deferred rent	(11,522)	(16,906)
Deferred salary	-	118,412

NET CASH USED IN OPERATING ACTIVITIES	(2,777,621)	(3,959,568)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans receivable originated	(3,120,000)	(5,381,851)
Loans receivable repaid	2,004,433	1,438,946
Advances to CEO	-	(95,003)
Purchase of property & equipment	-	(19,117)

NET CASH USED IN INVESTING ACTIVITIES	(1,115,567)	(4,057,025)

CASH FLOWS FROM FINANCING ACTIVITIES:
Preferred dividends paid	(35,517)	(220,974)
Proceeds from short-term loans	-	400,000
Payments on short-term loans	-	(400,000)
Repayment of senior debt	-	(2,230,000)
Prepaid preferred share redemption		(160,000)
Payments for buyback of common stock	(209,099)	-
Proceeds from issuance of preferred stock	246,000	6,100,000
Proceeds from issuance of common stock	3,728,686	4,579,414

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,730,070	8,068,440

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(163,118)	51,847

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	485,559	433,712

CASH AND CASH EQUIVALENTS, END OF YEAR	$322,441	$485,559

Supplemental disclosures:
Interest paid in cash	$-	$508,800
Income taxes paid in cash	$2,134	$-
Issuance of common stock in lieu of repayment of accrued compensation	$-	$261,608
Issuance of preferred stock in lieu of consulting fees	$-	$279,500
Advance officer offset against preferred dividends & accrued compensation	$-	$95,003
Issuance of common stock in lieu of consulting fees	$169,500	$156,954

See report of independent registered public accounting firm and notes to consolidated Financial Statements

F-7

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The principal business activity of the Company is providing unsecured $5,000 and $10,000 consumer loans over a five-year term through its subsidiaries Investment Evolution Corporation and IEC SPV, LLC. The loans are offered under the consumer brand “Mr. Amazing Loans”. The Company is headquartered in Las Vegas, Nevada and originates consumer loans in the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, and Virginia via its online platform and distribution network. The Company is a licensed direct lender with state licenses and/or certificates of authority to lend in these 19 states and offers all loans within the prevailing statutory rates.

Basis of Accounting

These consolidated financial statements include the operations of IEG Holdings Corporation and its wholly-owned subsidiaries, Investment Evolution Corporation and IEC SPV, LLC (collectively, the “Company”). All inter-company transactions and balances have been eliminated in consolidation.

The Company’s accounting and reporting policies are in accordance with U.S. generally accepted accounting principles and conform to general practices within the consumer finance industry.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements do not include any adjustments to reflect any possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities.

Liquidity

The principal conditions/events that raise substantial doubt of the company’s ability to meet its obligations are i) the Company has reported recurring losses and ii) the Company has not yet generated positive net cash flows from operations. However, the Company has increased its revenue resulting from an increased average loan balance in 2016 as compared to 2015, and management has evaluated the result of their plans for the next 12 months and as a result of the plans, the Company can meet all its obligations through March 2018, which has alleviated the substantial doubt. Management’s plans include a continued reduction of advertising costs to continue reducing loan originations and related loan processing costs. There is also a significant reduction in consulting and professional fees due to minimized efforts and strategy for raising capital over the next 12 months. In addition, significant core operating costs have been cut from the Company starting in 2016 including reducing the number of employees from 12 to 6 due to increased automation of loan origination processes and reducing the number of office leases from 4 to 1 as old leases expired. In addition, the CEO’s annual base consulting fee has been reduced to $1 per annum from January 1, 2017. Should the Company need, management will continue to reduce loan originations and now plans to utilize the cash flow from loan repayments for working capital needs. This will provide sufficient cash flow through at least March 2018. However, the Company intends, over the next 12 months, to seek additional capital via unsecured notes and/or preference shares to expand operations and the Company. Subsequent to year-end, the Board of Directors approved a stock repurchase program. Management has no intention to repurchase shares unless additional capital has been secured.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Management uses its historical records and knowledge of its business in making these estimates. Accordingly, actual results may differ from these estimates.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers cash equivalents to include short-term, highly liquid investments with an original maturity of three months or less.

Loans Receivable and Interest Income

The Company offers its loans at or below the prevailing statutory rates. Loans are carried at the unpaid principal amount outstanding, net of an allowance for credit losses.

F-8

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

The Company calculates interest revenue using the interest yield method. Charges for late payments are credited to income when collected.

Accrual of interest income on loans receivable is suspended when no payment has been received on account for 91 days or more on a contractual basis, at which time a loan is considered delinquent. Payments received on nonaccrual financing loans are first applied to the unpaid accrued interest and then principal. Loans are returned to active status and accrual of interest income is resumed when all of the principal and interest amounts contractually due are brought current; at which time management believes future payments are reasonably assured. At December 31, 2016, 83 loans with a total balance of $367,098 were delinquent or in default. At December 31, 2015, 80 loans with a total balance of $389,431 were delinquent or in default.

Allowance for Credit Losses

The Company maintains an allowance for credit losses due to the fact that it is probable that a portion of the loans receivable will not be collected. The allowance is estimated by management based on various factors, including specific circumstances of the individual loans, management’s knowledge of the industry, and the experience and trends of other companies in the same industry.

Our portfolio of loans receivable consists of a large number of relatively small, homogenous accounts. The allowance for credit losses is determined using a systematic methodology, based on a combination of historical bad debt of comparable companies. Impaired loans are considered separately and 100% charged off.

The allowance for credit losses is primarily based upon models that analyze specific portfolio statistics and also reflect, management’s judgment regarding overall accuracy. We take into account several factors, including the customer’s transaction history, specifically the timeliness of customer payments, the remaining contractual term of the loan, and the outstanding balance of the loan.

Impaired Loans

The Company assesses loans for impairment individually when a loan is 91 days past due. The Company defines impaired loans as bankrupt accounts and accounts that are 184 days or more past due. In accordance with the Company’s charge-off policy, once a loan is deemed uncollectible, 100% of the remaining balance is charged-off. Loans can also be charged off when deemed uncollectable due to consumer specific circumstances.

The Company does not accrue interest on impaired loans and any recoveries of impaired loans are recorded to the allowance for credit losses. Changes in the allowance for credit losses are recorded as operating expenses in the accompanying statement of operations.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are being provided using the straight-line method over the estimated useful lives of the assets as follows:

Classification	Life
Computer equipment	5 years
Furniture and fixtures	5-8 years

The Company amortizes its leasehold improvements over the shorter of their economic lives, which are generally five years, or the lease term that considers renewal periods that are reasonably assured. Expenses for repairs and maintenance are charged to expense as incurred, while renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations.

F-9

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Operating Lease

The Company’s office lease in Las Vegas expires (unless renewed) on September 30, 2017.

Income Taxes

We account for income taxes using the liability method in accordance with the Financial Accounting Standards Board (“FASB“) Accounting Standards Codification (“ASC”) 740 “Income Taxes”. To date, no current income tax liability has been recorded due to our accumulated net losses. Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and the amounts that are reported in the income tax returns. Our net deferred income tax assets have been fully reserved by a valuation allowance due to the uncertainty of our ability to realize future taxable income and to recover our net deferred income tax assets.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to $373,350 and $950,905 at December 31, 2016 and 2015, respectively.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per shares. Basic earnings (loss) per share are computed by dividing net income (loss) attributed to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares, if any, had been issued and if the additional common shares were dilutive. Basic and diluted loss per share has been adjusted retroactively for the 1-for-100 reverse split that occurred on June 17, 2015 and for the net 1-for-10 reverse split that occurred on October 27, 2016.

Reclassifications

Certain numbers from the prior period have been reclassified to conform to the current year presentation.

Fair Value of Financial Instruments

The Company has adopted guidance issued by the FASB that defines fair value, establishes a framework for measuring fair value in accordance with existing generally accepted accounting principles, and expands disclosures about fair value measurements. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The categories are as follows:

Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

At December 31, 2016 and 2015, the only financial instruments that are subject to these classifications are cash and cash equivalents, which are considered Level I assets.

Carrying amounts reported in the consolidated balance sheets for other receivables, accounts payable, and accrued expenses approximate fair value because of their immediate or short-term nature. The fair value of borrowings is not considered to be significantly different than its carrying amount because the stated rates for such debt reflect current market rates and conditions.

Recent Accounting Pronouncements

Recently Issued or Newly Adopted Accounting Standards

In August 2014, the FASB issued FASB ASU2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. FASB ASU 2014-15 changes to the disclosure of uncertainties about an entity’s ability to continue as a going concern. These changes require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. If management has concluded that substantial doubt exists, then the following disclosures should be made in the financial statements: (i) principal conditions or events that raised the substantial doubt, (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, (iii) management’s plans that alleviated the initial substantial doubt or, if substantial doubt was not alleviated, management’s plans that are intended to at least mitigate the conditions or events that raise substantial doubt, and (iv) if the latter in (iii) is disclosed, an explicit statement that there is substantial doubt about the entity’s ability to continue as a going concern. These changes became effective for the Company for the 2016 annual period. Our adoption of these changes have no material impact on the consolidated financial statements.

In November 2015, the FASB issued ASU No 2015-17, Income Taxes (Topic 740). The amendments in ASU 2015-17 change the requirements for the classification of deferred taxes on the balance sheet. Currently, GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The pronouncement is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. Adoption of these changes have no material impact on the consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The update intends to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information and addresses certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments. The new standard affects all entities that hold financial assets or owe financial liabilities. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management is evaluating the impact of the adoption of these changes will have on the consolidated financial statements.

F-10

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

2.	LOANS RECEIVABLE

Loans receivable consisted of the following at December 31:

	2016	2015
Loans receivable	$7,587,349	$8,110,077
Allowance for credit losses	(1,212,441)	(985,375)
Loans receivable, net	$6,374,908	$7,124,702

A reconciliation of the allowance for credit losses consist of the following at December 31:

	2016	2015
Beginning balance	$985,375	$596,963
Provision for credit losses	1,865,362	1,134,518
Loans charged off	(1,638,296)	(746,106)
Ending balance	$1,212,441	$985,375
Basis of Assessment:
Individually	$-	$-
Collectively	$1,212,441	$985,375

The following is an age analysis of past due receivables as of December 31, 2016 and 2015:

	30-60 Days Past Due	61-90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Not Accruing
2016	$257,299	$163,590	$367,098	$787,987	$6,799,362	$7,587,349	$367,098
2015	$157,316	$153,623	$389,431	$700,370	$7,409,707	$8,110,077	$389,431

The Company’s primary credit quality indicator is the customer’s Vantage credit score as determined by Experian on the date of loan origination. The Company does not update the customer’s credit profile during the contractual term of the loan.

The following is a summary of the loan receivable balance as of December 31, 2016 and 2015 by credit quality indicator:

Credit Score	2016	2015
550-575	$16,264	$-
576-600	183,701	149,056
601-650	3,332,371	3,397,512
651-700	2,946,944	3,230,308
701-750	874,408	1,097,225
751-800	166,811	185,840
801-850	46,368	50,136
851-900	20,482	-
	$7,587,349	$8,110,077

3.	PROPERTY AND EQUIPMENT

At December 31, 2016 and 2015, property and equipment consists of the following:

	2016	2015
Computer equipment	$99,556	$111,196
Furniture and fixtures	21,303	21,303
Leasehold improvements	7,112	35,897
	127,971	168,396

Less accumulated depreciation and amortization	108,649	139,885

Total	$19,322	$28,511

Depreciation of property and equipment amounted to $8,618 and $14,124 during the years ended December 31, 2016 and 2015, respectively. Depreciation costs are included in the accompanying statements of operations in operating expenses.

F-11

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

4.	SENIOR DEBT

On August 21, 2015, we, through certain of our wholly owned subsidiaries, paid an aggregate of $1,676,954, representing all principal and accrued interest under the Loan and Security Agreement, as amended (the “Loan Agreement”), among BFG and certain of our wholly owned subsidiaries. As a result, there is currently no outstanding balance under the Loan Agreement. However, the Loan Agreement continues in effect and we are subject to a net profit interest under which we are required to pay BFG 20% of the “Net Profit” of its subsidiary, IEC SPV, LLC, until 10 years from the date the loan is repaid in full (August 2015). Net Profit is defined as the gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of refinancing the loan through a third party, as provided in the Loan Agreement, (iii) any costs, fees or commissions paid on the existing credit facility, and (iv) charge-offs to bad debt resulting from consumer loans and reduced by servicing fee. The Net Profit arrangement can be terminated by us upon a payment of $3,000,000 to BFG. Net profit interest for the year ended December 31, 2016 and 2015 were $57,094 and $107,340, respectively. All loans receivable of the Company were pledged as collateral at December 31, 2016 for the fulfillment of the Net Profit calculation. As of December 31, 2016, $57,094 has been paid.

5.	WORKING CAPITAL LOANS

On April 13, 2015, the Company secured a $200,000 working capital loan to expand from Dr. L. Prasad, an investor in the Company. On June 24, 2015, the Company repaid $230,000 which comprised $200,000 principal and a $30,000 facility fee which was recorded as interest expense.

On April 13, 2015, the Company secured a $100,000 working capital loan to expand from Domenic Tacca, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

On April 13, 2015, the Company secured a $100,000 working capital loan to expand from CT Super, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

The effective interest rate on these loans was 81.1% for the year ended December 31, 2015.

6.     STOCKHOLDERS’ EQUITY

On January 1, 2016, pursuant to the terms of the Company’s Series G preferred stock, the Company exercised its right to redeem all of the unconverted outstanding shares of Series G preferred stock. On December 24, 2015, the Company early paid the holders of the 160,000 unconverted shares of Series G preferred stock an aggregate of $160,000. Following the redemption of the unconverted shares of Series G preferred stock, no shares of Series G preferred stock were outstanding.

On January 22, 2016, the Company issued an aggregate of 370 shares of the Company’s common stock at a price of $50.00 per share to a total of two existing stockholders, each of whom resided in Australia, for receipt of an aggregate of $18,500. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. An offering circular was used in connection with this offering.

On March 22, 2016, the Company issued an aggregate of 3,071,000 shares of the Company’s Series H preferred stock to a total of 12 existing stockholders, nine of whom resided in Australia and three of whom resided in the United Kingdom, in exchange for the receipt of $1.00 per share, representing an aggregate purchase price of $3,071,000. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. No offering circular was used in connection with this issuance. In connection with this, the Company had a subscription receivable for $2,825,000.

On March 31, 2016, Paul Mathieson, the Company’s Chief Executive Officer and the sole holder of the Company’s Series A preferred stock notified the Company of his intention to convert all of his Series A preferred stock into Company common stock pursuant to the terms of the Series A preferred stock. The Company issued an aggregate of 6,400,000 shares of Company common stock pursuant to the conversion notice. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuance involved offers and sales of securities outside the United

F-12

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. No offering circular was used in connection with this issuance. Following the conversion, no shares of Series A preferred stock were outstanding.

On April 1, 2016, the Company effected a 1-for-100 reverse stock split of its outstanding shares of the common stock. Stockholders whose shares were converted into less than one share in the reverse stock split received cash payments equal to the fair value of those fractional interests. As a result, the Company repurchased a total of 1,793 shares of common stock from those stockholders whose shares of stock were converted into less than one share, for an aggregate purchase price of $130,769. Immediately after the reverse stock split, on April 1, 2016, the Company effected a 100-for-1 forward stock split and reduced the number of authorized shares of common stock from 3,000,000,000 to 200,000,000. The Company effected the reverse stock split followed immediately by the forward stock split in order to eliminate the administrative burden and costs associated with small stockholder accounts, and to provide stockholders with fewer than 100 shares of common stock with a cost-effective way to cash out their investments.

On April 12, 2016, the Company issued an aggregate of 2,000 shares of the Company’s common stock to MZ Group for investor relations consulting services. The securities issuance was exempt from registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) and Section 2(a)(3), as applicable under the Securities Act.

On May 2, 2016, Company issued an aggregate of 243,967 shares of the Company’s common stock at a price of $10.00 per share to a total of 98 existing stockholders, all of whom resided in Australia, for an aggregate of $2,439,673 of which $87,000 was paid for in consulting services provided to the company. The securities issuances were exempt from registration under the Securities Act, in reliance on an exemption provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. An offering circular was used in connection with this offering.

On May 16, 2016, the Company filed articles of amendment (the “May 2016 Amendment”) to its amended and restated articles of incorporation, as amended. The May 2016 Amendment has the effect of:

(i)	Eliminating the Company’s Series A preferred stock, Series F preferred stock and Series G preferred stock, and

(ii)	Revising the terms of the Series H preferred stock to:

(a)	reduce the dividend rate on the Company’s Series H preferred stock from 10% per annum to 8% per annum,

(b)	extend the date after which the Company may redeem the unconverted outstanding shares of Series H preferred stock from June 30, 2016 to December 31, 2016,

(c)	extend the date on which the holders of Series H preferred stock may convert their shares into shares of the Company’s common stock from June 30, 2016 to December 31, 2016, and

(d)	remove the requirement to adjust the Series H preferred stock conversion ratio when the Company conducts a rights offering to its existing stockholders.

As of September 30, 2016, the aggregate number of shares which the Company had the authority to issue is 250,000,000 shares, of which 200,000,000 shares are common stock, par value $0.001 per share, and 50,000,000 shares are preferred stock, par value $0.001 per shares. At September 30, 2016, the Company had 9,672,723 shares of common stock issued and outstanding. At September 30, 2016, the Company also had 3,071,000 shares of Series H preferred stock issued and outstanding. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of preferred stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof.

The Series H preferred stock accrues dividends at the rate of 8% per annum. Each series of preferred stock ranks pari passu with each other series of preferred stock, and senior to the common stock of the Company, as to dividends, and upon liquidation, dissolution or a winding up of the Company. In the event of a liquidation or winding up of the Company, holders of the preferred stock shall be entitled to receive the stated value of $1 per share.

On September 6, 2016, the Company issued an aggregate of 5,000 shares of the Company’s common stock to MZ Group for investor relations consulting services. The securities issuance was exempt from registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) and Section 2(a)(3), as applicable under the Securities Act.

F-13

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

On September 6, 2016, Company issued an aggregate of 135,751 shares of the Company’s common stock at a price of $10.00 per share to a total of 84 existing stockholders, 48 of whom resided in Australia and 36 of whom resided in United States, for an aggregate of $1,357,515. The securities issuances were registered pursuant to a registration statement on Form S-1 that was declared effective by the Securities and Exchange Commission on August 8, 2016.

On August 26, 2016, the Company’s board of directors and a stockholder holding a majority of the voting power of the Company’s issued and outstanding shares of common stock approved the following corporate actions:

1. Effect a reverse stock split of the outstanding shares of the Company’s common stock, at the ratio of 1-for-1,000 (the “Reverse Split”).

2. Immediately following the completion of the Reverse Split, effect a forward stock split on a 100-for-1 share basis (the “Forward Split”) and reduce the number of authorized shares of common stock from 200,000,000 to 40,000,000 (the “Authorized Share Reduction”).

The Reverse Split and Forward Split were effective on October 27, 2016 when they were approved by FINRA, as required. As a result, the Company repurchased a total of 129,571 shares of common stock from those stockholders whose shares of stock were converted into less than one share, for an aggregate purchase price of $78,330. Any fractional shares held after the Forward Split were rounded up to the next whole share. As a result of the rounding up of fractional shares, the Company issued an additional 218 shares on October 27, 2016. The Company’s 2015 Financial Statements have been retroactively restated to reflect this net 1-for-10 reverse split. The Company effected the reverse stock split followed immediately by the forward stock split in order to eliminate the administrative burden and costs associated with small stockholder accounts, and to provide stockholders with fewer than 1,000 shares of common stock with a cost-effective way to cash out their investments.

On December 5, 2016, the Company increased its authorized shares of common stock from 40,000,000 to 300,000,000.

On December 31, 2016, the Company issued an aggregate of 5,000 shares of the Company’s common stock to Worldwide Holdings, LLC for investor relations consulting services. The securities issuance was exempt from registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) and Section 2(a)(3), as applicable under the Securities Act.

On December 31, 2016, pursuant to the terms of the Company’s Series H preferred stock, holders of an aggregate of 246,000 Series H preferred shares exercised their rights to convert their Series H preferred shares into 49,200 shares of the Company’s common stock. Also on December 31, 2016, following such conversions, the Company exercised its right to redeem all of the unconverted outstanding shares of Series H preferred stock and cancelled the 2,825,000 shares of Series H preferred stock for an aggregate amount of $2,825,000 which were subscribed to during 2016, but remained unpaid for. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuance involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. No offering circular was used in connection with this issuance. Following the conversion, no shares of Series H preferred stock were outstanding. Following the redemption of the unconverted shares of Series H preferred stock, no shares of Series H preferred stock were outstanding.

Series H Preferred Stock

During the year ended December 31, 2016 and year ended December 31, 2015, the Company issued 3,071,000 and 160,000 of Series H convertible preferred stock, respectively, with a par value of $0.001 per share. As at December 31, 2016 there is no outstanding Series H preferred stock on issue.

7.      INCOME TAXES

The difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to pre-tax income (loss) is mainly related to an increase in the valuation allowance. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized. Deferred income tax assets are mainly related to net operating loss carryforwards.

Management has chosen to take a 100% valuation allowance against the deferred income tax asset until such time as management believes that its projections of future profits make the realization of the deferred income tax assets more likely than not. Significant judgment is required in the evaluation of deferred income tax benefits and differences in future results from management’s estimates could result in material differences.

F-14

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

As of December 31, 2016, the Company has a net loss carryforward of approximately $21 million that may potentially be used to offset future Federal taxable income. This net loss carryforward will expire through 2036. In the event of statutory ownership changes, the amount of net operating loss carryforward that may be utilized in future years is subject to significant limitations.

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the years ended December 31, 2016 and 2015. The Company files income tax returns with the Internal Revenue Service (“IRS”) and the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, and Virginia. All of the Company’s tax filings are still subject to examination. The Company’s net operating loss carryforwards are subject to IRS examination until they are fully utilized and such tax years are closed.

We utilize FASB ASC 740-10, “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

The components of the income tax provision for fiscal year 2016 and 2015 were as follows:

	2016	2015
Current
Federal	$0	$0
State	0	0
	0	0
Deferred
Federal	0	0
State	0	0
	0	0

Total	$0	$0

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for fiscal year 2016 and 2015:

	2016	2015
Income tax computed at federal statutory tax rate	-34.0%	-34.0%
Non-deductible expenses	5.7	2.2
Change in Valuation allowance	28.3	31.8
Total	0%	0%

Significant components of the Company’s deferred tax assets and liabilities for income taxes for the fiscal years ended December 31, 2016 and 2015 are as follows:

F-15

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

	2016	2015
Deferred tax assets
Provision for credit losses	$412,000	$335,000
Deferred rent		4,000
Intangible assets	391,000	425,000
Net Operating loss carryforwards	7,400,000	5,650,000
Total deferred tax assets	8,203,000	6,414,000
Less: Valuation allowance	(8,203,000)	(6,414,000)
Net deferred tax assets	$0	$0

8.	CONCENTRATION OF CREDIT RISK

The Company’s portfolio of finance receivables is with consumers living throughout Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, and Virginia and consequently such consumers’ ability to honor their installment contracts may be affected by economic conditions in these areas.

The Company maintains cash at financial institutions which may, at times, exceed federally insured limits.

At December 31, 2016 the company had cash and cash equivalents exceeding insured limits by $85,596.

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company renewed its operating facility lease effective October 1, 2016 under a non-cancelable operating lease that expires on 30 September 2017. Monthly rental payments under this lease are $4,693 plus a proportionate share of operating expenses. The Company previously had leases for operating facilities in Florida, Illinois and Arizona all of which terminated during 2016. Total rent expense for the year ended December 31, 2016 and 2015 was $178,678 and $244,621, respectively. The Company is responsible for certain operating expenses in connection with these leases.

Legal Matters

From time to time, the Company may be involved in legal proceedings in the normal course of its business. The Company is not involved in any legal proceedings at the present time.

Professional Consulting Contract

The Company had a professional consulting contract with its Chief Executive Officer (“CEO”), according to which, the Company paid $1,000,000 and health insurance for the year ended December 31, 2016. The Company was obligated to pay its CEO $1,000,000 annually plus health insurance, with a discretionary bonus to be determined by the Company’s Board on December 31, 2016. There was no bonus approved or paid for the year ended December 31, 2016.

Regulatory Requirements

State statutes authorizing the Company’s products and services typically provide state agencies that regulate banks and financial institutions with significant regulatory powers to administer and enforce the law. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways, or issue new administrative rules. In addition, when the staff of state regulatory bodies change, it is possible that the interpretations of applicable laws and regulations may also change.

Net Profit Interest

The Company has a net profit interest agreement with its lender, under which the Company pays 20% of its subsidiary IEC SPV LLC’s net profit to the lender (see note 4).

F-16

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

10.	RELATED PARTY TRANSACTIONS

Chief Executive Officer

Compensation to our Chief Executive Officer under the 2015 Consulting Contract totaled $1,000,000 for the year ended December 31, 2016. Compensation to our Chief Executive Officer under the 2015 Consulting Contract totaled $1,300,000 for the year ended December 31, 2015, of which, $220,079 was offset against common stock subscription.

Chief Operating Officer

Compensation to our Chief Operating Officer totaled $243,000 for the year ended December 31, 2016. Compensation to our Chief Operating Officer totaled $250,000 for the year ended December 31, 2015, of which, $20,000 was offset against common stock subscription.

VP Corporate Finance

Compensation to our VP Corporate Finance totaled $121,721 for the year ended December 31, 2015, of which $14,029 was offset against common stock subscription.

Consulting Fees

During the years ended December 31, 2016 and December 31, 2015, the Company incurred director fees totaling $0 and $27,500, respectively, to Gilmour & Company Pty Ltd., which is owned by Ian Gilmour, a former director of IEG Holdings Corporation.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred director fees totaling $29,800 and $27,500, respectively, to Matthew Banks, who is a former director of IEG Holdings Corporation. $20,000 of the $27,500 consulting fees incurred in year ended December 31, 2015 was paid, with the remaining $7,500 offset as consideration for common stock subscriptions by Ian Banks (Matthew Banks’ father).

During the years ended December 31, 2016 and December 31, 2015, the Company incurred director fees totaling $29,800 and $27,500, respectively to R & H Nominees Pty Ltd which is owned by Harold Hansen, who is a former director of IEG Holdings Corporation.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred director fees totaling $0 and $4,500 to Comms Watch Pty Ltd, which is owned by Damien Mathieson, a former director and the brother of our Chief Executive Officer.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred consulting fees totaling $40,000 and $318,857, respectively, to Clem Tacca, who is a shareholder of IEG Holdings Corporation, and related entities.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred consulting fees totaling $82,886 and $66,098, respectively, to Ascendant SC Pty Ltd, which is a shareholder of IEG Holdings Corporation. $35,000 of the consulting fees incurred in 2016 were offset as consideration for Common Stock on May 2, 2016. $25,000 of the consulting fees incurred were offset as consideration for Series G Preferred Stock on June 19, 2015 and $10,000 of the consulting fees incurred were offset as consideration for common stock subscriptions at December 31, 2015.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred consulting fees totaling $120,404 and $419,204, respectively, to Frank Wilkie, who is a shareholder of IEG Holdings Corporation, and related entities. $70,250 of the $419,204 consulting fees incurred in the year ended December 31, 2015 was paid, with $224,500 offset as consideration for Series G Preferred Stock on June 19, 2015 and $124,454 offset as consideration for common stock subscriptions.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred consulting fees totaling $50,700 and $75,000, respectively, to Judith Willoughby, who is a shareholder of IEG Holdings Corporation, and related entities. $55,000 of the $75,000 consulting fees incurred in the year ended December 31, 2015 was paid, with the remaining $20,000 offset as consideration for common stock subscriptions.

F-17

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

During the year ended December 31, 2016, the Company incurred consulting fees totaling $26,000 to Custom Print Consulting, who is a shareholder of IEG Holdings Corporation, and related entities. All of the $26,000 was offset as consideration for common stock subscriptions.

During the year ended December 31, 2016, the Company incurred consulting fees totaling $26,000 to BW Equities Pty Ltd, who is a shareholder of IEG Holdings Corporation, and related entities. All of the $26,000 was offset as consideration for common stock subscriptions.

During the year ended December 31, 2016, the Company incurred consulting fees totaling $162,500 to Worldwide Holdings LLC, who is a shareholder of IEG Holdings Corporation, and related entities. $150,000 of the $162,500 consulting fees incurred was paid, with the remaining $12,500 offset as consideration for common stock subscriptions.

During the year ended December 31, 2016, the Company incurred consulting fees totaling $166,524 to MZHCI LLC, who is a shareholder of IEG Holdings Corporation, and related entities. $96,524 of the $166,524 consulting fees incurred was paid, with the remaining $70,000 offset as consideration for common stock subscriptions.

11.	RIGHTS OFFERING AND CHANGE IN CONVERSION RATIO OF PREFERRED SHARES

Effective August 3, 2015 and December 1, 2015, the Company commenced rights offerings to certain of its existing stockholders. Pursuant to the terms of the Series A preferred stock, the Series F preferred stock, the Series G preferred stock and the Series H preferred stock, as a result of the Company’s commencement of the rights offerings, the Company adjusted the conversion ratio applicable to each series of preferred stock.

On September 10, 2015, the Company filed articles of amendment to its amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of adjusting the conversion ratios of the Series A, Series F, Series G and Series H preferred stock to account for the Company’s offering to existing stockholders of the Corporation commenced August 3, 2015 and removing references to conversion on June 30, 2015 for Series F and Series G preferred stock:

(i)	Adjusting the conversion ratio of the Series A preferred stock from 0.4 to 0.8 shares of common stock for each Series A preferred stock;

(ii)	Adjusting the conversion ratio of the Series F preferred stock from 3,333/100,000 (0.03333) to 6,666/100,000 (0.06666) shares of common stock for each Series F preferred stock;

(iii)	Adjusting the conversion ratio of the Series G preferred stock from 2,000/100,000 (0.02000) to 4,000/100,000 (0.04000) shares of common stock for each Series G preferred stock; and

(iv)	Adjusting the conversion ratio of the Series H preferred stock from 1,333/100,000 (0.01333) to 2,666/100,000 (0.02666) shares of common stock for each Series H preferred stock.

On December 1, 2015, the Company filed articles of amendment to its amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of adjusting the conversion ratios of the Series A, Series F, Series G and Series H preferred stock to account for the Company’s offering to existing stockholders of the Corporation commenced December 1, 2015:

(i)	Adjusting the conversion ratio of the Series A preferred stock from 0.8 to 1.6 shares of common stock for each Series A preferred stock;

(ii)	Adjusting the conversion ratio of the Series F preferred stock from 6,666/100,000 (0.06666) to 13,332/100,000 (0.13332) shares of common stock for each Series F preferred stock;

(iii)	Adjusting the conversion ratio of the Series G preferred stock from 4,000/100,000 (0.04000) to 8,000/100,000 (0.08000) shares of common stock for each Series G preferred stock; and

(iv)	Adjusting the conversion ratio of the Series H preferred stock from 2,666/100,000 (0.02666) to 5,332/100,000 (0.05332) shares of common stock for each Series H preferred stock.

12.	SUBSEQUENT EVENTS

On January 5, 2017, we commenced a tender offer to purchase up to all outstanding shares of common stock of OneMain Holdings Inc., a NYSE-listed company; provided, however, that we are willing to accept any number of shares of OneMain common stock, even if such shares, in the aggregate, constitute less than a majority of OneMain’s outstanding common stock (the “OneMain Tender Offer”). The OneMain Tender Offer was scheduled to expire at 12:00 a.m., Eastern time, on February 6, 2017, unless extended. On February 7, 2017, we extended the OneMain Tender Offer such that it will expire at 5:00 p.m., Eastern time, on Monday, March 27, 2017, unless it is extended or earlier terminated. Complete terms and conditions of the OneMain Tender Offer are set forth in the Tender Offer Statement on Schedule TO and in the registration statement on Form S-4, each of which we originally filed with the SEC on January 5, 2017, and each of which as may be amended. This description and other information in this annual report on Form 10-K regarding the OneMain Tender Offer is included in this annual report on Form 10-K solely for informational purposes. Nothing in this annual report on Form 10-K should be construed as an offer to sell, nor the solicitation of an offer to buy, any shares in connection with the OneMain Tender Offer.

F-18

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(dollars in millions, except par value amount)
December 31,	2016	2015

Assets
Cash and cash equivalents	$579	$939
Investment securities	1,764	1,867
Net finance receivables:
Personal loans (includes loans of consolidated variable interest entities (“VIEs”) of $9.5 billion in 2016 and $11.4 billion in 2015)	13,577	13,295
SpringCastle Portfolio (includes loans of consolidated VIEs of $1.7 billion in 2015)	-	1,703
Real estate loans	144	538
Retail sales finance	11	23
Net finance receivables	13,732	15,559
Unearned insurance premium and claim reserves	(586)	(662)
Allowance for finance receivable losses (includes allowance of consolidated VIEs of $501 million in 2016 and $431 million in 2015)	(689)	(592)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	12,457	14,305
Finance receivables held for sale (includes finance receivables held for sale of consolidated VIEs of $435 million in 2015)	153	793
Restricted cash and cash equivalents (includes restricted cash and cash equivalents of consolidated VIEs of $552 million in 2016 and $663 million in 2015)	568	676
Goodwill	1,422	1,440
Other intangible assets	492	559
Other assets	688	611

Total assets	$18,123	$21,190

Liabilities and Shareholders’ Equity
Long-term debt (includes debt of consolidated VIEs of $8.2 billion in 2016 and $11.7 billion in 2015)	$13,959	$17,300
Insurance claims and policyholder liabilities	757	747
Deferred and accrued taxes	9	29
Other liabilities (includes other liabilities of consolidated VIEs of $12 million in 2016 and $15 million in 2015)	332	384
Total liabilities	15,057	18,460
Commitments and contingent liabilities (Note 19)

Shareholders’ equity:
Common stock, par value $.01 per share; 2,000,000,000 shares authorized, 134,867,868 and 134,494,172 shares issued and outstanding at December 31, 2016 and 2015, respectively	1	1
Additional paid-in capital	1,548	1,533
Accumulated other comprehensive loss	(6)	(33)
Retained earnings	1,523	1,308
OneMain Holdings, Inc. shareholders’ equity	3,066	2,809
Non-controlling interests	-	(79)
Total shareholders’ equity	3,066	2,730

Total liabilities and shareholders’ equity	$18,123	$21,190

See Notes to Consolidated Financial Statements.

F-19

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(dollars in millions, except per share amounts)
Years Ended December 31,	2016	2015	2014

Interest income:
Finance charges	$3,036	$1,870	$1,911
Finance receivables held for sale originated as held for investment	74	60	62
Total interest income	3,110	1,930	1,973

Interest expense	856	715	734

Net interest income	2,254	1,215	1,239

Provision for finance receivable losses	932	716	423

Net interest income after provision for finance receivable losses	1,322	499	816

Other revenues:
Insurance	449	211	166
Investment	86	52	39
Net loss on repurchases and repayments of debt	(17)	-	(66)
Net gain on sale of SpringCastle interests	167	-	-
Net gain on sales of personal and real estate loans and related trust assets	18	-	648
Other	70	(1)	(41)
Total other revenues	773	262	746

Other expenses:
Operating expenses:
Salaries and benefits	788	485	360
Acquisition-related transaction and integration expenses	108	62	-
Other operating expenses	676	344	266
Insurance policy benefits and claims	167	96	75
Total other expenses	1,739	987	701

Income (loss) before provision for (benefit from) income taxes	356	(226)	861

Provision for (benefit from) income taxes	113	(133)	272

Net income (loss)	243	(93)	589

Net income attributable to non-controlling interests	28	127	126

Net income (loss) attributable to OneMain Holdings, Inc.	$215	$(220)	$463

Share Data:
Weighted average number of shares outstanding:
Basic	134,718,588	127,910,680	114,791,225
Diluted	135,135,860	127,910,680	115,265,123
Earnings (loss) per share:
Basic	$1.60	$(1.72)	$4.03
Diluted	$1.59	$(1.72)	$4.02

See Notes to Consolidated Financial Statements.

F-20

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Net income (loss)	$243	$(93)	$589

Other comprehensive income (loss):
Net change in unrealized gains (losses) on non-credit impaired available-for-sale securities	36	(28)	20
Retirement plan liabilities adjustments	22	(9)	(50)
Foreign currency translation adjustments	4	(6)	-
Income tax effect:
Net unrealized (gains) losses on non-credit impaired available-for-sale securities	(13)	10	(7)
Retirement plan liabilities adjustments	(7)	3	17
Foreign currency translation adjustments	(1)	2	-
Other comprehensive income (loss), net of tax, before reclassification adjustments	41	(28)	(20)
Reclassification adjustments included in net income (loss):
Net realized gains on available-for-sale securities	(15)	(12)	(8)
Net realized gain on foreign currency translation adjustments	(4)	-	-
Income tax effect:
Net realized gains on available-for-sale securities	5	4	3
Reclassification adjustments included in net income (loss), net of tax	(14)	(8)	(5)
Other comprehensive income (loss), net of tax	27	(36)	(25)

Comprehensive income (loss)	270	(129)	564

Comprehensive income attributable to non-controlling interests	28	127	126

Comprehensive income (loss) attributable to OneMain Holdings, Inc.	$242	$(256)	$438

See Notes to Consolidated Financial Statements.

F-21

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

	OneMain Holdings, Inc. Shareholders’ Equity
(dollars in millions)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	OneMain Holdings, Inc. Shareholders’ Equity	Non-controlling Interests	Total Shareholders’ Equity

Balance, January 1, 2016	$1	$1,533	$(33)	$1,308	$2,809	$(79)	$2,730
Share-based compensation expense, net of forfeitures	-	22	-	-	22	-	22
Withholding tax on vested restricted stock units (“RSUs”) and performance-based RSUs (“PRSUs”)	-	(7)	-	-	(7)	-	(7)
Change in non-controlling interests:
Distributions declared to joint venture partners	-	-	-	-	-	(18)	(18)
Sale of equity interests in SpringCastle joint venture	-	-	-	-	-	69	69
Other comprehensive income	-	-	27	-	27	-	27
Net income	-	-	-	215	215	28	243
Balance, December 31, 2016	$1	$1,548	$(6)	$1,523	$3,066	$-	$3,066

Balance, January 1, 2015	$1	$529	$3	$1,528	$2,061	$(129)	$1,932
Sale of common stock, net of offering costs	-	976	-	-	976	-	976
Non-cash incentive compensation from Initial Stockholder	-	15	-	-	15	-	15
Share-based compensation expense, net of forfeitures	-	15	-	-	15	-	15
Excess tax benefit from share-based compensation	-	3	-	-	3	-	3
Withholding tax on vested RSUs	-	(5)	-	-	(5)	-	(5)
Change in non-controlling interests:
Distributions declared to joint venture partners	-	-	-	-	-	(77)	(77)
Other comprehensive loss	-	-	(36)	-	(36)	-	(36)
Net income (loss)	-	-	-	(220)	(220)	127	(93)
Balance, December 31, 2015	$1	$1,533	$(33)	$1,308	$2,809	$(79)	$2,730

Balance, January 1, 2014	$1	$524	$28	$1,065	$1,618	$383	$2,001
Share-based compensation expense, net of forfeitures	-	6	-	-	6	-	6
Withholding tax on vested RSUs	-	(1)	-	-	(1)	-	(1)
Change in non-controlling interests:
Distributions declared to joint venture partners	-	-	-	-	-	(638)	(638)
Other comprehensive loss	-	-	(25)	-	(25)	-	(25)
Net income	-	-	-	463	463	126	589
Balance, December 31, 2014	$1	$529	$3	$1,528	$2,061	$(129)	$1,932

See Notes to Consolidated Financial Statements.

F-22

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Cash flows from operating activities
Net income (loss)	$243	$(93)	$589
Reconciling adjustments:
Provision for finance receivable losses	932	716	423
Depreciation and amortization	521	198	23
Deferred income tax benefit	(97)	(209)	(5)
Non-cash incentive compensation from Initial Stockholder	-	15	-
Net gain on liquidation of United Kingdom subsidiary	(4)	-	-
Net gain on sales of personal and real estate loans and related trust assets	(18)	-	(648)
Net loss on repurchases and repayments of debt	17	-	66
Share-based compensation expense, net of forfeitures	22	15	6
Net gain on sale of SpringCastle interests	(167)	-	-
Other	(8)	(4)	34
Cash flows due to changes in:
Other assets and other liabilities	(10)	(30)	(30)
Insurance claims and policyholder liabilities	(64)	27	51
Taxes receivable and payable	(47)	113	(98)
Accrued interest and finance charges	-	(14)	(36)
Restricted cash and cash equivalents not reinvested	4	-	5
Other, net	2	1	1
Net cash provided by operating activities	1,326	735	381

Cash flows from investing activities
Net principal collections (originations) of finance receivables held for investment and held for sale	(1,203)	(1,037)	235
Proceeds on sales of finance receivables held for sale originated as held for investment	930	78	3,799
Purchase of OneMain Financial Holdings, LLC, net of cash acquired	-	(3,902)	-
Proceeds from sale of SpringCastle interests	101	-	-
Cash received from CitiFinancial Credit Company	23	-	-
Available-for-sale securities purchased	(746)	(525)	(351)
Trading and other securities purchased	(17)	(1,482)	(2,978)
Available-for-sale securities called, sold, and matured	837	525	291
Trading and other securities called, sold, and matured	63	3,797	687
Change in restricted cash and cash equivalents	29	(70)	112
Proceeds from sale of real estate owned	8	14	59
Other, net	(27)	(36)	(13)
Net cash provided by (used for) investing activities	(2)	(2,638)	1,841

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of commissions	6,660	3,027	3,557
Proceeds from issuance of common stock, net of offering costs	-	976	-
Repayments of long-term debt	(8,320)	(1,960)	(4,691)
Distributions to joint venture partners	(18)	(77)	(638)
Excess tax benefit from share-based compensation	-	3	-
Withholding tax on vested RSUs and PRSUs	(7)	(5)	(1)
Net cash provided by (used for) financing activities	(1,685)	1,964	(1,773)

F-23

Consolidated Statements of Cash Flows (Continued)

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Effect of exchange rate changes on cash and cash equivalents	1	(1)	(1)

Net change in cash and cash equivalents	(360)	60	448
Cash and cash equivalents at beginning of period	939	879	431
Cash and cash equivalents at end of period	$579	$939	$879

Supplemental cash flow information
Interest paid	$(765)	$(594)	$(541)
Income taxes received (paid)	(249)	38	(375)

Supplemental non-cash activities
Transfer of finance receivables held for investment to finance receivables held for sale (prior to deducting allowance for finance receivable losses)	$1,945	$617	$7,079
Transfer of finance receivables to real estate owned	8	11	49
Net unsettled investment security purchases	1	-	(7)

See Notes to Consolidated Financial Statements.

F-24

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2016

1. Nature of Operations

OneMain Holdings, Inc. is referred to in this report as “OMH” or, collectively with its subsidiaries, whether directly or indirectly owned, the “Company,” “we,” “us,” or “our.” OMH is a Delaware corporation. At December 31, 2016, Springleaf Financial Holdings, LLC (the “Initial Stockholder”) owned approximately 58% of OMH’s common stock. The Initial Stockholder is owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC (“Fortress”).

OMH is a financial services holding company whose principal subsidiaries are Springleaf Finance, Inc. (“SFI”) and Independence Holdings, LLC (“Independence”). SFI’s principal subsidiary is Springleaf Finance Corporation (“SFC”), and Independence’s principal subsidiary is OneMain Financial Holdings, LLC (“OMFH”). SFC and OMFH are financial services holding companies with subsidiaries engaged in the consumer finance and insurance businesses. OMFH, collectively with its subsidiaries, is referred to in this report as “OneMain.” OMH and its subsidiaries (other than OneMain) is referred to in this report as “Springleaf.”

2. Significant Transactions

ONEMAIN ACQUISITION

On November 15, 2015, OMH completed its acquisition of OneMain from CitiFinancial Credit Company (“Citigroup”) for approximately $4.5 billion in cash (the “OneMain Acquisition”). OneMain is a leading consumer finance company in the United States, providing personal loans to primarily middle income households through a national, community based network. The results of OneMain are included in our consolidated results from November 1, 2015, pursuant to our contractual agreements with Citigroup.

We allocated the purchase price to the net tangible and intangible assets acquired and liabilities assumed, based on their respective estimated fair values as of October 31, 2015. Given the timing of this transaction and complexity of the purchase accounting, our estimate of the fair value adjustment specific to the acquired loans and intangible assets was preliminary, and our determination of the final tax positions with Citigroup was also preliminary. During 2016, we finalized the accounting for these matters as shown in the table below.

The excess of the purchase price over the fair values, which we recorded as goodwill, was determined as follows:

(dollars in millions)	As Reported	Adjustments *		As Adjusted

Cash consideration	$4,478	$(23	)(a)	$4,455
Fair value of assets acquired:
Cash and cash equivalents	958	-		958
Investment securities	1,294	-		1,294
Personal loans	8,801	(6	)(b)	8,795
Intangibles	555	3	(c)	558
Other assets	247	(3	)(d)	244
Fair value of liabilities assumed:
Long-term debt	(7,725)	-		(7,725)
Unearned premium, insurance policy and claims reserves	(936)	-		(936)
Other liabilities	(156)	1	(e)	(155)
Goodwill	$1,440			$1,422

F-25

Notes to Consolidated Financial Statements, Continued

*	During 2016, we recorded the following adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill as new information, which existed as of the acquisition date, became available:

(a)	Represents a subsequent cash payment from Citigroup as a result of reaching final agreement on certain purchase accounting adjustments.

(b)	Represents the net impact of an increase to the discount of purchased credit impaired finance receivables of $64 million and an increase to the premium on finance receivables purchased as performing receivables of $58 million as a result of revisions to the receivables valuation during the measurement period.

(c)	Represents an increase in acquired intangibles related to customer loan applications in process at the acquisition date.

(d)	Represents a decrease in valuation of acquired software asset.

(e)	Represents the settlement of a payable to Citigroup during the measurement period.

Of the adjusted $8.8 billion of acquired personal loans included in the table above, $8.1 billion relates to finance receivables determined not to be credit impaired at acquisition. Contractually required principal and interest of these non-credit impaired personal loans was $11.6 billion at the date of acquisition, of which $2.2 billion is not expected to be collected, primarily due to forgone interest as a result of prepayments and defaults.

The goodwill recognized from the OneMain Acquisition is reported in our Consumer and Insurance segment. We did not record any impairments to goodwill during 2016 and 2015. See Note 9 for the reconciliations of the carrying amounts of goodwill at the beginning and end of 2016 and 2015.

The following unaudited pro forma information presents the combined results of operations of Springleaf and OneMain as if the OneMain Acquisition had occurred on January 1, 2014. The unaudited pro forma information is not necessarily indicative of the operating results that would have been achieved had the OneMain Acquisition occurred on January 1, 2014. In addition, the unaudited pro forma financial information does not purport to project the future operating results of the combined company following the OneMain Acquisition.

The unaudited pro forma information also reflects adjustments for the Lendmark Sale (as defined below), as if the Lendmark Sale had been consummated on January 1, 2015. In addition, the pro forma interest income assumes the adjustment of historical finance charges for estimated impacts of accounting for credit impaired loans. The unaudited pro forma financial information does not give effect to the SpringCastle Interests Sale, the August 2016 Real Estate Loan Sale, or the December 2016 Real Estate Loan Sale (all of which are defined below).

The following table presents the unaudited pro forma financial information:

(dollars in millions)
Years Ended December 31,	2015	2014

Interest income	$3,237	$3,124
Net income (loss) attributable to OneMain Holdings, Inc.	(110)	103

As of December 31, 2016, we had incurred approximately $170 million of acquisition-related transaction and integration expenses ($108 million incurred during 2016) in connection with the OneMain Acquisition and the Lendmark Sale (as defined below), which we report as a component of operating expenses. These expenses primarily include transaction costs, technology termination and certain compensation and benefit related costs.

In connection with the closing of the OneMain Acquisition, on November 13, 2015, OMH and certain of its subsidiaries entered into an Asset Preservation Stipulation and Order and agreed to a Proposed Final Judgment (collectively, the “Settlement Agreement”) with the U.S. Department of Justice (the “DOJ”), as well as the state attorneys general for Colorado, Idaho, Pennsylvania, Texas, Virginia, Washington and West Virginia. The Settlement Agreement resolved the inquiries of the DOJ and such attorneys general with respect to the OneMain Acquisition and allowed OMH to proceed with the closing. Pursuant to the Settlement Agreement, OMH agreed to divest 127 branches of SFC subsidiaries across 11 states as a condition for approval of the OneMain Acquisition. The Settlement Agreement required certain of OMH’s subsidiaries (the “Branch Sellers”) to operate

F-26

Notes to Consolidated Financial Statements, Continued

these 127 branches as an ongoing, economically viable and competitive business until sold to the divestiture purchaser. The court overseeing the settlement appointed a third-party monitor to oversee management of the divestiture branches and ensure the Company’s compliance with the terms of the Settlement Agreement.

SPRINGCASTLE INTERESTS SALE

On March 31, 2016, SFI, SpringCastle Holdings, LLC (“SpringCastle Holdings”) and Springleaf Acquisition Corporation (“Springleaf Acquisition” and, together with SpringCastle Holdings, the “SpringCastle Sellers”), wholly owned subsidiaries of OMH, entered into a purchase agreement with certain subsidiaries of New Residential Investment Corp. (“NRZ” and such subsidiaries, the “NRZ Buyers”) and BTO Willow Holdings II, L.P. and Blackstone Family Tactical Opportunities Investment Partnership-NQ-ESC L.P. (collectively, the “Blackstone Buyers” and together with the NRZ Buyers, the “SpringCastle Buyers”). Pursuant to the purchase agreement, on March 31, 2016, SpringCastle Holdings sold its 47% limited liability company interest in each of SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC, and Springleaf Acquisition sold its 47% limited liability company interest in SpringCastle Acquisition LLC, to the SpringCastle Buyers for an aggregate purchase price of approximately $112 million (the “SpringCastle Interests Sale”). SpringCastle America, LLC, SpringCastle Credit, LLC, SpringCastle Finance, LLC and SpringCastle Acquisition LLC are collectively referred to herein as the “SpringCastle Joint Venture.”

The SpringCastle Joint Venture primarily holds subordinate ownership interests in a securitized loan portfolio (the “SpringCastle Portfolio”), which consists of unsecured loans and loans secured by subordinate residential real estate mortgages and includes both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in form and substance from the Company’s originated loans. At December 31, 2015, the SpringCastle Portfolio included over 232,000 of acquired loans, representing $1.7 billion in net finance receivables.

In connection with the SpringCastle Interests Sale, the SpringCastle Buyers paid $101 million of the aggregate purchase price to the SpringCastle Sellers on March 31, 2016, with the remaining $11 million paid into an escrow account on July 29, 2016. Such escrowed funds are expected to be held in escrow for a period of up to five years following March 31, 2016, and, subject to the terms of the purchase agreement and assuming certain portfolio performance requirements are satisfied, paid to the SpringCastle Sellers at the end of such five-year period. In connection with the SpringCastle Interests Sale, we recorded a net gain in other revenues at the time of sale of $167 million.

As a result of this sale, SpringCastle Acquisition and SpringCastle Holdings no longer hold any ownership interests of the SpringCastle Joint Venture. However, unless we are terminated, we will remain as servicer of the SpringCastle Portfolio under the servicing agreement for the SpringCastle Funding Trust. In addition, we deconsolidated the underlying loans of the SpringCastle Portfolio and previously issued securitized interests, which were reported in long-term debt, as we no longer were considered the primary beneficiary.

Prior to the SpringCastle Interests Sale, affiliates of the NRZ Buyers owned a 30% limited liability company interest in the SpringCastle Joint Venture, and affiliates of the Blackstone Buyers owned a 23% limited liability company interest in the SpringCastle Joint Venture (together, the “Other Members”). The Other Members are parties to the purchase agreement for purposes of certain limited indemnification obligations and post-closing expense reimbursement obligations of the SpringCastle Joint Venture to the SpringCastle Sellers.

The NRZ Buyers are subsidiaries of NRZ, which is externally managed by an affiliate of Fortress. The Initial Stockholder, which owned approximately 58% of OMH’s common stock as of March 31, 2016, the date of sale, was owned primarily by a private equity fund managed by an affiliate of Fortress. Wesley Edens, Chairman of the Board of Directors of OMH, also serves as Chairman of the Board of Directors of NRZ. Mr. Edens is also a principal of Fortress and serves as Co-Chairman of the Board of Directors of Fortress. Douglas Jacobs, a member of the Board of Directors of OMH, also serves as a member of NRZ’s Board of Directors and Fortress’ Board of Directors.

The purchase agreement included customary representations, warranties, covenants and indemnities. We did not record a sales recourse obligation related to the SpringCastle Interests Sale.

F-27

Notes to Consolidated Financial Statements, Continued

SFC’S OFFERING OF 8.25% SENIOR NOTES

On April 11, 2016, SFC issued $1.0 billion aggregate principal amount of 8.25% Senior Notes due 2020 (the “8.25% SFC Notes”) under an Indenture dated as of December 3, 2014 (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated as of December 3, 2014 (the “First Supplemental Indenture”) and a Second Supplemental Indenture, dated as of April 11, 2016 (the “Second Supplemental Indenture” and, collectively with the Base Indenture and the First Supplemental Indenture, the “Indenture”), pursuant to which OMH provided a guarantee of the notes on an unsecured basis.

SFC used a portion of the proceeds from the offering to repurchase approximately $600 million aggregate principal amount of its existing senior notes that mature in 2017, at a premium to principal amount from certain beneficial owners, and certain of those beneficial owners purchased new SFC senior notes in the offering. SFC intends to use the remaining net proceeds for general corporate purposes, which may include further debt repurchases and repayments.

The notes are SFC’s senior unsecured obligations and rank equally in right of payment to all of SFC’s other existing and future unsubordinated indebtedness from time to time outstanding. The notes are effectively subordinated to all of SFC’s secured obligations to the extent of the value of the assets securing such obligations and structurally subordinated to any existing and future obligations of SFC’s subsidiaries with respect to claims against the assets of such subsidiaries.

The notes may be redeemed at any time and from time to time, at the option of SFC, in whole or in part at a “make-whole” redemption price specified in the Indenture. The notes will not have the benefit of any sinking fund.

The Indenture contains covenants that, among other things, (i) limit SFC’s ability to create liens on assets and (ii) restrict SFC’s ability to consolidate, merge or sell its assets. The Indenture also provides for events of default which, if any of them were to occur, would permit or require the principal of and accrued interest on the notes to become, or to be declared, due and payable.

LENDMARK SALE

On November 12, 2015, OMH and the Branch Sellers entered into a purchase and sale agreement with Lendmark Financial Services, LLC (“Lendmark”) to sell 127 Springleaf branches and, subject to certain exclusions, the associated personal loans issued to customers of such branches, fixed non-information technology assets and certain other tangible personal property located in such branches to Lendmark (the “Lendmark Sale”) for a purchase price equal to the sum of (i) the aggregate unpaid balance as of closing of the purchased loans multiplied by 103%, plus (ii) for each interest-bearing purchased loan, an amount equal to all unpaid interest that had accrued on the unpaid balance at the applicable note rate from the most recent interest payment date through the closing, plus (iii) the sum of all prepaid charges and fees and security deposits of the Branch Sellers to the extent arising under the purchased contracts as reflected on the books and records of the Branch Sellers as of closing, subject to certain limitations if the purchase price would exceed $695 million and Lendmark would be unable to obtain financing on certain specified terms. In anticipation of the sale of these branches, SFC transferred $608 million of personal loans from held for investment to held for sale on September 30, 2015.

Pursuant to the Settlement Agreement, we were required to dispose of the branches to be sold in connection with the Lendmark Sale within 120 days following November 13, 2015, subject to such extensions as the DOJ may approve. As we did not believe we would be able to consummate the Lendmark Sale prior to April 1, 2016, we requested two extensions of the closing deadline set forth in the Settlement Agreement. The DOJ granted our requests through May 13, 2016.

On May 2, 2016, we completed the Lendmark Sale for an aggregate cash purchase price of $624 million. Such sale was effective as of April 30, 2016, and included the sale to Lendmark of personal loans with an unpaid principal balance (“UPB”) as of March 31, 2016 of $600 million. We have entered into a transition services agreement with Lendmark dated as of May 2, 2016 (the “Transition Services Agreement”), and our activities will remain subject to the oversight of the Monitoring Trustee appointed by the court pursuant to the Settlement Agreement until the expiration of the Transition Services Agreement. The Transition Services Agreement is currently scheduled to expire on May 1, 2017. Although we continue to take such steps as we believe are necessary to comply with the terms of the Settlement Agreement, no assurance can be given that we will not incur fines or penalties associated with our activities pursuant to the Transition Services Agreement or our efforts to comply with the terms of the Settlement Agreement.

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Notes to Consolidated Financial Statements, Continued

REAL ESTATE LOAN SALES

August 2016 Real Estate Loan Sale

On August 3, 2016, SFC and certain of its subsidiaries sold a portfolio of second lien mortgage loans for aggregate cash proceeds of $246 million (the “August 2016 Real Estate Loan Sale”). In connection with this sale, we recorded a net loss in other revenues at the time of sale of $4 million. Unless we are terminated or we resign as servicer, we will continue to service the loans included in this sale pursuant to a servicing agreement. The purchase and sale agreement and the servicing agreement include customary representations and warranties and indemnification provisions.

December 2016 Real Estate Loan Sale

On December 19, 2016, SFC and certain of its subsidiaries sold a portfolio of first and second lien mortgage loans for aggregate cash proceeds of $58 million (the “December 2016 Real Estate Loan Sale”). In connection with this sale, we recorded a net loss in other revenues at the time of sale of less than $1 million.

3. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

We prepared our consolidated financial statements using generally accepted accounting principles in the United States of America (“GAAP”). The statements include the accounts of OMH, its subsidiaries (all of which are wholly owned, except for certain indirect subsidiaries associated with a joint venture in which we owned a 47% equity interest prior to March 31, 2016), and VIEs in which we hold a controlling financial interest and for which we are considered to be the primary beneficiary as of the financial statement date.

We eliminated all material intercompany accounts and transactions. We made judgments, estimates, and assumptions that affect amounts reported in our consolidated financial statements and disclosures of contingent assets and liabilities. In management’s opinion, the consolidated financial statements include the normal, recurring adjustments necessary for a fair statement of results. Ultimate results could differ from our estimates. We evaluated the effects of and the need to disclose events that occurred subsequent to the balance sheet date. To conform to the 2016 presentation, we reclassified certain items in prior periods of our consolidated financial statements.

CHANGE IN ACCOUNTING POLICY

Effective April 1, 2016, we changed our accounting policy for the derecognition of loans within a purchased credit impaired pool. Historically, we removed loans from a purchased credit impaired pool upon charge-off of the loan, based on the Company’s charge-off accounting policy at their allocated carrying value. Under our new accounting policy, loans will be removed from a purchased credit impaired pool when the loan is written-off, at which time further collections efforts would not be pursued, or sold or repaid. While both methods are acceptable under GAAP, we believe the new method for derecognition of purchased credit impaired loans is preferable as it enhances consistency with our industry peers. As of January 1, 2015, the cumulative effect of retrospectively applying the change in accounting policy increased shareholders’ equity by $36 million.

We have retrospectively applied this change in accounting policy. As a result, we have revised certain sections in our 2015 Annual Report on Form 10-K to reflect the retrospective application of this change in accounting policy, and such revised disclosures are included in exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2016.

The effects of this change in accounting policy for 2016 were as follows:

●	increased income before provision for income taxes by $40 million;

●	increased net income by $25 million;

●	increased net income attributable to OMH by $23 million;

●	increased basic earnings per share by $0.17; and

●	increased diluted earnings per share by $0.17.

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Notes to Consolidated Financial Statements, Continued

ACCOUNTING POLICIES

Operating Segments

Our segments coincide with how our businesses are managed. At December 31, 2016, our three segments include:

●	Consumer and Insurance;

●	Acquisitions and Servicing; and

●	Real Estate.

In connection with the OneMain Acquisition, we include OneMain’s operations in our Consumer and Insurance segment.

The remaining components (which we refer to as “Other”) consist of our non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our three segments. These operations include: (i) Springleaf legacy operations in 14 states where we had also ceased branch-based personal lending; (ii) Springleaf liquidating retail sales finance portfolio (including retail sales finance accounts from its legacy auto finance operation); (iii) Springleaf lending operations in Puerto Rico and the U.S. Virgin Islands; and (iv) the operations of Springleaf United Kingdom subsidiary, prior to its liquidation on August 16, 2016.

Finance Receivables

Generally, we classify finance receivables as held for investment based on management’s intent at the time of origination. We determine classification on a loan-by-loan basis. We classify finance receivables as held for investment due to our ability and intent to hold them until their contractual maturities. We carry finance receivables at amortized cost which includes accrued finance charges on interest bearing finance receivables, net unamortized deferred origination costs and unamortized points and fees, unamortized net premiums and discounts on purchased finance receivables, and unamortized finance charges on precomputed receivables.

We include the cash flows from finance receivables held for investment in the consolidated statements of cash flows as investing activities, except for collections of interest, which we include as cash flows from operating activities. We may finance certain insurance products offered to our customers as part of finance receivables. In such cases, the insurance premium is included as an operating cash inflow and the financing of the insurance premium is included as part of the finance receivable as an investing cash flow in the consolidated statements of cash flows.

Finance Receivable Revenue Recognition

We recognize finance charges as revenue on the accrual basis using the interest method, which we report in interest income. We amortize premiums or accrete discounts on finance receivables as an adjustment to finance charge income using the interest method and contractual cash flows. We defer the costs to originate certain finance receivables and the revenue from nonrefundable points and fees on loans and amortize them as an adjustment to finance charge income using the interest method.

We stop accruing finance charges when the fourth contractual payment becomes past due for personal loans, the SpringCastle Portfolio, and retail sales contracts and when the sixth contractual payment becomes past due for revolving retail accounts. For finance receivables serviced externally, including real estate loans, we stop accruing finance charges when the third or fourth contractual payment becomes past due depending on the type of receivable and respective third party servicer. We reverse finance charge amounts previously accrued upon suspension of accrual of finance charges.

For certain finance receivables that had a carrying value that included a purchase premium or discount, we stop accreting the premium or discount at the time we stop accruing finance charges. We do not reverse accretion of premium or discount that was previously recognized.

We recognize the contractual interest portion of payments received on nonaccrual finance receivables as finance charges at the time of receipt. We resume the accrual of interest on a nonaccrual finance receivable when the past due status on the individual finance receivable improves to the point that the finance receivable no longer meets our policy for nonaccrual. At that time we also resume accretion of any unamortized premium or discount resulting from a previous purchase premium or discount.

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Notes to Consolidated Financial Statements, Continued

We accrete the amount required to adjust the initial fair value of our finance receivables to their contractual amounts over the life of the related finance receivable for non-credit impaired finance receivables and over the life of a pool of finance receivables for purchased credit impaired finance receivables as described in our policy for purchase credit impaired finance receivables.

Purchased Credit Impaired Finance Receivables

As part of each of our acquisitions, we identify a population of finance receivables for which it is determined that it is probable that we will be unable to collect all contractually required payments. The population of accounts identified generally consists of those finance receivables that are (i) 60 days or more past due at acquisition, (ii) which had been classified as troubled debt restructured (“TDR”) finance receivables as of the acquisition date, (iii) may have been previously modified, or (iv) had other indications of credit deterioration as of the acquisition date.

We accrete the excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows (the “accretable yield”) into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables. The underlying pools are based on finance receivables with common risk characteristics. We have established policies and procedures to update on a quarterly basis the amount of cash flows we expect to collect, which incorporates assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of then current market conditions. Probable decreases in expected finance receivable cash flows result in the recognition of impairment, which is recognized through the provision for finance receivable losses. Probable significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses; any remaining increases are recognized prospectively as adjustments to the respective pool’s yield.

Our purchased credit impaired finance receivables remain in our purchased credit impaired pools until liquidation or write-off. We do not reclassify modified purchased credit impaired finance receivables as TDR finance receivables.

We have additionally established policies and procedures related to maintaining the integrity of these pools. A finance receivable will not be removed from a pool unless we sell, foreclose, or otherwise receive assets in satisfaction of a particular finance receivable or a finance receivable is written-off. If a finance receivable is renewed and additional funds are lent and terms are adjusted to current market conditions, we consider this a new finance receivable and the previous finance receivable is removed from the pool. If the facts and circumstances indicate that a finance receivable should be removed from a pool, that finance receivable will be removed at its allocated carrying amount, and such removal will not affect the yield used to recognize accretable yield of the pool.

Troubled Debt Restructured Finance Receivables

We make modifications to our personal loans to assist borrowers who are experiencing financial difficulty, are in bankruptcy or are participating in a consumer credit counseling arrangement. We make modifications to our real estate loans to assist borrowers in avoiding foreclosure. When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable. We restructure finance receivables only if we believe the customer has the ability to pay under the restructured terms for the foreseeable future. We establish reserves on our TDR finance receivables by discounting the estimated cash flows associated with the respective receivables at the interest rate prior to the modification to the account and record any difference between the discounted cash flows and the carrying value as an allowance adjustment.

We may modify the terms of existing accounts in certain circumstances, such as certain bankruptcy or other catastrophic situations or for economic or other reasons related to a borrower’s financial difficulties that justify modification. When we modify an account, we primarily use a combination of the following to reduce the borrower’s monthly payment: reduce interest rate, extend the term, or capitalize past due interest and, to a lesser extent, forgive principal or interest. Additionally, as part of the modification, we may require trial payments. If the account is delinquent at the time of modification, the account is brought current for delinquency reporting. Account modifications that are deemed to be a TDR finance receivable are measured for impairment. Account modifications that are not classified as a TDR finance receivable are measured for impairment in accordance with our policy for allowance for finance receivable losses.

Finance charges for TDR finance receivables require the application of judgment. We recognize the contractual interest portion of payments received on nonaccrual finance receivables as finance charges at the time of receipt. TDR finance receivables that

F-31

Notes to Consolidated Financial Statements, Continued

are placed on nonaccrual status remain on nonaccrual status until the past due status on the individual finance receivable improves to the point that the finance receivable no longer meets our policy for nonaccrual.

Allowance for Finance Receivable Losses

We establish the allowance for finance receivable losses through the provision for finance receivable losses. We evaluate our finance receivable portfolio by finance receivable type. Our finance receivable types (personal loans, real estate loans, and retail sales finance) consist of a large number of relatively small, homogeneous accounts. We evaluate our finance receivable types for impairment as pools. None of our accounts are large enough to warrant individual evaluation for impairment.

Management considers numerous internal and external factors in estimating probable incurred losses in our finance receivable portfolio, including the following:

●	prior finance receivable loss and delinquency experience;

●	the composition of our finance receivable portfolio; and

●	current economic conditions, including the levels of unemployment and personal bankruptcies.

We base the allowance for finance receivable losses primarily on historical loss experience using a roll rate-based model applied to our finance receivable portfolios. In our roll rate-based model, our finance receivable types are stratified by delinquency stages (i.e., current, 1-29 days past due, 30-59 days past due, etc.) and projected forward in one-month increments using historical roll rates. In each month of the simulation, losses on our finance receivable types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. No new volume is assumed. This process is repeated until the number of iterations equals the loss emergence period (the interval of time between the event which causes a borrower to default on a finance receivable and our recording of the charge-off) for our finance receivable types. As delinquency is a primary input into our roll rate-based model, we inherently consider nonaccrual loans in our estimate of the allowance for finance receivable losses.

Management exercises its judgment, based on quantitative analyses, qualitative factors, such as recent delinquency and other credit trends, and experience in the consumer finance industry, when determining the amount of the allowance for finance receivable losses. We adjust the amounts determined by the roll rate-based model for management’s estimate of the effects of model imprecision, any changes to underwriting criteria, portfolio seasoning, and current economic conditions, including levels of unemployment and personal bankruptcies. We charge or credit this adjustment to expense through the provision for finance receivable losses.

We generally charge off to the allowance for finance receivable losses personal loans that are beyond 180 days past due.

To avoid unnecessary real estate loan foreclosures, we may refer borrowers to counseling services, as well as consider a cure agreement, loan modification, voluntary sale (including a short sale), or deed in lieu of foreclosure. When two payments are past due on a collateral dependent real estate loan and it appears that foreclosure may be necessary, we inspect the property as part of assessing the costs, risks, and benefits associated with foreclosure. Generally, we start foreclosure proceedings on real estate loans when four monthly installments are past due. When foreclosure is completed and we have obtained title to the property, we obtain a third-party’s valuation of the property, which is either a full appraisal or a real estate broker’s or appraiser’s estimate of the property sale value without the benefit of a full interior and exterior appraisal and lacking sales comparisons. Such appraisals or real estate brokers’ or appraisers’ estimate of value are one factor considered in establishing an appropriate valuation; however, we are ultimately responsible for the valuation established. We reduce finance receivables by the amount of the real estate loan, establish a real estate owned asset, and charge off any loan amount in excess of that value to the allowance for finance receivable losses. We infrequently extend the charge-off period for individual accounts when, in our opinion, such treatment is warranted and consistent with our credit risk policies. We increase the allowance for finance receivable losses for recoveries on accounts previously charged-off.

We may renew a delinquent account if the customer meets current underwriting criteria and it does not appear that the cause of past delinquency will affect the customer’s ability to repay the new loan. We subject all renewals to the same credit risk underwriting process as we would a new application for credit.

For our personal loans and retail sales finance receivables, we may offer those customers whose accounts are in good standing the opportunity of a deferment, which extends the term of an account. We may extend this offer to customers when they are experiencing higher than normal personal expenses. Generally, this offer is not extended to customers who are delinquent.

F-32

Notes to Consolidated Financial Statements, Continued

However, we may offer a deferment to a delinquent customer who is experiencing a temporary financial problem. The account is considered current upon granting the deferment. To evaluate whether a borrower’s financial difficulties are temporary or other than temporary we review the terms of each deferment to ensure that the borrower has the financial ability to repay the outstanding principal and associated interest in full following the deferment and after the customer is brought current. If, following this analysis, we believe a borrower’s financial difficulties are other than temporary, we will not grant deferment, and the loans may continue to age until they are charged off. We generally limit a customer to two deferments in a rolling twelve month period unless we determine that an exception is warranted and is consistent with our credit risk policies.

For our real estate loans, we may offer a deferment to a delinquent customer who is experiencing a temporary financial problem, which extends the term of an account. Prior to granting the deferment, we may require a partial payment. We forebear the remaining past due interest when the deferment is granted for real estate loans that were originated or acquired centrally. The account is considered current upon granting the deferment. We generally limit a customer to two deferments in a rolling twelve month period for real estate loans that were originated at our branch offices (one deferment for real estate loans that were originated or acquired centrally) unless we determine that an exception is warranted and is consistent with our credit risk policies.

Accounts that are granted a deferment are not classified as troubled debt restructurings. We do not consider deferments granted as a troubled debt restructuring because the customer is not experiencing an other than temporary financial difficulty, and we are not granting a concession to the customer or the concession granted is immaterial to the contractual cash flows. We pool accounts that have been granted a deferment together with accounts that have not been granted a deferment for measuring impairment in accordance with the authoritative guidance for the accounting for contingencies.

The allowance for finance receivable losses related to our purchased credit impaired finance receivables is calculated using updated cash flows expected to be collected, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. Probable decreases in expected finance receivable cash flows result in the recognition of impairment. Probable and significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses.

We also establish reserves for TDR finance receivables, which are included in our allowance for finance receivable losses. The allowance for finance receivable losses related to our TDR finance receivables represents loan-specific reserves based on an analysis of the present value of expected future cash flows. We establish our allowance for finance receivable losses related to our TDR finance receivables by calculating the present value (discounted at the loan’s effective interest rate prior to modification) of all expected cash flows less the recorded investment in the aggregated pool. We use certain assumptions to estimate the expected cash flows from our TDR finance receivables. The primary assumptions for our model are prepayment speeds, default rates, and severity rates.

Finance Receivables Held for Sale

Depending on market conditions or certain of management’s capital sourcing strategies, which may impact our ability and/or intent to hold our finance receivables until maturity or for the foreseeable future, we may decide to sell finance receivables originally intended for investment. Our ability to hold finance receivables for the foreseeable future is subject to a number of factors, including economic and liquidity conditions, and therefore may change. As of each reporting period, management determines our ability to hold finance receivables for the foreseeable future based on assumptions for liquidity requirements or other strategic goals. When it is probable that management’s intent or ability is to no longer hold finance receivables for the foreseeable future and we subsequently decide to sell specifically identified finance receivables that were originally classified as held for investment, the net finance receivables, less allowance for finance receivable losses, are reclassified as finance receivables held for sale and are carried at the lower of cost or fair value. Any amount by which cost exceeds fair value is accounted for as a valuation allowance and is recognized in other revenues in the consolidated statements of operations. We base the fair value estimates on negotiations with prospective purchasers (if any) or by using a discounted cash flows approach. We base cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses. Cash flows resulting from the sale of the finance receivables that were originally classified as held for investment are recorded as an investing activity in the consolidated statements of cash flows. When sold, we record the sales price we receive less our carrying value of these finance receivables held for sale in other revenues.

When it is determined that management no longer intends to sell finance receivables which had previously been classified as finance receivables held for sale and we have the ability to hold the finance receivables for the foreseeable future, we reclassify

F-33

Notes to Consolidated Financial Statements, Continued

the finance receivables to finance receivables held for investment at the lower of cost or fair value and we accrete any fair value adjustment over the remaining life of the related finance receivables.

Real Estate Owned

We acquire real estate owned through foreclosure on real estate loans and we initially record real estate owned in other assets at the estimated fair value less the estimated cost to sell. The estimated fair value used as a basis to determine the carrying value of real estate owned is defined as the price that would be received in selling the property in an orderly transaction between market participants as of the measurement date.

We assess the balances of real estate owned for impairment on a periodic basis. If the required impairment testing suggests real estate owned is impaired, we reduce the carrying amount to estimated fair value less the estimated costs to sell. We charge these impairments to other revenues. We record the difference between the sale price we receive for a property and the carrying value and any amounts refunded to the customer as a recovery or loss in other revenues. We do not profit from foreclosures in accordance with the American Financial Services Association’s Voluntary Standards for Consumer Mortgage Lending. We only attempt to recover our investment in the property, including expenses incurred.

Reserve for Sales Recourse Obligations

When we sell finance receivables, we may establish a reserve for sales recourse in other liabilities, which represents our estimate of losses to be: (a) incurred by us on the repurchase of certain finance receivables that we previously sold; and (b) incurred by us for the indemnification of losses incurred by purchasers. Certain sale contracts include provisions requiring us to repurchase a finance receivable or indemnify the purchaser for losses it sustains with respect to a finance receivable if a borrower fails to make initial loan payments to the purchaser or if the accompanying mortgage loan breaches certain customary representations and warranties. These representations and warranties are made to the purchaser with respect to various characteristics of the finance receivable, such as the manner of origination, the nature and extent of underwriting standards applied, the types of documentation being provided, and, in limited instances, reaching certain defined delinquency limits. Although the representations and warranties are typically in place for the life of the finance receivable, we believe that most repurchase requests occur within the first five years of the sale of a finance receivable. In addition, an investor may request that we refund a portion of the premium paid on the sale of mortgage loans if a loan is prepaid within a certain amount of time from the date of sale. At the time of the sale of each finance receivable (exclusive of finance receivables included in our on-balance sheet securitizations), we record a provision for recourse obligations for estimated repurchases, loss indemnification and premium recapture on finance receivables sold, which is charged to other revenues. Any subsequent adjustments resulting from changes in estimated recourse exposure are recorded in other revenues.

Goodwill

Goodwill represents the amount of acquisition cost over the fair value of net assets we acquired in connection with the OneMain Acquisition. We test goodwill for potential impairment annually as of October 1 of each year and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of our reporting unit below its carrying amount.

We first complete a qualitative assessment to determine whether it is necessary to perform a quantitative impairment test. If the qualitative assessment indicates that it is more likely than not that the reporting unit’s fair value is less than its carrying amount, we proceed with the two-step impairment test. When necessary, the fair value of the reporting unit is calculated using the income approach based upon prospective financial information of the reporting unit discounted at a rate we estimate a market participant would use.

Intangible Assets other than Goodwill

At the time we initially recognize intangible assets, a determination is made with regard to each asset as it relates to its useful life. We have determined that each of our intangible assets has a finite useful life with the exception of the OneMain trade name, insurance licenses, lending licenses and certain domain names, which we have determined to have indefinite lives. For intangible assets with a finite useful life, we review for impairment at least annually and whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment is indicated if the sum of undiscounted estimated future cash flows is less than the carrying value of the respective asset. Impairment is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value. Value of business acquired

F-34

Notes to Consolidated Financial Statements, Continued

(“VOBA”) is the present value of future profits (“PVFP”) of purchased insurance contracts. The PVFP is dynamically amortized over the lifetime of the block of business and is subject to premium deficiency testing in accordance with Accounting Standards Codification (“ASC”) Topic 944, Financial Services - Insurance.

For indefinite lived intangible assets, we first complete an annual qualitative assessment to determine whether it is necessary to perform a quantitative impairment test. If the qualitative assessment indicates that the assets are more likely than not to have been impaired, we proceed with the fair value calculation of the assets. The fair value is determined in accordance with our fair value measurement policy. If the fair value is less than the carrying value, an impairment loss will be recognized in an amount equal to the difference and the indefinite life classification will be evaluated to determine whether such classification remains appropriate.

Insurance Premiums

We recognize revenue for short-duration contracts over the related contract period. Short-duration contracts primarily include credit life, credit disability, credit involuntary unemployment insurance, and collateral protection policies. We defer single premium credit insurance premiums from affiliates in unearned premium reserves which we include as a reduction to net finance receivables. We recognize unearned premiums on credit life, credit disability, credit involuntary unemployment insurance and collateral protection insurance as revenue using the sum-of-the-digits, straight-line or other appropriate methods over the terms of the policies. Premiums from reinsurance assumed are earned over the related contract period.

We recognize revenue on long-duration contracts when due from policyholders. Long-duration contracts include term life, accidental death and dismemberment, and disability income protection. For single premium long-duration contracts a liability is accrued, that represents the present value of estimated future policy benefits to be paid to or on behalf of policyholders and related expenses, when premium revenue is recognized. The effects of changes in such estimated future policy benefit reserves are classified in insurance policy benefits and claims in the consolidated statements of operations.

We recognize commissions on ancillary products as other revenue when earned.

We may finance certain insurance products offered to our customers as part of finance receivables. In such cases, unearned premiums and certain unpaid claim liabilities related to our borrowers are netted and classified as contra-assets in the net finance receivables in the consolidated balance sheets, and the insurance premium is included as an operating cash inflow and the financing of the insurance premium is included as part of the finance receivable as an investing cash flow in the consolidated statements of cash flows.

Policy and Claim Reserves

Policy reserves for credit life, credit disability, credit involuntary unemployment, and collateral protection insurance equal related unearned premiums. Reserves for losses and loss adjustment expenses are based on claims experience, actual claims reported, and estimates of claims incurred but not reported. Assumptions utilized in determining appropriate reserves are based on historical experience, adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience and industry standards, and revised if it is determined that future experience will differ substantially from that previously assumed. Since reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are classified in insurance policy benefits and claims in the consolidated statements of operations in the period in which the estimates are changed.

We accrue liabilities for future life insurance policy benefits associated with non-credit life contracts and base the amounts on assumptions as to investment yields, mortality, and surrenders. We base annuity reserves on assumptions as to investment yields and mortality. Ceded insurance reserves are included in other assets and include estimates of the amounts expected to be recovered from reinsurers on insurance claims and policyholder liabilities.

Insurance Policy Acquisition Costs

We defer insurance policy acquisition costs (primarily commissions, reinsurance fees, and premium taxes). We include deferred policy acquisition costs in other assets and amortize these costs over the terms of the related policies, whether directly written or reinsured.

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Notes to Consolidated Financial Statements, Continued

Investment Securities

We generally classify our investment securities as available-for-sale or trading and other, depending on management’s intent. Our investment securities classified as available-for-sale are recorded at fair value. We adjust related balance sheet accounts to reflect the current fair value of investment securities and record the adjustment, net of tax, in accumulated other comprehensive income or loss in shareholders’ equity. We record interest receivable on investment securities in other assets.

Under the fair value option, we may elect to measure at fair value, financial assets that are not otherwise required to be carried at fair value. We elect the fair value option for available-for-sale securities that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative. We recognize any changes in fair value in investment revenues.

We classify our investment securities in the fair value hierarchy framework based on the observability of inputs. Inputs to the valuation techniques are described as being either observable (Level 1 or 2) or unobservable (Level 3) assumptions (as further described in “Fair Value Measurements” below) that market participants would use in pricing an asset or liability.

Impairments on Investment Securities

Available-for-sale. We evaluate our available-for-sale securities on an individual basis to identify any instances where the fair value of the investment security is below its amortized cost. For these securities, we then evaluate whether an other-than-temporary impairment exists if any of the following conditions are present:

●	we intend to sell the security;

●	it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or

●	we do not expect to recover the security’s entire amortized cost basis (even if we do not intend to sell the security).

If we intend to sell an impaired investment security or we will likely be required to sell the security before recovery of its amortized cost basis less any current period credit loss, we recognize an other-than-temporary impairment in investment revenues equal to the difference between the investment security’s amortized cost and its fair value at the balance sheet date.

In determining whether a credit loss exists, we compare our best estimate of the present value of the cash flows expected to be collected from the security to the amortized cost basis of the security. Any shortfall in this comparison represents a credit loss. The cash flows expected to be collected are determined by assessing all available information, including length and severity of unrealized loss, issuer default rate, ratings changes and adverse conditions related to the industry sector, financial condition of issuer, credit enhancements, collateral default rates, and other relevant criteria. Management considers factors such as our investment strategy, liquidity requirements, overall business plans, and recovery periods for securities in previous periods of broad market declines.

If a credit loss exists with respect to an investment in a security (i.e., we do not expect to recover the entire amortized cost basis of the security), we would be unable to assert that we will recover our amortized cost basis even if we do not intend to sell the security. Therefore, in these situations, an other-than-temporary impairment is considered to have occurred.

If a credit loss exists, but we do not intend to sell the security and we will likely not be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the impairment is classified as: (i) the estimated amount relating to credit loss; and (ii) the amount relating to all other factors. We recognize the estimated credit loss in investment revenues, and the non-credit loss amount in accumulated other comprehensive income or loss.

Once a credit loss is recognized, we adjust the investment security to a new amortized cost basis equal to the previous amortized cost basis less the credit losses recognized in investment revenues. For investment securities for which other-than-temporary impairments were recognized in investment revenues, the difference between the new amortized cost basis and the cash flows expected to be collected is accreted to investment income.

We recognize subsequent increases and decreases in the fair value of our available-for-sale securities in accumulated other comprehensive income or loss, unless the decrease is considered other than temporary.

F-36

Notes to Consolidated Financial Statements, Continued

Investment Revenue Recognition

We recognize interest on interest bearing fixed-maturity investment securities as revenue on the accrual basis. We amortize any premiums or accrete any discounts as a revenue adjustment using the interest method. We stop accruing interest revenue when the collection of interest becomes uncertain. We record dividends on equity securities as revenue on ex-dividend dates. We recognize income on mortgage-backed and asset-backed securities as revenue using an effective yield based on estimated prepayments of the underlying collateral. If actual prepayments differ from estimated prepayments, we calculate a new effective yield and adjust the net investment in the security accordingly. We record the adjustment, along with all investment securities revenue, in investment revenues. We specifically identify realized gains and losses on investment securities and include them in investment revenues.

Acquisition-related Transaction and Integration Expenses

In connection with the OneMain Acquisition and the Lendmark Sale, we incur acquisition-related transaction and integration costs, including (i) compensation and employee benefit costs, such as retention awards and severance costs, (ii) accelerated amortization of acquired software assets, (iii) rebranding to the OneMain brand, (iv) branch infrastructure and other fixed asset integration costs, (v) information technology costs, such as internal platform development, software upgrades and licenses, and technology termination costs, (vi) legal fees and project management costs, (vii) system conversions, including payroll, marketing, risk, and finance functions, and (viii) other costs and fees directly related to the OneMain Acquisition and integration.

Variable Interest Entities

An entity is a VIE if the entity does not have sufficient equity at risk for the entity to finance its activities without additional financial support or has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated into the financial statements of its primary beneficiary. When we have a variable interest in a VIE, we qualitatively assess whether we have a controlling financial interest in the entity and, if so, whether we are the primary beneficiary. In applying the qualitative assessment to identify the primary beneficiary of a VIE, we are determined to have a controlling financial interest if we have (i) the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. We consider the VIE’s purpose and design, including the risks that the entity was designed to create and pass through to its variable interest holders. We continually reassess the VIE’s primary beneficiary and whether we have acquired or divested the power to direct the activities of the VIE through changes in governing documents or other circumstances.

Other Invested Assets

Commercial mortgage loans and insurance policy loans are part of our investment portfolio and we include them in other assets at amortized cost. We recognize interest on commercial mortgage loans and insurance policy loans as revenue on the accrual basis using the interest method. We stop accruing revenue when collection of interest becomes uncertain. We include other invested asset revenue in investment revenues. We record accrued other invested asset revenue receivable in other assets.

Cash and Cash Equivalents

We consider unrestricted cash on hand and short-term investments having maturity dates within three months of their date of acquisition to be cash and cash equivalents.

We typically maintain cash in financial institutions in excess of the Federal Deposit Insurance Corporation’s insurance limits. We evaluate the creditworthiness of these financial institutions in determining the risk associated with these cash balances. We do not believe that the Company is exposed to any significant credit risk on these accounts and have not experienced any losses in such accounts.

Restricted Cash and Cash Equivalents

We include funds to be used for future debt payments relating to our securitization transactions and escrow deposits in restricted cash and cash equivalents.

F-37

Notes to Consolidated Financial Statements, Continued

Long-term Debt

We generally report our long-term debt issuances at the face value of the debt instrument, which we adjust for any unaccreted discount, unamortized premium, or unamortized debt issuance costs associated with the debt. Other than securitized products, we generally accrete discounts, premiums, and debt issuance costs over the contractual life of the security using contractual payment terms. With respect to securitized products, we have elected to amortize deferred costs over the contractual life of the security. Accretion of discounts and premiums are recorded to interest expense.

Income Taxes

We recognize income taxes using the asset and liability method. We establish deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, using the tax rates expected to be in effect when the temporary differences reverse.

Realization of our gross deferred tax asset depends on our ability to generate sufficient taxable income of the appropriate character within the carryforward periods of the jurisdictions in which the net operating and capital losses, deductible temporary differences and credits were generated. When we assess our ability to realize deferred tax assets, we consider all available evidence, including:

●	the nature, frequency, and severity of current and cumulative financial reporting losses;

●	the timing of the reversal of our gross taxable temporary differences in an amount sufficient to provide benefit for our gross deductible temporary differences;

●	the carryforward periods for the net operating and capital loss carryforwards;

●	the sources and timing of future taxable income; and

●	tax planning strategies that would be implemented, if necessary, to accelerate taxable amounts.

We provide a valuation allowance for deferred tax assets if it is more likely than not that we will not realize the deferred tax asset in whole or in part. We include an increase or decrease in a valuation allowance resulting from a change in the realizability of the related deferred tax asset.

We recognize income tax benefits associated with uncertain tax positions, when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more likely than not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority.

Benefit Plans

We have funded and unfunded noncontributory defined pension plans. We recognize the net pension asset or liability, also referred to herein as the funded status of the benefit plans, in other assets or other liabilities, depending on the funded status at the end of each reporting period. We recognize the net actuarial gains or losses and prior service cost or credit that arise during the period in other comprehensive income or loss.

Many of our employees are participants in our 401(k) plan. Our contributions to the plan are charged to salaries and benefits within operating expenses.

Share-based Compensation Plans

We measure compensation cost for service-based and performance-based awards at estimated fair value and recognize compensation expense over the requisite service period for awards expected to vest. The estimation of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from current estimates, such amounts will be recorded as a cumulative adjustment to salaries and benefits in the period estimates are revised. For service-based awards subject to graded vesting, expense is recognized under the straight-line method. Expense for performance-based awards with graded vesting is recognized under the accelerated method, whereby each vesting is treated as a separate award with expense for each vesting recognized ratably over the requisite service period.

F-38

Notes to Consolidated Financial Statements, Continued

Fair Value Measurements

Management is responsible for the determination of the fair value of our financial assets and financial liabilities and the supporting methodologies and assumptions. We employ widely accepted internal valuation models or utilize third-party valuation service providers to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments or pools of finance receivables. When our valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, we determine fair value either by requesting brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely accepted internal valuation models.

Our valuation process typically requires obtaining data about market transactions and other key valuation model inputs from internal or external sources and, through the use of widely accepted valuation models, provides a single fair value measurement for individual securities or pools of finance receivables. The inputs used in this process include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, bid-ask spreads, currency rates, and other market-observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and other issue or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased. We assess the reasonableness of individual security values received from our valuation service providers through various analytical techniques. As part of our internal price reviews, assets that fall outside a price change tolerance are sent to our third-party investment manager for further review. In addition, we may validate the reasonableness of fair values by comparing information obtained from our valuation service providers to other third-party valuation sources for selected securities.

We measure and classify assets and liabilities in the consolidated balance sheets in a hierarchy for disclosure purposes consisting of three “Levels” based on the observability of inputs available in the market place used to measure the fair values. In general, we determine the fair value measurements classified as Level 1 based on inputs utilizing quoted prices in active markets for identical assets or liabilities that we have the ability to access. We generally obtain market price data from exchange or dealer markets. We do not adjust the quoted price for such instruments.

We determine the fair value measurements classified as Level 2 based on inputs utilizing other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The use of observable and unobservable inputs is further discussed in Note 23.

In certain cases, the inputs we use to measure the fair value of an asset may fall into different levels of the fair value hierarchy. In such cases, we determine the level in the fair value hierarchy within which the fair value measurement in its entirety falls based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

We recognize transfers into and out of each level of the fair value hierarchy as of the end of the reporting period.

Our fair value processes include controls that are designed to ensure that fair values are appropriate. Such controls include model validation, review of key model inputs, analysis of period-over-period fluctuations, and reviews by senior management.

Earnings Per Share

Basic earnings per share is computed by dividing net income or loss by the weighted-average number of shares outstanding during each period. Diluted earnings per share is computed based on the weighted-average number of common shares plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares represent outstanding unvested restricted stock units and awards.

F-39

Notes to Consolidated Financial Statements, Continued

Foreign Currency Translation

Assets and liabilities of foreign operations are translated from their functional currencies into U.S. dollars for reporting purposes using the period end spot foreign exchange rate. Revenues and expenses of foreign operations are translated monthly from their respective functional currencies into U.S. dollars at amounts that approximate weighted average exchange rates. The effects of those translation adjustments are classified in Accumulated other comprehensive income (loss) on the Consolidated Balance Sheets.

PRIOR PERIOD REVISIONS

During the second quarter of 2015, we discovered that we had not charged-off certain bankrupt accounts in our SpringCastle Portfolio and we identified an error in the calculation of the allowance for our TDR personal loans. As a result of these findings, we recorded an out-of-period adjustment in the second quarter of 2015, which increased provision for finance receivable losses by $8 million, decreased provision for income taxes by $3 million, and decreased basic and diluted earnings per share each by $0.03 for the three and six months ended June 30, 2015. The adjustment was not material to our results of operations for 2015.

4. Recent Accounting Pronouncements

ACCOUNTING PRONOUNCEMENTS RECENTLY ADOPTED

Consolidation

In February of 2015, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2015-02, Consolidation - Amendments to the Consolidation Analysis, which amends the current consolidation guidance and ends the deferral granted to reporting entities with variable interests in investment companies from applying certain prior amendments to the VIE guidance. This ASU is applicable to entities across all industries, particularly those that use limited partnerships as well as entities in any industry that outsource decision making or have historically applied related party tiebreakers in their consolidation analysis and disclosures. The standard became effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. We have adopted this ASU and concluded that it does not have a material effect on our consolidated financial statements.

In October of 2016, the FASB issued ASU 2016-17, Interests Held through Related Parties that are under Common Control, which clarifies how a reporting entity should treat indirect interest in an entity that is held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. Since we have adopted the amendments and updates in ASU 2015-02, we are required to apply the amendments in this update retrospectively for annual periods, and interim periods within those annual periods, beginning with the fiscal year in which the amendments in ASU 2015-02 were initially applied. We have adopted this ASU and concluded that is does not have a material effect on our consolidated financial statements.

Technical Corrections and Improvements

In June of 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements, to correct differences between original guidance and the ASC), clarify the guidance, correct references and make minor improvements affecting a variety of topics. The amendments to this transition guidance became effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. We have adopted this ASU and concluded that it does not have a material effect on our consolidated financial statements.

In December of 2016, the FASB issued ASU 2016-19, Technical Corrections and Improvements, to correct differences between original guidance and the ASC, clarify the guidance, correct references and make minor improvements affecting a variety of topics. The amendments to this transition guidance became effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. We have adopted this ASU and concluded that it does not have a material effect on our consolidated financial statements.

Debt Instruments

In March of 2016, the FASB issued ASU 2016-06, Contingent Puts and Call Options in Debt Instruments, which clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt host. The ASU requires assessing the embedded call (put) options solely in accordance with the four-step decision sequence. The amendment of this ASU became effective on a modified retrospective basis for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. We have early adopted this ASU and concluded that it does not have a material effect on our consolidated financial statements.

F-40

Notes to Consolidated Financial Statements, Continued

Stock Compensation

In March of 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies the accounting for share-based payment transactions, income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this ASU were adopted as follows:

●	We adopted the amendment requiring recognition of tax benefits related to exercised or vested awards through the income statement rather than additional paid-in capital on a prospective basis as of January 1, 2016. Further, as of January 1, 2016, there was no impact to additional paid-in capital as a result of our adoption of this ASU under the modified retrospective method.

●	We did not adopt the amendment allowing for the use of the actual number of shares vested each period, rather than estimating the number of awards that are expected to vest. We continue to use an estimate as it relates to the number of awards that are expected to vest.

●	We adopted the amendment for the threshold to qualify for equity classification permits withholding up to the maximum statutory tax rates, under the modified retrospective basis as of January 1, 2016. This amendment did not have a material impact on our consolidated financial statements.

●	We adopted the amendment requiring the classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes to be presented in the financing activities instead of the operating activities, under the retrospective method as of January 1, 2014. This amendment did not have a material impact on our consolidated financial statements.

●	We adopted the amendment requiring the classification of excess tax benefits on the statement of cash flows to be presented in the operating activities instead of the financing activities, under the prospective method as of September 30, 2016. This amendment did not have a material impact on our consolidated financial statements.

Short-Duration Insurance Contracts Disclosures

In May of 2015, the FASB issued ASU 2015-09, Disclosures about Short-Duration Contracts, to address enhanced disclosure requirements for insurers related to short-duration insurance contract claims and unpaid claims liability roll-forward for long and short-duration contracts. The disclosures are intended to provide users of financial statements more transparent information about an insurance entity’s initial claim estimates, subsequent adjustments to those estimates, the methodologies and judgments used to estimate claims, and the timing, frequency, and severity of claims. The amendments in this ASU became effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016. We have adopted this ASU and included the additional disclosures in Note 14.

Going Concern

In August of 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to assess a company’s ability to continue as a going concern for each annual and interim reporting period, and disclose in its financial statements whether there is substantial doubt about the company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The new standard applies to all companies and is effective for the annual period ending after December 15, 2016, and all annual and interim periods thereafter. We have adopted this ASU by performing the going concern assessment in accordance with the requirements of the ASU.

F-41

Notes to Consolidated Financial Statements, Continued

ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

Revenue Recognition

In May of 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides a consistent revenue accounting model across industries. In August of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date, to defer the effective date of the new revenue recognition standard by one year, which would result in the ASU becoming effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. In March of 2016, the FASB issued ASU 2016-08, Principal versus Agent Considerations, which clarifies the implementation of the guidance on principal versus agent considerations from ASU 2014-09, Revenue from Contracts with Customers. ASU 2016-08 does not change the core principle of the guidance in ASU 2014-09, but rather clarifies the distinction between principal versus agent considerations when implementing ASU 2014-09. In April of 2016, the FASB issued ASU 2016-10, Identifying Performance Obligations and Licensing, to clarify the implementation guidance of ASU 2014-09 relating to performance obligations and licensing. In May of 2016, the FASB issued ASU 2016-12, Narrow-Scope Improvements and Practical Expedients, to clarify guidance in ASU 2014-09 related to assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts/contract modifications. In December of 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, which improves the guidance specific to the amendments in ASU 2014-09. We are evaluating whether the adoption of these accounting pronouncements will have a material effect on our consolidated financial statements.

Financial Instruments

In January of 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which simplifies the impairment assessment of equity investments. The update requires equity investments to be measured at fair value with changes recognized in net income. This ASU eliminates the requirement to disclose the methods and assumptions to estimate fair value for financial instruments, requires the use of the exit price for disclosure purposes, requires the change in liability due to a change in credit risk to be presented in other comprehensive income, requires separate presentation of financial assets and liabilities by measurement category and form of asset (securities and loans), and clarifies the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. The amendments in this ASU become effective prospectively for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Leases

In February of 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU will require lessees to recognize assets and liabilities on leases with terms greater than 12 months and to disclose information related to the amount, timing and uncertainty of cash flows arising from leases, including various qualitative and quantitative requirements. The amendments in this ASU become effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Investments

In March of 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The ASU requires that an entity that has available-for-sale securities recognize, through earnings, the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The amendment in this ASU becomes effective prospectively for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

F-42

Notes to Consolidated Financial Statements, Continued

Revenue Recognition and Derivatives and Hedging

In May of 2016, the FASB issued ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815), to rescind certain SEC guidance in Topic 605 and Topic 815 as ASU 2014-09 becomes effective. Our adoption of ASU 2014-09 will bring us into alignment with this ASU. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Allowance for Finance Receivables Losses

In June of 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU significantly changes the way that entities will be required to measure credit losses. The new standard requires that the estimated credit loss be based upon an “expected credit loss” approach rather than the “incurred loss” approach currently required. The new approach will require entities to measure all expected credit losses for financial assets based on historical experience, current conditions, and reasonable forecasts of collectability. It is anticipated that the expected credit loss model will require earlier recognition of credit losses than the incurred loss approach.

The ASU requires that credit losses for purchased financial assets with a more-than-insignificant amount of credit deterioration since origination that are measured at amortized cost basis be determined in a similar manner to other financial assets measured at amortized cost basis; however, the initial allowance for credit losses is added to the purchase price of the financial asset rather than being reported as a credit loss expense. Subsequent changes in the allowance for credit losses are recorded in earnings. Interest income should be recognized based on the effective rate, excluding the discount embedded in the purchase price attributable to expected credit losses at acquisition.

The ASU also requires companies to record allowances for held-to-maturity and available-for-sale debt securities rather than write-downs of such assets.

In addition, the ASU requires qualitative and quantitative disclosures that provide information about the allowance and the significant factors that influenced management’s estimate of the allowance.

The ASU will become effective for the Company for fiscal years beginning January 1, 2020. Early adoption is permitted for fiscal years beginning January 1, 2019. We believe the adoption of this ASU will have a material effect on our consolidated financial statements and we are in the process of quantifying the expected impacts.

Statement of Cash Flows

In August of 2016, the FASB issued ASU 2016-15, Statement of Cash Flows, which clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this ASU will become effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

In November of 2016, the FASB issued ASU 2016-18, Statement of Cash Flows, which clarifies the presentation of restricted cash on the statement of cash flows. The amendments in this ASU will become effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Income Taxes

In October of 2016, the FASB issued ASU 2016-16, Income Taxes, which requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The amendments in this ASU will become effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

We do not believe that any other accounting pronouncements issued during 2016, but not yet effective, would have a material impact on our consolidated financial statements or disclosures, if adopted.

F-43

Notes to Consolidated Financial Statements, Continued

5. Finance Receivables

Our finance receivable types include personal loans, real estate loans, and retail sales finance as defined below:

●

Personal loans - are secured by consumer goods, automobiles, or other personal property or are unsecured, typically non-revolving with a fixed-rate and a fixed, original term of three to six years. At December 31, 2016, we had over 2.2 million personal loans representing $13.6 billion of net finance receivables, compared to 2.2 million personal loans totaling $13.3 billion at December 31, 2015.

●

Real estate loans - are secured by first or second mortgages on residential real estate, generally have maximum original terms of 360 months, and are considered non-conforming. Real estate loans may be closed-end accounts or open-end home equity lines of credit and are primarily fixed-rate products. Since we ceased real estate lending in January of 2012, our real estate loans have been in a liquidating status.

●

Retail sales finance - include retail sales contracts and revolving retail accounts. Retail sales contracts are closed-end accounts that represent a single purchase transaction. Revolving retail accounts are open-end accounts that can be used for financing repeated purchases from the same merchant. Retail sales contracts are secured by the personal property designated in the contract and generally have maximum original terms of 60 months. Revolving retail accounts are secured by the goods purchased and generally require minimum monthly payments based on the amount financed calculated after the most recent purchase or outstanding balances. Our retail sales finance portfolio is in a liquidating status.

Our finance receivable types also included the SpringCastle Portfolio at December 31, 2015, as defined below:

●

SpringCastle Portfolio - included unsecured loans and loans secured by subordinate residential real estate mortgages that were sold on March 31, 2016, in connection with the SpringCastle Interests Sale. The SpringCastle Portfolio included both closed-end accounts and open-end lines of credit. These loans were in a liquidating status and varied in substance and form from our originated loans. Unless we are terminated, we will continue to provide the servicing for these loans pursuant to a servicing agreement, which we service as unsecured loans because the liens are subordinated to superior ranking security interests.

Components of net finance receivables held for investment by type were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

December 31, 2016
Gross receivables *	$15,405	$-	$142	$12	$15,559
Unearned finance charges and points and fees	(2,062)	-	1	(1)	(2,062)
Accrued finance charges	151	-	1	-	152
Deferred origination costs	83	-	-	-	83
Total	$13,577	$-	$144	$11	$13,732

December 31, 2015
Gross receivables *	$15,353	$1,672	$534	$25	$17,584
Unearned finance charges and points and fees	(2,261)	-	-	(2)	(2,263)
Accrued finance charges	147	31	4	-	182
Deferred origination costs	56	-	-	-	56
Total	$13,295	$1,703	$538	$23	$15,559

F-44

Notes to Consolidated Financial Statements, Continued

*	Gross receivables are defined as follows:

●	Finance receivables purchased as a performing receivable - gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; additionally, the remaining unearned discount, net of premium established at the time of purchase, is included in both interest bearing and precompute accounts to reflect the finance receivable balance at its initial fair value;

●	Finance receivables originated subsequent to the OneMain Acquisition and the Fortress Acquisition (as defined below) - gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts;

●	Purchased credit impaired finance receivables - gross finance receivables equal the remaining estimated cash flows less the current balance of accretable yield on the purchased credit impaired accounts; and

●	TDR finance receivables - gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; additionally, the remaining unearned discount, net of premium established at the time of purchase, is included in both interest bearing and precompute accounts previously purchased as a performing receivable.

At December 31, 2016 and 2015, unused lines of credit extended to customers by the Company totaled $4 million and $397 million, respectively. The unused lines of credit at December 31, 2015, were primarily attributable to the SpringCastle Portfolio.

GEOGRAPHIC DIVERSIFICATION

Geographic diversification of finance receivables reduces the concentration of credit risk associated with economic stresses in any one region. The largest concentrations of net finance receivables were as follows:

December 31,	2016		2015*
(dollars in millions)	Amount	Percent	Amount	Percent

Texas	$1,196	9%	$1,202	8%
North Carolina	1,112	8	1,370	9
Pennsylvania	825	6	961	6
California	813	6	939	6
Ohio	660	5	780	5
Virginia	623	5	714	5
Illinois	599	4	670	4
Georgia	586	4	660	4
Florida	579	4	657	4
Indiana	539	4	584	4
South Carolina	508	4	571	4
Other	5,692	41	6,451	41
Total	$13,732	100%	$15,559	100%

*	December 31, 2015 concentrations of net finance receivables are presented in the order of December 31, 2016 state concentrations.

CREDIT QUALITY INDICATOR

We consider the delinquency status of our finance receivables as our primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. When finance receivables are 60 days past due, we consider them delinquent and transfer collections management of these accounts to our centralized operations, as these accounts are considered to be at increased risk for loss. At 90 days or more past due, we consider our finance receivables to be nonperforming.

F-45

Notes to Consolidated Financial Statements, Continued

The following is a summary of net finance receivables held for investment by type and by number of days delinquent:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

December 31, 2016
Net finance receivables:
Performing
Current	$12,920	$-	$102	$11	$13,033
30-59 days past due	174	-	9	-	183
60-89 days past due	130	-	4	-	134
Total performing	13,224	-	115	11	13,350
Nonperforming
90-179 days past due	349	-	8	-	357
180 days or more past due	4	-	21	-	25
Total nonperforming	353	-	29	-	382
Total	$13,577	$-	$144	$11	$13,732

December 31, 2015
Net finance receivables:
Performing
Current	$12,777	$1,588	$486	$22	$14,873
30-59 days past due	170	49	13	-	232
60-89 days past due	127	26	19	-	172
Total performing	13,074	1,663	518	22	15,277
Nonperforming
90-179 days past due	217	39	7	1	264
180 days or more past due	4	1	13	-	18
Total nonperforming	221	40	20	1	282
Total	$13,295	$1,703	$538	$23	$15,559

We accrue finance charges on revolving retail finance receivables up to the date of charge-off at 180 days past due. Our revolving retail finance receivables that were more than 90 days past due and still accruing finance charges at December 31, 2016 and at December 31, 2015 were immaterial. Our personal loans and real estate loans do not have finance receivables that were more than 90 days past due and still accruing finance charges.

PURCHASED CREDIT IMPAIRED FINANCE RECEIVABLES

Our purchased credit impaired finance receivables consist of receivables purchased as part of the following transactions:

●	OneMain Acquisition - effective November 1, 2015, we acquired personal loans (the “OM Loans”), some of which were determined to be credit impaired.

●	Ownership interest acquired by FCFI Acquisition LLC, an affiliate of Fortress (the “Fortress Acquisition”) - we revalued our assets and liabilities based on their fair value at the date of the Fortress Acquisition, November 30, 2010, in accordance with purchase accounting and adjusted the carrying value of our finance receivables (the “FA Loans”) to their fair value.

F-46

Notes to Consolidated Financial Statements, Continued

At December 31, 2015, our purchased credit impaired finance receivables also included the SpringCastle Portfolio, which was purchased as part of the following transaction:

●	Joint venture acquisition of the SpringCastle Portfolio (the “SCP Loans”) - on April 1, 2013, we acquired a 47% equity interest in the SCP Loans, some of which were determined to be credit impaired on the date of purchase. On March 31, 2016, we sold the SpringCastle Portfolio in connection with the SpringCastle Interests Sale described in Note 2.

We report the carrying amount (which initially was the fair value) of our purchased credit impaired finance receivables in net finance receivables, less allowance for finance receivable losses or in finance receivables held for sale as discussed below.

At December 31, 2016 and 2015, finance receivables held for sale totaled $153 million and $793 million, respectively. See Note 7 for further information on our finance receivables held for sale, which include purchased credit impaired finance receivables, as well as TDR finance receivables. Therefore, we are presenting the financial information for our purchased credit impaired finance receivables and TDR finance receivables combined for finance receivables held for investment and finance receivables held for sale in the tables below.

Information regarding our purchased credit impaired finance receivables held for investment and held for sale were as follows:

(dollars in millions)	OM Loans	SCP Loans	FA Loans (a)	Total

December 31, 2016
Carrying amount, net of allowance	$324	$-	$70	$394
Outstanding balance (b)	444	-	107	551
Allowance for purchased credit impaired finance receivable losses	29	-	8	37

December 31, 2015
Carrying amount, net of allowance	$652	$350	$89	$1,091
Outstanding balance	911	482	136	1,529
Allowance for purchased credit impaired finance receivable losses	-	-	12	12

(a)	Purchased credit impaired FA Loans held for sale included in the table above were as follows:

(dollars in millions)
December 31,	2016	2015

Carrying amount	$54	$59
Outstanding balance	83	89

(b)	Outstanding balance is defined as UPB of the loans with a net carrying amount.

The allowance for purchased credit impaired finance receivable losses at December 31, 2016 and 2015, reflected the net carrying value of the purchased credit impaired FA Loans being higher than the present value of the expected cash flows.

F-47

Notes to Consolidated Financial Statements, Continued

Changes in accretable yield for purchased credit impaired finance receivables held for investment and held for sale were as follows:

(dollars in millions)	OM Loans	SCP Loans	FA Loans	Total

Year Ended December 31, 2016
Balance at beginning of period	$151	$375	$66	$592
Accretion (a)	(69)	(16)	(7)	(92)
Other (b)	(23)	-	-	(23)
Reclassifications from nonaccretable difference (c)	-	-	12	12
Transfers due to finance receivables sold	-	(359)	(11)	(370)
Balance at end of period	$59	$-	$60	$119

Year Ended December 31, 2015
Balance at beginning of period	$-	$452	$54	$506
Additions from OneMain Acquisition	166	-	-	166
Accretion (a)	(15)	(77)	(8)	(100)
Reclassifications from nonaccretable difference (c)	-	-	20	20
Balance at end of period	$151	$375	$66	$592

Year Ended December 31, 2014
Balance at beginning of period	$-	$426	$773	$1,199
Accretion (a)	-	(97)	(75)	(172)
Reclassifications from nonaccretable difference (c)	-	123	19	142
Transfers due to finance receivables sold	-	-	(663)	(663)
Balance at end of period	$-	$452	$54	$506

(a)	Accretion on our purchased credit impaired FA Loans held for sale included in the table above were as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Accretion	$5	$6	$13

(b)	Other reflects a measurement period adjustment in the first quarter of 2016 based on a change in the expected cash flows in the purchase credit impaired portfolio related to the OneMain Acquisition. The measurement period adjustment created a decrease of $23 million to the beginning balance of the OM Loans accretable yield.

(c)	Reclassifications from nonaccretable difference represents the increases in accretable yield resulting from higher estimated undiscounted cash flows.

F-48

Notes to Consolidated Financial Statements, Continued

TROUBLED DEBT RESTRUCTURED FINANCE RECEIVABLES

Information regarding TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (a)	Total

December 31, 2016
TDR gross finance receivables (b)	$151	$-	$133	$284
TDR net finance receivables	152	-	134	286
Allowance for TDR finance receivable losses	69	-	11	80

December 31, 2015
TDR gross finance receivables (b)	$46	$14	$200	$260
TDR net finance receivables	46	13	201	260
Allowance for TDR finance receivable losses	17	4	34	55

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

December 31, 2016
TDR gross finance receivables	$-	$89	$89
TDR net finance receivables	-	90	90

December 31, 2015
TDR gross finance receivables	$2	$92	$94
TDR net finance receivables	2	92	94

(b)	As defined earlier in this Note.

As of December 31, 2016, we had no commitments to lend additional funds on our TDR finance receivables.

TDR average net receivables held for investment and held for sale and finance charges recognized on TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (a)	Total

Year Ended December 31, 2016
TDR average net receivables	$95	$-	$175	$270
TDR finance charges recognized	12	-	11	23

Year Ended December 31, 2015
TDR average net receivables (b)	$35	$12	$198	$245
TDR finance charges recognized	3	1	11	15

Year Ended December 31, 2014
TDR average net receivables	$17	$5	$957	$979
TDR finance charges recognized	2	1	48	51

F-49

Notes to Consolidated Financial Statements, Continued

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

Year Ended December 31, 2016
TDR average net receivables	$1	$102	$103
TDR finance charges recognized	-	6	6

Year Ended December 31, 2015
TDR average net receivables (a)	$2	$91	$93
TDR finance charges recognized	-	5	5

Year Ended December 31, 2014
TDR average net receivables (b)	$-	$250	$250
TDR finance charges recognized	-	5	5

(a)	TDR personal loan average net receivables held for sale for 2015 reflect a three-month average since the personal loans were transferred to finance receivables held for sale on September 30, 2015.

(b)	TDR real estate loan average net receivables held for sale for 2014 reflect a five-month average since the real estate loans were transferred to finance receivables held for sale on August 1, 2014.

(b)	TDR personal loan average net receivables for 2015 reflect a two-month average for OneMain’s TDR average net receivables.

The impact of the transfers of finance receivables held for investment to finance receivables held for sale and the subsequent sales of finance receivables held for sale during the first half of 2014 was immaterial since the loans were transferred and sold within the same months.

F-50

Notes to Consolidated Financial Statements, Continued

Information regarding the new volume of the TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (a)	Total

Year Ended December 31, 2016
Pre-modification TDR net finance receivables	$211	$1	$16	$228
Post-modification TDR net finance receivables:
Rate reduction	$194	$1	$16	$211
Other (b)	12	-	1	13
Total post-modification TDR net finance receivables	$206	$1	$17	$224
Number of TDR accounts	29,435	157	364	29,956

Year Ended December 31, 2015
Pre-modification TDR net finance receivables	$48	$7	$21	$76
Post-modification TDR net finance receivables:
Rate reduction	$31	$6	$17	$54
Other (b)	12	-	5	17
Total post-modification TDR net finance receivables	$43	$6	$22	$71
Number of TDR accounts	8,425	721	385	9,531

Year Ended December 31, 2014
Pre-modification TDR net finance receivables	$18	$10	$215	$243
Post-modification TDR net finance receivables:
Rate reduction	$10	$10	$158	$178
Other (b)	6	-	46	52
Total post-modification TDR net finance receivables	$16	$10	$204	$230
Number of TDR accounts	4,213	1,155	2,385	7,753

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

Year Ended December 31, 2016
Pre-modification TDR net finance receivables	$-	$5	$5
Post-modification TDR net finance receivables	$-	$5	$5
Number of TDR accounts	174	122	296

Year Ended December 31, 2015
Pre-modification TDR net finance receivables	$1	$6	$7
Post-modification TDR net finance receivables	$1	$7	$8
Number of TDR accounts	162	113	275

Year Ended December 31, 2014
Pre-modification TDR net finance receivables	$-	$6	$6
Post-modification TDR net finance receivables	$-	$7	$7
Number of TDR accounts	-	94	94

(b)	“Other” modifications primarily include forgiveness of principal or interest.

F-51

Notes to Consolidated Financial Statements, Continued

Net finance receivables held for investment and held for sale that were modified as TDR finance receivables within the previous 12 months and for which there was a default during the period to cause the TDR finance receivables to be considered nonperforming (90 days or more past due) were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans (a)	Total

Year Ended December 31, 2016
TDR net finance receivables (b) (c)	$24	$-	$3	$27
Number of TDR accounts	3,693	19	61	3,773

Year Ended December 31, 2015
TDR net finance receivables (b)	$8	$2	$3	$13
Number of TDR accounts	1,655	147	46	1,848

Year Ended December 31, 2014
TDR net finance receivables (b)	$1	$1	$33	$35
Number of TDR accounts	141	53	524	718

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Real Estate Loans

Year Ended December 31, 2016
TDR net finance receivables	$2
Number of TDR accounts	30

Year Ended December 31, 2015
TDR net finance receivables	$1
Number of TDR accounts	17

Year Ended December 31, 2014
TDR net finance receivables	$3
Number of TDR accounts	49

(b)	Represents the corresponding balance of TDR net finance receivables at the end of the month in which they defaulted.

(c)	TDR SpringCastle Portfolio loans for the year ended December 31, 2016 that defaulted during the previous 12-month period were less than $1 million and, therefore, are not quantified in the combined table above.

F-52

Notes to Consolidated Financial Statements, Continued

6. Allowance for Finance Receivable Losses

Changes in the allowance for finance receivable losses by finance receivable type were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Consolidated Total

Year Ended December 31, 2016
Balance at beginning of period	$541	$4	$46	$1	$592
Provision for finance receivable losses	909	14	9	-	932
Charge-offs	(846)	(17)	(11)	(1)	(875)
Recoveries	65	3	5	1	74
Other (a)	-	(4)	(30)	-	(34)
Balance at end of period	$669	$-	$19	$1	$689

Year Ended December 31, 2015
Balance at beginning of period	$132	$3	$46	$1	$182
Provision for finance receivable losses	634	67	13	2	716
Charge-offs	(261)	(78)	(18)	(3)	(360)
Recoveries	37	12	5	1	55
Other (b)	(1)	-	-	-	(1)
Balance at end of period	$541	$4	$46	$1	$592

Year Ended December 31, 2014
Balance at beginning of period	$95	$1	$330	$2	$428
Provision for finance receivable losses	205	105	110	3	423
Charge-offs (c)	(193)	(117)	(61)	(5)	(376)
Recoveries (d)	25	14	6	1	46
Other (e)	-	-	(339)	-	(339)
Balance at end of period	$132	$3	$46	$1	$182

(a)	Other consists of:

●	the elimination of allowance for finance receivable losses due to the sale of the SpringCastle Portfolio on March 31, 2016, in connection with the sale of our equity interest in the SpringCastle Joint Venture. See Note 2 for further information on this sale; and

●	the elimination of allowance for finance receivable losses due to the transfers of real estate loans held for investment to finance receivable held for sale during 2016.

(b)	Other consists of the elimination of allowance for finance receivable losses due to the transfer of personal loans held for investment to finance receivable held for sale during 2015.

(c)	Charge-offs during 2014 included a $4 million reduction related to a change in recognizing charge-offs of unsecured loans of customers in bankruptcy status effective mid-November 2014.

(d)	Recoveries during 2014 included $2 million of real estate loan recoveries resulting from a sale of previously charged-off real estate loans in March 2014.

(e)	Other consists of the elimination of allowance for finance receivable losses due to the transfer of real estate loans held for investment to finance receivable held for sale during 2014.

F-53

Notes to Consolidated Financial Statements, Continued

The allowance for finance receivable losses and net finance receivables by type and by impairment method were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

December 31, 2016
Allowance for finance receivable losses:
Collectively evaluated for impairment	$571	$-	$-	$1	$572
Purchased credit impaired finance receivables	29	-	8	-	37
TDR finance receivables	69	-	11	-	80
Total	$669	$-	$19	$1	$689

Finance receivables:
Collectively evaluated for impairment	$13,072	$-	$76	$11	$13,159
Purchased credit impaired finance receivables	353	-	24	-	377
TDR finance receivables	152	-	44	-	196
Total	$13,577	$-	$144	$11	$13,732

Allowance for finance receivable losses as a percentage of finance receivables	4.93%	-%	13.31%	4.42%	5.01%

December 31, 2015
Allowance for finance receivable losses:
Collectively evaluated for impairment	$524	$-	$-	$1	$525
Purchased credit impaired finance receivables	-	-	12	-	12
TDR finance receivables	17	4	34	-	55
Total	$541	$4	$46	$1	$592

Finance receivables:
Collectively evaluated for impairment	$12,599	$1,340	$387	$23	$14,349
Purchased credit impaired finance receivables	652	350	42	-	1,044
TDR finance receivables	44	13	109	-	166
Total	$13,295	$1,703	$538	$23	$15,559

Allowance for finance receivable losses as a percentage of finance receivables	4.07%	0.25%	8.72%	3.46%	3.81%

See Note 3 for additional information on the determination of the allowance for finance receivable losses.

F-54

Notes to Consolidated Financial Statements, Continued

7. Finance Receivables Held for Sale

We report finance receivables held for sale of $153 million at December 31, 2016 and $793 million at December 31, 2015, which are carried at the lower of cost or fair value. At December 31, 2016, finance receivables held for sale consisted entirely of real estate loans, compared to $617 million of personal loans and $176 million of real estate loans at December 31, 2015. At December 31, 2016 and 2015, the fair value of our finance receivables held for sale exceeded the cost. We used the aggregate basis to determine the lower of cost or fair value of finance receivables held for sale.

PERSONAL LOANS

During 2015, we transferred $608 million of personal loans (after deducting allowance for finance receivable losses) from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. On May 2, 2016, we sold personal loans held for sale with a carrying value of $602 million and recorded a net gain in other revenues at the time of sale of $22 million.

SPRINGCASTLE PORTFOLIO

During March of 2016, we transferred $1.6 billion of loans of the SpringCastle Portfolio (after deducting allowance for finance receivable losses) from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. We simultaneously sold our interests in these finance receivables held for sale on March 31, 2016 in the SpringCastle Interests Sale and recorded a net gain in other revenues at the time of sale of $167 million.

REAL ESTATE LOANS

On November 30, 2016, we transferred $50 million of loans of real estate loans (after deducting allowance for finance receivable losses) from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. In connection with the December 2016 Real Estate Loan Sale, we sold a portfolio of first and second lien mortgage loans with a carrying value of $58 million and recorded a net loss in other revenues of less than $1 million.

On June 30, 2016, we transferred $257 million of real estate loans (after deducting allowance for finance receivable losses) from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. In connection with the August 2016 Real Estate Loan Sale, we sold a portfolio of second lien mortgage loans with a carrying value of $250 million and recorded a net loss in other revenues of $4 million.

During 2014, we transferred $6.7 billion of real estate loans (after deducting allowance for finance receivable losses) from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. In 2014, we sold real estate loans held for sale totaling $6.4 billion and recorded a net gain of $648 million. At December 31, 2016 and 2015, the remaining holdback reserve relating to these real estate sales totaled $3 million and $5 million, respectively.

We did not have any other material transfer activity to or from finance receivables held for sale during 2016, 2015 or 2014.

F-55

Notes to Consolidated Financial Statements, Continued

8. Investment Securities

AVAILABLE-FOR-SALE SECURITIES

Cost/amortized cost, unrealized gains and losses, and fair value of available-for-sale securities by type were as follows:

(dollars in millions)	Cost/ Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

December 31, 2016
Fixed maturity available-for-sale securities:
Bonds
U.S. government and government sponsored entities	$31	$-	$-	$31
Obligations of states, municipalities, and political subdivisions	145	1	(1)	145
Non-U.S. government and government sponsored entities	119	-	(1)	118
Corporate debt	1,024	8	(7)	1,025
Mortgage-backed, asset-backed, and collateralized:
Residential mortgage-backed securities (“RMBS”)	101	-	(1)	100
Commercial mortgage-backed securities (“CMBS”)	109	-	(1)	108
Collateralized debt obligations (“CDO”)/Asset-backed securities (“ABS”)	102	-	-	102
Total bonds	1,631	9	(11)	1,629
Preferred stock (a)	17	-	(1)	16
Common stock (a)	16	1	-	17
Other long-term investments	2	-	-	2
Total (b)	$1,666	$10	$(12)	$1,664

December 31, 2015
Fixed maturity available-for-sale securities:
Bonds
U.S. government and government sponsored entities	$112	$-	$(1)	$111
Obligations of states, municipalities, and political subdivisions	140	1	(1)	140
Non-U.S. government and government sponsored entities	126	1	(1)	126
Corporate debt	1,018	3	(22)	999
Mortgage-backed, asset-backed, and collateralized:
RMBS	128	-	-	128
CMBS	117	-	(1)	116
CDO/ABS	71	-	-	71
Total bonds	1,712	5	(26)	1,691
Preferred stock (a)	14	-	(1)	13
Common stock (a)	23	-	-	23
Other long-term investments	2	-	-	2
Total (b)	$1,751	$5	$(27)	$1,729

(a)	The Company employs an income equity strategy targeting investments in stocks with strong current dividend yields. Stocks included have a history of stable or increasing dividend payments.

(b)	Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at December 31, 2016 and 2015, which is classified as a restricted investment and carried at cost.

F-56

Notes to Consolidated Financial Statements, Continued

Fair value and unrealized losses on available-for-sale securities by type and length of time in a continuous unrealized loss position were as follows:

	Less Than 12 Months		12 Months or Longer		Total
(dollars in millions)	Fair Value	Unrealized Losses *	Fair Value	Unrealized Losses *	Fair Value	Unrealized Losses

December 31, 2016
Bonds:
U.S. government and government sponsored entities	$18	$-	$-	$-	$18	$-
Obligations of states, municipalities, and political subdivisions	99	(1)	2	-	101	(1)
Non-U.S. government and government sponsored entities	55	(1)	1	-	56	(1)
Corporate debt	416	(6)	8	(1)	424	(7)
RMBS	74	(1)	1	-	75	(1)
CMBS	66	(1)	5	-	71	(1)
CDO/ABS	64	-	3	-	67	-
Total bonds	792	(10)	20	(1)	812	(11)
Preferred stock	6	-	8	(1)	14	(1)
Common stock	2	-	1	-	3	-
Total	$800	$(10)	$29	$(2)	$829	$(12)

December 31, 2015
Bonds:
U.S. government and government sponsored entities	$102	$(1)	$-	$-	$102	$(1)
Obligations of states, municipalities, and political subdivisions	69	(1)	2	-	71	(1)
Non-U.S. government and government sponsored entities	19	(1)	-	-	19	(1)
Corporate debt	786	(22)	7	-	793	(22)
RMBS	107	-	-	-	107	-
CMBS	104	(1)	5	-	109	(1)
CDO/ABS	71	-	-	-	71	-
Total bonds	1,258	(26)	14	-	1,272	(26)
Preferred stock	2	-	6	(1)	8	(1)
Common stock	16	-	-	-	16	-
Other long-term investments	1	-	-	-	1	-
Total	$1,277	$(26)	$20	$(1)	$1,297	$(27)

*	Unrealized losses on certain available-for-sale securities were less than $1 million and, therefore, are not quantified in the table above.

On a lot basis, we had 1,331 and 2,404 investment securities in an unrealized loss position at December 31, 2016 and 2015, respectively. We do not consider the unrealized losses to be credit-related, as these unrealized losses primarily relate to changes in interest rates and market spreads subsequent to purchase. Additionally, at December 31, 2016, we had no plans to sell any investment securities with unrealized losses, and we believe it is more likely than not that we would not be required to sell such investment securities before recovery of their amortized cost.

We continue to monitor unrealized loss positions for potential impairments. During each of 2016 and 2015, we recognized less than $1 million of other-than-temporary impairment credit losses on corporate debt in investment revenues. During 2014, we did not recognize any other-than-temporary impairment credit losses on available-for-sale securities in investment revenues.

F-57

Notes to Consolidated Financial Statements, Continued

Changes in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired available-for-sale securities were as follows:

(dollars in millions)
At or for the Years Ended December 31,	2016	2015

Balance at beginning of period	$2	$1
Additions:
Due to other-than-temporary impairments:
Impairment not previously recognized	-	1
Reductions:
Realized due to dispositions with no prior intention to sell	2	-
Balance at end of period	$-	$2

During 2014, there were no additions or reductions in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired available-for-sale securities.

The proceeds of available-for-sale securities sold or redeemed and the resulting realized gains, realized losses, and net realized gains were as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Proceeds from sales and redemptions	$518	$431	$280

Realized gains	$16	$15	$9
Realized losses	(1)	(1)	(1)
Net realized gains	$15	$14	$8

Contractual maturities of fixed-maturity available-for-sale securities at December 31, 2016 were as follows:

(dollars in millions)	Fair Value	Amortized Cost

Fixed maturities, excluding mortgage-backed, asset-backed, and collateralized securities:
Due in 1 year or less	$154	$154
Due after 1 year through 5 years	625	625
Due after 5 years through 10 years	325	323
Due after 10 years	215	217
Mortgage-backed, asset-backed, and collateralized securities	310	312
Total	$1,629	$1,631

Actual maturities may differ from contractual maturities since issuers and borrowers may have the right to call or prepay obligations. We may sell investment securities before maturity for general corporate and working capital purposes and to achieve certain investment strategies.

The fair value of securities on deposit with third parties totaled $465 million and $152 million at December 31, 2016 and 2015, respectively.

F-58

Notes to Consolidated Financial Statements, Continued

TRADING AND OTHER SECURITIES

The fair value of trading and other securities by type was as follows:

(dollars in millions)
December 31,	2016	2015

Fixed maturity trading and other securities:
Bonds
Non-U.S. government and government sponsored entities	$1	$3
Corporate debt	85	124
Mortgage-backed, asset-backed, and collateralized:
RMBS	1	2
CMBS	1	2
CDO/ABS	5	-
Total bonds	93	131
Preferred stock	6	6
Total *	$99	$137

*	The fair value of other securities, which we have elected the fair value option, totaled $99 million at December 31, 2016 and $128 million at December 31, 2015.

The net unrealized and realized gains (losses) on our trading and other securities, which we report in investment revenues, were as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Net unrealized gains (losses) on trading and other securities held at year end	$1	$-	$(9)
Net realized gains (losses) on trading and other securities sold or redeemed during the year	7	(3)	5
Total	$8	$(3)	$(4)

9. Goodwill and Other Intangible Assets

GOODWILL

Changes in the carrying amount of goodwill, all of which is reported in our Consumer and Insurance segment, were as follows:

(dollars in millions)
Years Ended December 31,	2016	2015

Balance at beginning of period	$1,440	$-
Goodwill - OneMain Acquisition *	-	1,440
Adjustments to purchase price allocation*	(18)	-
Balance at end of period	$1,422	$1,440

*	Goodwill was recorded at OMFH subsidiary level.

We did not record any impairments to goodwill during 2016 and 2015.

F-59

Notes to Consolidated Financial Statements, Continued

OTHER INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization, in total and by major intangible asset class were as follows:

(dollars in millions)	Gross Carrying Amount *	Accumulated Amortization	Net Other Intangible Assets

December 31, 2016
Customer relationships	$223	$(58)	$165
Trade names	220	-	220
VOBA	141	(74)	67
Licenses	37	-	37
Customer lists	9	(9)	-
Domain names	1	-	1
Customer backlog	3	(1)	2
Total	$634	$(142)	$492

December 31, 2015
Customer relationships	$223	$(24)	$199
Trade names	220	-	220
VOBA	141	(39)	102
Licenses	37	-	37
Customer lists	9	(9)	-
Domain names	1	-	1
Total	$631	$(72)	$559

*	In connection with the OneMain Acquisition, OMFH recorded $555 million of other intangible assets in November of 2015.

Amortization expense totaled $70 million in 2016, $16 million in 2015, and $4 million in 2014. The estimated aggregate amortization of other intangible assets for each of the next five years is reflected in the table below.

(dollars in millions)	Estimated Aggregate Amortization Expense

2017	$55
2018	46
2019	41
2020	38
2021	32

F-60

Notes to Consolidated Financial Statements, Continued

10. Other Assets

Components of other assets were as follows:

(dollars in millions)
December 31,	2016	2015

Deferred tax asset	$180	$95
Fixed assets, net (a)	167	179
Ceded insurance reserves	102	107
Prepaid expenses and deferred charges	97	59
Other investments (b)	52	92
Current tax receivable (c)	43	18
Cost basis investments	11	11
Escrow advance receivable	10	11
Real estate owned	4	8
Receivables related to sales of real estate loans and related trust assets (d)	3	5
Other	19	26
Total	$688	$611

(a)	Fixed assets were net of accumulated depreciation of $268 million at December 31, 2016 and $190 million at December 31, 2015.

(b)	Other investments primarily include commercial mortgage loans, receivables related to investments, and accrued investment income.

(c)	Current tax receivable includes current federal, foreign, and state tax assets.

(d)	Receivables related to sales of real estate loans and related trust assets reflect the remaining balances of holdback provisions as of December 31, 2016 and 2015.

11. Transactions with Affiliates of Fortress

SUBSERVICING AGREEMENT

Nationstar Mortgage LLC (“Nationstar”) subservices the real estate loans of certain of our indirect subsidiaries (collectively, the “Owners”). Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. The Owners paid Nationstar subservicing fees of $2 million in 2016, $2 million in 2015, and $5 million in 2014.

INVESTMENT MANAGEMENT AGREEMENT

Logan Circle Partners, L.P. (“Logan Circle”) provides investment management services for Springleaf investments. Logan Circle is a wholly owned subsidiary of Fortress. Costs and fees incurred for these investment management services totaled $1 million in each of 2016, 2015, and 2014.

SALE OF EQUITY INTEREST IN SPRINGCASTLE JOINT VENTURE

On March 31, 2016, we sold our 47% equity interest in the SpringCastle Joint Venture, which owns the SpringCastle Portfolio, to certain subsidiaries of NRZ and Blackstone. See Note 2 for further information on this sale. NRZ is managed by an affiliate of Fortress.

Unless we are terminated, we will continue to act as the servicer of the SpringCastle Portfolio for the SpringCastle Funding Trust pursuant to a servicing agreement. Servicing fees revenue totaled $32 million in 2016. At December 31, 2016, the servicing fees receivable from the SpringCastle Funding Trust totaled $3 million.

F-61

Notes to Consolidated Financial Statements, Continued

12. Long-term Debt

Carrying value and fair value of long-term debt by type were as follows:

	December 31, 2016		December 31, 2015
(dollars in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value

Senior debt	$13,787	$14,340	$17,128	$17,371
Junior subordinated debt	172	158	172	245
Total	$13,959	$14,498	$17,300	$17,616

Weighted average effective interest rates on long-term debt by type were as follows:

	Years Ended December 31,			At December 31,
	2016	2015	2014	2016	2015

Senior debt	5.60%	6.56%	6.84%	5.80%	5.32%
Junior subordinated debt	12.26	12.26	12.26	12.26	12.26
Total	5.67	6.65	6.93	5.88	5.39

Principal maturities of long-term debt (excluding projected repayments on securitizations and revolving conduit facilities by period) by type of debt at December 31, 2016 were as follows:

	Senior Debt
(dollars in millions)	Securitizations	Medium Term Notes	Junior Subordinated Debt	Total

Interest rates (a)	2.04% - 6.94%	5.25% - 8.25%	6.00%

First quarter 2017	$-	$-	$-	$-
Second quarter 2017	-	-	-	-
Third quarter 2017	-	257	-	257
Fourth quarter 2017	-	1,030	-	1,030
2017	-	1,287	-	1,287
2018	-	-	-	-
2019	-	1,396	-	1,396
2020	-	1,299	-	1,299
2021	-	1,450	-	1,450
2022-2067	-	300	350	650
Securitizations (b)	8,259	-	-	8,259
Total principal maturities	$8,259	$5,732	$350	$14,341

Total carrying amount	$8,240	$5,547	$172	$13,959
Debt issuance costs (c)	$(20)	$(15)	$-	$(35)

(a)	The interest rates shown are the range of contractual rates in effect at December 31, 2016.

(b)	Securitizations and borrowings under revolving conduit facilities are not included in above maturities by period due to their variable monthly repayments. At December 31, 2016, there were no amounts drawn under our revolving conduit facilities. See Note 13 for further information on our long-term debt associated with securitizations and revolving conduit facilities.

F-62

Notes to Consolidated Financial Statements, Continued

(c)	Debt issuance costs are reported as a direct deduction from long-term debt, with the exception of debt issuance costs associated with our revolving conduit facilities, which totaled $14 million at December 31, 2016 and are reported in other assets.

GUARANTY AGREEMENTS

8.25% SFC Notes

On April 11, 2016, OMH entered into the Second Supplemental Indenture, pursuant to which it agreed to fully and unconditionally guarantee, on a senior unsecured basis, the payments of principal, premium (if any) and interest on $1.0 billion of the 8.25% SFC Notes. As of December 31, 2016, $1.0 billion aggregate principal amount of the 8.25% SFC Notes were outstanding. See Note 2 for further discussion of this offering.

5.25% SFC Notes

On December 3, 2014, OMH entered into the Base Indenture and the First Supplemental Indenture, pursuant to which it agreed to fully and unconditionally guarantee, on a senior unsecured basis, the payments of principal, premium (if any) and interest on $700 million of 5.25% Senior Notes due 2019 issued by SFC (the “5.25% SFC Notes”). As of December 31, 2016, $700 million aggregate principal amount of the 5.25% SFC Notes were outstanding.

Other SFC Notes

On December 30, 2013, OMH entered into Guaranty Agreements whereby it agreed to fully and unconditionally guarantee the payments of principal, premium (if any) and interest on approximately $5.2 billion aggregate principal amount of senior notes, on a senior unsecured basis, and $350 million aggregate principal amount of a junior subordinated debenture, on a junior subordinated basis, issued by SFC (collectively, the “Other SFC Notes”). The Other SFC Notes consisted of the following: 8.25% Senior Notes due 2023; 7.75% Senior Notes due 2021; 6.00% Senior Notes due 2020; a 60-year junior subordinated debenture; and all senior notes outstanding on December 30, 2013, issued pursuant to the Indenture dated as of May 1, 1999 (the “1999 Indenture”), between SFC and Wilmington Trust, National Association (the successor trustee to Citibank N.A.). The 60-year junior subordinated debenture underlies the trust preferred securities sold by a trust sponsored by SFC. On December 30, 2013, OMH entered into a Trust Guaranty Agreement whereby it agreed to fully and unconditionally guarantee the related payment obligations under the trust preferred securities. As of December 31, 2016, approximately $2.9 billion aggregate principal amount of the Other SFC Notes were outstanding.

The OMH guarantees of SFC’s long-term debt discussed above are subject to customary release provisions.

OMFH Notes

On December 11, 2014, OMFH and certain of its subsidiaries entered into an indenture (the “OMFH Indenture”), among OMFH, the guarantors listed therein and The Bank of New York Mellon, as trustee, in connection with OMFH’s issuance of $700 million aggregate principal amount of 6.75% Senior Notes due 2019 and $800 million in aggregate principal amount of 7.25% Senior Notes due 2021 (collectively, the “OMFH Notes”). The OMFH Notes are OMFH’s unsecured senior obligations, guaranteed on a senior unsecured basis by each of its wholly owned domestic subsidiaries, other than certain subsidiaries, including its insurance subsidiaries and securitization subsidiaries. As of December 31, 2016, $1.5 billion aggregate principal amount of the OMFH Notes were outstanding.

On November 8, 2016, OMH entered into a second supplemental indenture (the “Supplemental Indenture”) to the OMFH Indenture, pursuant to which OMH agreed to fully, unconditionally and irrevocably guarantee the outstanding OMFH Notes in accordance with and subject to the terms of the OMFH Indenture. Further, as permitted by the terms of the OMFH Indenture, OMFH intends to satisfy its reporting obligations under the OMFH Indenture with respect to providing OMFH financial information to the holders of the OMFH Notes by furnishing financial information relating to the Company.

The OMH guarantees of OMFH’s long-term debt discussed above are subject to customary release provisions.

F-63

Notes to Consolidated Financial Statements, Continued

DEBT COVENANTS

SFC Debt Agreements

The debt agreements to which SFC and its subsidiaries are a party include customary terms and conditions, including covenants and representations and warranties. Some or all of these agreements also contain certain restrictions, including (i) restrictions on the ability to create senior liens on property and assets in connection with any new debt financings and (ii) SFC’s ability to sell or convey all or substantially all of its assets, unless the transferee assumes SFC’s obligations under the applicable debt agreement. In addition, the OMH guarantees of SFC’s long-term debt discussed above are subject to customary release provisions.

With the exception of SFC’s junior subordinated debenture, none of our debt agreements require SFC or any of its subsidiaries to meet or maintain any specific financial targets or ratios. However, certain events, including non-payment of principal or interest, bankruptcy or insolvency, or a breach of a covenant or a representation or warranty, may constitute an event of default and trigger an acceleration of payments. In some cases, an event of default or acceleration of payments under one debt agreement may constitute a cross-default under other debt agreements resulting in an acceleration of payments under the other agreements.

As of December 31, 2016, SFC was in compliance with all of the covenants under its debt agreements.

Junior Subordinated Debenture. In January of 2007, SFC issued $350 million aggregate principal amount of 60-year junior subordinated debenture (the “debenture”) under an indenture dated January 22, 2007 (the “Junior Subordinated Indenture”), by and between SFC and Deutsche Bank Trust Company, as trustee. The debenture underlies the trust preferred securities sold by a trust sponsored by SFC. SFC can redeem the debenture at par beginning in January of 2017.

Pursuant to the terms of the debenture, SFC, upon the occurrence of a mandatory trigger event, is required to defer interest payments to the holders of the debenture (and not make dividend payments to SFI) unless SFC obtains non-debt capital funding in an amount equal to all accrued and unpaid interest on the debenture otherwise payable on the next interest payment date and pays such amount to the holders of the debenture. A mandatory trigger event occurs if SFC’s (i) tangible equity to tangible managed assets is less than 5.5% or (ii) average fixed charge ratio is not more than 1.10x for the trailing four quarters.

Based upon SFC’s financial results for the 12 months ended September 30, 2016, a mandatory trigger event did not occur with respect to the interest payment due in January of 2017, as SFC was in compliance with both required ratios discussed above.

OMFH Debt Agreements

None of OMFH’s debt agreements require OMFH or any of its subsidiaries to meet or maintain any specific financial targets or ratios. However, the OMFH Indenture does contain a number of covenants that limit, among other things, OMFH’s ability and the ability of most of its subsidiaries to incur additional debt; create liens securing certain debt; pay dividends on or make distributions in respect of its capital stock or make investments or other restricted payments; create restrictions on the ability of its restricted subsidiaries to pay dividends to OMFH or make certain other intercompany transfers; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. The OMFH Indenture also contains customary events of default which would permit the trustee or the holders of the OMFH Notes to declare the OMFH Notes to be immediately due and payable if not cured within applicable grace periods, including the nonpayment of principal, interest or premium, if any, when due; violation of covenants and other agreements contained in the OMFH Indenture; payment default after final maturity or cross acceleration of certain material debt; certain bankruptcy and insolvency events; material judgment defaults; and the failure of any guarantee of the notes, other than in accordance with the terms of the OMFH Indenture or such guarantee. On November 8, 2016, OMH agreed to fully, unconditionally, and irrevocably guarantee the OMFH Notes.

As of December 31, 2016, OMFH was in compliance with all of the covenants under its debt agreements.

Replacement of OMFH 2015 Warehouse Facility. On February 3, 2015, OMFH entered into a revolving conduit facility with a borrowing capacity of $3.0 billion, backed by personal loans (the “2015 Warehouse Facility”). Pursuant to the terms of the 2015 Warehouse Facility, OMFH was required to (i) maintain minimum consolidated tangible shareholders’ equity of not less than $1.0 billion (the “Net Worth Covenant”) and (ii) not permit OMFH’s consolidated debt to tangible shareholders’ equity ratio to exceed 6.0 to 1.0 if a minimum draw condition exists (the “Leverage Covenant”).

F-64

Notes to Consolidated Financial Statements, Continued

On January 21, 2016, OMFH entered into four separate bilateral conduit facilities with unaffiliated financial institutions that provide an aggregate $2.4 billion of committed financing on a revolving basis for personal loans originated by OneMain (the “New Facilities”). The New Facilities replaced the 2015 Warehouse Facility that was voluntarily terminated on the same date and, as a result, the financial covenants, including the Net Worth Covenant and the Leverage Covenant in the 2015 Warehouse Facility, were eliminated. As of December 31, 2016, the aggregate borrowing capacity of the New Facilities totaled $2.3 billion.

13. Variable Interest Entities

CONSOLIDATED VIES

As part of our overall funding strategy and as part of our efforts to support our liquidity from sources other than our traditional capital market sources, we have transferred certain finance receivables to VIEs for asset-backed financing transactions, including securitization and conduit transactions. We have determined that SFC or OMFH is the primary beneficiary of these VIEs and, as a result, we include each VIE’s assets, including any finance receivables securing the VIE’s debt obligations, and related liabilities in our consolidated financial statements and each VIE’s asset-backed debt obligations are accounted for as secured borrowings. SFC or OMFH is deemed to be the primary beneficiary of each VIE because SFC or OMFH has the ability to direct the activities of the VIE that most significantly impact its economic performance, including the losses it absorbs and its right to receive economic benefits that are potentially significant. Such ability arises from SFC’s or OMFH’s and their affiliates’ contractual right to service the finance receivables securing the VIEs’ debt obligations. To the extent we retain any subordinated debt obligation or residual interest in an asset-backed financing facility, we are exposed to potentially significant losses and potentially significant returns.

The asset-backed debt obligations issued by the VIEs are supported by the expected cash flows from the underlying finance receivables securing such debt obligations. Cash inflows from these finance receivables are distributed to repay the debt obligations and related service providers in accordance with each transaction’s contractual priority of payments (the “waterfall”). The holders of the asset-backed debt obligations have no recourse to the Company if the cash flows from the underlying finance receivables securing such debt obligations are not sufficient to pay all principal and interest on the asset-backed debt obligations. With respect to any asset-backed financing transaction that has multiple classes of debt obligations, substantially all cash inflows will be directed to the senior debt obligations until fully repaid and, thereafter, to the subordinate debt obligations on a sequential basis. We retain an interest and credit risk in these financing transactions through our ownership of the residual interest in each VIE and, in some cases, the most subordinate class of debt obligations issued by the VIE, which are the first to absorb credit losses on the finance receivables securing the debt obligations. We expect that any credit losses in the pools of finance receivables securing the asset-backed debt obligations will likely be limited to our subordinated and residual retained interests. We have no obligation to repurchase or replace qualified finance receivables that subsequently become delinquent or are otherwise in default.

F-65

Notes to Consolidated Financial Statements, Continued

We parenthetically disclose on our consolidated balance sheets the VIE’s assets that can only be used to settle the VIE’s obligations and liabilities if its creditors have no recourse against the primary beneficiary’s general credit. The carrying amounts of consolidated VIE assets and liabilities associated with our securitization trusts were as follows:

(dollars in millions)
December 31,	2016	2015

Assets
Cash and cash equivalents	$3	$11
Finance receivables:
Personal loans	9,509	11,448
SpringCastle Portfolio	-	1,703
Allowance for finance receivable losses	501	431
Finance receivables held for sale	-	435
Restricted cash and cash equivalents	552	663
Other assets	14	48

Liabilities
Long-term debt	$8,240	$11,654
Other liabilities	16	17

SECURITIZED BORROWINGS

Our asset-backed notes issued in securitizations contain a revolving period ranging from 2 to 5 years during which no principal payments are required to be made on the notes. The indentures governing the secured borrowings contain early amortization events and events of default, that, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

F-66

Notes to Consolidated Financial Statements, Continued

Our securitized borrowings at December 31, 2016 consisted of the following:

(dollars in millions)	Current Note Amounts Outstanding	Current Weighted Average Interest Rate	Original Revolving Period

Consumer Securitizations:
Springleaf
SLFT 2014-A (a)	$217	2.78%	2 years
SLFT 2015-A (b)	1,163	3.47%	3 years
SLFT 2015-B (c)	314	3.78%	5 years
SLFT 2016-A (d)	500	3.10%	2 years

OneMain
OMFIT 2014-1 (e)	367	2.66%	2 years
OMFIT 2014-2 (f)	841	3.11%	2 years
OMFIT 2015-1 (g)	1,229	3.74%	3 years
OMFIT 2015-2 (h)	1,250	3.07%	2 years
OMFIT 2015-3 (i)	293	4.21%	5 years
OMFIT 2016-1 (j)	459	4.01%	3 years
OMFIT 2016-2 (k)	816	4.50%	2 years
OMFIT 2016-3 (l)	317	4.33%	5 years
Total consumer securitizations	7,766

Auto Securitization:
Springleaf
ODART 2016-1 (m)	493	2.37%	not applicable

Total secured structured financings (n) (o)	$8,259

(a)	SLFT 2014-A Securitization. On March 26, 2014, we issued $592 million of notes backed by personal loans. The notes mature in December 2022. We initially retained $33 million of the asset-backed notes.

(b)	SLFT 2015-A Securitization. On February 26, 2015, we issued $1.2 billion of notes backed by personal loans. The notes mature in November 2024.

(c)	SLFT 2015-B Securitization. On April 7, 2015, we issued $314 million of notes backed by personal loans. The notes mature in May 2028.

(d)	SLFT 2016-A Securitization. On December 14, 2016, we issued $532 million of notes backed by personal loans. The notes mature in November 2029. We initially retained $32 million of the asset-backed notes.

(e)	OMFIT 2014-1 Securitization. On April 17, 2014, we issued $760 million of notes backed by personal loans. The notes mature in June 2024.

(f)	OMFIT 2014-2 Securitization. On July 30, 2014, we issued $1.2 billion of notes backed by personal loans. The notes mature in September 2024.

(g)	OMFIT 2015-1 Securitization. On February 5, 2015, we issued $1.2 billion of notes backed by personal loans. The notes mature in March 2026.

(h)	OMFIT 2015-2 Securitization. On May 21, 2015, we issued $1.3 billion of notes backed by personal loans. The notes mature in July 2025.

(i)	OMFIT 2015-3 Securitization. On September 29, 2015, we issued $293 million of notes backed by personal loans. The notes mature in November 2028.

(j)	OMFIT 2016-1 Securitization. On February 10, 2016, we issued $500 million of notes backed by personal loans. The notes mature in February 2029. We initially retained $86 million of the Class C and Class D notes. On May 17, 2016, $45 million of the notes represented by Class C were sold.

(k)	OMFIT 2016-2 Securitization. On March 23, 2016, we issued $890 million of notes backed by personal loans. The notes mature in March 2028. We initially retained $157 million of the Class C and Class D notes. On July 25, 2016, $83 million of the notes represented by Class C were sold.

(l)	OMFIT 2016-3 Securitization. On June 7, 2016, we issued $350 million of notes backed by personal loans. The notes mature in June 2031. We initially retained $33 million of the Class D notes.

(m)	ODART 2016-1 Securitization. On July 19, 2016, we issued $754 million of notes backed by direct auto loans. The maturity dates of the notes occur in January 2021 for the Class A notes, May 2021 for the Class B notes, September 2021 for the Class C notes and February 2023 for the Class D notes. We initially retained $54 million of the Class D notes.

F-67

Notes to Consolidated Financial Statements, Continued

(n)	Call of 2013-B Notes. On February 16, 2016, we exercised our right to redeem the asset-backed notes issued in June 2013 by the Springleaf Funding Trust 2013-B (the “2013-B Notes”) for a redemption price of $371 million. The outstanding principal balance of the asset-backed notes was $400 million on the date of the optional redemption.

(o)	Deconsolidation of SCFT 2014-A Notes. As a result of the SpringCastle Interests Sale, we deconsolidated the previously issued securitized interests of the SpringCastle Funding asset-backed notes (the “SCFT 2014-A Notes”) on March 31, 2016.

REVOLVING CONDUIT FACILITIES

As of December 31, 2016, our borrowings under conduit facilities consisted of the following:

(dollar in millions)	Note Maximum Balance	Amount Drawn	Revolving Period End

Springleaf
First Avenue Funding LLC (a)	$250	$-	June 2018
Midbrook 2013-VFN1 Trust (b)	100	-	February 2018
Second Avenue Funding LLC	250	-	June 2018
Springleaf 2013-VFN1 Trust (c)	850	-	January 2018
Sumner Brook 2013-VFN1 Trust	350	-	January 2018
Whitford Brook 2014-VFN1 Trust (d)	250	-	June 2018
Seine River Funding, LLC (e)	500	-	December 2019

OneMain
OneMain Financial B3 Warehouse Trust	350	-	January 2019
OneMain Financial B4 Warehouse Trust	750	-	February 2019
OneMain Financial B5 Warehouse Trust (f)	550	-	February 2019
OneMain Financial B6 Warehouse Trust (g)	600	-	February 2019
Total (h)	$4,800	$-

(a)	First Avenue Funding LLC. On June 30, 2016, we amended the note purchase agreement with the First Avenue Funding LLC (“First Avenue”) to extend the revolving period ending in March 2018 to June 2018. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying direct auto loans and will be due and payable in full 12 months following the maturity of the last direct auto loan held by First Avenue.

(b)	Midbrook 2013-VFN1 Trust. On February 24, 2016, we amended the note purchase agreement with the Midbrook Funding Trust 2013-VFN1 to (i) extend the revolving period ending in June 2016 to February 2018 and (ii) decrease the maximum principal balance from $300 million to $250 million on February 24, 2017. On December 20, 2016, we voluntarily reduced the maximum principal balance available under the variable funding notes from $300 million to $100 million. On February 24, 2017, the maximum principal balance will automatically decrease from $100 million to $50 million. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 36th month following the end of the revolving period.

(c)	Springleaf 2013-VFN1 Trust. On January 21, 2016, we amended the note purchase agreement with the Springleaf 2013-VFN1 Trust to (i) increase the maximum principal balance from $350 million to $850 million and (ii) extend the revolving period ending in April 2017 to January 2018, which may be extended to January 2019, subject to the satisfaction of customary conditions precedent. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 36th month following the end of the revolving period.

(d)	Whitford Brook 2014-VFN1 Trust. On February 24, 2016, we amended the note purchase agreement with the Whitford Brook Funding Trust 2014-VFN1 to extend the revolving period ending in June 2017 to June 2018. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 12th month following the end of the revolving period.

(e)	Seine River Funding, LLC. On December 22, 2016, we entered into a loan and security agreement (the “Seine River LSA”) with third party lenders pursuant to which we may borrow up to a maximum principal balance of $500 million. Any amounts borrowed under the Seine River LSA will be backed by personal loans acquired from subsidiaries of SFC from time to time. Following the revolving period, the principal balance of any outstanding loans, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in full in December 2022.

(f)	OneMain Financial B5 Warehouse Trust. On March 21, 2016, we refinanced the OneMain Financial B1 Warehouse Trust into OneMain Financial B5 Warehouse Trust with the same unaffiliated financial institutions that provided committed financing on a revolving basis for personal loans originated by

F-68

Notes to Consolidated Financial Statements, Continued

OMFH’s subsidiaries. The maximum principal balance under the new facility is $550 million. The aggregate maximum capacity for this facility is subject to a scheduled reduction of $100 million on January 21, 2017 and a further reduction of $100 million on January 21, 2018.

(g)	OneMain Financial B6 Warehouse Trust. On March 21, 2016, we refinanced the OneMain Financial B2 Warehouse Trust into OneMain Financial B6 Warehouse Trust with the same unaffiliated financial institutions that provided committed financing on a revolving basis for personal loans originated by OMFH’s subsidiaries. The maximum principal balance under the new facility was $750 million. On July 28, 2016, we amended the note purchase agreement with the OneMain Financial B6 Warehouse Trust to decrease the maximum principal balance from $750 million to $600 million.

(h)	Termination of Mill River 2015-VFN1 Trust. On January 21, 2016, we amended the note purchase agreement with the Mill River 2015-VFN1 Trust to decrease the maximum principal balance from $400 million to $100 million. On December 20, 2016, we voluntarily terminated the note purchase agreement with the Mill River 2015-VFN1 Trust.

VIE INTEREST EXPENSE

Other than our retained subordinate and residual interests in the remaining consolidated VIEs, we are under no obligation, either contractually or implicitly, to provide financial support to these entities. Consolidated interest expense related to our VIEs totaled $341 million in 2016, $216 million in 2015, and $214 million in 2014.

DECONSOLIDATED VIES

As a result of the SpringCastle Interests Sale on March 31, 2016, we deconsolidated the securitization trust holding the underlying loans of the SpringCastle Portfolio and previously issued securitized interests, which were reported in long-term debt.

14. Insurance

INSURANCE RESERVES

Components of unearned insurance premium reserves, claim reserves and benefit reserves were as follows:

(dollars in millions)
December 31,	2016	2015

Finance receivable related:
Payable to OMH:
Unearned premium reserves	$508	$574
Claim reserves	78	88
Subtotal (a)	586	662

Payable to third-party beneficiaries:
Unearned premium reserves	98	66
Benefit reserves	105	113
Claim reserves	20	22
Subtotal (b)	223	201

Non-finance receivable related:
Unearned premium reserves	86	91
Benefit reserves	388	388
Claim reserves	60	67
Subtotal (b)	534	546

Total	$1,343	$1,409

(a)	Reported as a contra-asset to net finance receivables.

(b)	Reported in insurance claims and policyholder liabilities.

F-69

Notes to Consolidated Financial Statements, Continued

Our insurance subsidiaries enter into reinsurance agreements with other insurers. Reserves related to unearned premiums, claims and benefits assumed from non-affiliated insurance companies totaled $333 million and $346 million at December 31, 2016 and 2015, respectively.

Reserves related to unearned premiums, claims and benefits ceded to non-affiliated insurance companies totaled $102 million and $107 million at December 31, 2016 and 2015, respectively.

Changes in the reserve for unpaid claims and loss adjustment expenses (not considering reinsurance recoverable):

(dollars in millions)
At or for the Years Ended December 31,	2016	2015	2014

Balance at beginning of period	$177	$70	$68
Less reinsurance recoverables	(26)	(22)	(22)
Net balance at beginning of period	151	48	46
Reserve for unpaid claims and loss adjustment expenses assumed in connection with the OneMain Acquisition	-	104	-
Additions for losses and loss adjustment expenses incurred to:
Current year	203	83	65
Prior years *	(20)	5	(3)
Total	183	88	62
Reductions for losses and loss adjustment expenses paid related to:
Current year	(124)	(63)	(39)
Prior years	(78)	(26)	(21)
Total	(202)	(89)	(60)
Net balance at end of period	132	151	48
Plus reinsurance recoverables	26	26	22
Balance at end of period	$158	$177	$70

*	Reflects (i) a redundancy in the prior years’ net reserves of $20 million at December 31, 2016 primarily due to credit disability and credit involuntary unemployment insurance claims developing more favorably than anticipated (ii) a shortfall in the prior years’ net reserves of $5 million at December 31, 2015 primarily resulting from increased estimates for claims incurred in prior years as claims have developed and (iii) a redundancy in the prior years’ net reserves of $3 million at December 31, 2014 primarily resulting from the settlement of claims incurred in prior years for amounts that were less than expected.

Incurred claims and allocated claim adjustment expenses, net of reinsurance, as of December 31, 2016, were as follows:

	Years Ended December 31,					At December 31, 2016
(dollars in millions)	2012(a)	2013(a)	2014(a)	2015(a)	2016	Incurred-but- not-reported Liabilities (b)	Cumulative Number of Reported Claims	Cumulative Frequency (c)
Credit Insurance
Accident Year
2012	$145	$136	$132	$130	$129	$1	53,887	3.0%
2013	-	140	127	125	124	3	54,043	2.9%
2014	-	-	145	132	130	9	55,861	3.0%
2015	-	-	-	138	129	19	57,197	3.0%
2016	-	-	-	-	138	63	51,662	2.8%
Total					$650

(a)	Unaudited.

(b)	Includes expected development on reported claims.

F-70

Notes to Consolidated Financial Statements, Continued

(c)	Frequency for each accident year is calculated as the ratio of all reported claims incurred to the total exposures in force.

Cumulative paid claims and allocated claim adjustment expenses, net of reinsurance, as of December 31, 2016, were as follows:

	Years Ended December 31,
(dollars in millions)	2012*	2013*	2014*	2015*	2016
Credit Insurance
Accident Year
2012	$70	$109	$120	$125	$128
2013	-	68	105	115	121
2014	-	-	71	110	121
2015	-	-	-	71	109
2016	-	-	-	-	75
Total					$554

All outstanding liabilities before 2012, net of reinsurance					-
Liabilities for claims and claim adjustment expenses, net of reinsurance					$96

*	Unaudited.

The reconciliations of the net incurred and paid claims development to the liability for claims and claim adjustment expenses were as follows:

(dollars in millions)
December 31,	2016	2015*	2014*

Liabilities for unpaid claims and claim adjustment expenses, net of reinsurance:
Credit insurance	$96	$105	$111
Other short-duration insurance lines	20	25	31
Total	116	130	142

Reinsurance recoverable on unpaid claims:
Other short-duration insurance lines	22	22	22

Insurance lines other than short-duration	20	25	25
Acquired business included above	-	-	(119)
Total gross liability for unpaid claims and claim adjustment expense	$158	$177	$70

*	Unaudited.

We use completion factors to estimate the unpaid claim liability for credit insurance and most other short-duration products. For some products, the unpaid claim liability is estimated as a percent of exposure. For the long-tailed Excess & Surplus products, which have a longer period of time before claims are paid, unpaid claim liabilities are estimated by a third party and reviewed by our appointed actuary using statistical analyses, including analysis of trends in loss severity and frequency.

There have been no significant changes in methodologies or assumptions during 2016.

Our average annual percentage payout of incurred claims by age, net of reinsurance, as of December 31, 2016, were as follows:

Years	1	2	3	4	5
Credit insurance	54.7%	29.7%	8.5%	4.4%	2.2%

F-71

Notes to Consolidated Financial Statements, Continued

STATUTORY ACCOUNTING

Springleaf and OneMain insurance subsidiaries file financial statements prepared using statutory accounting practices prescribed or permitted by the Indiana Department of Insurance (the “Indiana DOI”) and the Texas Department of Insurance (the “Texas DOI”), respectively, which is a comprehensive basis of accounting other than GAAP. The primary differences between statutory accounting practices and GAAP are that under statutory accounting, policy acquisition costs are expensed as incurred, policyholder liabilities are generally valued using prescribed actuarial assumptions, and certain investment securities are reported at amortized cost. We are not required and did not apply purchase accounting to the insurance subsidiaries on a statutory basis.

Statutory net income (loss) for our insurance companies by type of insurance was as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Property and casualty:
Yosemite Insurance Company (“Yosemite”)	$11	$15	$16
Triton Insurance Company (“Triton”)	14	3	-

Life and health:
Merit Life Insurance Co. (“Merit”)	$20	$(1)	$(2)
American Health and Life Insurance Company (“AHL”)	71	11	-

Statutory capital and surplus for our insurance companies by type of insurance were as follows:

(dollars in millions)
December 31,	2016	2015

Property and casualty:
Yosemite	$63	$76
Triton	139	181

Life and health:
Merit	$133	$123
AHL	215	184

Springleaf and OneMain insurance companies are also subject to risk-based capital requirements adopted by the Indiana DOI and the Texas DOI, respectively. Minimum statutory capital and surplus is the risk-based capital level that would trigger regulatory action. At December 31, 2016 and 2015, our insurance subsidiaries’ statutory capital and surplus exceeded the risk-based capital minimum required levels.

DIVIDEND RESTRICTIONS

State law restricts the amounts that Springleaf’s insurance subsidiaries, Yosemite and Merit, may pay as dividends without prior notice to the Indiana DOI. The maximum amount of dividends (referred to as “ordinary dividends”) for an Indiana domiciled life insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net gain from operations as of the prior year-end. Any amount greater must be approved by the Indiana DOI prior to its payment. The maximum ordinary dividends for an Indiana domiciled property and casualty insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net income. Any amount greater must be approved by the Indiana DOI prior to its payment. These approved dividends are called “extraordinary dividends.” Springleaf insurance subsidiaries paid extraordinary dividends to SFC totaling $63 million, $100 million, and $57 million during 2016, 2015, and 2014, respectively, and ordinary dividends of $18 million to SFC during 2014.

F-72

Notes to Consolidated Financial Statements, Continued

State law also restricts the amounts that OneMain insurance subsidiaries, AHL and Triton, may pay as dividends without prior notice to the Texas DOI. The maximum amount of dividends (also referred to as “ordinary dividends”) for a Texas domiciled life insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net gain from operations as of the prior year-end. Any amount greater must be approved by the Texas DOI prior to its payment. The maximum ordinary dividends for a Texas domiciled property and casualty insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net income. Any amount greater must be approved by the Texas DOI prior to its payment. These approved dividends are called “extraordinary dividends.” OneMain insurance subsidiaries paid extraordinary dividends to OMFH totaling $105 million during 2016 and $68 million of ordinary dividends subsequent to the effective closing date of the OneMain Acquisition in 2015.

15. Other Liabilities

Components of other liabilities were as follows:

(dollars in millions)
December 31,	2016	2015

Other accrued expenses and accounts payable	$98	$97
Salary and benefit liabilities	69	75
Accrued interest on debt	61	67
Retirement plans	31	55
Other insurance liabilities	14	8
Loan principal warranty reserve	13	15
Other	46	67
Total	$332	$384

16. Capital Stock and Earnings (Loss) Per Share

CAPITAL STOCK

OMH has two classes of authorized capital stock: preferred stock and common stock. OMH may issue preferred stock in series. The OMH board of directors determines the dividend, liquidation, redemption, conversion, voting and other rights prior to issuance.

Par value and shares authorized at December 31, 2016 were as follows:

	Preferred Stock *	Common Stock

Par value	$0.01	$0.01
Shares authorized	300,000,000	2,000,000,000

*	No shares of preferred stock were issued and outstanding at December 31, 2016 or 2015.

F-73

Notes to Consolidated Financial Statements, Continued

Changes in shares of common stock issued and outstanding were as follows:

At or for the Years Ended December 31,	2016	2015	2014

Balance at beginning of period	134,494,172	114,832,895	114,832,895
Common shares issued	373,696	19,661,277	-
Balance at end of period	134,867,868	134,494,172	114,832,895

Equity Offering

On May 4, 2015, we completed an offering of 27,864,525 shares of common stock, consisting of 19,417,476 shares of common stock offered by us and 8,447,049 shares of common stock offered by the Initial Stockholder. Citigroup Global Markets Inc., Goldman, Sachs & Co., Barclays Capital Inc., and Credit Suisse Securities (USA) LLC acted as joint book-running managers.

The net proceeds from this sale to the Company were approximately $976 million, after deducting the underwriting discounts and commissions and additional offering-related expenses totaling $24 million. The net proceeds of the offering were contributed to Independence to finance a portion of the OneMain Acquisition.

EARNINGS (LOSS) PER SHARE

The computation of earnings (loss) per share was as follows:

(dollars in millions, except per share data)
Years Ended December 31,	2016	2015	2014

Numerator (basic and diluted):
Net income (loss) attributable to OneMain Holdings, Inc.	$215	$(220)	$463
Denominator:
Weighted average number of shares outstanding (basic)	134,718,588	127,910,680	114,791,225
Effect of dilutive securities *	417,272	-	473,898
Weighted average number of shares outstanding (diluted)	135,135,860	127,910,680	115,265,123
Earnings (loss) per share:
Basic	$1.60	$(1.72)	$4.03
Diluted	$1.59	$(1.72)	$4.02

*	We have excluded the following shares in the diluted earnings (loss) per share calculation for 2016, 2015, and 2014 because these shares would be anti-dilutive, which could impact the earnings (loss) per share calculation in the future:

•2016: 508,340 performance-based shares and 778,121 service-based shares;

•2015: 591,606 performance-based shares and 489,653 service-based shares; and

•2014: 583,459 performance-based shares.

Basic earnings (loss) per share is computed by dividing net income or loss by the weighted-average number of shares outstanding during each period. Diluted earnings (loss) per share is computed based on the weighted-average number of common shares plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares represent outstanding unvested RSUs and restricted stock awards (“RSAs”).

F-74

Notes to Consolidated Financial Statements, Continued

17. Accumulated Other Comprehensive Income (Loss)

Changes, net of tax, in accumulated other comprehensive income (loss) were as follows:

(dollars in millions)	Unrealized Gains (Losses) Available-for-Sale Securities	Retirement Plan Liabilities Adjustments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Income (Loss)

Year Ended December 31, 2016
Balance at beginning of period	$(14)	$(19)	$-	$(33)
Other comprehensive income before reclassifications	23	15	3	41
Reclassification adjustments from accumulated other comprehensive loss	(10)	-	(4)	(14)
Balance at end of period	$(1)	$(4)	$(1)	$(6)

Year Ended December 31, 2015
Balance at beginning of period	$12	$(13)	$4	$3
Other comprehensive loss before reclassifications	(18)	(6)	(4)	(28)
Reclassification adjustments from accumulated other comprehensive income (loss)	(8)	-	-	(8)
Balance at end of period	$(14)	$(19)	$-	$(33)

Year Ended December 31, 2014
Balance at beginning of period	$4	$20	$4	$28
Other comprehensive income (loss) before reclassifications	13	(33)	-	(20)
Reclassification adjustments from accumulated other comprehensive income	(5)	-	-	(5)
Balance at end of period	$12	$(13)	$4	$3

Reclassification adjustments from accumulated other comprehensive income (loss) to the applicable line item on our consolidated statements of operations were as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Unrealized gains on investment securities:
Reclassification from accumulated other comprehensive income (loss) to investment revenues, before taxes	$15	$12	$8
Income tax effect	(5)	(4)	(3)
Reclassification from accumulated other comprehensive income (loss) to investment revenues, net of taxes	10	8	5

Unrealized gains on foreign currency translation adjustments:
Reclassification from accumulated other comprehensive income (loss) to other revenues	4	-	-
Total	$14	$8	$5

F-75

Notes to Consolidated Financial Statements, Continued

18. Income Taxes

OMH and all of its eligible domestic U.S. subsidiaries file a consolidated life/non-life federal tax return with the Internal Revenue Service (“IRS”). AHL, an insurance subsidiary of OneMain, is not an eligible company under Internal Revenue Code (“IRC”) Section 1504 and therefore, files separate federal life insurance tax returns. Income taxes from the consolidated federal and state tax returns are allocated to our eligible subsidiaries under a tax sharing agreement with OMH.

The Company’s foreign subsidiaries/branches file tax returns in Canada, Puerto Rico, the U.S. Virgin Islands, and the United Kingdom. The Company recognizes a deferred tax liability for the undistributed earnings of its foreign operations, if any, as we do not consider the amounts to be permanently reinvested. As of December 31, 2016, the Company had no undistributed foreign earnings.

Components of income (loss) before provision for (benefit from) income taxes were as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Income (loss) before provision for (benefit from) income taxes - U.S. operations	$338	$(238)	$859
Income before provision for income taxes - foreign operations	18	12	2
Total	$356	$(226)	$861

Components of provision for (benefit from) income taxes were as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Current:
Federal	$185	$68	$257
Foreign	1	1	-
State	24	7	20
Total current	210	76	277

Deferred:
Federal	(81)	(178)	(4)
Foreign	3	-	-
State	(19)	(31)	(1)
Total deferred	(97)	(209)	(5)
Total	$113	$(133)	$272

Expense from foreign income taxes includes foreign subsidiaries/branches that operate in Canada, Puerto Rico, the U.S. Virgin Islands, and the United Kingdom.

F-76

Notes to Consolidated Financial Statements, Continued

Reconciliations of the statutory federal income tax rate to the effective tax rate were as follows:

Years Ended December 31,	2016	2015	2014

Statutory federal income tax rate	35.00%	35.00%	35.00%

Non-controlling interests	(2.77)	19.77	(5.12)
State income taxes, net of federal	1.05	7.06	1.41
Tax impact of United Kingdom subsidiary liquidation	(0.60)	-	-
Excess tax benefit on share-based compensation	(0.49)	-	-
Nontaxable investment income	(0.26)	0.20	(0.11)
Nondeductible compensation	-	(2.40)	-
Other, net	(0.16)	(0.61)	0.46
Effective income tax rate	31.77%	59.02%	31.64%

The effective tax rate for 2016, 2015, and 2014 differed from the federal statutory rate primarily due to the effects of the non-controlling interest in the previously owned SpringCastle Portfolio and state income taxes. The effective tax rate is based on income (loss) before taxes, which includes income (loss) attributable to non-controlling interests. The income (loss) attributable to the non-controlling interest is not included in the taxable income in OMH, resulting in variances from the federal statutory rate of (2.77)%, 19.77% and (5.12)% in 2016, 2015, and 2014, respectively.

The difference in the impact on the effective tax rate due to non-controlling interest in 2016 as compared to 2015 is due to the fact that the net income attributable to non-controlling interest was a smaller percentage of the total income (loss) in 2016 compared to 2015. The difference in the impact on the effective tax rate due to non-controlling interest in 2015 as compared to 2014 is due to the fact that the net income attributable to non-controlling interest was a greater percentage of the total income (loss) before taxes in 2015 as compared to 2014.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits (all of which would affect the effective tax rate if recognized) is as follows:

(dollars in millions)
Years Ended December 31,	2016	2015	2014

Balance at beginning of year	$15	$4	$2
Increases in tax positions for current years	2	10	-
Lapse in statute of limitations	(1)	-	(1)
Increases in tax positions for prior years	-	4	3
Decreases in tax positions for prior years	-	(2)	-
Settlements with tax authorities	-	(1)	-
Balance at end of year	$16	$15	$4

Our gross unrecognized tax benefits include interest and penalties. We recognize interest and penalties related to gross unrecognized tax benefits in income tax expense. The amount of any change in the balance of uncertain tax liabilities over the next twelve months is not expected to be material to our consolidated financial statements.

We are currently under examination of our U.S. federal tax return for the years 2011 to 2013 by the IRS. Management believes it has adequately provided for taxes for such year. No specific examination issue or adjustment has been identified to date. We are not currently under examination by any state taxing authority.

F-77

Notes to Consolidated Financial Statements, Continued

Components of deferred tax assets and liabilities were as follows:

(dollars in millions)
December 31,	2016	2015

Deferred tax assets:
Allowance for loan losses	$246	$223
State taxes, net of federal	56	41
Mark-to-market	51	-
Pension/employee benefits	29	37
Acquisition costs	9	10
Legal and warranty reserve	6	6
Federal and foreign net operating losses and tax attributes	4	16
Other intangibles	1	-
Capital loss carryforward	-	27
Deferred insurance commissions	-	12
Joint venture	-	7
Payment protection insurance liability	-	2
Other	5	25
Total	407	406

Deferred tax liabilities:
Debt fair value adjustment	90	121
Impact of tax accounting method change	38	76
Goodwill	37	5
Discount - debt exchange	16	20
Deferred loan fees	12	4
Fixed assets	6	2
Insurance reserves	2	11
Deferred insurance commissions	1	-
Mark-to-market	-	22
Other intangibles	-	12
Total	202	273

Net deferred tax assets before valuation allowance	205	133
Valuation allowance	(29)	(38)
Net deferred tax assets	$176	$95

The gross deferred tax liabilities are expected to reverse in time, and projected taxable income is expected to be sufficient to create positive taxable income, which will allow for the realization of all of our gross federal deferred tax assets and a portion of the state deferred tax assets.

During 2016, we liquidated our United Kingdom operations. As such, there are no net operating loss carryforwards (and no offsetting valuation allowances) related to our United Kingdom operations at December 31, 2016.

We had no remaining federal capital loss carryforwards at December 31, 2016, as compared to $78 million at December 31, 2015. During 2016, we utilized the federal capital loss to offset the capital gain generated through the tax accounting method change and the SpringCastle Interests Sale.

F-78

Notes to Consolidated Financial Statements, Continued

At December 31, 2016, we had state net operating loss carryforwards of $791 million, compared to $556 million at December 31, 2015. The state net operating loss carryforwards expire between 2018 and 2037. We had a valuation allowance on our gross state deferred tax assets, net of deferred federal tax benefit of $26 million and $22 million at December 31, 2016 and 2015, respectively. The total valuation allowance was established based on management’s determination that the deferred tax assets are more likely than not to not be realized.

19. Lease Commitments, Rent Expense, and Contingent Liabilities

LEASE COMMITMENTS AND RENT EXPENSE

Annual rental commitments for leased office space, automobiles and information technology equipment accounted for as operating leases, excluding leases on a month-to-month basis, were as follows:

(dollars in millions)	Lease Commitments

First quarter 2017	$16
Second quarter 2017	15
Third quarter 2017	14
Fourth quarter 2017	13
2017	58
2018	43
2019	30
2020	20
2021	10
2022+	19
Total	$180

In addition to rent, we pay taxes, insurance, and maintenance expenses under certain leases. In the normal course of business, we will renew leases that expire or replace them with leases on other properties. Rental expense totaled $84 million in 2016, $39 million in 2015, and $30 million in 2014.

LEGAL CONTINGENCIES

In the normal course of business, we have been named, from time to time, as defendants in various legal actions, including arbitrations, class actions and other litigation arising in connection with our activities. Some of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. While we will continue to evaluate legal actions to determine whether a loss is reasonably possible or probable and is reasonably estimable, there can be no assurance that material losses will not be incurred from pending, threatened or future litigation, investigations, examinations, or other claims.

We contest liability and/or the amount of damages, as appropriate, in each pending matter. Where available information indicates that it is probable that a liability had been incurred at the date of the consolidated financial statements and we can reasonably estimate the amount of that loss, we accrue the estimated loss by a charge to income. In many actions, however, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the amount of any loss. In addition, even where loss is reasonably possible or an exposure to loss exists in excess of the liability already accrued with respect to a previously recognized loss contingency, it is not always possible to reasonably estimate the size of the possible loss or range of loss.

For certain legal actions, we cannot reasonably estimate such losses, particularly for actions that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. Numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, and by addressing novel or unsettled legal questions relevant to the actions in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any given action.

F-79

Notes to Consolidated Financial Statements, Continued

For certain other legal actions, we can estimate reasonably possible losses, additional losses, ranges of loss or ranges of additional loss in excess of amounts accrued, but do not believe, based on current knowledge and after consultation with counsel, that such losses will have a material adverse effect on our consolidated financial statements as a whole.

SALES RECOURSE OBLIGATIONS

Real Estate Loan Sales

During 2014, we established a reserve for sales recourse obligations of $23 million related to the real estate loan sales in 2014. We did not establish an additional reserve for sales recourse obligations associated with the August 2016 Real Estate Loan Sale or the December 2016 Real Estate Loan Sale. At December 31, 2016, our reserve for sales recourse obligations totaled $13 million, which primarily related to the real estate loan sales in 2014. During 2016, we had no repurchase activity. During 2015, we repurchased 13 loans, totaling $1 million, associated with the real estate loan sales in 2014. During 2014, we had no repurchase activity associated with the sales of real estate loans in 2014; however, we repurchased 9 loans totaling $1 million during 2014 associated with other prior sales of finance receivables because these loans were reaching the defined delinquency limits or had breached the contractual representations and warranties under the loan sale agreements. At December 31, 2016, there were no material recourse requests with loss exposure that management believed would not be covered by the reserve. However, we will continue to monitor any repurchase activity in the future and will adjust the reserve accordingly. When recourse losses are reasonably possible or exposure to such losses exists in excess of the liability already accrued, it is not always possible to reasonably estimate the size of the possible recourse losses or range of losses.

The activity in our reserve for sales recourse obligations primarily associated with the real estate loan sales during 2014 was as follows:

(dollars in millions)
At or for the Years Ended December 31,	2016	2015	2014

Balance at beginning of period	$15	$24	$5
Recourse losses	-	(2)	-
Provision for recourse obligations, net of recoveries *	(2)	(7)	19
Balance at end of period	$13	$15	$24

*	Reflects the elimination of the reserve associated with other prior sales of finance receivables.

Lendmark Sale

We did not establish a reserve for sales recourse obligations associated with the personal loans sold in the Lendmark Sale in May 2016 due to the higher credit quality of the personal loans sold.

20. Benefit Plans

With the exception of our 401(k) plan, the obligations related to the benefit plans described below are recorded by SFC.

PENSION PLANS

Retirement Plan

The Springleaf Financial Services Retirement Plan (the “Retirement Plan”) is a noncontributory defined benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Effective December 31, 2012, the Retirement Plan was frozen. U.S. salaried employees who were employed by a participating company, had attained age 21, and completed twelve months of continuous service were eligible to participate in the plan. Employees generally vested after 5 years of service. Prior to January 1, 2013, unreduced benefits were paid to retirees at normal retirement (age 65) and were based upon a percentage of final average compensation multiplied by years of credited service, up to 44 years. Our current and former employees will not lose any vested benefits in the Retirement Plan that accrued prior to January 1, 2013.

F-80

Notes to Consolidated Financial Statements, Continued

CommoLoCo Retirement Plan

The CommoLoCo Retirement Plan is a noncontributory defined benefit plan which is subject to the provisions of the Puerto Rico tax code. Effective December 31, 2012, the CommoLoCo Retirement Plan was frozen. Puerto Rican residents employed by CommoLoCo, Inc., our Puerto Rican subsidiary, who had attained age 21 and completed one year of service were eligible to participate in the plan. Our current and former employees in Puerto Rico will not lose any vested benefits in the CommoLoCo Retirement Plan that accrued prior to January 1, 2013.

Unfunded Defined Benefit Plans

We sponsor unfunded defined benefit plans for certain employees, including key executives, designed to supplement pension benefits provided by our other retirement plans. These include: (i) Springleaf Financial Services Excess Retirement Income Plan (the “Excess Retirement Income Plan”), which provides a benefit equal to the reduction in benefits payable to certain employees under our qualified retirement plan as a result of federal tax limitations on compensation and benefits payable; and (ii) the Supplemental Executive Retirement Plan (“SERP”), which provides additional retirement benefits to designated executives. Benefits under the Excess Retirement Income Plan were frozen as of December 31, 2012, and benefits under the SERP were frozen at the end of August 2004.

401(K) PLANS

We sponsor voluntary savings plans for our U.S. employees and for our employees of CommoLoCo, Inc.

Springleaf Financial Services 401(k) Plan

The Springleaf Financial Services 401(k) Plan (the “401(k) Plan”) for 2016, 2015, and 2014 provided for a 100% Company matching on the first 4% of the salary reduction contributions of the employees. We do not anticipate any changes to the Company’s matching contributions for 2017.

In addition, the Company may make a discretionary profit sharing contribution to the 401(k) Plan. The Company has full discretion to determine whether to make such a contribution, and the amount of such contribution. In no event, however, will the discretionary profit sharing contribution exceed 4% of annual pay. In order to share in the retirement contribution, employees must have satisfied the 401(k) Plan’s eligibility requirements and be employed on the last day of the year. The employees are not required to contribute any money to the 401(k) Plan in order to qualify for the Company profit sharing contribution. The discretionary profit sharing contribution will be divided among participants eligible to share in the contribution for the year in the same proportion that the participant’s pay bears to the total pay of all participants. This means the amount allocated to each eligible participant’s account will, as a percentage of pay, be the same.

The OneMain employees were eligible to participate in the 401(k) Plan beginning on November 15, 2015.

The salaries and benefit expense associated with this plan was $21 million in 2016, $20 million in 2015, and $16 million in 2014.

CommoLoCo Thrift Plan

The CommoLoCo Thrift Plan provides for salary reduction contributions by employees and 100% matching contributions by the Company of up to 3% of annual salary and 50% matching contributions by the Company of the next 3% of annual salary depending on the respective employee’s years of service. There was no salaries and benefit expense associated with this plan for 2016, and this expense was immaterial in 2015 and 2014. We do not anticipate any changes to the Company’s matching contributions for 2017.

F-81

Notes to Consolidated Financial Statements, Continued

OBLIGATIONS AND FUNDED STATUS

The following table presents the funded status of the defined benefit pension plans and other postretirement benefit plans. The funded status of the plans is measured as the difference between the plan assets at fair value and the projected benefit obligation. We have recognized the aggregate of all overfunded plans in other assets and the aggregate of all underfunded plans in other liabilities.

(dollars in millions)	Pension (a)			Postretirement (b)
At or for the Years Ended December 31,	2016	2015	2014	2014

Projected benefit obligation, beginning of period	$388	$409	$323	$2
Interest cost	16	15	15	-
Actuarial loss (gain)	(6)	(24)	83	-
Benefits paid:
Plan assets	(13)	(12)	(12)	-
Curtailment	-	-	-	(2)
Projected benefit obligation, end of period	385	388	409	-

Fair value of plan assets, beginning of period	333	359	317	-
Actual return on plan assets, net of expenses	33	(15)	54	-
Company contributions	1	1	-	-
Benefits paid:
Plan assets	(13)	(12)	(12)	-
Fair value of plan assets, end of period	354	333	359	-
Funded status, end of period	$(31)	$(55)	$(50)	$-

Other liabilities recognized in the consolidated balance sheet	$(31)	$(55)	$(50)	$-

Pretax net loss recognized in accumulated other comprehensive income or loss	$(7)	$29	$(19)	$-

(a)	Includes non-qualified unfunded plans, for which the aggregate projected benefit obligation was $10 million at December 31, 2016, 2015, and 2014.

(b)	We do not currently fund postretirement benefits.

The accumulated benefit obligation for U.S. pension benefit plans was $385 million at December 31, 2016 and $388 million at December 31, 2015.

Defined benefit pension plan obligations in which the projected benefit obligation (“PBO”) was in excess of the related plan assets and the accumulated benefit obligation (“ABO”) was in excess of the related plan assets were as follows:

(dollars in millions)	PBO and ABO Exceeds Fair Value of Plan Assets
December 31,	2016	2015

Projected benefit obligation	$385	$388
Accumulated benefit obligation	385	388
Fair value of plan assets	354	333

F-82

Notes to Consolidated Financial Statements, Continued

The following table presents the components of net periodic benefit cost recognized in income and other amounts recognized in accumulated other comprehensive income or loss with respect to the defined benefit pension plans and other postretirement benefit plans:

(dollars in millions)	Pension			Postretirement
Years Ended December 31,	2016	2015	2014	2014

Components of net periodic benefit cost:
Interest cost	$16	$15	$15	$-
Expected return on assets	(17)	(19)	(16)	-
Curtailment gain	-	-	-	(2)
Settlement gain	-	-	-	(4)
Net periodic benefit cost	(1)	(4)	(1)	(6)

Other changes in plan assets and projected benefit obligation recognized in other comprehensive income or loss:
Net actuarial loss (gain)	(22)	9	46	-
Net settlement gain	-	-	-	4
Total recognized in other comprehensive income or loss	(22)	9	46	4

Total recognized in net periodic benefit cost and other comprehensive income or loss	$(23)	$5	$45	$(2)

We have made the following estimates relating to our combined defined benefit pension plans and our defined benefit postretirement plans:

●	the estimated net loss that will be amortized from accumulated other comprehensive income or loss into net periodic benefit cost over the next fiscal year will be less than $1 million for our combined defined benefit pension plans;

●	the estimated prior service credit that will be amortized from accumulated other comprehensive income or loss into net periodic benefit cost over the next fiscal year will be zero for our combined defined benefit pension plans; and

●	the estimated amortization from accumulated other comprehensive income or loss for net loss and prior service credit that will be amortized into net periodic benefit cost over the next fiscal year will be zero for our defined benefit postretirement plans.

F-83

Notes to Consolidated Financial Statements, Continued

Assumptions

The following table summarizes the weighted average assumptions used to determine the projected benefit obligations and the net periodic benefit costs:

	Pension		Postretirement
December 31,	2016	2015	2016	2015

Projected benefit obligation:
Discount rate	4.04%	4.26%	*	3.45%
Rate of compensation increase	-	-	*	*

Net periodic benefit costs:
Discount rate	4.26%	3.89%	*	3.80%
Expected long-term rate of return on plan assets	5.27%	5.27%	*	*
Rate of compensation increase (average)	-	-	*	*

*	Not applicable

Discount Rate Methodology

The projected benefit cash flows were discounted using the spot rates derived from the unadjusted Citigroup Pension Discount Curve at December 31, 2016 and an equivalent weighted average discount rate was derived that resulted in the same liability. This single discount rate for each plan was used.

Investment Strategy

The investment strategy with respect to assets relating to our pension plans is designed to achieve investment returns that will (i) provide for the benefit obligations of the plans over the long term; (ii) limit the risk of short-term funding shortfalls; and (iii) maintain liquidity sufficient to address cash needs. Accordingly, the asset allocation strategy is designed to maximize the investment rate of return while managing various risk factors, including but not limited to, volatility relative to the benefit obligations, diversification and concentration, and the risk and rewards profile indigenous to each asset class.

Allocation of Plan Assets

The long-term strategic asset allocation is reviewed and revised annually. The plans’ assets are monitored by our Retirement Plans Committee and the investment managers, which can entail allocating the plans assets among approved asset classes within pre-approved ranges permitted by the strategic allocation.

At December 31, 2016, the actual asset allocation for the primary asset classes was 90% in fixed income securities, 9% in equity securities, and 1% in cash and cash equivalents. The 2017 target asset allocation for the primary asset classes is 89% in fixed income securities and 11% in equity securities. The actual allocation may differ from the target allocation at any particular point in time.

The expected long-term rate of return for the plans was 5.3% for the Retirement Plan and 5.8% for the CommoLoCo Retirement Plan for 2016. The expected rate of return is an aggregation of expected returns within each asset class category. The expected asset return and any contributions made by the Company together are expected to maintain the plans’ ability to meet all required benefit obligations. The expected asset return with respect to each asset class was developed based on a building block approach that considers historical returns, current market conditions, asset volatility and the expectations for future market returns. While the assessment of the expected rate of return is long-term and thus not expected to change annually, significant changes in investment strategy or economic conditions may warrant such a change.

F-84

Notes to Consolidated Financial Statements, Continued

Expected Cash Flows

Funding for the U.S. pension plan ranges from the minimum amount required by ERISA to the maximum amount that would be deductible for U.S. tax purposes. This range is generally not determined until the fourth quarter. Contributed amounts in excess of the minimum amounts are deemed voluntary. Amounts in excess of the maximum amount would be subject to an excise tax and may not be deductible under the IRC. Supplemental and excess plans’ payments and postretirement plan payments are deductible when paid.

The expected future benefit payments, net of participants’ contributions, of our defined benefit pension plans at December 31, 2016 are as follows:

(dollars in millions)	Pension

2017	$15
2018	15
2019	16
2020	16
2021	17
2022-2026	90

FAIR VALUE MEASUREMENTS - PLAN ASSETS

The inputs and methodology used in determining the fair value of the plan assets are consistent with those used to measure our assets.

The following table presents information about our plan assets measured at fair value and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

(dollars in millions)	Level 1	Level 2	Level 3	Total

December 31, 2016
Assets:
Cash and cash equivalents	$3	$-	$-	$3
Equity securities:
U.S. (a)	-	17	-	17
International (b)	-	15	-	15
Fixed income securities:
U.S. investment grade (c)	-	310	-	310
U.S. high yield (d)	-	9	-	9
Total	$3	$351	$-	$354

December 31, 2015
Assets:
Cash and cash equivalents	$3	$-	$-	$3
Equity securities:
U.S. (a)	-	16	-	16
International (b)	-	15	-	15
Fixed income securities:
U.S. investment grade (c)	-	291	-	291
U.S. high yield (d)	-	8	-	8
Total	$3	$330	$-	$333

F-85

Notes to Consolidated Financial Statements, Continued

(a)	Includes index mutual funds that primarily track several indices including Standard and Poor’s Rating Services (“S&P”) 500 and S&P 600 in addition to other actively managed accounts, comprised of investments in large cap companies.

(b)	Includes investment mutual funds in companies in emerging and developed markets.

(c)	Includes investment mutual funds in U.S. and non-U.S. government issued bonds, U.S. government agency or sponsored agency bonds, and investment grade corporate bonds.

(d)	Includes investment mutual funds in securities or debt obligations that have a rating below investment grade.

The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities. Based on our investment strategy, we have no significant concentrations of risks.

21. Share-Based Compensation

OMNIBUS INCENTIVE PLAN

In 2013, OMH adopted the 2013 Omnibus Incentive Plan, which was amended and restated effective as of May 25, 2016 (the “Omnibus Plan”) under which equity-based awards are granted to selected management employees, non-employee directors, independent contractors, and consultants. The amendment and restatement of the Omnibus Plan (i) extended the term of the Omnibus Plan from October 2023 to May 2026 and (ii) limited the number of cash and equity-based awards under the Omnibus Plan valued at more than $500,000 to non-employee directors during the calendar year.

As of December 31, 2016, 13,010,543 shares of common stock were reserved for issuance under the Omnibus Plan, including 1,790,868 shares subject to outstanding equity awards. The amount of shares reserved is adjusted annually at the beginning of the year by a number of shares equal to the excess of 10% of the number of outstanding shares on the last day of the previous fiscal year over the number of shares reserved and available for issuance as of the last day of the previous fiscal year. The Omnibus Plan allows for issuance of stock options, RSUs and RSAs, stock appreciation rights, and other stock-based awards and cash awards.

Service-based Awards

In connection with the initial public offering on October 16, 2013 and subsequent to the offering, we have granted service-based RSUs and RSAs to certain of our executives and employees. The RSUs are subject to a graded vesting period of 4.2 years or less and do not provide the holders with any rights as shareholders, including the right to earn dividends during the vesting period. The RSAs are subject to a graded vesting period of three years or less and provide the holders the right to vote and to earn dividends during the vesting period. The fair value for restricted units and awards is generally the closing market price of OMH’s common stock on the date of the award. For awards granted in connection with the initial public offering, the fair value is the offering price. Expense is amortized on a straight line basis over the vesting period, based on the number of awards that are ultimately expected to vest. The weighted-average grant date fair value of service-based awards issued in 2016, 2015, and 2014 was $26.14, $47.44, and $25.65, respectively. The total fair value of service-based awards that vested during 2016, 2015, and 2014 was $10 million, $7 million, and $1 million, respectively.

The following table summarizes the service-based stock activity and related information for the Omnibus Plan for 2016:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Term (in Years)

Unvested as of January 1, 2016	2,007,927	$33.94
Granted	59,315	26.14
Vested	(441,944)	22.77
Forfeited	(242,378)	41.49
Unvested at December 31, 2016	1,382,920	35.86	2.13

F-86

Notes to Consolidated Financial Statements, Continued

Performance-based Awards

During 2015 and 2014, OMH awarded PRSUs that may be earned based on the financial performance of OMH. Certain PRSUs are subject to the achievement of performance goals during the period between the grant date and December 31, 2016. These awards are also subject to a graded vesting period of two years after the attainment of the performance goal or December 31, 2016, whichever occurs earlier. The remaining PRSUs are subject to separate and independent performance goals for 2016, 2017, and 2018; therefore, a separate requisite service period exists for each year that begins on January 1 of the respective performance year. Vesting for these awards will occur on the filing date of this Annual Report on Form 10-K that occurs after the performance year or the date the actual performance outcome is determined, whichever is later. All of the PRSUs allow for partial vesting if a minimum level of performance is attained. The PRSUs do not provide the holders with any rights as shareholders, including the right to earn dividends during the vesting period. The fair value for PRSUs is based on the closing market price of our stock on the date of the award.

Expense for performance-based shares is recognized over the requisite service period when it is probable that the performance goals will be achieved and is based on the total number of units expected to vest. Expense for awards with graded vesting is recognized under the accelerated method, whereby each vesting is treated as a separate award with expense for each vesting recognized ratably over the requisite service period. If minimum targets are not achieved by the end of the respective performance periods, all unvested shares related to those targets will be forfeited and cancelled, and all expense recognized to that date is reversed.

Prior to the OneMain Acquisition, none of the performance targets related to certain PRSUs issued in 2014 were deemed probable of occurring. Subsequent to the OneMain Acquisition, the targets were re-evaluated and the 100% performance targets were deemed probable of occurring. Accordingly in 2015, we recorded a cumulative catch-up expense of $6 million, which is included in acquisition-related transaction and integration expenses. During the fourth quarter of 2016, the Compensation Committee determined that the PRSU performance targets were 100% achieved. Accordingly, a portion of the PRSU awards vested immediately, with the remaining shares subject to vesting upon meeting stated service requirements.

No performance shares were granted during 2016. The weighted average grant date fair value of performance-based awards issued in 2015 and 2014 was $34.45 and $25.78, respectively. The total fair value of performance-based awards that vested during 2016 was $4 million. No performance-based awards vested in 2015 or 2014.

The following table summarizes the performance-based stock activity and related information for the Omnibus Plan for 2016:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Term (in Years)

Unvested as of January 1, 2016	581,113	$25.79
Vested	(164,673)	25.10
Forfeited	(8,492)	31.62
Unvested at December 31, 2016	407,948	25.94	1.71

Total share-based compensation expense, net of forfeitures, for all stock-based awards totaled $22 million, $15 million, and $6 million, respectively, during 2016, 2015, and 2014. The total income tax benefit recognized for stock-based compensation was $8 million in 2016, $6 million in 2015, and $2 million in 2014. As of December 31, 2016, there was total unrecognized compensation expense of $30 million related to nonvested restricted stock that is expected to be recognized over a weighted average period of 2.1 years.

F-87

Notes to Consolidated Financial Statements, Continued

Incentive Units

In the fourth quarter of 2015, certain executives of the Company surrendered a portion of their incentive units in the Initial Stockholder and certain additional executives of the Company received a grant of incentive units in the Initial Stockholder. These incentive units are intended to encourage the executives to create sustainable, long-term value for the Company by providing them with interests that are subject to their continued employment with the Company and that only provide benefits (in the form of distributions) if the Initial Stockholder makes distributions to one or more of its common members that exceed specified amounts. The incentive units are entitled to vote together with the holders of common units in the Initial Stockholder as a single class on all matters. The incentive units may not be sold or otherwise transferred and the executives are entitled to receive these distributions only while they are employed with the Company, unless the executive’s termination of employment results from the executive’s death, in which case the executive’s beneficiaries will be entitled to receive any future distributions. Because the incentive units only provide economic benefits in the form of distributions while the holders are employed, and the holder generally does not have the ability to monetize the incentive units due to the transfer restrictions, the substance of the arrangement is that of a profit sharing agreement. These incentive units are subject to their continued employment with the Company and, in the case of the incentive units issued in 2015, the continued employment of both Jay Levine and John Anderson. These incentive units provide benefits (in the form of distributions) in the event the Initial Stockholder makes distributions to one or more of its members that exceed certain specified amounts. In connection with the sale of our common stock by the Initial Stockholder, certain of the specified thresholds were satisfied. In accordance with ASC Topic 710, Compensation-General, we recorded non-cash incentive compensation expense of $15 million in 2015 related to the incentive units. No expense was recognized for these awards during 2016 or 2014.

F-88

Notes to Consolidated Financial Statements, Continued

22. Segment Information

Our segments coincide with how our businesses are managed. At December 31, 2016, our three segments included:

●

Consumer and Insurance - We originate and service personal loans (secured and unsecured) through two business divisions: branch operations and centralized operations. We also offer credit insurance (life insurance, disability insurance, and involuntary unemployment insurance), non-credit insurance, and ancillary products, such as auto membership plans. As a result of the OneMain Acquisition, our combined branch operations primarily conduct business in 44 states. Our centralized operations underwrite and process certain loan applications that we receive from our branch operations or through an internet portal. If the applicant is located near an existing branch (“in footprint”), our centralized operations make the credit decision regarding the application and then request, but do not require, the customer to visit a nearby branch for closing, funding and servicing. If the applicant is not located near a branch (“out of footprint”), our centralized operations originate the loan.

●

Acquisitions and Servicing - We service the SpringCastle Portfolio that was acquired through a joint venture in which we previously owned a 47% equity interest. On March 31, 2016, the SpringCastle Portfolio was sold in connection with the sale of our equity interest in the SpringCastle Joint Venture. These loans consist of unsecured loans and loans secured by subordinate residential real estate mortgages and include both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in substance and form from our originated loans. Unless we are terminated, we will continue to provide the servicing for these loans pursuant to a servicing agreement, which we service as unsecured loans because the liens are subordinated to superior ranking security interests.

●

Real Estate - We service and hold real estate loans secured by first or second mortgages on residential real estate. Real estate loans previously originated through our branch offices or previously acquired or originated through centralized distribution channels are serviced by: (i) MorEquity and subserviced by Nationstar; (ii) Select Portfolio Servicing, Inc.; or (iii) our centralized operations. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. Prior to the OneMain Acquisition, this segment also included proceeds from the sale of our real estate loans in 2014. We used these proceeds to acquire OneMain.

The remaining components (which we refer to as “Other”) consist of our other non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our three segments. These operations include: (i) Springleaf legacy operations in 14 states where we also ceased branch-based personal lending; (ii) Springleaf liquidating retail sales finance portfolio (including retail sales finance accounts from its legacy auto finance operation); (iii) Springleaf lending operations in Puerto Rico and the U.S. Virgin Islands; and (iv) the operations of Springleaf United Kingdom subsidiary, prior to its liquidation on August 16, 2016.

On November 15, 2015, we completed the OneMain Acquisition, and their results are included in our consolidated results from November 1, 2015. We include OneMain’s operations in our Consumer and Insurance segment.

The accounting policies of the segments are the same as those disclosed in Note 3, except as described below.

Due to the nature of the OneMain Acquisition and the Fortress Acquisition, we applied purchase accounting. However, we report the operating results of Consumer and Insurance, Acquisitions and Servicing, Real Estate, and Other using a “Segment Accounting Basis,” which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves and acquisition costs to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). These allocations and adjustments currently have a material effect on our reported segment basis income as compared to GAAP. We believe a Segment Accounting Basis (a basis other than GAAP) provides investors a consistent basis on which management evaluates segment performance.

F-89

Notes to Consolidated Financial Statements, Continued

We allocate revenues and expenses (on a Segment Accounting Basis) to each segment using the following methodologies:

Interest income	Directly correlated with a specific segment.

Acquisitions and Servicing - This segment includes interest expense specifically identified to the SpringCastle Portfolio.

Interest expense	Consumer and Insurance, Real Estate and Other - The Company has securitization debt and unsecured debt. The Company first allocates interest expense to its segments based on actual expense for securitizations and secured term debt and using a weighted average for unsecured debt allocated to the segments. Average unsecured debt allocations for the periods presented are as follows:

Subsequent to the OneMain Acquisition

Total average unsecured debt is allocated as follows:

● Consumer and Insurance - receives remainder of unallocated average debt; and

● Real Estate and Other - at 100% of asset base. (Asset base represents the average net finance receivables including finance receivables held for sale.)

The net effect of the change in debt allocation and asset base methodologies for 2015, had it been in place as of the beginning of the year, would be an increase in interest expense of $208 million for Consumer and Insurance and a decrease in interest expense of $157 million and $51 million for Real Estate and Other, respectively.

For the period third quarter 2014 to the OneMain Acquisition

Total average unsecured debt was allocated to Consumer and Insurance, Real Estate and Other, such that the total debt allocated across each segment equaled 83%, up to 100% and 100% of each of its respective asset base. Any excess was allocated to Consumer and Insurance.

Average unsecured debt was allocated after average securitized debt to achieve the calculated average segment debt.

Asset base represented the following:

● Consumer and Insurance - average net finance receivables, including average net finance receivables held for sale;

● Real Estate - average net finance receivables, including average net finance receivables held for sale, cash and cash equivalents, investments including proceeds from Real Estate sales; and

● Other - average net finance receivables other than the periods listed below:

● May 2015 to the OneMain Acquisition - average net finance receivables and cash and cash equivalents, less proceeds from equity issuance in 2015, operating cash reserve and cash included in other segments.

● February 2015 to April 2015 - average net finance receivables and cash and cash equivalents, less operating cash reserve and cash included in other segments.

Prior to third quarter 2014

The ratio of each segment average net finance receivables to total average net finance receivables was applied to average total debt to calculate the average segment debt. Average unsecured debt was allocated after average securitized debt and secured term loan to achieve the calculated average segment debt.

Provision for finance receivable losses

Directly correlated with a specific segment, except for allocations to Other, which are based on the remaining delinquent accounts as a percentage of total delinquent accounts.

Other revenues

Directly correlated with a specific segment, except for: (i) net gain (loss) on repurchases and repayments of debt, which is allocated to the segments based on the interest expense allocation of debt and (ii) gains and losses on foreign currency exchange, which are allocated to the segments based on the interest expense allocation of debt.

Acquisition-related transaction and integration expenses

Consists of: (i) acquisition-related transaction and integration costs related to the OneMain Acquisition, including legal and other professional fees, which we primarily report in Other, as these are costs related to acquiring the business as opposed to operating the business; (ii) software termination costs, which are allocated to Consumer and Insurance; and (iii) incentive compensation incurred above and beyond expected cost from acquiring and retaining talent in relation to the OneMain Acquisition, which are allocated to each of the segments based on services provided.

F-90

Notes to Consolidated Financial Statements, Continued

Other expenses	Salaries and benefits - Directly correlated with a specific segment. Other salaries and benefits not directly correlated with a specific segment are allocated to each of the segments based on services provided.

Other operating expenses - Directly correlated with a specific segment. Other operating expenses not directly correlated with a specific segment are allocated to each of the segments based on services provided.

Insurance policy benefits and claims - Directly correlated with a specific segment.

The “Segment to GAAP Adjustment” column in the following tables primarily consists of:

●

Interest income - reverses the impact of premiums/discounts on purchased finance receivables and the interest income recognition under guidance in ASC 310-20, Nonrefundable Fees and Other Costs, and ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, and reestablishes interest income recognition on a historical cost basis;

●

Interest expense - reverses the impact of premiums/discounts on acquired long-term debt and reestablishes interest expense recognition on a historical cost basis;

●

Provision for finance receivable losses - reverses the impact of providing an allowance for finance receivable losses upon acquisition and reestablishes the allowance on a historical cost basis and reverses the impact of recognition of net charge-offs on purchased credit impaired finance receivables and reestablishes the net charge-offs on a historical cost basis;

●

Other revenues - reestablishes the historical cost basis of mark-to-market adjustments on finance receivables held for sale and on realized gains/losses associated with our investment portfolio;

●

Acquisition-related transaction and integration expenses - reestablishes the amortization of purchased software assets on a historical cost basis;

●

Other expenses - reestablishes expenses on a historical cost basis by reversing the impact of amortization from acquired intangible assets and including amortization of other historical deferred costs; and

●

Assets - revalues assets based on their fair values at the effective date of the OneMain Acquisition and the Fortress Acquisition.

F-91

Notes to Consolidated Financial Statements, Continued

The following tables present information about the Company’s segments, as well as reconciliations to the consolidated financial statement amounts.

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Eliminations	Segment to GAAP Adjustment	Consolidated Total

At or for the Year Ended December 31, 2016
Interest income	$3,328	$102	$47	$4	$-	$(371)	$3,110
Interest expense	738	20	43	-	-	55	856
Provision for finance receivable losses	911	14	6	-	-	1	932
Net interest income (loss) after provision for finance receivable losses	1,679	68	(2)	4	-	(427)	1,322
Net gain on sale of SpringCastle interests	-	167	-	-	-	-	167
Other revenues	612	49	(29)	(9)	(11)	(6)	606
Acquisition-related transaction and integration expenses	100	1	1	26	-	(20)	108
Other expenses	1,503	58	27	-	(11)	54	1,631
Income (loss) before provision for (benefit from) income taxes	688	225	(59)	(31)	-	(467)	356
Income before provision for income taxes attributable to non-controlling interests	-	28	-	-	-	-	28
Income (loss) before provision for (benefit from) income taxes attributable to OneMain Holdings, Inc.	$688	$197	$(59)	$(31)	$-	$(467)	$328

Assets	$15,539	$5	$361	$235	$-	$1,983	$18,123

F-92

Notes to Consolidated Financial Statements, Continued

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Eliminations	Segment to GAAP Adjustment	Consolidated Total

At or for the Year Ended December 31, 2015
Interest income	$1,482	$463	$68	$8	$-	$(91)	$1,930
Interest expense	242	87	212	56	(5)	123	715
Provision for finance receivable losses	351	68	(2)	1	-	298	716
Net interest income (loss) after provision for finance receivable losses	889	308	(142)	(49)	5	(512)	499
Other revenues	276	58	3	-	(57)	(18)	262
Acquisition-related transaction and integration expenses	16	1	1	47	-	(3)	62
Other expenses	804	111	33	15	(52)	14	925
Income (loss) before provision for (benefit from) income taxes	345	254	(173)	(111)	-	(541)	(226)
Income before provision for income taxes attributable to non-controlling interests	-	127	-	-	-	-	127
Income (loss) before provision for (benefit from) income taxes attributable to OneMain Holdings, Inc.	$345	$127	$(173)	$(111)	$-	$(541)	$(353)

Assets	$16,023	$1,789	$711	$362	$-	$2,305	$21,190

At or for the Year Ended December 31, 2014
Interest income	$916	$545	$406	$17	$-	$89	$1,973
Interest expense	164	82	353	8	(5)	132	734
Provision for finance receivable losses	202	105	128	7	-	(19)	423
Net interest income (loss) after provision for finance receivable losses	550	358	(75)	2	5	(24)	816
Other revenues	215	36	154	1	(71)	411	746
Other expenses	537	123	93	11	(66)	3	701
Income (loss) before provision for (benefit from) income taxes	228	271	(14)	(8)	-	384	861
Income before provision for income taxes attributable to non-controlling interests	-	126	-	-	-	-	126
Income (loss) before provision for (benefit from) income taxes attributable to OneMain Holdings, Inc.	$228	$145	$(14)	$(8)	$-	$384	$735

Assets	$4,165	$2,546	$4,116	$441	$(363)	$24	$10,929

23. Fair Value Measurements

The fair value of a financial instrument is the amount that would be expected to be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and not yet established, the characteristics specific to the transaction, and general market conditions. See Note 3 for a discussion of the accounting policies related to fair value measurements, which includes the valuation process and the inputs used to develop our fair value measurements.

F-93

Notes to Consolidated Financial Statements, Continued

The following table summarizes the fair values and carrying values of our financial instruments and indicates the fair value hierarchy based on the level of inputs we utilized to determine such fair values:

	Fair Value Measurements Using			Total Fair	Total Carrying
(dollars in millions)	Level 1	Level 2	Level 3	Value	Value

December 31, 2016
Assets
Cash and cash equivalents	$506	$73	$-	$579	$579
Investment securities	31	1,724	9	1,764	1,764
Net finance receivables, less allowance for finance receivable losses	-	-	13,891	13,891	13,043
Finance receivables held for sale	-	-	159	159	153
Restricted cash and cash equivalents	568	-	-	568	568
Other assets:
Commercial mortgage loans	-	-	24	24	24
Escrow advance receivable	-	-	10	10	10
Receivables related to sales of real estate loans and related trust assets	-	1	-	1	3

Liabilities
Long-term debt	$-	$14,498	$-	$14,498	$13,959

December 31, 2015
Assets
Cash and cash equivalents	$939	$-	$-	$939	$939
Investment securities	36	1,829	2	1,867	1,867
Net finance receivables, less allowance for finance receivable losses	-	-	15,943	15,943	14,967
Finance receivables held for sale	-	-	819	819	793
Restricted cash and cash equivalents	676	-	-	676	676
Other assets:
Commercial mortgage loans	-	-	62	62	62
Escrow advance receivable	-	-	11	11	11
Receivables related to sales of real estate loans and related trust assets	-	1	-	1	5

Liabilities
Long-term debt	$-	$17,616	$-	$17,616	$17,300

F-94

Notes to Consolidated Financial Statements, Continued

FAIR VALUE MEASUREMENTS - RECURRING BASIS

The following tables present information about our assets measured at fair value on a recurring basis and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

	Fair Value Measurements Using			Total Carried
(dollars in millions)	Level 1	Level 2	Level 3 (a)	At Fair Value

December 31, 2016
Assets
Cash equivalents in mutual funds	$307	$-	$-	$307
Cash equivalents securities	-	73	-	73
Investment securities:
Available-for-sale securities
Bonds:
U.S. government and government sponsored entities	-	31	-	31
Obligations of states, municipalities, and political subdivisions	-	145	-	145
Non-U.S. government and government sponsored entities	-	118	-	118
Corporate debt	-	1,025	-	1,025
RMBS	-	100	-	100
CMBS	-	108	-	108
CDO/ABS	-	98	4	102
Total bonds	-	1,625	4	1,629
Preferred stock	8	8	-	16
Common stock	17	-	-	17
Other long-term investments	-	-	2	2
Total available-for-sale securities (b)	25	1,633	6	1,664
Other securities
Bonds:
Non-U.S. government and government sponsored entities	-	1	-	1
Corporate debt	-	83	2	85
RMBS	-	1	-	1
CMBS	-	1	-	1
CDO/ABS	-	5	-	5
Total bonds	-	91	2	93
Preferred stock	6	-	-	6
Total other securities	6	91	2	99
Total investment securities	31	1,724	8	1,763
Restricted cash in mutual funds	553	-	-	553
Total	$891	$1,797	$8	$2,696

(a)	Due to the insignificant activity within the Level 3 assets during 2016, we have omitted the additional disclosures relating to the changes in Level 3 assets measured at fair value on a recurring basis and the quantitative information about Level 3 unobservable inputs.

(b)	Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at December 31, 2016, which is carried at cost.

F-95

Notes to Consolidated Financial Statements, Continued

	Fair Value Measurements Using			Total Carried
(dollars in millions)	Level 1	Level 2	Level 3 (a)	At Fair Value

December 31, 2015
Assets
Cash equivalents in mutual funds	$240	$-	$-	$240
Investment securities:
Available-for-sale securities
Bonds:
U.S. government and government sponsored entities	-	111	-	111
Obligations of states, municipalities, and political subdivisions	-	140	-	140
Non-U.S. government and government sponsored entities	-	126	-	126
Corporate debt	-	999	-	999
RMBS	-	128	-	128
CMBS	-	116	-	116
CDO/ABS	-	71	-	71
Total bonds	-	1,691	-	1,691
Preferred stock	6	7	-	13
Common stock	23	-	-	23
Other long-term investments	-	-	2	2
Total available-for-sale securities (b)	29	1,698	2	1,729
Trading and other securities
Bonds:
Non-U.S. government and government sponsored entities	-	3	-	3
Corporate debt	-	124	-	124
RMBS	-	2	-	2
CMBS	-	2	-	2
Total bonds	-	131	-	131
Preferred stock	6	-	-	6
Total trading and other securities (c)	6	131	-	137
Total investment securities	35	1,829	2	1,866
Restricted cash in mutual funds	277	-	-	277
Total	$552	$1,829	$2	$2,383

(a)	Due to the insignificant activity within the Level 3 assets during 2015, we have omitted the additional disclosures relating to the changes in Level 3 assets measured at fair value on a recurring basis and the quantitative information about Level 3 unobservable inputs.

(b)	Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at December 31, 2015, which is carried at cost.

(c)	The fair value of other securities totaled $128 million at December 31, 2015.

We had no transfers between Level 1 and Level 2 during 2016 and 2015.

F-96

Notes to Consolidated Financial Statements, Continued

FAIR VALUE MEASUREMENTS - NON-RECURRING BASIS

We measure the fair value of certain assets on a non-recurring basis when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Assets measured at fair value on a non-recurring basis on which we recorded impairment charges were as follows:

	Fair Value Measurements Using *				Impairment
(dollars in millions)	Level 1	Level 2	Level 3	Total	Charges

At or for the Year Ended December 31, 2016
Assets
Finance receivables held for sale	$-	$-	$159	$159	$4
Real estate owned	-	-	5	5	2
Total	$-	$-	$164	$164	$6

At or for the Year Ended December 31, 2015
Assets
Real estate owned	$-	$-	$11	$11	$3
Total	$-	$-	$11	$11	$3

*	The fair value information presented in the table is as of the date the fair value adjustment was recorded.

In accordance with the authoritative guidance for the accounting for the impairment of finance receivables held for sale, we wrote down certain finance receivables held for sale reported in our Real Estate segment to their fair value during the second quarter of 2016 and recorded the writedowns in other revenues.

In accordance with the authoritative guidance for the accounting for the impairment of long-lived assets, we wrote down certain real estate owned reported in our Real Estate segment to their fair value less cost to sell during 2016 and 2015 and recorded the writedowns in other revenues. The fair values of real estate owned disclosed in the table above are unadjusted for transaction costs as required by the authoritative guidance for fair value measurements. The amounts of real estate owned recorded in other assets are net of transaction costs as required by the authoritative guidance for accounting for the impairment of long-lived assets.

The inputs and quantitative data used in our Level 3 valuations for our real estate owned and commercial mortgage loans are unobservable primarily due to the unique nature of specific real estate assets. Therefore, we used independent third-party providers, familiar with local markets, to determine the values used for fair value disclosures without adjustment.

Quantitative information about Level 3 inputs for our assets measured at fair value on a non-recurring basis at December 31, 2016 and 2015 was as follows:

Range (Weighted Average)
	Valuation Technique(s)	Unobservable Input	December 31, 2016	December 31, 2015
Finance receivables held for sale	Income approach	Market value for similar type loan transactions to obtain a price point	*	-
Real estate owned	Market approach	Third-party valuation	*	*

*	We applied the third-party exception which allows us to omit certain quantitative disclosures about unobservable inputs for the assets measured at fair value on a non-recurring basis included in the table above. As a result, the weighted average ranges of the inputs for these assets are not applicable.

F-97

Notes to Consolidated Financial Statements, Continued

FAIR VALUE MEASUREMENTS - VALUATION METHODOLOGIES AND ASSUMPTIONS

We use the following methods and assumptions to estimate fair value.

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents, including cash and certain cash equivalents, approximates fair value.

Mutual Funds

The fair value of mutual funds is based on quoted market prices of the underlying shares held in the mutual funds.

Investment Securities

We utilize third-party valuation service providers to measure the fair value of our investment securities, which are classified as available-for-sale or as trading and other and consist primarily of bonds. Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure investment securities at fair value. We generally obtain market price data from exchange or dealer markets.

We estimate the fair value of fixed maturity investment securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations and a matrix pricing methodology, or discounted cash flow analyses. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, composite ratings, bid-ask spreads, prepayment rates and other relevant factors. For fixed maturity investment securities that are not traded in active markets or that are subject to transfer restrictions, we adjust the valuations to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

We elect the fair value option for investment securities that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative.

The fair value of certain investment securities is based on the amortized cost, which is assumed to approximate fair value.

Finance Receivables

The fair value of net finance receivables, less allowance for finance receivable losses, for both non-impaired and purchased credit impaired finance receivables, is determined using discounted cash flow methodologies. The application of these methodologies requires us to make certain judgments and estimates based on our perception of market participant views related to the economic and competitive environment, the characteristics of our finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied is significant in light of the current capital markets and, more broadly, economic environments. Therefore, the fair value of our finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent limitations in the valuation methodologies we employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

Finance Receivables Held for Sale

We determined the fair value of finance receivables held for sale that were originated as held for investment based on negotiations with prospective purchasers (if any) or by using projected cash flows discounted at the weighted-average interest rates offered by us in the market for similar finance receivables. We based cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses.

Restricted Cash and Cash Equivalents

The carrying amount of restricted cash and cash equivalents approximates fair value.

F-98

Notes to Consolidated Financial Statements, Continued

Commercial Mortgage Loans

Given the short remaining average life of the portfolio, the carrying amount of commercial mortgage loans approximates fair value. The carrying amount includes an estimate for credit related losses, which is based on independent third-party valuations.

Real Estate Owned

We initially base our estimate of the fair value on independent third-party valuations at the time we take title to real estate owned. Subsequent changes in fair value are based upon independent third-party valuations obtained periodically to estimate a price that would be received in a then current transaction to sell the asset.

Escrow Advance Receivable

The carrying amount of escrow advance receivable approximates fair value.

Receivables Related to Sales of Real Estate Loans and Related Trust Assets

The carrying amount of receivables related to sales of real estate loans and related trust assets less estimated forfeitures, which are reflected in other liabilities, approximates fair value.

Long-term Debt

We either receive fair value measurements of our long-term debt from market participants and pricing services or we estimate the fair values of long-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for our long-term debt.

We record at fair value long-term debt issuances that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative. At December 31, 2016, we had no debt carried at fair value under the fair value option.

We estimate the fair values associated with variable rate revolving lines of credit to be equal to par.

F-99

Notes to Consolidated Financial Statements, Continued

24. Subsequent Events

SECURITIZATIONS

ODART 2017-1 Securitization

On February 1, 2017, SFC completed a private securitization transaction in which OneMain Direct Auto Receivables Trust 2017-1 (“ODART 2017-1”), a wholly owned special purpose vehicle of SFC, issued $300 million principal amount of notes backed by direct auto loans with an aggregate UPB of $300 million as of December 31, 2016. $268 million principal amount of the notes issued by ODART 2017-1, represented by Classes A, B, C and D, were sold to unaffiliated parties at a weighted average interest rate of 2.61%. OneMain Direct Auto Funding, LLC, a wholly owned subsidiary of SFC, retained $11 million principal amount of the Class A notes, $1 million principal amount of each of the Classes B, C, and D notes and $18 million principal amount of the Class E notes. The notes have maturity dates that range from October 2020 to January 2025 and there is a revolving period, which ends on February 28, 2018, during which no principal payments are required to be made on the notes. The indenture governing the ODART 2017-1 notes contains customary early amortization events and events of default which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

Call of 2014-A Notes

On February 15, 2017, Twenty First Street Funding LLC (“Twenty First Street”), a wholly owned subsidiary of SFC, exercised its right to redeem the asset backed notes issued by Springleaf Funding Trust 2014-A on March 26, 2014 (the “2014-A Notes”). To redeem the 2014-A Notes, Twenty First Street paid a redemption price of $188 million, which excluded $33 million for the Class D Notes owned by Twenty First Street on February 15, 2017, the date of the optional redemption. The outstanding principal balance of the 2014-A Notes was $221 million on the date of the optional redemption.

FEDERAL SECURITIES CLASS ACTIONS

On January 17, 2017, the putative class action lawsuit Paddock v. OneMain Holdings, Inc., et al. (“Paddock”), was filed in the U.S. District Court for the Southern District of Indiana, naming as defendants the Company, certain of its officers, and Fortress. The lawsuit alleges violations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Company and the officers for allegedly making materially misleading statements and/or omitting material information regarding the financial condition and results of operations of the Company, including projected net income, following the OneMain Acquisition. The putative class action is on behalf of a class of persons who purchased or otherwise acquired the Company’s common stock between March 3, 2015 and November 7, 2016. The complaint seeks an award of unspecified compensatory damages, an award of pre-judgment and post-judgment interest, reasonable attorneys’ fees, expert fees and other costs, and equitable relief as the court may deem just and proper. On February 17, 2017, the plaintiff voluntarily dismissed the action without prejudice.

On February 10, 2017, a second class action lawsuit, Galestan v. OneMain Holdings, Inc., et al. (“Galestan”), was filed in the U.S. District Court for the Southern District of New York, naming as defendants the Company and certain of its officers, and alleging similar violations under the Exchange Act, but with a time period for acquisition of stock between February 25, 2016 and November 7, 2016. The complaint sought relief similar to Paddock as well. The Company believes that the allegations specified in both complaints are without merit, and intends to vigorously defend against the Galestan claims. As the Galestan lawsuit is in the preliminary stages, the Company is unable to estimate a reasonably possible range of loss, if any, that may result from the lawsuit.

F-100

Notes to Consolidated Financial Statements, Continued

25. Selected Quarterly Financial Data (Unaudited)

Our selected quarterly financial data for 2016 was as follows:

(dollars in millions, except per share amounts)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$768	$770	$741	$831
Interest expense	201	215	214	226
Provision for finance receivable losses	258	263	214	197
Other revenues	147	158	165	303
Other expenses	427	417	436	459
Income before provision for income taxes	29	33	42	252
Provision for income taxes	2	8	16	87
Net income	27	25	26	165
Net income attributable to non-controlling interests	-	-	-	28
Net income attributable to OneMain Holdings, Inc.	$27	$25	$26	$137

Earnings per share:
Basic	$0.20	$0.19	$0.19	$1.02
Diluted	0.20	0.19	0.19	1.01

Our selected quarterly financial data for 2015 was as follows:

(dollars in millions, except per share amounts)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$690	$427	$410	$403
Interest expense	215	171	171	158
Provision for finance receivable losses	483	79	74	80
Other revenues	108	47	55	52
Other expenses	402	204	207	174
Income (loss) before provision for (benefit from) income taxes	(302)	20	13	43
Provision for (benefit from) income taxes	(134)	1	(8)	8
Net income (loss)	(168)	19	21	35
Net income attributable to non-controlling interests	29	32	33	33
Net income (loss) attributable to OneMain Holdings, Inc.	$(197)	$(13)	$(12)	$2

Earnings (loss) per share:
Basic	$(1.46)	$(0.10)	$0.09	$0.01
Diluted	(1.46)	(0.10)	0.09	0.01

F-101

EXHIBIT INDEX

2.1	Stock Exchange Agreement among Investment Evolution Global Corporation, IEG Holdings Limited and Ideal Accents, Inc. dated as of January 28, 2013 (incorporated by reference to Exhibit 2.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.1	Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated February 22, 2013 (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated March 20, 2014 (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.3	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated October 27, 2014 (incorporated by reference to Exhibit 3.3 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.4	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated April 30, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on May 8, 2015).

3.5	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated June 17, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on June 18, 2015).

3.6	Articles of Amendment effective September 10, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on September 15, 2015).

3.7	Articles of Amendment effective December 1, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on December 4, 2015).

3.8	Articles of Amendment effective January 8, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on January 14, 2016).

3.9	Articles of Amendment effective March 22, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on March 28, 2016).

3.10	Articles of Amendment effective April 1, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on February 23, 2016).

3.11	Articles of Amendment effective April 1, 2016 (incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K filed with the Commission on February 23, 2016).

3.12	Articles of Amendment effective May 16, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on May 20, 2016).

3.13	Articles of Amendment effective October 27, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 27, 2016).

3.14	Articles of Amendment effective October 27, 2016 (incorporated by reference to Exhibit 3.2 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 27, 2016).

3.15	Articles of Amendment effective December 5, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on December 5, 2016).

3.16	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed with the Commission on April 9, 2015).

4.1	Form of Stock Certificate (incorporated by reference to Exhibit 2.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

5.1*	Opinion of the Law Office of Legal & Compliance, LLC.

8.1*	Opinion of the Law Office of Legal & Compliance, LLC.

10.1	Loan and Security Agreement between IEC SPV, LLC and BFG Loan Holdings, LLC dated June 11, 2012 (incorporated by reference to Exhibit 10.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.2	Promissory Note by IEC SPV, LLC in favor of BFG Loan Holdings, LLC dated June 11, 2012 (incorporated by reference to Exhibit 10.2 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.3	Amended and Restated Promissory Note by IEC SPV, LLC in favor of BFG Loan Holdings, LLC dated as of November 12, 2013 (incorporated by reference to Exhibit 10.3 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.4	First Amendment to Loan and Security Agreement between IEC SPV, LLC and BFG Loan Holdings, LLC dated November 12, 2013 (incorporated by reference to Exhibit 10.4 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).
10.5	Second Amendment to Loan and Security Agreement by and between BFG Investment Holdings, LLC, IEC SPV, LLC, Investment Evolution Global Corporation, Investment Evolution Corporation and Paul J. Mathieson dated as of June 30, 2014 (incorporated by reference to Exhibit 10.5 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.6	Services Agreement between CyberRidge, LLC and Investment Evolution Corporation dated as of March 28, 2012 (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed with the Commission on April 9, 2015).

10.7+	Professional Consulting Contract, dated September 30, 2015 but effective as of January 1, 2015, by and between IEG Holdings Corporation and Paul Mathieson (incorporated by reference to Exhibit 10.8 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 30, 2015).

10.8+	Professional Consulting Contract, dated September 30, 2014 but effective as of January 1, 2014, by and between Investment Evolution Global Corporation and Paul Mathieson (incorporated by reference to Exhibit 10.9 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 30, 2015).

10.9+	Professional Consulting Contract effective January 1, 2017 between Investment Evolution Corporation and Paul Mathieson (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed with the Commission on November 3, 2016).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Amendment No. 1 to the registrant’s registration statement on Form S-1/A (File No. 333- 209116) filed with the Commission on February 22, 2016).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of the Law Office of Legal & Compliance, LLC (included in Exhibit 5.1).

99.1	Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the registrant’s registration statement on Form S-4 (File No. 333-215442) filed with the Commission on January 5, 2017).

99.2	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.2 to the registrant’s registration statement on Form S-4 (File No. 333-215442) filed with the Commission on January 5, 2017).

99.3	Letter to Clients (incorporated by reference to Exhibit 99.3 to the registrant’s registration statement on Form S-4 (File No. 333-215442) filed with the Commission on January 5, 2017).

101.INS*	XBRL Instance

101.SCH*	XBRL Taxonomy Extension Schema

101.CAL*	XBRL Taxonomy Extension Calculation

101.DEF*	XBRL Taxonomy Extension Definition

101.LAB*	XBRL Taxonomy Extension Labels

101.PRE*	XBRL Taxonomy Extension Presentation

+   Management contract or compensatory plan or arrangement.

*   Filed herewith.